UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CRIMSON EXPLORATION INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOINT PROXY STATEMENT/ PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of Contango Oil & Gas Company (“Contango”) and the board of directors of Crimson Exploration Inc. (“Crimson”) have each approved an Agreement and Plan of Merger (the “merger agreement”) which provides for the acquisition of Crimson by Contango. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of Contango will merge with and into Crimson, with Crimson surviving as a wholly owned subsidiary of Contango (the “merger”).

If the merger is completed, each share of Crimson common stock outstanding immediately before that time (including restricted shares of Crimson common stock that become vested and unrestricted by virtue of the merger) will automatically be converted into the right to receive 0.08288 shares of Contango common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Shares of Contango common stock outstanding before the merger is completed will remain outstanding and will not be exchanged, converted or otherwise changed in the merger. Contango common stock and Crimson common stock are currently traded on the NYSE MKT and the NASDAQ Global Market, respectively, under the symbols “MCF” and “CXPO,” respectively. We urge you to obtain current market quotations of Contango and Crimson common stock.

We intend for the merger to qualify as a “reorganization” under United States federal tax law. Accordingly, Crimson stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Crimson common stock for shares of Contango common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Contango common stock.

Based on the estimated number of shares of Contango and Crimson common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon such closing, existing Contango stockholders will own approximately 79.7% of Contango following the merger and former Crimson stockholders will own approximately 20.3% of Contango following the merger.

At a special meeting of Contango stockholders, Contango stockholders will be asked to vote on the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger. Approval of this proposal requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote thereon, assuming a quorum. At the special meeting, Contango stockholders will also be asked to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise relates to the proposed transactions.

The Estate of Kenneth R. Peak, Brad Juneau and certain of the executive officers of Contango have each entered into an agreement with Crimson under which, subject to the terms and conditions of the agreement, each has agreed to vote all of the Contango shares it holds in favor of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger. As of the date of this document, such parties hold and are entitled to vote in the aggregate approximately 10.6% of the issued and outstanding shares of Contango common stock entitled to vote at the Contango special meeting.

At a special meeting of Crimson stockholders, Crimson stockholders will be asked to vote on the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Approval of this proposal requires the affirmative vote of a majority of all the votes entitled to be cast by the holders of Crimson common stock. At the special meeting, Crimson stockholders will also be asked to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions.

OCM Crimson Holdings, LLC and OCM GW Holdings, LLC, each an affiliate of Oaktree Capital Management, L.P. and each of the executive officers of Crimson have entered into an agreement with Contango under which, subject to the terms and conditions of the merger agreement, each has agreed to vote all of the Crimson shares it holds in favor of the merger. As of the date of this document, such parties hold and are entitled to vote in the aggregate approximately 37.25% of the issued and outstanding shares of Crimson common stock entitled to vote at the Crimson special meeting.

The Contango board of directors unanimously recommends that the Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The Crimson board of directors unanimously recommends that the Crimson stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The obligations of Contango and Crimson to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about Contango, Crimson, the special meetings, the merger agreement and the merger. Contango and Crimson encourage you to read the joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 32.

We look forward to the successful combination of Contango and Crimson.

Sincerely,

Joseph J. Romano Chairman, President and Chief Executive Officer Contango Oil & Gas Company	Allan D. Keel President and Chief Executive Officer Crimson Exploration Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the joint proxy statement/prospectus or determined if the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated August 22, 2013 and is first being mailed to Contango stockholders and Crimson stockholders on or about August 26, 2013.

Contango Oil & Gas Company

3700 Buffalo Speedway

Houston, Texas 77098

(713) 960-1901

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 1, 2013

To the Stockholders of Contango Oil & Gas Company:

We are pleased to invite you to attend the special meeting of stockholders of Contango Oil & Gas Company, a Delaware corporation (“Contango”), which will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on October 1, 2013, at 9:30 a.m., local time, for the following purposes:

•

to vote on a proposal to approve the issuance of shares of Contango common stock, par value $0.04 per share, to Crimson Exploration Inc. (“Crimson”) stockholders in connection with the merger contemplated by the Agreement and Plan of Merger, dated April 29, 2013, by and among Contango, Crimson and Contango Acquisition, Inc., a wholly owned subsidiary of Contango (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

•

to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

to vote on a proposal to approve the adjournment of the Contango special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Contango will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Contango special meeting.

The Contango board of directors has fixed the close of business on August 20, 2013 as the record date for the Contango special meeting. Only Contango stockholders of record at that time are entitled to receive notice of, and to vote at, the Contango special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any Contango stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Contango special meeting at Contango’s offices at the address on this notice. The eligible Contango stockholder list will also be available at the Contango special meeting for examination by any stockholder present at such meeting.

The Estate of Kenneth R. Peak, Brad Juneau and certain of the executive officers of Contango have each entered into an agreement with Crimson under which, subject to the terms and conditions of the agreement, each has agreed to vote all of the Contango shares it holds in favor of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger. As of the date of this document, such parties hold in the aggregate approximately 10.6% of the outstanding shares of Contango common stock.

Completion of the merger is conditioned on approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger. Approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger requires the approval of a majority of the votes cast at the Contango special meeting, assuming a quorum.

The Contango board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend the Contango special meeting in person, to ensure your representation at the Contango special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Contango proxy card, (ii) calling the toll-free number listed on the Contango proxy card or (iii) submitting your Contango proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Contango stock who is present at the Contango special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Contango special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Contango special meeting. We urge you to carefully read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Contango common stock, please contact Contango’s proxy solicitor:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

866-856-4733

By Order of the Contango Board of Directors,

Sergio Castro

Vice President, Chief Financial Officer, Treasurer and Secretary

Houston, Texas

August 22, 2013

Crimson Exploration Inc.

717 Texas Ave, Suite 2900

Houston, Texas 77002

(713) 236-7400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 1, 2013

To the Stockholders of Crimson Exploration Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Crimson Exploration Inc., a Delaware corporation (“Crimson”), which will be held at Crimson’s offices at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, on October 1, 2013, at 9:30 a.m., local time, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango Oil & Gas Company (“Contango”), Crimson and Contango Acquisition, Inc., a wholly owned subsidiary of Contango (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, approve the merger and the other transactions contemplated by the merger agreement;

•

to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

to vote on a proposal to approve the adjournment of the Crimson special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Crimson will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Crimson special meeting.

The Crimson board of directors has fixed the close of business on August 20, 2013 as the record date for the Crimson special meeting. Only Crimson stockholders of record at that time are entitled to receive notice of, and to vote at, the Crimson special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any Crimson stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Crimson special meeting at Crimson’s offices at 717 Texas Ave, Suite 2900, Houston, Texas 77002. The eligible Crimson stockholder list will also be available at the Crimson special meeting for examination by any stockholder present at such meeting.

OCM Crimson Holdings, LLC and OCM GW Holdings, LLC, each an affiliate of Oaktree Capital Management, L.P., and each of the executive officers of Crimson have entered into an agreement with Contango and Merger Sub under which, subject to the terms and conditions of the agreement, each has agreed to vote all of the Crimson shares it holds in favor of the merger. As of the date of this document, such parties hold and are entitled to vote in the aggregate approximately 37.25% of the issued and outstanding shares of Crimson common stock entitled to vote at the Crimson special meeting.

Completion of the merger is conditioned on approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the Crimson stockholders, which requires the approval of a majority of the votes cast at the Crimson special meeting, assuming a quorum.

The Crimson board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Crimson stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend the Crimson special meeting in person, to ensure your representation at the Crimson special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Crimson proxy card, (ii) calling the toll-free number listed on the Crimson proxy card or (iii) submitting your Crimson proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Crimson stock who is present at the Crimson special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Crimson special meeting in the manner described in the accompanying joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Crimson special meeting. We urge you to carefully read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Crimson common stock, please contact Crimson’s proxy solicitor:

Morrow & Co., LLC

470 West Ave., 3rd Floor

Stamford, CT 06902

Stockholders, please call toll free: (888) 836-9724

Banks and Brokerage Firms, please call collect: (203) 658-9400

By Order of the Crimson Board of Directors,

John A. Thomas

General Counsel and Corporate Secretary

Houston, Texas

August 22, 2013

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Contango and Crimson from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Georgeson Inc. 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 (866) 856-4733	Morrow & Co., LLC 470 West Avenue, 3rd Floor Stamford, CT 06902 Stockholders, please call toll free: (888) 836-9724 Banks and Brokerage Firms, please call collect: (203) 658-9400

Investors may also consult Contango’s or Crimson’s website for more information about Contango or Crimson, respectively. Contango’s website is www.contango.com. Crimson’s website is www.crimsonexploration.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by September 13, 2013 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 160.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Contango, constitutes a prospectus of Contango under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Contango common stock to be issued to Crimson stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Contango and Crimson under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Contango stockholders and a notice of meeting with respect to the special meeting of Crimson stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 22, 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Contango stockholders or Crimson stockholders nor the issuance by Contango of shares of common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Contango has been provided by Contango and information contained in this joint proxy statement/prospectus regarding Crimson has been provided by Crimson.

All references in this joint proxy statement/prospectus to “Contango” refer to Contango Oil & Gas Company, a Delaware corporation; all references in this joint proxy statement/prospectus to “Merger Sub” refer to Contango Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Contango formed for the sole purpose of effecting the merger; all references in this joint proxy statement/prospectus to “Crimson” refer to Crimson Exploration Inc., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Contango and Crimson collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango Oil & Gas Company, Contango Acquisition, Inc. and Crimson Exploration Inc., which is incorporated by reference into this joint proxy statement/prospectus and a copy of which is included as Annex A to this joint proxy statement/prospectus. Contango and Crimson, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

i

(continued)

ii

(continued)

iii

QUESTIONS AND ANSWERS

The following are some questions that you, as a Contango stockholder or a Crimson stockholder, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Contango and Crimson urge you to carefully read the remainder of this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meetings.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Contango and Crimson have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other conditions:

•	Contango stockholders must approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger; and

•	Crimson stockholders must adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Contango and Crimson will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Contango and Crimson, the merger and the stockholder meetings of Contango and Crimson. You should read all of the available information carefully and in its entirety.

Q:	What effect will the merger have?

A:	Contango and Crimson have entered into the merger agreement pursuant to which Crimson will become a wholly owned subsidiary of Contango and Crimson stockholders will become stockholders of Contango.

Following the merger, the stockholders of Contango and Crimson will be the stockholders of the combined company.

Q:	What will I receive in the merger?

A:	Contango Stockholders: Whether or not the merger is completed, Contango stockholders will retain the Contango common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of Contango common stock in the merger.

Crimson Stockholders: If the merger is completed, Crimson stockholders will receive 0.08288 shares of Contango common stock for each share of Crimson common stock that they hold at the effective time of the merger. Crimson stockholders will not receive any fractional shares of Contango common stock in the merger. Instead, Contango will pay cash in lieu of any fractional shares of Contango common stock that a Crimson stockholder would otherwise have been entitled to receive. Crimson stockholders will also be entitled to any dividends declared and paid by Contango with a record date at or after the effective time of the merger after they have surrendered their certificates representing Crimson common stock.

Q:	What is the value of the merger consideration?

A:	Because Contango will issue 0.08288 shares of Contango common stock in exchange for each share of Crimson common stock, the value of the merger consideration that Crimson stockholders receive will depend on the price per share of Contango common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be greater or less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Contango common stock and Crimson common stock. See “Risk Factors” beginning on page 32.

Q:	When and where will the special stockholders meetings be held?

A:	Contango Stockholders: The special meeting of Contango stockholders will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on October 1, 2013, at 9:30 a.m., local time.

Crimson Stockholders: The special meeting of Crimson stockholders will be held at Crimson’s offices at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, on October 1, 2013, at 9:30 a.m., local time.

Q:	Who is entitled to vote at the special stockholders meetings?

A:	Contango Stockholders: The record date for the Contango special meeting is August 20, 2013. Only record holders of shares of Contango common stock at the close of business on such date are entitled to notice of, and to vote at, the Contango special meeting or any adjournment or postponement thereof.

Crimson Stockholders: The record date for the Crimson special meeting is August 20, 2013. Only record holders of shares of Crimson common stock at the close of business on such date are entitled to notice of, and to vote at, the Crimson special meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum at the special stockholders meetings?

A:	Contango Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Contango special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Contango common stock represented at the Contango special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

Crimson Stockholders: Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Crimson special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Crimson common stock represented at the Crimson special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

Additional information on the quorum requirements can be found under the heading “Quorum” on page 41 with respect to Contango and on page 46 with respect to Crimson.

Q:	How do I vote if I am a stockholder of record?

A:	Contango Stockholders: If you were a record holder of Contango stock at the close of business on the record date for the Contango special meeting, you may vote in person by attending the Contango special meeting or, to ensure that your shares are represented at the Contango special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Contango proxy card and following the instructions provided on that site anytime up to 1:00 a.m., eastern time, on October 1, 2013;

•	calling the toll-free number listed on the Contango proxy card and following the instructions provided in the recorded message anytime up to 1:00 a.m., eastern time, on October 1, 2013; or

•	submitting your Contango proxy card by mail by using the provided self-addressed, stamped envelope.

•

If you hold shares of Contango common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Contango special meeting.

Crimson Stockholders. If you were a record holder of Crimson stock at the close of business on the record date for the Crimson special meeting, you may vote in person by attending the Crimson special meeting or, to ensure that your shares are represented at the Crimson special meeting, you may authorize a proxy to vote by:

•	accessing the internet site listed on the Crimson proxy card and following the instructions provided on that site anytime up to 11:59 p.m., eastern time, on September 30, 2013;

•	calling the toll-free number listed on the Crimson proxy card and following the instructions provided in the recorded message anytime up to 11:59 p.m., eastern time, on September 30, 2013; or

•	submitting your Crimson proxy card by mail by using the provided self-addressed, stamped envelope.

•

If you hold Crimson shares in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the Crimson special meeting.

Q:	How many votes do I have?

A:	Contango Stockholders: With respect to each proposal to be presented at the Contango special meeting, holders of Contango common stock as of the Contango record date are entitled to one vote for each share of Contango common stock owned at the close of business on the Contango record date. At the close of business on the Contango record date, there were 15,194,952 shares of Contango common stock outstanding and entitled to vote at the Contango special meeting.

Crimson Stockholders: With respect to each proposal to be presented at the Crimson special meeting, holders of Crimson common stock as of the Crimson record date are entitled to one vote for each share of Crimson common stock owned at the close of business on the Crimson record date. At the close of business on the Crimson record date, there were 44,764,423 shares of Crimson common stock outstanding and entitled to vote at the Crimson special meeting.

Q:	Who will serve on the board of directors of Contango following the completion of the merger?

A:	The merger agreement provides that, upon completion of the merger, the board of directors of Contango will consist of eight members, including, (i) five directors chosen by the current Contango directors, which directors will be members of the existing Contango board (at least three of whom will be independent for purposes of the rules of the NYSE MKT), and (ii) three directors chosen by the current Crimson directors, which directors will be members of the existing Crimson board (at least two of whom will be independent for purposes of the rules of the NYSE MKT). As of the date of this joint proxy statement/prospectus, it is anticipated that Joseph J. Romano, Brad Juneau, B.A. Berilgen, Charles M. Reimer, Steven L. Schoonover, Allan D. Keel, B. James Ford, and Lon McCain will serve as directors of the combined company upon completion of the merger.

Q:	Who will serve as executive management of Contango following the completion of the merger?

A:	Effective as of, and subject to the occurrence of, the effective time of the merger (i) Joseph J. Romano will continue to serve as the Chairman of the board of directors of the combined company, (ii) Allan D. Keel will become President and Chief Executive Officer of the combined company, (iii) E. Joseph Grady will become the Senior Vice President and Chief Financial Officer of the combined company, (iv) Thomas H. Atkins will become the Senior Vice President of Exploration of the combined company, (v) Jay S. Mengle will become the Senior Vice President of Engineering of the combined company, and (vi) A. Carl Isaac will become the Senior Vice President of Operations of the combined company.

Q:	What vote is required to approve each proposal?

A:	Contango Stockholders: The approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote thereon, assuming a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote thereon, assuming a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the Contango special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote thereon, regardless of whether there is a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Crimson Stockholders: The adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Crimson common stock that are entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions requires the approval of a majority of the votes cast at the Crimson special meeting, assuming a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the Crimson special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Crimson special meeting, regardless of whether there is a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Q:	How does the Contango board of directors recommend that Contango stockholders vote?

A:	The Contango board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger) are in the best interests of Contango and its stockholders. Accordingly, the Contango board of directors unanimously recommends that Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	How does the Crimson board of directors recommend that Crimson stockholders vote?

A:

The Crimson board of directors has unanimously adopted the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Crimson and its stockholders. Accordingly, the Crimson board of directors unanimously recommends that Crimson stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:	No. If your shares are held through a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your bank, broker or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your bank, broker or other nominee may not vote your shares on any of the proposals to be considered at the Contango special meeting or the Crimson special meeting, as applicable, and a broker non-vote will result.

In connection with the Contango special meeting, broker non-votes will have no effect on (i) the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger (assuming a quorum is present), (ii) the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions or (iii) the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

In connection with the Crimson special meeting, broker non-votes will have (i) the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Contango or Crimson or by voting in person at the special meeting unless you first obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Contango Stockholders: If you fail to vote it will not have any effect on the vote for the proposals; however, if you attend the Contango special meeting and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, (ii) the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions, and (iii) the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Crimson Stockholders: If you fail to vote, it will have (i) the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

If you attend the Crimson special meeting and abstain or mark your proxy or voting instructions to abstain, it will have the same effect as a vote “AGAINST” (i) the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Contango Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Contango common stock should be voted on a proposal, the shares of Contango common stock represented by your proxy will be voted as the Contango board of directors recommends and, therefore, “FOR” (i) the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, (ii) the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Crimson Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Crimson common stock should be voted on a proposal, the shares of Crimson common stock represented by your proxy will be voted as the Crimson board of directors recommends and, therefore, “FOR” (i) the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the record holder of either Contango or Crimson stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Contango special meeting or the Crimson special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of Contango or Crimson, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Contango or Crimson in “street name”: If your shares are held in street name, you must contact your bank, broker or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Crimson common stock?

A:	The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the merger qualifies as a reorganization, a U.S. holder of Crimson common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Crimson common stock for shares of Contango common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Contango common stock. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 132.

The U.S. federal income tax consequences described above may not apply to all holders of Crimson common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	When do you expect the merger to be completed?

A:	Contango and Crimson hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in September or October of 2013. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Contango and Crimson could result in the merger being completed at an earlier time, a later time or not at all.

Q:	Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

A:	Contango Stockholders: If you are a Contango stockholder, after the merger is completed, you are not required to take any action with respect to your shares of Contango common stock.

Crimson Stockholders: If you are a Crimson stockholder, after the merger is completed, each share of Crimson common stock that you hold will be converted automatically into the right to receive 0.08288 shares of Contango common stock together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for shares of Contango common stock. You do not need to take any action at this time. Please do not send your Crimson stock certificates with your proxy card.

Q:	Should I send in my share certificates now?

A:	No. If Contango and Crimson complete the merger, former Crimson stockholders will receive written instructions for exchanging their Crimson share certificates. Contango will issue shares of Contango common stock to former holders of Crimson common stock in uncertificated form as a notation on the Contango stockholders register, unless a former Crimson stockholder requests share certificates for shares of Contango common stock to be issued in such stockholder’s name, in which case Contango will issue such certificates in accordance with its normal procedure for issuing share certificates to stockholders.

Q:	Are stockholders entitled to appraisal rights?

A:	No. Neither the stockholders of Contango nor the stockholders of Crimson are entitled to appraisal rights in connection with the merger under Delaware law, under the certificate of incorporation or bylaws of either company or otherwise.

Q:	What happens if I sell my shares of Crimson common stock before the Crimson special meeting?

A:	The record date for the Crimson special meeting is earlier than the date of the Crimson special meeting and the date that the merger is expected to be completed. If you transfer your Crimson shares after the Crimson record date but before the Crimson special meeting, you will retain your right to vote at the Crimson special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of both Contango and Crimson common stock or you own shares of Contango or Crimson common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a bank, broker or other nominee or you may own shares through more than one bank, broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the voting instruction forms you receive in order to vote all of the shares of Contango and/or Crimson common stock that you own. Each proxy card you receive will come with its own self-addressed, stamped envelope; if you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:	How can I find out more information?

A:	For more information about Contango and Crimson, see the section entitled “Where You Can Find More Information” beginning on page 160.

Q:	Who can help answer my questions?

A:	Contango stockholders who have questions about the merger, the other matters to be voted on at the special meetings or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Georgeson Inc., 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310, Telephone: (866) 856-4733.

Crimson stockholders who have questions about the merger, the other matters to be voted on at the special meetings or how to submit a proxy, or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902. Stockholders may call toll free at (888) 836-9724. Banks and brokerage firms may call collect at (203) 658-9400.

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Contango and Crimson special meetings. Contango and Crimson urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 160. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Contango Oil & Gas Company

Contango is a Houston, TX-based, independent natural gas and oil company. Contango’s core business is to explore, develop, produce and acquire natural gas and oil properties offshore in the Gulf of Mexico in water-depths of less than 300 feet. Contango has 12 operating wells and three production platforms in the Gulf of Mexico. Contango has additional onshore investments in (i) Alta Resources Investments, LLC, whose primary area of focus is the liquids-rich Kaybob Duvernay in Alberta, Canada; (ii) Exaro Energy III LLC (“Exaro”), which is primarily focused on the development of proved natural gas reserves in the Jonah Field in Wyoming; and (iii) the Tuscaloosa Marine Shale where Contango leases approximately 24,000 net acres. As of March 31, 2013, Contango had estimated proved reserves of 215.5 billion cubic feet equivalent (Bcfe) including 19.6 Bcfe of proved developed reserves attributable to its investment in Exaro. Contango has an active exploration program, and plans to drill two new exploratory wells in the central Gulf of Mexico in 2013. As of March 31, 2013, Contango had no debt and approximately $100 million of working capital. For the quarter ended March 31, 2013, Contango’s average production was approximately 64.6 million cubic feet equivalent per day (“Mmcfed”).

Contango’s common stock is traded on the NYSE MKT under the symbol “MCF.”

The principal executive offices of Contango are located at 3700 Buffalo Speedway, Houston, Texas 77098, and Contango’s telephone number is (713) 960-1901. Additional information about Contango and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

Crimson Exploration Inc.

Crimson is a Houston, TX-based independent energy company engaged in the exploitation, exploration, development and acquisition of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. Crimson currently owns approximately 95,000 net acres onshore in Texas, Louisiana, Colorado and Mississippi. Crimson refers to its four corporate areas as (i) Southeast Texas, focusing on the Woodbine, Eagle Ford and Georgetown formations, (ii) South Texas, focusing on the Eagle Ford and Buda formations, (iii) East Texas, focusing on the Haynesville, Mid-Bossier and James Lime formations, and (iv) Rockies and Other, focusing on the Niobrara and D&J Sand formations. Crimson’s strategy is to continue to increase crude oil and liquids-rich reserves and production from an extensive inventory of drilling prospects, de-risk unproved prospects in core operating areas, and opportunistically grow reserves through acquisitions complementary to its existing asset base.

As of June 30, 2013, Crimson had estimated proved reserves of 117.1 Bcfe of natural gas equivalents, based on SEC reporting guidelines. For the quarter ended June 30, 2013, Crimson’s average production was approximately 44.2 Mmcfed.

Crimson’s common stock is traded on the NASDAQ under the symbol “CXPO.”

The principal executive offices of Crimson are located at 717 Texas Ave., Suite 2900, Houston, Texas 77002, and Crimson’s telephone number is (713) 236-7400. Additional information about Crimson and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

Contango Acquisition, Inc.

Contango Acquisition, Inc., a wholly owned subsidiary of Contango, is a Delaware corporation that was formed on March 14, 2013 for the sole purpose of effecting the merger. In the merger, Contango Acquisition, Inc. will be merged with and into Crimson, with Crimson surviving as a wholly owned subsidiary of Contango.

The Meetings

The Contango Special Meeting (see page 40)

The special meeting of Contango stockholders will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on October 1, 2013, at 9:30 a.m., local time. The special meeting of Contango stockholders is being held to consider and vote on:

•	a proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Contango special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger.

Only record holders of shares of Contango common stock at the close of business on August 20, 2013, the record date for the Contango special meeting, are entitled to receive notice of, and to vote at, the Contango special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Contango were common stock, and 15,194,952 shares of Contango common stock were issued and outstanding, approximately 11.2% of which were owned and entitled to be voted by Contango directors and executive officers and the Estate of Mr. Peak, Contango’s former Chairman and Chief Executive Officer. The Contango directors and executive officers and the Estate of Mr. Peak are currently expected to vote their shares in favor of each Contango proposal listed above.

The Estate of Kenneth R. Peak, Brad Juneau and certain of the executive officers of Contango have each entered into an agreement with Crimson whereby, subject to the terms and conditions of that agreement, such stockholder has agreed to vote all of the Contango shares held by such stockholder in favor of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger. As of the date of this joint proxy statement/prospectus, such parties hold in the aggregate approximately 10.6% of the outstanding shares of Contango common stock.

With respect to each Contango proposal listed above, Contango stockholders may cast one vote for each share of Contango common stock that they own as of the Contango record date. The proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote thereon. No business may be transacted at the Contango special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the requisite stockholder approval to adjourn the meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Reasons for the Merger; Recommendation of the Board of Directors of Contango (see page 61)

After careful consideration, the Contango board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Contango and its stockholders, approved the merger and the merger agreement and recommended to the holders of Contango common stock the approval of the issuance of Contango common stock to Crimson stockholders in connection with the merger. For more information regarding the factors considered by the Contango board of directors in reaching its decisions relating to its recommendations, see the section entitled “The Merger — Contango’s Reasons for the Merger; Recommendation of the Contango Board of Directors.” The Contango board of directors unanimously recommends that Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Contango special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Contango common stock.

Opinion of Contango’s Financial Advisor (see page 63)

In connection with the merger, on February 6, 2013, the Contango board of directors retained Petrie Partners Securities, LLC (referred to in this joint proxy statement/prospectus as “Petrie”) to act as financial advisor to the Contango board of directors. On April 29, 2013, at a meeting of the Contango board of directors, Petrie rendered its oral opinion, subsequently confirmed by delivery of a written opinion soon after the meeting, that, as of April 29, 2013 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Contango.

The full text of the written opinion of Petrie, dated as of April 29, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. You are urged to read the opinion carefully and in its entirety. Petrie’s opinion was addressed to, and provided for the information and benefit of, the Contango board of directors (in its capacity as such) in connection with its evaluation of whether the exchange ratio was fair, from a financial point of view, to Contango. Petrie’s opinion does not address the fairness of the proposed merger, or any consideration received in connection with the proposed merger, to the holders of any securities, creditors or other constituencies of Contango, nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Contango, or any class of such persons, whether relative to the exchange ratio or otherwise. Petrie assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Petrie’s opinion does not address the relative merits of the merger as compared to any other alternative business transaction or strategic alternative that might be available to Contango, nor does it address the underlying business decision of Contango to engage in the merger. Petrie’s opinion does not constitute a recommendation to the Contango board of directors or to any other persons in respect of the merger, including as to how any holder of shares of common stock of Contango should act or vote in respect of any of the transactions contemplated by the merger agreement. Finally, Petrie did not express any opinion as to the price at which shares of Contango or Crimson common stock will trade at any time.

The Crimson Special Meeting (see page 45)

The special meeting of Crimson stockholders will be held at Crimson’s offices at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, on October 1, 2013, at 9:30 a.m., local time. The special meeting of Crimson stockholders is being held in order to consider and vote on:

•

a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 50 and 111, respectively;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Crimson special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Only record holders of shares of Crimson common stock at the close of business on August 20, 2013, the record date for the Crimson special meeting, are entitled to notice of, and to vote at, the Crimson special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Crimson were common stock, and 44,764,423 shares of Crimson common stock were issued and outstanding and entitled to vote at the Crimson special meeting, approximately 2.95% of which were owned and entitled to be voted by Crimson directors and executive officers. The Crimson directors and executive officers are currently expected to vote their shares in favor of each of the Crimson proposals listed above.

OCM GW Holdings, LLC, a Delaware limited liability company, and OCM Crimson Holdings, LLC, a Delaware limited liability company (collectively, “Oaktree”) and each executive officer of Crimson have entered into an agreement with Contango and Merger Sub whereby, subject to the terms and conditions of that agreement, such stockholder has agreed to vote all of the Crimson shares held by such stockholder in favor of the adoption of the merger. As of the date of this joint proxy statement/prospectus, Oaktree holds and is entitled to vote, in the aggregate, approximately 34.71% of the issued and outstanding shares of Crimson common stock entitled to vote at the Crimson special meeting and the executive officers of Crimson hold and are entitled to vote, in the aggregate, approximately 2.54% of the issued and outstanding shares of Crimson common stock entitled to vote at the Crimson special meeting.

With respect to each Crimson proposal listed above, Crimson stockholders may cast one vote for each share of Crimson common stock that they own as of the Crimson record date. The proposal to adopt the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Crimson common stock that are entitled to vote thereon. No business may be transacted at the Crimson special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the requisite stockholder approval to adjourn the meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Reasons for the Merger; Recommendation of the Board of Directors of Crimson (see page 76)

After careful consideration, the Crimson board of directors unanimously adopted the merger agreement, determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Crimson’s stockholders, and recommended that the merger agreement, the merger and the other transactions contemplated by the merger agreement be adopted by Crimson’s stockholders. For more information regarding the factors considered by the Crimson board of directors in reaching its decision to recommend the approval of the merger agreement, see the section entitled “The Merger — Crimson’s Reasons for the Merger; Recommendation of the Crimson Board of Directors.” The Crimson board of directors unanimously recommends that Crimson stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement at the Crimson special meeting, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Crimson special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Opinion of Crimson’s Financial Advisor (see page 79)

In connection with the merger, Crimson’s board of directors received a written opinion, dated April 29, 2013, from Barclays Capital Inc. (referred to in this joint proxy statement/prospectus as “Barclays”) as to the fairness, as of the date of the opinion, from a financial point of view, to holders of Crimson common stock of the exchange ratio provided for in the merger agreement. The full text of Barclays’ written opinion, which is attached to this joint proxy statement/prospectus as Annex C, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Barclays’ opinion was provided for the information of Crimson’s board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view and did not address any other aspects or implications of the merger. Barclays expressed no view as to, and its opinion does not address, the underlying business decision of Crimson to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Crimson or the effect of any other transaction in which Crimson might engage. Barclays’ opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Contango and Crimson encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 111.

Form of the Merger (see page 111)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Contango formed for the sole purpose of effecting the merger, will be merged with and into Crimson. Crimson will survive the merger as a wholly owned subsidiary of Contango.

Merger Consideration (see page 111)

Crimson stockholders will have the right to receive 0.08288 shares of Contango common stock for each share of Crimson common stock they hold at the effective time of the merger (the “exchange ratio”) and, in lieu of any fractional shares, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Contango common stock multiplied by (ii) the closing price for a share of Contango common stock as reported on the NYSE MKT on the first trading day following the effective date of the merger. The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Crimson or Contango. As a result, the implied value of the consideration to Crimson stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of Contango common stock on the NYSE MKT on April 29, 2013, the last trading day before public announcement of the merger, the exchange ratio represented approximately $3.19 in value for each share of Crimson common stock. Based on the closing price of Contango common stock on the NYSE MKT on August 21, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $3.07 in value for each share of Crimson common stock.

Treatment of Crimson Stock Options and Other Equity-Based Awards (see page 122)

Stock Options. Upon completion of the merger, each outstanding option to acquire Crimson common stock will be converted into a fully vested and immediately exercisable option to purchase shares of Contango common stock. The number of shares of Contango common stock that will be subject to such Contango stock options will be the number of shares of Crimson common stock subject to each such Crimson stock option multiplied by 0.08288, rounded down to the nearest whole share of Contango common stock. The exercise price per share of Contango common stock for such Contango stock option will equal the exercise price per share of Crimson common stock for such Crimson stock option divided by 0.08288, rounded up to the nearest whole cent.

Restricted Stock. Effective simultaneously with the effective time of the merger, each outstanding share of Crimson restricted stock will vest and be converted into an unrestricted share of Crimson common stock with the right to receive 0.08288 fully vested shares of Contango common stock.

Expected Timing of the Merger

Contango and Crimson currently expect the closing of the merger to occur in September or October of 2013. However, the merger is subject to the satisfaction or waiver of conditions as described in the merger agreement, and it is possible that factors outside the control of Contango and Crimson could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 123)

The obligations of Contango, Crimson and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Crimson common stock;

•

approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Contango special meeting;

•

absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•

the receipt of any approvals required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement under any applicable United States federal or state laws, except where the failure to obtain such approvals would not have a material adverse effect on Contango or Crimson;

•

authorization for the listing on the NYSE MKT of the shares of Contango common stock to be issued, and such other shares to be reserved for issuance, in connection with the merger, subject to official notice of issuance; and

•

effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending before by the SEC for that purpose.

In addition, each of Contango’s and Crimson’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the shares subject to any rights to purchase or receive common stock, (i) if qualified by material adverse effect, will be true and correct in all respects as of the date of the merger agreement and as of the closing date, and (ii) if not qualified by material adverse effect, will be true and correct as of the date of the merger agreement and as of the closing date except where the failure to be true and correct, has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (other than, in each case, those representations and warranties that were made only as of an earlier date, which need only be true and correct as of such earlier date subject to the materiality exceptions noted above);

•

the representations and warranties of Contango relating to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the shares subject to any rights to purchase or receive common stock will be true and correct other than in de minimis respects as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of a specified date, in which case, as of such specified date);

•

the representations and warranties of Crimson relating to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the shares subject to any rights to purchase or receive common stock will be true and correct in all respects as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of an earlier date, in which case, as of such earlier date), except where inaccuracies, would result in payment of $1,000,000 or less of additional merger consideration, in the aggregate;

•

the other party having performed or complied with, in all material respects, its material agreements and covenants under the merger agreement required to be performed or complied with on or prior to the closing date;

•	receipt of a certificate executed by the other party’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding four bullets;

•

receipt by each party of a tax opinion from such party’s tax counsel as described in the section titled “Material U.S. Federal Income Tax Consequences,” including an opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	absence of any event or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the other party.

No Solicitation of Alternative Proposals (see page 117)

The merger agreement precludes Contango and Crimson from soliciting or engaging in discussions or negotiations with respect to a proposal regarding an alternative transaction. However, if Contango or Crimson receives an unsolicited acquisition proposal from a third party, and Contango’s or Crimson’s board of directors, as applicable, among other things, reasonably determines in good faith (after consultation with its outside legal advisors) that such unsolicited proposal is, or is reasonably likely to lead to, a superior proposal to the merger, Contango or Crimson, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such acquisition proposal. See the section entitled “The Merger Agreement — No Solicitation of Alternative Proposals” for a discussion of these and other rights of each of Contango and Crimson to terminate the merger agreement.

Termination of the Merger Agreement (see page 124)

Contango and Crimson may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger by stockholders. Either company may also terminate the merger agreement if the merger is not consummated by October 31, 2013, subject to certain exceptions. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” for a discussion of these and other rights of each of Contango and Crimson to terminate the merger agreement.

Effect of Termination of the Merger Agreement (see page 125)

If the merger agreement is terminated by either party in accordance with its terms, the merger agreement (except for the confidentiality agreement between Contango and Crimson and certain provisions expressly listed in the merger agreement, which will survive such termination) will become void, and neither of the parties nor their affiliates or representatives will have any liability under the merger agreement or in connection with the transactions contemplated thereby, except: (a) with respect to any applicable termination fees and the reimbursement of certain expenses; (b) for willful and material breach of the merger agreement; (c) for fraud; or (d) for breaches of the confidentiality agreement between Contango and Crimson. In the case of clauses (b) and (c), the aggrieved party will be entitled to all rights and remedies available at law or equity; provided that in the case of clause (b), if such breach is of the stockholder meetings provision or the no solicitation provision and the breaching party pays the applicable termination fee, such party and its affiliates or representatives will have no further liability in connection with the merger agreement or such termination. In the case of clause (d), the aggrieved party shall be entitled to all rights and remedies provided in the confidentiality agreement between Contango and Crimson.

Termination Fees and Expenses (see page 125)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where Contango may be required to pay a termination fee of $28 million or an expense reimbursement of $4.5 million and Crimson may be required to pay a termination fee of $7 million or an expense reimbursement of $4.5 million. See the section entitled “The Merger Agreement — Termination Fees and Expenses” for a discussion of the circumstances under which such termination fee or expense reimbursement will be required to be paid.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 146)

Crimson stockholders receiving merger consideration will have different rights once they become stockholders of Contango due to differences between the governing corporate documents of Crimson and the governing corporate documents of Contango. These differences are described in detail under the section entitled “Comparison of Rights of Contango Stockholders and Crimson Stockholders.”

Listing of Shares of Contango Common Stock; De-Listing and Deregistration of Shares of Crimson Common Stock (see page 110)

It is a condition to the completion of the merger that the shares of Contango common stock to be issued to Crimson stockholders and the shares of Contango common stock reserved for issuance pursuant to the merger (including those shares of Contango common stock to be issued upon conversion of the Crimson restricted stock) be authorized for listing on the NYSE MKT at the effective time of the merger, subject to official notice of issuance. Upon completion of the merger, shares of Crimson common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will be subsequently deregistered under the Exchange Act.

Interests of Contango Directors and Executive Officers in the Merger (see page 97)

Certain of Contango’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Contango stockholders generally. As detailed below under “The Merger Agreement — Stockholder Support Agreements,” certain executive officers of Contango along with Brad Juneau and the Estate of Kenneth R. Peak, former Chairman of the Board, have entered into support agreements with Crimson in connection with the execution of the merger agreement.

As detailed below under “The Merger — Board of Directors and Management, following the Merger,” Joseph J. Romano will serve as the Chairman of the board of directors of Contango and certain of the members of Contango’s board of directors immediately prior to the merger will serve as directors of Contango upon completion of the merger.

As detailed below under “The Merger — Interests of Contango Directors and Executive Officers in the Merger,” a significant corporate transaction is one of the annual performance measures for Joseph J. Romano, so it is anticipated that Mr. Romano will be entitled to receive a $4.0 million bonus payment as a result of the closing of the merger, if Mr. Romano has not already earned the bonus payment through satisfaction of other performance measures.

As of August 20, 2013, the record date for the Contango special meeting, the directors and executive officers of Contango beneficially owned and were entitled to vote 1,705,861 shares of Contango common stock, collectively representing approximately 11.2% of the shares of Contango common stock outstanding and entitled to vote at the Contango special meeting. In order to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote on the proposal is required. See “The Contango Special Meeting — Required Vote” below on page 41.

The Contango board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Contango stockholders.

Interests of Crimson Directors and Executive Officers in the Merger (see page 99)

Certain of Crimson’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Crimson stockholders generally. As detailed below under “The Merger Agreement — Stockholder Support Agreements,” each of Allan D. Keel, E. Joseph Grady, A. Carl Isaac, Jay S. Mengle, Thomas H. Atkins and John A. Thomas have entered into support agreements with Contango in connection with the execution of the merger agreement. Moreover, the parties expect that Crimson’s existing executive officers will become executive officers of Contango at or shortly after the consummation of the merger.

As detailed below under “The Merger — Board of Directors and Management, following the Merger,” Allan D. Keel will serve as President and Chief Executive Officer of the combined company, E. Joseph Grady will serve as Senior Vice President and Chief Financial Officer of the combined company, Thomas H. Atkins will serve as Senior Vice President of Exploration of the combined company, Jay S. Mengle will serve as Senior Vice President of Engineering of the combined company, A. Carl Isaac will serve as Senior Vice President of Operations of the combined company, and certain of the members of Crimson’s board of directors immediately prior to the merger will continue to serve as directors of the combined company upon completion of the merger. Messrs. Keel, Grady, Atkins, Mengle and Isaac have entered into employment agreements with Contango as discussed below under “Interests of Crimson Directors and Executive Officers in the Merger.”

As of August 20, 2013, the record date for the Crimson special meeting, the directors and executive officers of Crimson beneficially owned and were entitled to vote 1,319,048 shares of Crimson common stock, collectively representing approximately 2.95% of the shares of Crimson common stock outstanding and entitled to vote at the Crimson special meeting. In order to approve the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the affirmative vote of a majority of the issued and outstanding shares of Crimson common stock that are entitled to vote at the special meeting is required. See “The Crimson Special Meeting — Required Vote” below on page 46.

The Crimson board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Crimson stockholders.

Regulatory Clearances Required to Complete the Transactions (see page 108)

Contango and Crimson are not required to file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice or observe a mandatory pre-merger waiting period before completing the merger under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this joint proxy statement/prospectus as the “HSR Act”). Contango and Crimson cannot assure you, however, that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed.

Board of Directors and Executive Management Following the Merger (see page 108)

Effective as of, and subject to the occurrence of, the effective time of the merger, the following will occur:

•

the board of directors of the combined company will consist of eight members, including, (i) five directors chosen by the current Contango directors (at least three of whom will be independent for purposes of the rules of the NYSE MKT), and (ii) three directors chosen by the current Crimson directors (at least two of whom will be independent for purposes of the rules of the NYSE MKT);

•

as of the date of this joint proxy statement/prospectus, it is anticipated that Joseph J. Romano, Brad Juneau, B.A. Berilgen, Charles M. Reimer, Steven L. Schoonover, Allan D. Keel, B. James Ford, and Lon McCain will serve as directors of the combined company;

•	Joseph J. Romano will continue to serve as the Chairman of the board of directors of the combined company;

•	Allan D. Keel will become President and Chief Executive Officer of the combined company;

•	E. Joseph Grady will become the Senior Vice President and Chief Financial Officer of the combined company;

•	Thomas H. Atkins will become the Senior Vice President of Exploration of the combined company;

•	Jay S. Mengle will become the Senior Vice President of Engineering of the combined company;

•	A. Carl Isaac will become the Senior Vice President of Operations of the combined company; and

•	the bylaws of Contango will be restated in the form of Exhibit C of Annex A.

No Appraisal Rights (see page 110)

Neither the holders of shares of Contango common stock nor the holders of shares of Crimson common stock are entitled to appraisal rights in connection with the merger in accordance with Delaware law, nor do the certificates of incorporation or bylaws of either company confer such appraisal rights.

Exchange of Shares in the Merger (see page 112)

Prior to the effective time of the merger, Contango will appoint an exchange agent to handle the exchange of shares of Crimson common stock for shares of Contango common stock. At the effective time of the merger, shares of Crimson common stock will be converted into the right to receive 0.08288 shares of Contango common stock without the need for any action by the holders of Crimson common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the closing of the merger, Contango will cause the exchange agent to mail to each holder of a Crimson stock certificate a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Crimson common stock shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Crimson stock certificates in exchange for shares of Contango common stock. Crimson stockholders should not return Crimson stock certificates with the enclosed proxy card. Holders of uncertificated shares of Crimson common stock in book-entry form will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent.

After the effective time of the merger, shares of Crimson common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Crimson common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Contango common stock deliverable upon the surrender of Crimson stock certificates, until holders of such Crimson stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Contango common stock with a record date after the effective time of the merger.

Crimson stockholders will not receive any fractional shares of Contango common stock pursuant to the merger. Instead of any fractional shares, Crimson stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Contango common stock as reported on the NYSE MKT on the first trading day following the effective date of the merger.

Contango stockholders need not take any action with respect to their stock certificates.

Anticipated Accounting Treatment (see page 135)

Under generally accepted accounting principles, the merger will be accounted for using the acquisition method of accounting with Contango being considered the acquirer of Crimson for accounting purposes. This means that Contango will allocate the purchase price to the fair value of Crimson’s tangible and intangible assets and liabilities as of the acquisition date, with the excess purchase price being recorded as goodwill.

Material U.S. Federal Income Tax Consequences (see page 132)

The merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a U.S. holder of Crimson common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Crimson common stock for shares of Contango common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Contango common stock.

As a condition to the completion of the merger, Crimson and Contango will each have received an opinion, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service (the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Contango and Crimson, as well as certain covenants and undertakings by Contango and Crimson. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Contango nor Crimson is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Risk Factors (see page 32)

In evaluating the merger, in addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the risk factors relating to the merger and each of Contango and Crimson beginning on page 32.

Summary Selected Consolidated Financial Data

Summary Selected Consolidated Historical Financial Data of Contango

The following selected statement of income data for the years ended June 30, 2012, 2011 and 2010 and selected balance sheet data as of June 30, 2012 and 2011 have been derived from the audited consolidated financial statements of Contango contained in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012, which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of income data for the years ended June 30, 2009 and 2008 and selected balance sheet data as of June 30, 2010, 2009 and 2008 have been derived from Contango’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The selected statement of income data for the nine months ended March 31, 2013 and 2012, and selected balance sheet data as of March 31, 2013 have been derived from Contango’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of March 31, 2012 has been derived from Contango’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which has not been incorporated into this joint proxy statement/prospectus by reference. These financial statements are unaudited, but, in the opinion of Contango’s management, contain all adjustments necessary to fairly state Contango’s financial position and results of operations for the periods indicated.

You should read this summary financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Contango contained in such reports. See “Where You Can Find More Information” beginning on page 160.

	Nine Months Ended March 31,		Years Ended June 30,
	2013	2012	2012	2011	2010	2009	2008 (a)
	(In thousands)
Income Statement Data
Total revenues	96,493	139,449	179,272	201,721	159,010	190,656	116,498
Income (loss) from continuing operations (b)	(21,076)	49,875	59,213	64,459	50,166	55,861	83,221
Discontinued operations, net of income taxes	—	(821)	(824)	574	(480)	—	173,685
Net income (loss)	(21,076)	49,054	58,389	65,033	49,686	55,861	256,906
Preferred stock dividends	—	—	—	—	—	—	1,548
Net income (loss) attributable to common stock	(21,076)	49,054	58,389	65,033	49,686	55,861	255,358
Net income (loss) per common share:
Basic	(1.38)	3.18	3.79	4.15	3.14	3.41	15.78
Diluted	(1.38)	3.18	3.79	4.14	3.08	3.35	14.88
Weighted average shares outstanding
Basic	15,229	15,453	15,423	15,665	15,831	16,363	16,185
Diluted	15,229	15,456	15,425	15,713	16,157	16,690	17,263
Cash dividends per common share (c)	2.00	—	—	—	—	—	—

Capital expenditures (d)	73,249	18,734	20,847	69,993	97,703	45,742	119,929

	As of March 31,		As of June 30,
	2013	2012	2012	2011	2010	2009	2008 (a)
	(In thousands)
Balance Sheet Data
Current assets	136,859	203,397	175,213	204,878	119,873	96,475	158,749
Total assets	572,939	621,456	624,654	636,930	592,266	517,042	599,974
Current liabilities	37,967	34,437	34,312	78,224	78,488	53,244	128,836
Noncurrent liabilities (excluding long-term debt)	127,174	128,596	126,003	132,083	136,448	114,434	114,140
Long-term debt	—	—	—	—	—	—	15,000
Stockholders’ equity	407,798	458,423	464,339	426,623	377,330	349,364	341,998
Total proved reserves (MMcfe) (e)(f)	215,495	251,140	256,567	296,729	314,027	355,046	369,076
Standardized measure of discounted future net cash flows (g)			513,932	717,135	712,094	638,091	2,233,918

(a)	During the year ended June 30, 2008 Contango sold its Arkansas Fayetteville Shale properties and other properties for $328.3 million. Results of operations for these properties are included in discontinued operations.
(b)	During the nine months ended March 31, 2013, Contango drilled two dry holes resulting in exploration expenses of approximately $50.0 million, including leasehold costs. Additionally, Contango revised estimated proved reserves at Ship Shoal 263, resulting in non-cash impairment expenses of approximately $12.0 million. During the year ended June 30, 2010 Contango incurred $20.2 million exploration expenses related to two dry holes in the Gulf of Mexico.
(c)	On November 29, 2012, the Board of Contango declared a one-time special dividend of $2.00 per share of common stock which was paid on December 17, 2012.
(d)	Included in capital expenditures for the nine months ended March 31, 2013 and the year ended June 30, 2010 are exploration expenditures of $42.7 million and $20.2 million, respectively, related to drilling of wells which were dry holes and are expensed in Contango’s statements of operations.
(e)	Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one barrel “Bbl” of crude oil, condensate or natural gas liquids.
(f)	The total proved reserves as of March 31, 2013 include 19.6 Bcfe of proved developed reserves attributable to Contango’s investment in Exaro.
(g)	No standardized measure of discounted future net cash flows information as of March 31, 2013 or March 31, 2012 is available.

Summary Selected Consolidated Historical Financial Data of Crimson

The following selected income statement data for the years ended December 31, 2012, 2011 and 2010 and selected balance sheet data as of December 31, 2012 and 2011 have been derived from the audited consolidated financial statements of Crimson contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated into this joint proxy statement/prospectus by reference. The selected income statement data for the years ended December 31, 2009 and 2008 and selected balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from Crimson’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference.

The selected income statement data for the six months ended June 30, 2013 and 2012, and selected balance sheet data as of June 30, 2013 have been derived from Crimson’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, which is incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of June 30, 2012 has been derived from Crimson’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which has not been incorporated into this joint proxy statement/prospectus by reference. These financial statements are unaudited, but, in the opinion of Crimson’s management, contain all adjustments necessary to fairly state Crimson’s financial position and results of operations for the periods indicated.

You should read this summary selected financial data together with the financial statements that are incorporated by reference into this joint proxy statement/prospectus and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Crimson contained in such reports. See “Where You Can Find More Information” beginning on page 160.

	Six Months Ended June 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands)
Income Statement Data
Operating revenues	60,893	57,211	115,904	113,636	95,932	111,803	185,680
Income (loss) from operations (a)(b)	5,731	9,792	(98,451)	2,339	(14,346)	(458)	45,835
Net income (loss) (a)(b)(c)	(4,193)	(488)	(91,991)	(15,845)	(30,845)	(34,070)	46,203
Preferred stock dividends	—	—	—	—	—	(4,523)	(4,234)
Net income (loss) available to common stockholders	(4,193)	(488)	(91,991)	(15,845)	(30,845)	(38,593)	41,969
Net income (loss) per share:
Basic	(0.09)	(0.01)	(2.08)	(0.35)	(0.78)	(4.91)	7.81
Diluted	(0.09)	(0.01)	(2.08)	(0.35)	(0.78)	(4.91)	4.46
Weighted average shares outstanding
Basic	44,536	44,056	44,148	44,789	39,397	7,861	5,371
Diluted	44,536	44,485	44,148	44,789	39,397	7,861	10,360
Cash dividends per common share	—	—	—	—	—	—	—
Capital expenditures (d)	30,449	60,288	79,334	87,511	54,746	21,893	141,795

	As of June 30,		As of December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands)
Balance Sheet Data
Current assets	27,607	21,127	24,824	21,072	27,562	24,711	46,348
Total assets	371,198	467,246	368,620	436,326	412,687	424,804	511,546
Current liabilities	54,198	59,024	38,685	67,086	47,370	33,486	84,040
Noncurrent liabilities (excluding long-term debt)	10,303	10,480	10,724	9,692	9,773	15,837	29,243
Long-term Debt	229,926	227,694	239,369	190,042	172,013	192,750	276,640
Stockholders’ equity	76,771	170,048	79,842	169,506	183,531	182,731	121,623
Total proved reserves (MMcfe) (e)(f)	117,067		117,049	200,369	166,498	97,488	131,947
Standardized measure of discounted future net cash flows (g)			296,440	255,332	226,515	176,423	260,902

(a)	Includes non-cash equity-based compensation charges of $1.4 million, $1.2 million, $2.5 million, $1.9 million, $1.8 million, $2.4 million and $5.4 million for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.
(b)	Includes non-cash impairment and abandonment charges of $1.6 million, $1.5 million, $117.5 million, $15.0 million, $22.3 million, $ 6.7 million and $43.3 million respectively, related to proved and unproved properties for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.
(c)	Non-cash charges of $0.8 million, $2.5 million, $(2.3) million, $0.5 million, $(6.5) million, $(23.9) million and $49.4 million related to unrealized gains/(losses) on derivative instruments for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.
(d)	Excludes acquisitions of oil and gas properties.
(e)	Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids. Information as of June 30, 2013 is based on a reserve report prepared internally by Crimson management and was not reviewed by its independent reserve engineers.
(f)	No reserve information as of June 30, 2012 is available.
(g)	No standardized measure of discounted future net cash flows information as of June 30, 2013 or June 30, 2012 is available.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information

The following table presents selected unaudited pro forma combined financial information including Contango’s consolidated balance sheet and statements of income, after giving effect to the merger with Crimson. The information under “Pro Forma Income Statement Data” in the table below gives effect to the merger as if it had been consummated on July 1, 2011. The information under “Pro Forma Balance Sheet Data” in the table below assumes the merger had been consummated on March 31, 2013. This unaudited pro forma combined financial information was prepared assuming the merger will be accounted for using the acquisition method of accounting with Contango considered the acquirer of Crimson. See “Accounting Treatment” on page 135.

The unaudited pro forma combined financial information represents a current estimate based on currently available information and includes adjustments that are preliminary and will likely be revised. The unaudited pro forma balance sheet data includes adjustments to record the assets and liabilities of Crimson at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Contango and Crimson, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Contango and Crimson, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 136. The unaudited pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies and asset dispositions, among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

	Nine Months Ended March 31, 2013	Year Ended June 30, 2012
	(In thousands, except per share data)
Pro Forma Statement of Operations Data:
Oil, natural gas and natural gas liquids sales	$179,281	$293,229
Net income (loss) available to common stockholders	(88,857)	91,997
Net income (loss) per share of common stock
Basic	(4.65)	4.77
Diluted	(4.65)	4.73

Pro Forma Balance Sheet Data:
Total assets	956,373
Long-term debt	175,000
Total stockholders’ equity	549,985

Summary Pro Forma Combined Oil and Natural Gas Reserve and Production Data

The following table presents selected unaudited pro forma information regarding Contango’s proved reserves as of March 31, 2013, giving effect to the acquisition of Crimson’s proved reserves as if they were acquired on March 31, 2013. Contango’s reserve disclosures are based on a reserve report prepared by Contango’s independent reserve engineer as of March 31, 2013, in accordance with the guidelines established by the SEC. Crimson’s reserve information as of March 31, 2013 is based on the internal reserve report as of March 31, 2013 and was not reviewed by any independent reserve engineer.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the twelve-month average of the first-day-of-the-month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves shown below. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

	Estimated Quantities of Reserves as of March 31, 2013
	Contango Historical	Crimson Historical	Contango Pro Forma Combined
Estimated Proved Reserves (a):
Oil (MBbl)	2,426	6,010	8,436
NGL (MBbl)	4,723	3,078	7,801
Natural Gas (MMcf)	172,601	61,686	234,287
Total (MMcfe) (b)	215,495	116,214	331,709
Estimated Proved Developed Reserves (a):
Oil (MBbl)	2,417	2,566	4,983
NGL (MBbl)	4,719	1,798	6,517
Natural Gas (MMcf)	172,461	39,411	211,872
Total (MMcfe) (b)	215,277	65,596	280,873
Estimated Proved Undeveloped Reserves:
Oil (MBbl)	9	3,444	3,453
NGL (MBbl)	4	1,280	1,284
Natural Gas (MMcf)	140	22,275	22,415
Total (MMcfe) (b)	218	50,618	50,836

(a)	The total proved and proved developed reserves of Contango as of March 31, 2013 include 19.6 Bcfe of proved developed reserves attributable to Contango’s investment in Exaro.
(b)	Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

The following table sets forth summary pro forma information with respect to Contango’s and Crimson’s combined oil and natural gas production for the year ended June 30, 2012 and nine months ended March 31, 2013. This pro forma information gives effect to the merger as if it occurred on July 1, 2011.

The Contango production data presented below was derived from its Annual Report on Form 10-K for the year ended June 30, 2012 and its quarterly report on Form 10-Q for the nine months ended March 31, 2013, which are incorporated by reference in this joint proxy/prospectus.

The Crimson production data for the twelve months ended June 30, 2012 and nine months ended March 31, 2013 was recalculated based on information derived from its Annual Report on Form 10-K for the year ended December 31, 2012, its quarterly report on Form 10-Q for the three months ended March 31, 2013, both incorporated by reference in this registration statement; and quarterly report on Form 10-Q for the three months ended March 31, 2012, not incorporated by reference in this joint proxy/prospectus.

	Production for the Year Ended June 30, 2012
	Contango Historical	Crimson Historical	Contango Pro Forma Combined
Oil (MBbl)	615	568	1,183
NGL (MBbl)	662	341	1,003
Natural Gas (MMcf)	23,617	9,554	33,171
Total (MMcfe) (a)	31,279	15,010	46,289

	Production for the Nine Months Ended March 31, 2013
	Contango Historical	Crimson Historical	Contango Pro Forma Combined
Oil (MBbl)	290	551	841
NGL (MBbl)	468	237	705
Natural Gas (MMcf)	14,230	5,459	19,689
Total (MMcfe) (a)	18,778	10,188	28,966

(a)	Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

Unaudited Comparative Per Share Data

The following table sets forth certain historical net income (loss) per share of Contango and Crimson and per share book value information on an unaudited pro forma combined basis after giving effect to the merger.

Historical per share data of Contango for the nine months ended March 31, 2013 and the year ended June 30, 2012 was derived from Contango’s historical financial statements for the respective periods. Historical per share data of Crimson for the nine months ended March 31, 2013 and the twelve months ended June 30, 2012 was calculated based on historical financial information included in its financial statements. This information should be read together with the consolidated financial statements and related notes of Contango and Crimson that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160.

Unaudited pro forma combined per share data for the nine months ended March 31, 2013 and the twelve months ended June 30, 2012 was derived and should be read in conjunction with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information”

beginning on page 136. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Nine Months Ended March 31, 2013	Twelve Months Ended June 30, 2012
Contango — Historical
Net income (loss) per share from continuing operations:
Basic	$(1.38)	$3.84
Diluted	(1.38)	3.84
Book value per share of common stock	26.84	30.36
Cash dividends	2.00	—

	Nine Months Ended March 31, 2013	Twelve Months Ended June 30, 2012
Crimson — Historical
Net income (loss) per share from continuing operations:
Basic	(2.17)	(0.11)
Diluted	(2.17)	(0.11)
Book value per share of common stock	1.62	3.69
Cash Dividends	—	—

	Nine Months Ended March 31, 2013	Twelve Months Ended June 30, 2012
Contango Unaudited Pro Forma Combined Amounts
Net income (loss) per share from continuing operations:
Basic	(4.65)	4.77
Diluted	(4.65)	4.73
Book value per share of common stock	29.20	32.01
Cash dividends	—	—

	Nine Months Ended March 31, 2013	Twelve Months Ended June 30, 2012
Crimson Unaudited Pro Forma Combined Amounts (1)
Net income (loss) per share from continuing operations:
Basic	(0.39)	0.40
Diluted	(0.39)	0.39
Book value per share of common stock	2.42	2.65
Cash dividends	—	—

(1)	The Crimson unaudited pro forma equivalent per share financial information is computed by multiplying the Contango unaudited pro forma combined amounts by the exchange ratio (0.08288 shares of Contango common stock for each share of Crimson common stock) so that the per share amounts are equated to the respective values for one share of Crimson common stock.

Comparative Market Prices

The following table shows the closing sale prices of Contango common stock as reported on the NYSE MKT and Crimson common stock as reported on the NASDAQ as of April 29, 2013, the last trading day before public announcement of the merger, and as of August 21, 2013, the last trading day before the date of this joint proxy statement/prospectus.

	Contango Common Stock	Crimson Common Stock	Implied Value for Each Share of Crimson Common Stock
April 29, 2013	$38.50	$2.96	$3.19
August 21, 2013	$37.07	$3.06	$3.07

The market price of Contango and Crimson common stock will fluctuate prior to the merger. Contango stockholders and Crimson stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Contango’s and/or Crimson’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Contango’s and Crimson’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

Although Contango and Crimson believe the expectations reflected in such forward-looking statements are reasonable, such expectations may not occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined company to be materially different from actual future results expressed or implied by the forward-looking statements. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 32, as well as, among others, risks and uncertainties relating to:

•	Low and/or declining prices for natural gas and oil;

•	Natural gas and oil price volatility;

•	Operational constraints, start-up delays and production shut-ins at both operated and non-operated production platforms, pipelines and gas processing facilities;

•	The risks associated with acting as the operator in drilling deep high pressure and temperature wells in the Gulf of Mexico, including well blowouts and explosions;

•

The risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes, especially in prospects in which the combined company has made a large capital commitment relative to the size of the combined company’s capitalization structure;

•	The timing and successful drilling and completion of natural gas and oil wells;

•	Availability of capital and the ability to repay indebtedness when due;

•	Availability of rigs and other operating equipment;

•	Ability to receive Bureau of Safety and Environmental Enforcement permits on a time schedule that permits the combined company to operate efficiently;

•	Amounts, timing and types of capital expenditures and operating expenses;

•	Ability to raise capital to fund capital expenditures;

•	Timely and full receipt of sale proceeds from the sale of our production;

•	The ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Interest rate volatility;

•	Results of borrowing base redeterminations under the revolving credit facility after the merger;

•	Compliance with covenants under the revolving credit facility after the merger;

•	Zero or near-zero interest rates;

•	Uncertainties in the estimation of proved reserves and the net present values of these reserves, and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Expansion and development trends of the oil and gas industry;

•	Potential mechanical failure or under-performance of significant wells, production facilities, processing plants or pipeline mishaps;

•	Weather;

•	Availability and cost of material and equipment;

•	Delays in anticipated start-up dates;

•	Actions or inactions of third-party operators of the combined company’s properties;

•	Actions or inactions of third-party operators of pipelines or processing facilities;

•	The ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Federal and state regulatory developments and approvals;

•	Environmental risks;

•	Worldwide economic conditions;

•	The ability to construct and operate offshore infrastructure, including pipeline and production facilities;

•	The continued compliance by the combined company with various pipeline and gas processing plant specifications for the gas and condensate produced by the combined company;

•	Drilling and operating costs, production rates and ultimate reserve recoveries;

•	Restrictions on permitting activities;

•	Expanded rigorous monitoring and testing requirements;

•	Legislation that may regulate drilling activities and increase or remove liability caps for claims of damages from oil spills;

•	Ability to obtain insurance coverage on commercially reasonable terms;

•	Accidental spills, blowouts and pipeline ruptures;

•	Impact of new and potential legislative and regulatory changes on operating and safety standards for the domestic oil and gas exploration and production industry;

•

The proposed merger, including the ability to complete the merger in the anticipated timeframe or at all, the diversion of management in connection with the merger and the combined company’s ability to realize fully or at all the anticipated benefits of the merger; and

•	Other financial, operational and legal risks and uncertainties detailed from time to time in either Contango’s or Crimson’s SEC filings.

Contango and Crimson caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Contango’s and Crimson’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. The forward-looking statements speak only as of the date made and, other than as required by law, neither Contango nor Crimson undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements concerning Contango, Crimson, the proposed transaction or other matters and attributable to Contango or Crimson or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, in the case of Contango stockholders, or for the proposal to adopt the merger agreement, the merger and the other transaction contemplated by the merger agreement in the case of Crimson stockholders. In addition, you should read and consider the risks associated with each of the businesses of Contango and Crimson because these risks will also affect the combined company following the merger. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended June 30, 2012, in the case of Contango stockholders, and for the fiscal year ended December 31, 2012, in the case of Crimson stockholders, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 160.

Risk Factors Relating to Contango and Crimson

Contango’s and Crimson’s businesses are and will be subject to the risks described in Contango’s and Crimson’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2012 and December 31, 2012, respectively, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, to the extent incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160.

Risk Factors Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Contango’s or Crimson’s stock price.

Upon closing of the merger, each share of Crimson common stock will be converted into the right to receive 0.08288 shares of Contango common stock. This exchange ratio will not be adjusted for changes in the market price of either Contango common stock or Crimson common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Contango common stock prior to the merger will affect the value of Contango common stock that Crimson common stockholders will receive on the date of the merger. The exchange ratio will be adjusted proportionally to reflect the effect of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or stock dividend or dividend payable in any other securities, with respect to Contango common stock or Crimson common stock between the date of signing the merger agreement and completion of the merger.

The prices of Contango common stock and Crimson common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholders meeting. As a result, the value represented by the exchange ratio will also vary, and you will not know or be able to calculate the market value of the merger consideration you will receive upon completion of the merger. For example, based on the range of closing prices of Contango common stock during the period from April 29, 2013, the last trading day before public announcement of the merger, through August 21, 2013, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $3.30 to a low of $2.78 for each share of Crimson common stock.

In addition, the merger might not be completed until a significant period of time has passed after the respective special stockholder meetings. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Contango common stock or Crimson common stock, the market value of the Contango common stock issued in connection with the merger and the Crimson common stock surrendered in connection with the merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Contango or Crimson prior to or following the merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Contango and Crimson. Neither Contango nor Crimson is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

Current Contango and Crimson stockholders will have a reduced ownership and voting interest in the combined company after the merger.

Based on the estimated number of shares of Crimson common stock and Crimson equity awards that will be outstanding immediately prior to the closing of the merger, we estimate that Contango will issue or reserve for issuance approximately 4,001,245 shares of Contango common stock to Crimson stockholders in the merger (including shares of Contango common stock to be issued in connection with outstanding Crimson equity awards). As a result of these issuances, current Contango and Crimson stockholders are expected to hold approximately 79.7% and 20.3%, respectively, of the combined company’s outstanding common stock immediately following completion of the merger.

Contango and Crimson stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the merger occurs, each Crimson stockholder that receives shares of Contango common stock will become a stockholder of Contango with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage ownership of Crimson. Correspondingly, each Contango stockholder will remain a stockholder of Contango with a percentage ownership of the combined company that will be smaller than the stockholder’s percentage of Contango prior to the merger. As a result of these reduced ownership percentages, Contango stockholders will have less voting power in the combined company than they now have with respect to Contango, and Crimson stockholders will have less voting power in the combined company than they now have with respect to Crimson.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Contango and Crimson are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Contango and Crimson to retain key management personnel and other key employees. Current and prospective employees of Contango and Crimson may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Contango and Crimson to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Contango and Crimson to the same extent that Contango and Crimson have previously been able to attract or retain their own employees.

The transactions are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The merger is subject to a number of other conditions beyond Contango’s and Crimson’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within its expected time frame. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 123.

Failure to complete the merger could negatively impact the future business and financial results of Contango and Crimson.

Neither Contango nor Crimson can make any assurances that it will be able to satisfy all of the conditions to the merger or succeed in any litigation brought in connection with the merger. If the merger is not completed, the financial results of Contango and/or Crimson may be adversely affected and Contango and/or Crimson will be subject to several risks, including but not limited to:

•

being required to pay a termination fee of $28 million, in the case of Contango, or $7 million, in the case of Crimson, or an expense reimbursement of $4.5 million, under certain circumstances provided in the merger agreement;

•	payment of costs relating to the merger, such as legal, accounting, financial advisor and printing fees, whether or not the merger is completed;

•	having had the focus of each company’s management on the merger instead of on pursuing other opportunities that could have been beneficial to each company; and

•	being subject to litigation related to any failure to complete the merger. See “The Merger — Litigation Relating to the Merger” on page 110.

If the merger is not completed, Crimson and Contango cannot assure their stockholders that these risks will not materialize and will not materially and adversely affect the business, financial results and stock prices of Crimson or Contango.

Several lawsuits have been filed against Contango, Crimson and other interested parties challenging the merger, and an adverse ruling may prevent the merger from being completed.

Several class action lawsuits have been brought by Crimson stockholders in Delaware Chancery Court challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms, compensatory damages, and costs and disbursements relating to the lawsuits. Various combinations of Crimson, Contango, Merger Sub, members of Crimson’s board of directors, members of Crimson management and Oaktree Capital Management L.P. have been named as defendants in these lawsuits.

These lawsuits have been consolidated into a single action for all purposes referred to as In Re: Crimson Exploration Inc. Stockholder Litigation; C.A. 8541-VCP (the “Consolidated Action”).

Additionally, on July 13, 2013, a separate and similar complaint was filed in the District Court of Harris County Texas, in the matter of Fisichella Family Trust v. Crimson Exploration Inc. et al. (the “Texas Action”). It is possible that additional, similar lawsuits may be filed.

The known plaintiffs in the Consolidated Action and the Texas Action appear, based on the most current information of Crimson, to collectively own a very small percentage of the total outstanding shares of Crimson common stock. The lawsuits allege, among other things, that Crimson’s board of directors failed to take steps to obtain a fair price, failed to properly value Crimson, failed to protect against alleged conflicts of interest, failed to conduct a reasonably informed evaluation of whether the transaction was in the best interests of stockholders, failed to fully disclose all material information to stockholders, acted in bad faith and for improper motives, engaged in self-dealing, discouraged other strategic alternatives, took steps to avoid competitive bidding, and agreed to allegedly unreasonable deal protection mechanisms, including the no-shop and fiduciary-out provisions and termination fee. The lawsuits seek damages and injunctive relief.

One of the conditions to the closing of the merger is that no order or injunction shall be in effect that prohibits consummation of the merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected timeframe or at all. See “The Merger — Litigation Related to the Merger” beginning on page 110.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of either Contango or Crimson from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee to the other party.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Contango’s and Crimson’s ability to solicit, initiate, or knowingly encourage or knowingly facilitate, directly or indirectly, any inquiry or proposal in respect of a competing third-party proposal for the acquisition of either Contango’s or Crimson’s stock or assets. In addition, the parties are generally required to negotiate in good faith to modify the terms of the merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the merger. In some circumstances, upon termination of the merger agreement, a termination fee or an expense reimbursement of $4.5 million will be required to be paid from one party to the other. If Contango is required to pay a termination fee, such fee would be $28 million; if Crimson is required to pay a termination fee, such fee would be $7 million. See “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 117, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 124 and “The Merger Agreement — Termination Fees and Expenses” beginning on page 125.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Contango or Crimson from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger or might result in a potential third-party acquiror proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Contango or Crimson determines to seek another business combination, it may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

Contango’s and Crimson’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Contango and Crimson stockholders generally.

Contango’s and Crimson’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Contango and Crimson stockholders generally. These interests include, among others, continued service as a director or an executive officer of the combined company, specific employment arrangements for the incoming president and chief executive officer and the incoming chief financial officer, as well as other incoming executive officers, of the combined company and arrangements that provide for severance benefits if the employment of certain executive officers is terminated under certain circumstances following the completion of the merger.

In addition, certain of Crimson’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors of Crimson will also have rights to indemnification and the benefit of a six-year tail insurance policy covering directors’ and officers’ liability. It is also anticipated that Joseph J. Romano will be entitled to receive a $4.0 million bonus payment as a result of the closing of the merger in accordance with the compensation plan authorized by Contango’s board of directors.

Upon completion of the merger, Joseph J. Romano will serve as Chairman of the board of directors of the combined company, Allan D. Keel will serve as the President and Chief Executive Officer of the combined company, and E. Joseph Grady will serve as the Senior Vice President and Chief Financial Officer of the combined company, Thomas H. Atkins will serve as Senior Vice President of Exploration of the combined company, Jay S. Mengle will serve as Senior Vice President of Engineering of the combined company, and A. Carl Isaac will serve as Senior Vice President of Operations of the combined company. Immediately following the effective time of the merger, the board of directors of the combined company will consist of eight members, including Joseph J. Romano, Brad Juneau, B.A. Berilgen, Charles M. Reimer, Steven L. Schoonover, who are current directors of Contango, and Allan D. Keel, B. James Ford and Lon McCain, who are current directors of Crimson.

Certain executive officers of Contango, along with Brad Juneau and the Estate of Kenneth R. Peak, former Chairman of the Board, have entered into support agreements with Crimson in connection with the execution of the merger agreement. Additionally, certain of Crimson’s executive officers, including each of Allan D. Keel, E. Joseph Grady, A. Carl Isaac, Jay S. Mengle, Thomas H. Atkins and John A. Thomas, have entered into support agreements with Contango in connection with the execution of the merger agreement. For more information, see below under “The Merger Agreement — Stockholder Support Agreements.”

The Contango and Crimson boards of directors were aware of these interests at the time each approved the merger and the transactions contemplated by the merger agreement. These interests may cause Contango’s and Crimson’s directors and executive officers to view the merger proposal differently and more favorably than you may view it. See “The Merger — Interests of Contango Directors and Executive Officers in the Merger” and “The Merger — Interests of Crimson Directors and Executive Officers in the Merger” beginning on pages 97 and 99, respectively, for more information.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the stockholders of Crimson may be required to pay substantial U.S. federal income taxes.

As a condition to the completion of the merger, each of Morgan, Lewis & Bockius LLP, counsel to Contango, and Vinson & Elkins LLP, counsel to Crimson, will have delivered the tax opinion described in the section titled “The Merger Agreement — Conditions to Completion of the Merger,” dated as of the closing date of the merger, including an opinion that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Contango and Crimson, as well as certain covenants and undertakings by Contango and Crimson. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. In addition, an opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger should not be treated as a “reorganization,” a holder of Crimson common stock would recognize taxable gain or loss upon the exchange of Crimson common stock for Contango common stock pursuant to the merger. See “Material U.S. Federal Income Tax Consequences” beginning on page 132.

Completion of the transactions may trigger change in control or other provisions in certain agreements to which Crimson is a party.

The completion of the transactions may trigger change in control or other provisions in certain agreements to which Crimson is a party. If Contango and Crimson are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Contango and Crimson are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Crimson or the combined company.

Risk Factors Relating to the Combined Company Following the Merger

The combined company’s debt may limit its financial flexibility.

Contango currently has no amounts outstanding under its credit facility and traditionally has carried minimal balances of long-term debt. Following the merger, it is expected that the combined company will have significantly more long-term debt. In addition, the combined company may incur additional debt from time to time in connection with the financing of operations, acquisitions, recapitalizations and refinancings. The level of the combined company’s debt could have several important effects on future operations, including, among others:

•	a significant portion of the combined company’s income from operations may be applied to the payment of principal and interest on the debt and will not be available for other purposes;

•

covenants contained in the combined company’s existing and future debt arrangements may require the combined company to meet financial tests that may affect its flexibility in planning for and reacting to changes in its business, including possible acquisition opportunities;

•

the combined company’s ability to obtain additional financing for capital expenditures, acquisitions, general corporate and other purposes may be limited or burdened by increased costs or more restrictive covenants;

•	the combined company may not be able to refinance or extend the term of the existing debt on favorable terms or at all which would have a material effect on its ability to continue operations;

•	the combined company may be at a competitive disadvantage to similar companies that have less debt;

•	the combined company’s vulnerability to adverse economic and industry conditions may increase; and

•	the combined company may face limitations on its flexibility to plan for and react to changes in its business and the industries in which it operates.

The failure to integrate successfully the businesses of Contango and Crimson in the expected timeframe would adversely affect the combined company’s future results following the merger.

The merger involves the integration of two companies that currently operate independently. The success of the merger will depend, in large part, on the ability of the combined company to realize the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from combining the businesses of Contango and Crimson. To realize these anticipated benefits, the businesses of Contango and Crimson must be successfully integrated. This integration will be complex and time-consuming. The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company not achieving the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include the following:

•

the inability to successfully integrate the businesses of Contango and Crimson in a manner that permits the combined company to achieve the full benefit of synergies, cost savings and operational efficiencies that are anticipated to result from the merger;

•	complexities associated with managing the larger, more complex combined business;

•	complexities associated with integrating the workforces of the two companies;

•

potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger, including one-time cash costs to integrate the two companies that may exceed the anticipated range of such one-time cash costs that Contango and Crimson estimated as of the date of execution of the merger agreement;

•	difficulty or inability to refinance the debt of the combined company or comply with the covenants thereof;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Any of these difficulties in successfully integrating the businesses of Contango and Crimson, or any delays in the integration process, could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger and could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if the combined company is able to integrate the business operations of Contango and Crimson successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that Contango and Crimson currently expect from this integration or that these benefits will be achieved within the anticipated time frame.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either Contango’s or Crimson’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the merger and the integration of Contango and Crimson.

The combined company is expected to incur substantial expenses in connection with the merger and the integration of Contango and Crimson. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While Contango and Crimson have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The pro forma financial information included in this document is presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial information contained in this document are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 136. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Uncertainly about the merger and diversion of management could harm the combined company following the merger.

The combined company’s success will be dependent upon the experience and industry knowledge of its officers and other key employees. The merger could result in current and prospective employees experiencing uncertainty about their future with the combined company following the merger. These uncertainties may impair the ability of the combined company to retain, recruit or motivate key personnel. In addition, completion of the merger and integrating the companies’ operations will require a significant amount of time and attention from management of the two companies. The diversion of management’s attention away from ongoing operations could adversely affect business relationships of the combined company following the merger.

THE COMPANIES

Contango Oil & Gas Company

Contango is a Houston, TX-based, independent natural gas and oil company. Contango’s core business is to explore, develop, produce and acquire natural gas and oil properties offshore in the Gulf of Mexico in water-depths of less than 300 feet. Contango has twelve operating wells and three production platforms in the Gulf of Mexico. Contango has additional onshore investments in (i) Alta Resources Investments, LLC, whose primary area of focus is the liquids-rich Kaybob Duvernay in Alberta, Canada; (ii) Exaro Energy III LLC (“Exaro”), which is primarily focused on the development of proved natural gas reserves in the Jonah Field in Wyoming; and (iii) the Tuscaloosa Marine Shale, where Contango leases approximately 24,000 net acres. As of March 31, 2013, Contango had estimated proved natural gas reserves of 215.5 Bcfe including 19.6 Bcfe of proved developed reserves attributable to its investment in Exaro. Contango has an active exploration program, and plans to drill two new exploratory wells in the central Gulf of Mexico in 2013. As of March 31, 2013, Contango had no debt and approximately $100 million of working capital. For the quarter ended March 31, 2013, Contango’s average production was approximately 64.6 Mmcfed.

Contango’s common stock is traded on the NYSE MKT under the symbol “MCF.”

The principal executive offices of Contango are located at 3700 Buffalo Speedway, Houston, Texas 77098, and Contango’s telephone number is (713) 960-1901. Additional information about Contango and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

Crimson Exploration Inc.

Crimson is a Houston, TX-based independent energy company engaged in the exploitation, exploration, development and acquisition of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. Crimson currently owns approximately 95,000 net acres onshore in Texas, Louisiana, Colorado and Mississippi. Crimson refers to its four corporate areas as (i) Southeast Texas, focusing on the Woodbine, Eagle Ford and Georgetown formations, (ii) South Texas, focusing on the Eagle Ford and Buda formations, (iii) East Texas, focusing on the Haynesville, Mid-Bossier and James Lime formations, and (iv) Rockies and Other, focusing on the Niobrara and D&J Sand formations. Crimson’s strategy is to continue to increase crude oil and liquids-rich reserves and production from an extensive inventory of drilling prospects, de-risk unproved prospects in core operating areas, and opportunistically grow reserves through acquisitions complementary to its existing asset base.

As of June 30, 2013, Crimson had estimated proved reserves of 117.1 Bcfe of natural gas equivalents, based on SEC reporting guidelines on June 30, 2013. For the quarter ended March 31, 2013, Crimson’s average production was approximately 44.2 Mmcfed.

Crimson’s common stock is traded on the NASDAQ under the symbol “CXPO.”

The principal executive offices of Crimson are located at 717 Texas Ave., Suite 2900, Houston, Texas 77002, and Crimson’s telephone number is (713) 236-7400. Additional information about Crimson and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

Contango Acquisition, Inc.

Contango Acquisition, Inc., a wholly owned subsidiary of Contango Oil & Gas Company, is a Delaware corporation that was formed on March 14, 2013 for the sole purpose of effecting the merger. In the merger, Contango Acquisition, Inc. will be merged with and into Crimson, with Crimson surviving as a wholly owned subsidiary of Contango.

THE CONTANGO SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Contango stockholders as part of a solicitation of proxies by the Contango board of directors for use at the Contango special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Contango stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Contango special meeting.

Date, Time and Place

The special meeting of Contango stockholders will be held at 3700 Buffalo Speedway, Second Floor, Houston, Texas 77098, on October 1, 2013, at 9:30 a.m., local time.

Purpose of the Contango Special Meeting

At the Contango special meeting, Contango stockholders will be asked to consider and vote on the following:

•	a proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Contango special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger.

Recommendation of the Contango Board of Directors

At a special meeting held on April 29, 2013, the Contango board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, are in the best interests of Contango and its stockholders. Accordingly, the Contango board of directors unanimously recommends that Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Contango stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Contango Record Date; Stockholders Entitled to Vote

The record date for the Contango special meeting is August 20, 2013. Only record holders of shares of Contango common stock at the close of business on such date are entitled to notice of, and to vote at, the Contango special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Contango were common stock, and 15,194,952 shares of Contango common stock were issued and outstanding. A list of the Contango stockholders of record who are entitled to vote at the Contango special meeting will be available for inspection by any Contango stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Contango special meeting at Contango’s executive offices at 3700 Buffalo Speedway, Houston, Texas 77098 and will also be available at the Contango special meeting for examination by any stockholder present at such meeting.

Each share of Contango common stock outstanding on the record date of the Contango special meeting is entitled to one vote on each proposal and any other matter coming before the Contango special meeting.

Voting by Contango’s Directors and Executive Officers

At the close of business on the record date of the Contango special meeting, Contango directors and executive officers were entitled to vote 1,705,861 shares of Contango common stock or approximately 11.2% of the shares of Contango common stock outstanding on that date. The Contango directors, executive officers, and the Estate of Kenneth R. Peak are currently expected to vote their shares in favor of all Contango proposals.

The Estate of Kenneth R. Peak, Brad Juneau and certain of the executive officers of Contango have each entered into an agreement with Crimson under which, subject to the terms and conditions of the agreement, each has agreed to vote all of the Contango shares it holds in favor of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger. As of the date of this joint proxy statement/prospectus, such parties hold in the aggregate approximately 10.6% of the outstanding shares of Contango common stock.

Quorum

No business may be transacted at the Contango special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Contango special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the requisite stockholder approval to adjourn the meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Contango common stock represented at the Contango special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum at the Contango special meeting.

Required Vote

The required votes to approve the Contango proposals are as follows:

•

The issuance of shares of Contango common stock to Crimson stockholders in connection with the merger requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote on the proposal, assuming a quorum. Each share of Contango common stock outstanding on the record date of the Contango special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote on the proposal, assuming a quorum. Each share of Contango common stock outstanding on the record date of the Contango special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The adjournment of the Contango special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote on the proposal, regardless of whether there is a quorum. Each share of Contango common stock outstanding on the record date of the Contango special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Contango stock at the close of business on the record date of the Contango special meeting, a proxy card is enclosed for your use. Contango requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Contango proxy card, (ii) calling the toll-free number listed on the Contango proxy card or (iii) submitting your Contango proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Contango common stock represented by it will be voted at the Contango special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Contango common stock represented are to be voted with regard to a particular proposal, the Contango common stock represented by the proxy will be voted in accordance with the recommendation of the Contango board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to adjourn the Contango special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Contango board of directors has no knowledge of any business that will be presented for consideration at the Contango special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Contango’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Contango special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Contango common stock on the record date of the Contango special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Contango special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 1:00 a.m., eastern time, on October 1, 2013.

Shares Held in Street Name

If you hold shares of Contango common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Contango or by voting in person at the Contango special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Contango common stock on behalf of their customers may not give a proxy to Contango to vote those shares without specific instructions from their customers.

If you are a Contango stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Contango proposals.

Voting in Person

If you plan to attend the Contango special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Contango special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Contango common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the Contango special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Contango special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Contango Oil & Gas Company

3700 Buffalo Speedway

Houston, Texas 77098

(713) 960-1901

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Contango has appointed Computershare, Inc. (“Computershare”) to serve as the Inspector of Election for the Contango special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Contango is soliciting proxies for the Contango special meeting from its stockholders. In accordance with the merger agreement, Contango will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by Contango’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Contango will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Contango common stock. Contango may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of stockholders possible, Contango has engaged Georgeson Inc., a proxy solicitation firm (“Georgeson”), to solicit proxies on Contango’s behalf. Contango has agreed to pay Georgeson a proxy solicitation fee not to exceed $15,000. Contango will also reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the Contango special meeting may be made from time to time by the affirmative vote of a majority of the shares of Contango common stock, present in person or by proxy at the Contango special meeting and entitled to vote thereon, regardless of whether there is a quorum, without further notice other than by an announcement made at the special meeting (unless the adjournment is for more than 30 days or if a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Contango common stock in connection with the merger, then Contango stockholders may be asked to vote on a proposal to adjourn the Contango special meeting so as to permit the further solicitation of proxies.

THE CRIMSON SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Crimson stockholders as part of a solicitation of proxies by the Crimson board of directors for use at the Crimson special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Crimson stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Crimson special meeting.

Date, Time and Place

The special meeting of Crimson stockholders will be held at Crimson’s offices at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, on October 1, 2013, at 9:30 a.m., local time.

Purpose of the Crimson Special Meeting

At the Crimson special meeting, Crimson stockholders will be asked to consider and vote on the following:

•

a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 50 and 111, respectively;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Crimson special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Crimson Board of Directors

At a special meeting held on April 29, 2013, the Crimson board of directors adopted the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Crimson and its stockholders. Accordingly, the Crimson board of directors unanimously recommends that Crimson stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the transactions contemplated by the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Crimson stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Crimson Record Date; Stockholders Entitled to Vote

The record date for the Crimson special meeting is August 20, 2013. Only record holders of shares of Crimson common stock at the close of business on such date are entitled to notice of, and to vote at, the Crimson special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Crimson were common stock, and 44,764,423 shares of Crimson common stock were issued and outstanding and entitled to vote at the Crimson special meeting. A list of the Crimson stockholders of record who are entitled to vote at the Crimson special meeting will be available for inspection by any Crimson stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Crimson special meeting at Crimson’s executive offices at 717 Texas Avenue, Suite 2900,

Houston, Texas 77002 and will also be available at the Crimson special meeting for examination by any stockholder present at such meeting.

Each share of Crimson common stock outstanding on the record date of the Crimson special meeting is entitled to one vote on each proposal and any other matter coming before the Crimson special meeting.

Voting by Crimson’s Directors and Executive Officers

At the close of business on the record date of the Crimson special meeting, Crimson directors and executive officers were entitled to vote 1,319,048 shares of Crimson common stock or approximately 2.95% of the shares of Crimson common stock issued and outstanding and entitled to vote at the Crimson special meeting. The Crimson directors and executive officers are currently expected to vote their shares in favor of all Crimson proposals.

Oaktree and each executive officer of Crimson has entered into an agreement with Contango and Merger Sub whereby, subject to the terms and conditions of that agreement, such stockholder has agreed to vote all of the Crimson shares held by such stockholder in favor of the merger. As of the date of this joint proxy statement/prospectus, Oaktree holds and is entitled to vote, in the aggregate, approximately 34.71% of the issued and outstanding shares of Crimson common stock entitled to vote at the Crimson special meeting and the executive officers of Crimson hold and are entitled to vote, in the aggregate, approximately 2.54% of the issued and outstanding shares of Crimson common stock entitled to vote at the Crimson special meeting.

Quorum

No business may be transacted at the Crimson special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at the Crimson special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the requisite stockholder approval to adjourn the meeting is obtained. No notice of an adjourned meeting need be given unless the date, time and place of the resumption of the meeting are not announced at the adjourned meeting, the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which cases a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Crimson common stock represented at the Crimson special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum at the Crimson special meeting.

Required Vote

The required votes to approve the Crimson proposals are as follows:

•

The adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Crimson common stock that are entitled to vote at the special meeting. Each share of Crimson common stock outstanding on the record date of the Crimson special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions requires the approval of a majority of the votes cast at the Crimson special meeting, assuming a quorum.

Each share of Crimson common stock outstanding on the record date for of the Crimson special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The adjournment of the Crimson special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Crimson special meeting, regardless of whether there is a quorum. Each share of Crimson common stock outstanding on the record date for of the Crimson special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Crimson stock at the close of business on the record date of the Crimson special meeting, a proxy card is enclosed for your use. Crimson requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Crimson proxy card, (ii) calling the toll-free number listed on the Crimson proxy card or (iii) submitting your Crimson proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Crimson common stock represented by it will be voted at the Crimson special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Crimson common stock represented are to be voted with regard to a particular proposal, the Crimson common stock represented by the proxy will be voted in accordance with the recommendation of the Crimson board of directors and, therefore, “FOR” the proposal to approve and adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to adjourn the Crimson special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Crimson board of directors has no knowledge of any business that will be presented for consideration at the Crimson special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Crimson’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Crimson special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Crimson common stock on the record date of the Crimson special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Crimson special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., eastern time, on September 30, 2013.

Shares Held in Street Name

If you hold shares of Crimson common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Crimson or by voting in person at the Crimson special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Crimson common stock on behalf of their customers may not give a proxy to Crimson to vote those shares without specific instructions from their customers.

If you are a Crimson stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Crimson proposals.

Voting in Person

If you plan to attend the Crimson special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Crimson special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Crimson common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the Crimson special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Crimson special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Crimson Exploration Inc.

717 Texas Ave, Suite 2900

Houston, Texas 77002

(713) 236-7400

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Crimson has appointed Broadridge Financial Services (“Broadridge”) to serve as the Inspector of Election for the Crimson special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Crimson is soliciting proxies for the Crimson special meeting from its stockholders. In accordance with the merger agreement, Crimson will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by Crimson’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Crimson will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Crimson common stock. Crimson may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of stockholders possible, Crimson has engaged Morrow & Co., LLC, a proxy solicitation firm (“Morrow”), to solicit proxies on Crimson’s behalf. Crimson has agreed to pay Morrow a proxy solicitation fee not to exceed $9,000. Crimson will also reimburse Morrow for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the Crimson special meeting may be made from time to time if the approval of the holders of a majority of the votes cast at the Crimson special meeting is obtained, regardless of whether there is a quorum, without further notice other than by an announcement made at the special meeting (unless date, time and place of the resumed meeting is not announced at the adjourned meeting, the adjournment is for more than 30 days or if a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, then Crimson stockholders may be asked to vote on a proposal to adjourn the Crimson special meeting so as to permit the further solicitation of proxies.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Contango that was formed for the sole purpose of effecting the merger, will merge with and into Crimson. Crimson will survive the merger and become a wholly owned subsidiary of Contango.

In the merger, each outstanding share of Crimson common stock will be converted into the right to receive 0.08288 shares of Contango common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Contango stockholders will continue to hold their existing Contango shares.

Background of the Merger

Contango’s board of directors from time to time reviews and assesses with Contango’s senior management potential industry and strategic alternatives, including possible business combination transactions, in order to enhance stockholder value. During the past two years, Contango has been actively investing in onshore drilling opportunities to supplement its continued exploration activity in the Gulf of Mexico. In furtherance of this initiative to diversify its assets, during such time, Contango made equity investments in Exaro Energy III LLC (referred to in this joint proxy statement/prospectus as “Exaro”) and Alta Resources Investments, LLC (referred to in this joint proxy statement/prospectus as “Alta”), as well as a direct investment in the Tuscaloosa Marine Shale. Beginning in December 2012, Brad Juneau, the former acting chief executive officer and a member of Contango’s board of directors, and Joseph J. Romano, Contango’s current president and chief executive officer, met with a number of onshore and offshore oil and gas companies along with a number of investment and commercial bankers to discuss strategic options, including farm-ins, property acquisitions, potential partnering, and merger and divestiture opportunities. Contango’s strong balance sheet with significant cash on hand and low debt levels provided a strong position for Contango’s management team to seek such potential opportunities at such time. The results of these meetings were all shared with Mr. Kenneth R. Peak, the founder and former Chairman of the Board of Contango.

Much like Contango, Crimson’s board of directors from time to time reviews and assesses with Crimson’s senior management potential industry and strategic alternatives, including possible business combination transactions, in order to enhance stockholder value. Between 2007 and 2009, Crimson consummated a number of producing property and major leasehold acquisitions targeting primarily natural gas production and reserve growth. Such acquisitions were primarily debt financed. Difficult industry and world-wide economic conditions between 2008 and 2010 precluded Crimson from raising additional equity capital to reduce debt incurred in pursuing such acquisitions. An extended period of low natural gas prices has continued to put pressure on Crimson’s financial profile. In 2011, Crimson began to pursue a strategy of deemphasizing natural gas and increasing its exposure to crude oil and liquids opportunities. Crimson was successful in generating an inventory of oil resource plays that, once de-risked and developed, would provide a long-term source of production and reserve growth. The Crimson board of directors and management determined that Crimson’s highly leveraged profile, and lack of success in accessing sources of additional capital or deleveraging transactions on prudent terms because of that profile, would continue to limit Crimson’s ability to maximize the ultimate potential value of its asset base for its stockholders. Crimson believes that to realize intrinsic value, drilling on its extensive undrilled resource potential would need to be accelerated to a level sufficient to show meaningful production and reserve growth.

With the support of the Crimson board of directors, in recent years Crimson has engaged in numerous exploratory discussions with several independent exploration and production companies, private equity firms, and entities that invest in the oil and gas industry regarding potential joint ventures or other strategic transactions. Crimson management also has frequent interaction with investment banks about potential transaction opportunities, from both the acquisition and the divestiture perspectives. These discussions did not lead to the consummation of a transaction for a variety of reasons, including gaps in relative valuation expectations, Crimson debt levels, financing difficulties, lack of synergies and the existence of other pending or anticipated transactions. In late fourth quarter of 2012, the Crimson board of directors and management decided to obtain an objective view of various strategic alternatives that might be available to Crimson to improve its chance of maximizing value for its stockholders, to evaluate the potential return for stockholders for each strategy and to identify opportunities that might exist with respect to each strategy. Therefore, the Crimson board of directors authorized management to engage a financial adviser to assist Crimson with a review of strategic alternatives. In early January 2013, the company started working with Barclays Capital Inc. (referred to in this joint proxy statement/prospectus as “Barclays”) to review possible strategic alternatives.

In early January 2013, a manager-level employee of Crimson met Mr. Juneau at a youth sporting event and the two discussed, in addition to other topics, their respective businesses. During the course of their conversation Mr. Juneau stated that Contango was looking for domestic, onshore drilling opportunities, and the Crimson employee indicated that Crimson might be interested in a joint venture partner for its Woodbine play in Madison and Grimes Counties, Texas. Upon returning to the office the following workday, the Crimson employee mentioned the conversation to E. Joseph Grady, Crimson’s Senior Vice President and Chief Financial Officer, who then discussed it with Allan D. Keel, Crimson’s President and Chief Executive Officer. Mr. Grady then reviewed Contango’s publicly available financial information and considered whether a combination of the companies would be a better fit for both companies as it provided each with more benefits than a joint venture. During this timeframe, Messrs. Romano, Juneau and Peak discussed a possible transaction with Crimson, and for the reasons discussed below, Mr. Peak stated that he was in favor of, and would support, such a transaction.

Once introduced to Crimson, and following review of Crimson’s public filings, Contango recognized that Crimson possessed an attractive portfolio of quality drillable prospects along with a seasoned management team experienced in evaluating and drilling both onshore and offshore prospects. Contango’s management team also recognized that a merger, as opposed to a possible joint venture, with Crimson could provide for a combined company that would both possess a diverse mix of onshore and offshore drilling prospects along with a capital structure that would allow the combined company to quickly enhance value for stockholders as the inventory of prospects could be drilled on a more accelerated basis. In short, the opportunity to diversify Contango’s asset mix, to add a seasoned management team and to potentially enhance stockholder value through utilization of Contango’s strong balance sheet, made the possibility of a merger with Crimson decidedly worth pursuing.

On January 9, 2013, Mr. Juneau called Mr. Keel to discuss, at a high level, each party’s respective general business objectives and future growth plans to determine if an opportunity existed for the two companies to work together in some mutually advantageous fashion. During the conversation, Mr. Juneau indicated that a key objective for Contango was diversification of its asset base while Mr. Keel indicated that a key objective for Crimson was access to growth capital. Mr. Keel and Mr. Juneau agreed that further discussions between the parties’ respective management teams, including introductory overviews of each company based on public information, would be an appropriate next step.

On January 16, 2013, Messrs. Keel, Grady and Thomas H. Atkins, Crimson’s Senior Vice President — Exploration, met with Mr. Romano to provide him with an overview of Crimson and gauge Contango’s potential interest in discussing a joint venture regarding Crimson’s Woodbine play in Madison and Grimes Counties, Texas, or a strategic combination of the two companies to provide Crimson with access to much needed growth capital, and to provide Contango with the ability to diversify its profile through access to lower-risk, onshore oil resource plays. Following this meeting, Crimson concluded that a strategic combination rather than a joint venture better aligned with its goals of accessing growth capital and accelerating drilling on its undrilled resource potential. Also on this date, Mr. Atkins also met with Mr. Juneau to provide him with a high-level overview of Crimson’s oil and gas properties.

On January 17, 2013, Mr. Romano advised Morgan, Lewis & Bockius LLP (referred to in this joint proxy statement/prospectus as “Morgan Lewis”), its primary outside counsel, of a potential strategic transaction with Crimson and engaged Morgan Lewis to serve as its legal counsel on the transaction.

With the parties each having interest in conducting more in-depth discussions regarding a possible transaction, representatives of Contango and Crimson negotiated the terms of a mutual confidentiality agreement to permit the exchange of information on a confidential basis and to ensure that discussions would remain confidential, and on January 21, 2013, the parties executed the confidentiality agreement. Contango engaged W. D. Von Gonten & Co. (“Von Gonten”) on January 21, 2013 as engineering consultant to assist in Contango’s review of Crimson’s properties.

On January 23, 2013, members of the Crimson management team met with Mr. Juneau and representatives from Von Gonten to provide them with a detailed technical overview of Crimson’s oil and gas properties.

On January 29, 2013, Messrs. Keel and Grady met with representatives of Barclays to discuss Barclays’ progress on its review of Crimson’s potential strategic alternatives including the following: (i) refinancing Crimson’s current high-cost second lien credit facility, including increasing the size of such debt instrument to provide additional debt capital; (ii) undertaking a private placement of a small amount of equity capital, followed by a refinancing of Crimson’s second lien credit facility; (iii) undertaking a major recapitalization through the sale of a significant interest in Crimson to a private equity firm, using a portion of the proceeds to pay down debt and a portion as growth capital; (iv) pursuing a transformational acquisition that could be used as a catalyst to access additional capital through the capital markets; (v) raising capital through the sale of certain Crimson asset packages; or (vi) pursuing a merger or sale of the company. Barclays indicated that much work remained to be done in evaluating each of the potential strategic alternatives. Mr. Keel and Mr. Grady then updated Barclays on several potential transactions being considered by Crimson, including preliminary discussions about a potential strategic transaction with Contango.

On January 30, 2013, Messrs. Keel and Grady met with Mr. Romano to discuss the parties’ respective level of interest in continuing discussions regarding potential transactions. Mr. Romano agreed to set up a technical presentation regarding Contango’s oil and gas properties for Crimson’s management team. Following the meeting, Mr. Romano began to prepare a net asset valuation analysis of Crimson using publicly available information.

On January 31, 2013, Mr. Grady shared with Contango Crimson’s standard net asset valuation template for determining implied potential ranges of total company and per share value, independent of this or any other potential transaction. The companies agreed, however, to begin sharing with each other information necessary to independently undertake reciprocal net asset valuations and relative contribution analyses.

On January 31, 2013, Mr. Grady also had a follow-up meeting with representatives of Barclays regarding the status of their broad-based review of strategic alternatives available to Crimson.

On February 4, 2013, Mr. Romano called a representative of Petrie Partners Securities, LLC (referred to in this joint proxy statement/prospectus as “Petrie”) to discuss the potential transactions being considered by Contango and to arrange an overview meeting in Contango’s offices in Houston.

On February 5, 2013 Mr. Grady and Mr. Romano discussed by telephone various issues associated with reviewing a possible transaction. Mr. Romano also discussed with Mr. Keel a preliminary equity ownership split between Crimson and Contango, with the existing stockholders of Crimson receiving 20% of the equity in the combined company and the existing stockholders of Contango owning the remaining 80% of the combined company. Mr. Keel and Mr. Romano agreed that the 80/20 split was a good starting point based on the preliminary net asset value (“NAV”) analyses performed by each company, which were based primarily on public information, as well as the then current market values of each company (which based on the relative market capitalizations of each company at the time supported a 81.3%/18.7% equity split). Both Mr. Keel and Mr. Romano acknowledged that final splits would be subject to both companies’ due diligence. Specific factors considered in the NAV analyses included risked values for proved reserves and unproved resource potential, working capital positions and contingencies.

On February 6, 2013, Mr. Grady had a telephone conversation with representatives of Oaktree Capital Management, L.P. (referred to in this joint proxy statement/prospectus as “Oaktree Management”), an affiliate of Crimson’s largest stockholder, regarding Crimson’s potential strategic combination. Two members of Crimson’s board of directors—B. James Ford and Adam C. Pierce— are employees of Oaktree Management. Oaktree Management was supportive of maintaining an active dialogue with Contango regarding a possible combination.

On February 7, 2013, Contango received a preliminary report from Von Gonten on Crimson’s oil and gas properties in the Woodbine play. On February 7, 2013, Contango’s board of directors held a meeting to discuss strategic options, including a potential merger with Crimson. At that meeting, Messrs. Romano and Juneau presented various materials to the board relevant to a potential merger with Crimson, including information on Crimson’s reserves.

On February 8, 2013, Contango’s board of directors held another meeting regarding the potential merger. Mr. Romano discussed valuation, management, integration and board composition of a combined company. Mr. Juneau provided further information regarding Crimson’s reserves and drilling prospects to Contango’s board. Contango’s board of directors also approved the engagement of Petrie as Contango’s financial advisor for the transaction.

On February 8, 2013, Mr. Keel informed Mr. Romano that Crimson had spoken with representatives of Oaktree Management regarding Crimson’s discussions with Contango about a potential combination and had had a constructive conversation with Oaktree Management.

On February 11, 2013, Contango filed its Quarterly Report on Form 10-Q, which included financial results for the quarter ended December 31, 2012.

On February 12, 2013, Mr. Grady and John A. Thomas, Crimson’s General Counsel, contacted Vinson & Elkins LLP (referred to in this joint proxy statement/prospectus as “Vinson & Elkins”), its primary outside counsel on corporate matters, to advise it of a potential strategic transaction with Contango and engaged Vinson & Elkins to serve as its legal counsel on this matter. Also on February 12, 2013, Messrs. Romano and Keel met to discuss various matters related to a potential merger, including specifics regarding Crimson’s outstanding debt and whether Oaktree Management would consider conversion of its second lien debt into equity.

On February 13, 2013, members of the Contango and Crimson management teams met along with members of Petrie and representatives of William M. Cobb & Associates, Inc. (referred to in this joint proxy statement/prospectus as “Cobb & Associates”), Contango’s reserve engineering consultant, to review Contango’s Dutch and Mary Rose properties as well as its offshore prospect inventory, interests in its Exaro and Alta joint ventures and its Tuscaloosa Marine Shale properties. Prior to and following this meeting, Messrs. Romano and Juneau provided Petrie with an updated briefing regarding a strategic transaction with Crimson. Contango also officially retained Petrie as its financial advisor.

On February 14, 2013, Mr. Atkins met with Mr. Juneau to gain an understanding of material land contracts and Contango’s minority interest investments in various joint ventures.

On February 15, 2013, Messrs. Keel and Grady met with Mr. Romano to discuss the status of the parties’ respective valuation diligence; the parties concluded that their respective valuations appeared consistent and that, on a preliminary basis, an 80/20 equity ownership split appeared appropriate, subject however to both parties’ completion of due diligence. The parties also discussed various social issues regarding the merger, including employment matters and also toured Crimson’s office space. Also on this date, Mr. Grady contacted representatives from Barclays to discuss their possible role as financial advisor for the merger and it was noted that Barclays had commenced preliminary analysis of the merger by virtue of their strategic alternative analysis. Members of Crimson’s management team had previously discussed various investment banking firms with Houston offices that had the necessary industry experience to serve as the Crimson’s financial advisor in connection with a proposed strategic combination. For various reasons, including Barclays’s experience with upstream oil and gas transactions and familiarity with Crimson, it was decided that Crimson management would recommend to its board of directors the retention of Barclays to fill that role.

On February 16, 2013, Crimson released its 2012 year-end reserves and production update.

Beginning on or about February 17, 2013, Contango and Crimson provided due diligence documents to each other and discussed the scope of due diligence information that would be appropriate to share for purposes of evaluating a possible strategic business combination. Between mid-February 2013 and April 29, 2013, both companies and their respective advisors and consultants conducted due diligence by reviewing documents, participating in meetings and teleconferences and visiting facilities. Representatives of Crimson conducted environmental and regulatory due diligence with respect to Contango’s assets and operations. Representatives of Vinson & Elkins reviewed diligence materials at Contango’s offices on various dates in March and April. Representatives of Morgan Lewis reviewed diligence materials on various dates during the same time period. During that period, Crimson also retained Opportune LLP (referred to in this joint proxy statement/prospectus as “Opportune”) to perform financial due diligence on Contango, Deloitte LLP (referred to in this joint proxy statement/prospectus as “Deloitte”) to perform tax advisory services and Tri Energy Asset Management (referred to in this joint proxy statement/prospectus as “TEAM”) to assist with review of title to Contango’s oil and gas properties and material oil and gas contracts. During this time, Contango retained Conestoga-Rovers & Associates (referred to in this joint proxy statement/prospectus as “CRA”) to assist in environmental and regulatory due diligence, Frasier Oil Properties (referred to in this joint proxy statement/prospectus as “FOP”) to assist in title review of Crimson’s oil and gas properties and material oil and gas contracts and Duff & Phelps Corp. (referred to in this joint proxy statement/prospectus as “Duff & Phelps”) to assist in its financial due diligence on Crimson.

On February 19, 2013, Messrs. Keel and Grady met with representatives of Petrie regarding Crimson’s corporate organization and history, key producing and undeveloped assets, and a detailed estimated 2013 budget by major development area. On February 20, 2013, Messrs. Atkins and Isaac met with Mr. Juneau regarding Contango’s operations and Crimson’s James Lime play acreage. Also on this date Mr. Romano, Mr. Juneau, Mr. Mengle, representatives of Netherland, Sewell & Associates, Inc., Crimson’s reserve engineering consultant (referred to in this joint proxy statement/prospectus as “NSAI”), a representative of Petrie and representatives of Cobb & Associates met in NSAI’s offices in Houston to review Crimson’s reserve estimates.

On February 20, 2013, Messrs. Atkins and Isaac met with Mr. Juneau regarding Contango’s operations and Crimson’s James Lime play acreage. Also on this date, Mr. Mengle, Mr. Juneau, representatives of NSAI and representatives of Cobb & Associates met in NSAI’s offices in Houston to review Crimson’s reserve estimates.

On February 21, 2013, Messrs. Atkins and Mengle, representatives from NSAI and representatives from Cobb & Associates met in Cobb & Associates’ offices in Dallas, Texas to discuss certain of Contango’s oil and gas properties and reserve estimates relating thereto.

On February 25, 2013, Petrie shared with Crimson prospective financial information of Contango on a standalone basis for the years 2013 through 2017 prepared based on the then current Cobb & Associates proved reserve report and discussions with Contango’s management team.

On February 26, 2013, the Crimson board of directors held a special telephonic meeting during which management made various presentations regarding the merger including (1) an overview of the background for the strategic business combination, possible structure for the strategic business combination and profile of Contango, (2) apprising the board of the status of Crimson’s due diligence efforts to date, (3) a review of potential financial advisors, (4) a preliminary net asset value comparison, (5) discussion of a possible timeline for a transaction and (6) a brief discussion of the fiduciary duties of directors in transactions such as this. At this meeting, Crimson’s board expressed support for continuing negotiations with Contango and authorized management to officially engage Barclays as Crimson’s financial advisor for the possible transaction.

On various dates between late February and late April 2013 members of Crimson’s management team, primarily Messrs. Keel and Grady, had numerous informal conversations with members of Crimson’s board of directors, as well as representatives of Oaktree Management and America Capital Energy Corporation, regarding the status of discussions with Contango regarding the merger, the status of Crimson’s due diligence review and the results therefrom, open issues in the merger agreement, the expected timing for the transaction, and other relevant matters. During this time, Mr. Romano also had numerous informal conversations with members of Contango’s board of directors regarding the status of discussions with Crimson regarding the merger, the status of Contango’s due diligence review and the results therefrom, open issues in the merger agreement, the expected timing for the transaction, and other relevant matters.

On February 28, 2013, Messrs. Atkins, Mengle and Isaac met with Mr. Juneau and Kyle Johns of Juneau Exploration L.P. (“Juneau Exploration”) regarding Contango’s Tuscaloosa Marine Shale position and sidetrack opportunities in Contango’s Dutch / Mary Rose field.

On March 1, 2013, Morgan Lewis sent an initial draft of a merger agreement and form of support agreement to Vinson & Elkins.

On March 4, 2013, representatives from Morgan Lewis and Contango’s land consultant, FOP, met with representatives of Crimson at Crimson’s offices to commence their due diligence review of title to Crimson’s oil and gas properties and material contracts relating thereto. This review continued for several weeks following this meeting.

On March 5, 2013, Messrs. Keel, Grady and Thomas met with representatives of Vinson & Elkins to discuss the typical process and issues associated with public-company strategic business combinations such as the transaction contemplated by Contango and Crimson as well as the fiduciary duties of the members of Crimson’s board of directors in connection therewith.

Also on March 5, 2013, Petrie shared with Crimson and Barclays updated prospective financial information of Contango on a standalone basis for the years 2013 through 2017 prepared based on the then current Cobb & Associates proved reserve report and discussions with Contango’s management team. The analysis also included a preliminary analysis of pro forma financial information of the combined company.

On March 6, 2013, Messrs. Atkins, Mengle, Isaac and Grady met with Messrs. Romano and Juneau regarding Contango’s interest in the Exaro and Alta joint ventures. At this meeting, Mr. Juneau also provided an update on the status of Contango’s ongoing workover of its Vermilion 170 well.

On March 7, 2013, Mr. Thomas and attorneys from Vinson & Elkins and Morgan Lewis met at Vinson & Elkins’ offices in Houston, Texas, regarding the structuring of the potential transaction, potential timeline, diligence matters and governance. Also on this date, Messrs. Keel and Grady met with representatives of Barclays to continue discussing the proposed strategic business combination with Contango and the timeline associated therewith. During those discussions, Crimson formally engaged Barclays as its financial advisor for the merger.

On March 8, 2013, Mr. Romano met with Jim Ford, a representative of Oaktree Management, and a member of Crimson’s board of directors, in Los Angeles, California, to get acquainted. Mr. Ford expressed his support of the senior management of Crimson, his enthusiasm for a potential combination but shared with Mr. Romano his inability to exchange Crimson’s second lien debt held by an affiliate of Oaktree Management for equity in the combined company based on structural limitations within the various Oaktree funds.

On March 11, 2013, Messrs. Keel and Grady met with Mr. Romano regarding the status of due diligence for each party. Each party’s preliminary conclusion was that nothing material was uncovered in diligence conducted to date that would alter the range of preliminary pro forma equity ownership previously discussed.

On March 12, 2013, the Crimson board of directors held a regularly-scheduled quarterly meeting. At this meeting, a representative of Vinson & Elkins provided a detailed presentation to the Crimson board of directors on the duties of the directors in connection with strategic business combinations and other legal considerations relating to the proposed transaction, including the likelihood of litigation challenging the transaction. Members of management made presentations to the Crimson board of directors providing their view of the rationale for the proposed strategic combination with Contango, an overview of Contango’s oil and gas properties, reserves and facilities and an overview of Contango’s current financial condition and the economics associated with the proposed merger. Representatives of Barclays also attended the meeting and made presentations to the Crimson board of directors regarding the previously-requested review of various possible strategic alternatives for

Crimson, which, as noted above, included (i) refinancing Crimson’s current second lien credit facility; (ii) undertaking a private placement of equity capital, followed by a refinancing of Crimson’s second lien credit facility; (iii) undertaking a major recapitalization; (iv) pursuing a transformational acquisition; (v) raising capital through the sale of assets or (vi) pursuing a merger or sale of the company. Barclays also presented to the Crimson board of directors their preliminary assessment of the possible merger with Contango as one of those alternatives, including discussion of the rationale for the transaction as the alternative that best met Crimson’s strategic objectives, a pro forma view of the combined company and its capitalization, and the relative valuations for each of Crimson and Contango. Barclays advised the Crimson board of directors of its view that Crimson needed significant capital to take advantage of its drilling inventory and accelerate development of its assets, which could be challenging given Crimson’s leverage and size. Barclays recommended that Crimson consider a merger with a better capitalized company, a sale of the company or a recapitalization of the company. Barclays noted preliminarily that the proposed merger with Contango would provide increased scale, asset diversification, capital to accelerate Crimson’s capital program, and a strong pro forma balance sheet. A representative of Vinson & Elkins then provided the Crimson board of directors with an overview of the key terms of the initial draft of the merger agreement and noted provisions thereof which concerned management and Vinson & Elkins.

The Crimson board of directors and management then discussed the strategic alternatives exercise and the proposed Contango merger, and the comments made by Crimson’s advisors regarding the same. The Crimson board of directors was also aware of the various acquisition, divestiture, financing and strategic combination discussions management had participated in with third parties in recent years. The Crimson board of directors concluded that a merger of Crimson was an attractive scenario compared to other possible strategic alternatives, and that the proposed Contango merger, on the general preliminary terms previously discussed, would be an excellent outcome for Crimson’s stockholders.

The key factors behind Crimson management’s recommendation for the proposed merger were: (i) the combined company would be very strong financially and would have access to the capital necessary to realize the intrinsic value of Crimson’s asset base, (ii) the merger structure would provide the mechanism for Crimson’s existing stockholders to participate in the realization of the value to be derived from the company’s asset base, plus participate in the upside of Contango’s potentially high impact Gulf of Mexico prospects and (iii) the combination would create a larger organization, with an expanded stockholder base and trading volume, that could contribute to a higher market valuation multiple than either Contango or Crimson might command individually, each of which would enhance stockholder value.

On March 13, 2013, Crimson released its results for the fourth quarter and full year ended December 31, 2012. Also on this date, Messrs. Isaac and Thomas participated in a conference call with representatives from Morgan Lewis to provide Morgan Lewis with an overview of the handling of environmental matters at Crimson.

On March 13, 2013, Contango engaged Longnecker and Associates (referred to in this joint proxy statement/prospectus as “Longnecker”), as consultant in connection with compensation issues relating to the merger and the combined company.

On March 14, 2013, representatives of Crimson and TEAM met with representatives of Contango at Contango’s offices to begin a diligence review of title to Contango’s oil and gas properties and material contracts relating thereto. This review continued for several weeks following this initial meeting. Also on this date, Mr. Isaac and Mr. Mike Autin, Contango’s Vice President – Production, toured several of Contango’s platforms located in the Gulf of Mexico.

On March 15, 2013, Mr. Grady met with representatives of the lead bank of its existing bank group to initiate discussions on potential financing alternatives, including the likelihood of an expanded senior borrowing base for the combined company.

On March 16, 2013, Vinson & Elkins distributed a revised draft merger agreement to Morgan Lewis. Among other things, the revised merger agreement (i) required that certain Contango stockholders enter into support agreements, (ii) enhanced the scope of the parties’ representations and warranties, (iii) made several substantive changes to the deal protection provisions including adding more flexibility to the exceptions to the no-solicitation covenant, adding an ability of the boards of directors to change their recommendation for reasons other than a “superior proposal” and shortening the matching periods, (iv) changed the post-closing governance provisions to provide the combined company more flexibility, (v) changed the termination provisions, including proposing a termination fee of 2.5% of the respective parties’ equity values for “superior proposals” and 4% of the respective parties’ equity values for reasons other than a “superior proposal” and (vi) added an event-specific material adverse effect provision based on lost reserves or production due to a casualty event.

On March 18, 2013, Mr. Mengle met with representatives from Barclays to discuss reserve information being used by Barclays for its evaluation.

Also on March 18, 2013, Contango’s board of directors held a meeting at Contango offices. At the request of Contango’s board, representatives from Morgan Lewis and Petrie were also in attendance. In advance of the meeting, on March 15, 2013, the board received materials regarding Crimson as well as information regarding director fiduciary duties, drafts of the merger agreement and support agreement and various analyst reports. At this meeting, Petrie presented a preliminary analysis of the possible transaction, including a discussion of the energy market environment, a profile of Crimson, a summary of illustrative deal terms as of that date, a preliminary reference value analysis summary, and a preliminary pro forma analysis. Mr. Juneau also reported on his review of Crimson’s oil and gas reserves. Representatives from Morgan Lewis then presented information regarding the directors’ fiduciary duties in considering a possible transaction, as well as the timetable for the possible transaction and the diligence efforts in progress to understand possible obligations, liabilities or contingent liabilities of a combined company. Mr. B.A. Berilgen, a member of the Contango board of directors, recommended that Contango engage an environmental consultant to review potential environmental issues and plugging and abandonment responsibilities of Crimson. After discussion, the Contango board of directors agreed that management should continue to examine Crimson and pursue discussions regarding a possible transaction.

On March 19, 2013, Messrs. Keel and Grady met with Mr. Romano to discuss staffing of the combined company, possible timing for signing of definitive agreements and certain open key business terms in the merger agreement, including the no-shop provision, the “material adverse effect” closing condition, post-closing management structure, executive compensation, use of an investment committee and certain deal protection provisions.

On March 20, 2013, Mr. Atkins met with Mr. John Miller of Juneau Exploration to review Contango’s offshore prospect inventory.

On March 21, 2013, Mr. Grady and Mr. Romano spoke via telephone regarding bonus and equity award plans and bifurcation of 2013 calendar year bonuses into pre-closing and post-closing periods. On this date, Messrs. Grady and Thomas also participated in a conference call with Mr. Romano, representatives from Morgan Lewis and representatives from Longnecker regarding Longnecker’s review of compensation issues relating to the merger and the combined company.

On March 22, 2013, Messrs. Atkins, Mengle and Isaac met with Messrs. Romano, Juneau and Johns of Juneau Exploration regarding Contango’s Tuscaloosa Marine Shale position. On this date, Mr. Grady and Mr. Romano also discussed compensation issues and executive employment agreements. Mr. Grady also met with representatives of Deloitte on this date to discuss tax issues associated with the proposed business combination.

On March 25, 2013, Mr. Grady met with Yaroslava Makalskaya, Contango’s Vice President, Controller and Chief Accounting Officer, to discuss the transaction timeline and upcoming financial reporting obligations of the parties. On this date, Mr. Grady also met with representatives of Barclays to discuss the status of the valuation analysis being undertaken by Barclays. Mr. Grady and other Crimson representatives also met on this date with representatives of Opportune regarding diligence matters. On this date, Mr. Isaac, Mr. Thomas, other representatives of Crimson, representatives of Contango and representatives of CRA, met in Crimson’s offices to discuss the scope and timing of Contango’s environmental due diligence on Crimson’s oil and gas properties.

Morgan Lewis provided a further revised draft merger agreement to Crimson and Vinson & Elkins on March 25, 2013. The revised merger agreement, among other things, (i) limited exceptions to the no-solicitation covenant, (ii) lengthened the matching rights periods, (iii) changed the post-closing governance provisions to make them more open, (iv) changed the termination provisions, including proposing a termination fee of 3% of each party’s enterprise value and (v) eliminated the casualty event material adverse effect provision proposed by Crimson.

On March 26, 2013, Messrs. Keel, Grady, Atkins, Isaac and Mengle met with various members of the Contango board of directors (including Messrs. Romano, Juneau, Reimer, Berilgen and Schoonover) to become acquainted. Topics discussed included investment philosophies relating to capital spending decisions. On this date, Mr. Grady also met with Mr. Romano regarding bonus plans, equity incentive plans and treatment of existing Crimson equity-based incentive compensation grants in the merger. The Contango board of directors then held a meeting to discuss the status of the merger. At the request of the Contango board, representatives from Morgan Lewis also attended telephonically. The Contango board members expressed favorable viewpoints on the senior officers they had met. Mr. Romano and other members of Contango’s operational staff then provided the Contango board with an update on CRA’s environmental inspection of Crimson’s most valuable well properties. Representatives of Morgan Lewis then reported on the status of due diligence process, including a discussion on title to Crimson’s most valuable wells and related oil and gas agreements, pending litigation, employment arrangements and environmental matters. Morgan Lewis also described the draft merger agreement and the key business issues likely to arise under the agreement. Mr. Romano also described the discussions regarding employment for senior executives of Crimson, including arrangements to be approved by the Contango directors at the same time the merger agreement might be approved.

On March 27, 2013, Messrs. Grady and Thomas participated in a conference call with representatives of Morgan Lewis to discuss Crimson’s pending litigation. On this date, Mr. Grady also met with Ms. Makalskaya to discuss Contango’s retention of Duff & Phelps, LLC, to assist with accounting and tax due diligence and preliminary purchase price allocation for accounting purposes.

From March 27, 2013 through April 3, 2013, members of Crimson’s senior management and representatives from Vinson & Elkins and Oaktree Management engaged in numerous discussions regarding the revised draft merger agreement. Vinson & Elkins and Morgan Lewis continued to negotiate the transaction documents, with particular emphasis on which stockholders would execute support agreements, whether either party could terminate absent a “superior proposal,” the size of termination fees and when those fees would be payable, post-closing governance matters and the casualty event material adverse effect provision.

Between March 28 and April 2, 2013, representatives of Crimson, Vinson & Elkins and Oaktree Management spoke by telephone on multiple occasions to discuss in general terms various provisions of the proposed merger agreement, including, but not limited to, termination fees, material adverse effect provisions, conditions to closing, acceptable limits on pre-closing operating activity, representations and warranties of the parties and post-closing governance of the combined company. The desire for, and the acceptable form of, support agreements for specific stockholders was also discussed.

On March 28, 2013, Messrs. Keel and Grady met with Mr. Romano and representatives from Longnecker regarding executive compensation trends for purposes of finalizing post-closing compensation structure for the combined company’s officers. On this date, Mr. Grady also had a conference call with Jon Hughes, a representative of Petrie, regarding the number and characteristic of stock options previously granted to Crimson employees. Mr. Grady and other representatives of Crimson also participated in a conference call with representatives of Duff & Phelps to discuss their review of Crimson. Vinson & Elkins and Morgan Lewis participated in a conference call regarding outstanding issues with the merger agreement and other transaction documents.

On various dates between March 28 and April 9, 2013, a representative of Crimson guided a representative of Contango and/or one or more representatives of CRA on visits to a variety of well locations operated by Crimson.

On April 2, 2013, Messrs. Keel and Grady met with Mr. Romano to discuss various outstanding business issues on the merger agreement, including deal protection issues such as the appropriate amounts for termination fees and the range of circumstances when such fees should be payable, social issues such as the composition of the board of the combined company, composition and authority of the investment committee, etc. On this date, a representative of Crimson and a representative of CRA also met to facilitate Contango’s continuing review of Crimson’s environmental records.

On April 3, 2013, Mr. Grady, Mr. Romano and representatives of Petrie and Barclays met to discuss presentation of the combined company’s pro forma financial and operational results and prospects, key terms of the transaction and timing of the transaction. Also on this day, Mr. Grady met with representatives of Opportune regarding on-going due diligence efforts.

On April 3, 2013, Vinson & Elkins distributed a revised draft merger agreement and form of support agreement to Morgan Lewis. Changes to the merger agreement included (i) permitting Contango to terminate for a “superior proposal,” (ii) a termination fee of $10 million for Crimson and $40 million for Contango (which amounts represented approximately 3% of the enterprise value of Crimson and 8% of the enterprise value of Contango, respectively, as of such date), (iii) payment of a termination fee if, in certain instances, a party enters into an alternative transaction within 12 months of termination, including certain buy-side transactions, (iv) requiring the combined company to adopt a bylaw amendment that would require, for one year, a two-thirds majority of the combined company board and at least one Crimson appointee to the combined company board to make certain changes to the agreed-upon post-closing governance and (v) deleting the requirement of a per se casualty event material adverse effect but eliminating a natural disaster exception from the definition of material adverse effect. The form of support agreements provided that Oaktree, Allan D. Keel, Kenneth R. Peak and Brad Juneau would execute support agreements.

On April 4, 2013, members of the management teams of each of Crimson and Contango, as well as representatives from Duff & Phelps and Deloitte participated in a conference call to provide Duff & Phelps with an opportunity to perform a diligence review of Crimson’s tax characteristics. On this date Mr. Grady and Mr. Romano also spoke by telephone to discuss staffing needs for the combined company.

On April 8, 2013, Mr. Grady and Mr. Romano met to discuss open issues on the employment agreements for Messrs. Keel and Grady (including tax gross-up language in their existing agreements and possible future clawback policies resulting from recent federal legislation) as well as other compensation and staffing issues.

On April 9, 2013, Morgan Lewis provided a further revised draft merger agreement and form of support agreement to Crimson and Vinson & Elkins. Among other things, this draft of the merger agreement (i) provided detail regarding the post-closing salaries and benefits of Contango employees, (ii) changed the termination fee to $10 million for Crimson and $20 million for Contango (which amounts represented approximately 3% of the enterprise value of Crimson and 4% of the enterprise value of Contango, respectively, as of such date) and (iii) reinserted the natural disaster exception to the definition of material adverse effect. Contango proposed that Oaktree and all officers and directors of both parties execute support agreements.

On April 8 and 9, 2013, Mr. Isaac met with Contango’s regulatory consultants to perform regulatory due diligence.

On April 9, 2013, Mr. Grady and Mr. Romano spoke by telephone to discuss open employment agreement issues, compensation matters, the potential timeline for execution of the merger agreement and preparation of a joint press release and investor presentation for use in announcing the merger. Also on this date, Messrs. Mengle and Isaac met with Mr. Juneau to review updated production information for Contango’s Eugene Island 10 field received from Cobb & Associates as well as the status of operations on Contango’s Vermillion 170 well.

On April 10 and 11, 2013, Crimson and Contango and their respective legal counsels spoke by telephone multiple times to discuss the merger agreement and the support agreements.

On April 11, 2013, the Crimson board of directors met telephonically with certain members of Crimson’s senior management team, as well as with representatives from Vinson & Elkins and Barclays to discuss the status of the transaction, including outstanding issues under the merger agreement and support agreements and the Crimson’s preliminary review of the most recent production and pressure test data from certain of Contango’s wells, possible implications thereof and the appropriate follow-up. Later in the day on April 11, 2013, Vinson & Elkins sent revised drafts of the merger agreement and form of support agreement to Contango and Morgan Lewis. Among other things, this draft of the merger agreement (i) provided detail regarding the post-closing salaries and benefits of Contango employees, (ii) changed the termination fee to $7 million for Crimson and $28 million for Contango (which amounts represented approximately 2% of the enterprise value of Crimson and 6% of the enterprise value of Contango, respectively, as of such date) and (iii) eliminated the natural disaster exception from the definition of material adverse effect. Vinson & Elkins and Morgan Lewis continued to negotiate the merger agreement and ancillary agreements.

On April 11, 2013, Mr. Grady and Mr. Romano spoke by telephone to discuss open business points in the merger agreement, including the amount of each party’s termination fee, scope of the tail period to which a termination fee would apply, the definition of “material adverse effect,” board composition of the combined company, and representations and warranties relating to Contango’s joint ventures. On this day, Messrs. Keel and Grady also met with Messrs. Romano and Juneau to discuss Contango’s reserves in light of recent production data. Messrs. Keel and Grady also met with Mr. Romano on this day to discuss outstanding issues on the employment agreements.

On April 12, 2013, the Contango board of directors held a meeting at Contango’s offices to receive an update on due diligence studies performed by various third parties. At the request of the Contango board, representatives from Morgan Lewis and Petrie were also in attendance. Mr. Romano and Mr. Juneau first provided to the directors recent analysis of Contango’s reserves at its Dutch Mary Rose property. The Board discussed the analysis and the reserve report provided by Cobb & Associates. The Board heard presentations regarding potential environmental liabilities of Crimson’s exploration and production business, accounting and tax assessments of Crimson and the possible combined company, Crimson’s outstanding litigation, updated preliminary reference value ranges for Contango and Crimson, the current energy market environment and employment matters relating to the combined company. Morgan Lewis also provided an update to the board on the draft merger agreement, support agreements and amendments to Contango’s bylaws to the board.

On April 12, 2013, Vinson & Elkins sent a draft of the support agreement to be executed by Contango’s officers to Contango and Morgan Lewis. The draft support agreement was substantially similar to the support agreement to be executed by Crimson’s officers, except that such support agreements could not be terminated upon a decrease in merger consideration or a change in the form of merger consideration. Vinson & Elkins, Morgan Lewis and Oaktree Management continued to negotiate the support agreements.

On April 12, 2013, Oaktree Management retained Kirkland & Ellis LLP (referred to in this joint proxy statement/prospectus as “Kirkland”) to negotiate a registration rights agreement with Contango with respect to Oaktree’s ownership of Contango common stock and other registerable securities upon closing of the potential merger. Kirkland distributed an initial draft of the registration rights agreement on April 13, 2013. From then until April 25, 2013, Crimson, Contango, Oaktree Management and their legal counsel negotiated the terms of the registration rights agreement.

On April 12, 2013, Crimson received diligence memos from Opportune and Deloitte which did not identify any material issues relating to the proposed merger with Contango. In addition, Mr. Mengle met with a representative of Cobb & Associates in Dallas to discuss recent well data from Contango’s Eugene Island 10 field.

On April 13, 2013, Mr. Grady and Mr. Romano spoke by telephone several times to discuss the status of Contango’s internal review of its reserves following recent production information as well as open issues on the employment agreements for Messrs. Keel and Grady.

On April 15, 2013 Messrs. Grady, Atkins, Mengle and Isaac and Messrs. Romano, Juneau and Deacon Merrick of Cobb & Associates met to discuss recent production data from Contango’s Eugene Island 10 field and the potential impact thereof on Cobb & Associates’ reserve calculations. On this date, Mr. Grady and Mr. Romano also met to discuss status and open issues on the merger agreement and employment agreements.

On April 16, 2013, Contango provided Crimson with the revised estimates of its offshore proved reserves as of December 31, 2012. Based upon an analysis of additional pressure data performed by Cobb & Associates, Contango’s estimates of gross original gas in place, implied gross recoverable reserves and net proved reserves were adjusted downward.

On April 16, 2013, Morgan Lewis distributed a revised draft of the merger agreement and ancillary agreements to Crimson and Vinson & Elkins. On April 17, 2013, Crimson management, Vinson & Elkins and Morgan Lewis discussed Morgan Lewis’ revisions to the merger agreement by telephone.

On April 19, 2013, Mr. Grady and Mr. Romano met to discuss the adjustments to Contango’s reserves resulting from recent production information and any potential changes to the relative value of both companies. Mr. Romano and Mr. Grady agreed that each party’s financial advisors should update their work to reflect the adjustments to Contango’s reserves, new commodity prices and other additional information. Following the meeting Mr. Grady asked Barclays to update its analysis to include recent reserve adjustments as well as more recent commodity prices and other newly provided valuation information.

On April 20, 2013, Kenneth R. Peak, Contango’s founder and Chairman, passed away and the parties temporarily suspended negotiations.

On April 22, 2013, Mr. Grady and Mr. Romano met to discuss outstanding issues that could possibly impact the equity split, including changes in oil and natural gas prices, further due diligence on changes in certain working capital items (including proceeds from a key man life insurance policy), reevaluation of exposure risk on certain contingencies and recent operational activity (including the revised estimates of offshore proved reserves) that impacted previous assumptions and outstanding issues on the merger agreement including, but not limited to, termination fees, material adverse effect provisions, conditions to closing and acceptable limits on pre-closing activity. Mr. Romano indicated that Contango and its advisors were of the opinion that the preliminary 80/20 equity ownership split continued to be appropriate, subject to the completion of final due diligence, as some of the issues raised by Mr. Grady were subjective in nature. In addition, Mr. Romano indicated Contango’s confidence that its investments in Alta and Exaro could be worth more than the invested capital reflected on its balance sheet based on discussions with its equity partners, which had not previously been considered in the determination of the equity ownership split. Each party agreed to provide the other with additional supporting documentation following the meeting.

On April 23, 2013, Messrs. Keel and Grady met with Mr. Romano to discuss the equity split, the status of open issues on the merger agreement, employment agreements for Messrs. Keel and Grady and the registration rights agreement between Contango and affiliates of Oaktree Management.

On April 24, 2013, the Contango board of directors held a meeting at Contango’s offices. At the request of the Contango board, representatives from Morgan Lewis and Petrie also attended the meeting. The directors discussed Crimson’s drilling program and Contango’s updated production results. The directors also received an update on the due diligence process and key remaining issues in the merger documentation.

Also on April 24, 2013, Vinson & Elkins circulated a revised draft of the merger agreement to Contango and Morgan Lewis. Morgan Lewis distributed a further revised draft of the merger agreement and the various ancillary agreements on April 25, 2013.

On April 25, 2013, Mr. Keel met with Mr. Romano to continue their discussion regarding the equity split, and they agreed upon a 79.7/20.3% equity split taking into account a number of factors and information raised by both Crimson and Contango related to due diligence results and recent events, including changes in oil and natural gas prices, further due diligence on changes in certain working capital items (including proceeds from a key man life insurance policy), reevaluation of exposure risk on certain contingencies (including the revised estimates of offshore proved reserves) and recent information on operational activity that impacted previous assumptions (including the revised estimates of offshore proved reserves) and information regarding Contango’s investments in Exaro and Alta.

On April 25, 2013, Mr. Romano obtained an order appointing him as the temporary administrator of the Estate of Mr. Peak from a probate court in Harris County, Texas, granting Mr. Romano the authority to execute a support agreement on behalf of the Estate of Mr. Peak.

In the morning of April 27, 2013, representatives of both parties and counsel met telephonically to discuss final issues on the merger agreement and ancillary agreements. Additionally, the parties finalized the ancillary agreements and discussed the remaining steps to be completed prior to signing the merger agreement.

In the afternoon of April 27, 2013, the Crimson board of directors met telephonically with certain members of Crimson’s senior management team, as well as with representatives from Vinson & Elkins and Barclays. Management provided members of the board with an update on (1) the status of the transaction including remaining open items including diligence associated with recently identified material contracts, (2) prior discussions regarding recent production and pressure test data from certain of Contango’s wells and the implications thereof, (3) Contango’s efforts to work-over its Vermillion 170 well and (4) recent discussions between the parties regarding the equity split for the transaction. A representative from Vinson & Elkins then provided members of the board with a reminder regarding their fiduciary duties in connection with the proposed transaction. Representatives of Barclays provided an updated report regarding the proposed merger wherein they reviewed the rationale for the transaction, the benefits to each party’s stockholders, an analysis of the proposed exchange ratio and the premium associated therewith, and the various valuation analyses undertaken by Barclays. A representative from Vinson & Elkins also reviewed with the board the terms of the near-final merger agreement, including changes to which the parties had agreed since the board’s March 12th meeting. Following these discussions, the Crimson board authorized members of Crimson’s senior management to finalize the remaining open items and indicated that, assuming the remaining items could be satisfactorily resolved, they were prepared to approve the transaction.

During the afternoon of April 29, 2013, the Contango board of directors met with certain representatives from Morgan Lewis and Petrie. Mr. Romano provided the board with a status update on the merger agreement and ancillary documents related thereto and indicated that all issues with Crimson had been resolved. In connection with consideration by the Contango board of directors of the proposed strategic combination with Crimson, Petrie delivered its oral opinion that, as of that date, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to Contango (as more fully described under “— Opinion of Contango’s Financial Advisors”), Petrie later delivered to Contango its written opinion dated April 29, 2013. Following these discussions, the Contango board of directors determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, Contango and its stockholders and authorized Contango management to execute the merger agreement and ancillary documents on behalf of Contango. In connection with the merger, Contango’s board also authorized the registration rights agreement, support agreements, employment agreements with Messrs. Keel and Grady and amendments to Contango’s bylaws as contemplated in the merger agreement.

Also during the afternoon on April 29, 2013, the Crimson board of directors met telephonically with certain members of Crimson’s senior management team and representatives from Barclays. Management provided the board with a status update on merger agreement, ancillary documents relating thereto and indicated that all material issues had been resolved. In connection with consideration by the Crimson board of directors of the proposed strategic combination with Contango, Barclays delivered its oral opinion that, as of that date, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Crimson common stock (as more fully described under “— Opinion of Crimson’s Financial Advisors”). Following these discussions, the Crimson board adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Crimson and its stockholders and the members present unanimously voted to approve the merger agreement and the transactions contemplated thereby. Mr. Ni Zhaoxing was not present at such board meeting (although his representative did attend as an approved observer), but subsequently ratified the actions taken by the Crimson board of directors. Barclays later delivered to Crimson its written opinion dated April 29, 2013.

In the evening of April 29, 2013, Contango and Crimson senior management and their respective legal counsel, having resolved the remaining open items, finalized the disclosure schedules, ancillary documents and announcement documents, and made certain final, non-substantive corrections to the merger agreement. Shortly thereafter, members of Crimson senior management and Contango senior management, advised by their respective legal counsels, executed the merger agreement and ancillary agreements.

Early in the morning on April 30, 2013, Contango and Crimson issued a joint press release announcing the merger and hosted a joint conference call for the investment community to explain the specific details of the proposed merger.

Contango’s Reasons for the Merger; Recommendation of the Contango Board of Directors

In approving the merger agreement and recommending approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, the Contango board of directors consulted with members of Contango’s management, as well as with Contango’s legal, financial and other advisors, and also considered a number of factors that the Contango board of directors viewed as bearing on its decisions. The principal factors that the Contango board of directors viewed as supporting its decisions were:

•	that Crimson’s lower-risk, unconventional development portfolio complements Contango’s higher-potential, offshore prospects;

•	that Contango’s liquidity complements Crimson’s lower-risk, operated liquids-focused proved drilling portfolio and resource upside;

•

that the combined company will have over 1 trillion cubic feet equivalents of resource potential in offshore and onshore locations including the Woodbine, Eagle Ford, Buda, James Lime and Niobrara plays;

•

the opportunity to integrate the well-respected knowledge base, potential transaction flow and execution capabilities of Crimson’s management team into that of Contango’s, particularly in light of the recent passing of Contango’s founder and former Chairman and Chief Executive Officer, Kenneth R. Peak, and the ensuing succession planning undertaken by the Contango board of directors;

•	that Crimson’s sizeable staff and existing internal systems will allow the combined company to quickly and efficiently handle the increased asset base and operational burdens;

•	that the merger will be strongly accretive to Contango’s cash flow and reserves per share;

•	that the net operating loss of approximately $110 million of Crimson may be utilized by the combined company in future years subject to limitations contained in Section 382 of the Code;

•	the strong to-date drilling results of Crimson and other operators in the Woodbine and Buda formations;

•

that the combined company will be significantly larger than Contango is now and as a result should have greater exploration and production strengths, greater liquidity in the market for its securities and better ability to consider future strategic opportunities that might not otherwise be possible;

•	the expectation that the combined company will be able to accelerate development of additional exploration and development opportunities and achieve exploration and production drilling efficiencies;

•	the opportunity to double Contango’s current oil production and proved oil reserves;

•	that the combination of Contango and Crimson will preserve significant strategic continuity for both companies and employee continuity for Crimson;

•

the terms and conditions of the merger agreement, including the commitments by both Contango and Crimson to complete the merger and certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving Crimson or Contango, and the likelihood of completing the merger;

•

the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Contango or Crimson and, that under certain circumstances more fully described in the sections “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 117 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 118, Contango or Crimson, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Contango or Crimson board, as applicable, may withdraw or modify its recommendations to Contango or Crimson stockholders regarding the merger; and

•

the opinion of Petrie, dated April 29, 2013, to the Contango board of directors to the effect that, as of that date and based on and subject to various assumptions, qualifications and limitations described in the Petrie opinion included with this joint proxy statement/prospectus as Annex B, the exchange ratio of 0.08288 shares of Contango common stock to be issued by Contango in exchange for each outstanding share of Crimson common stock pursuant to the merger was fair, from a financial point of view, to Contango, as more fully described below under the caption “— Opinion of Contango’s Financial Advisors — Opinion of Petrie Partners, LLC.”

The Contango board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of Contango’s business during the period between the execution of the merger agreement and the completion of the merger as set forth in the merger agreement;

•	the costs associated with the completion of the merger, including management’s time and energy and potential opportunity cost;

•	the amount of indebtedness of Crimson and the annual debt service costs of such indebtedness;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•	the potential earnings dilution to Contango stockholders following the merger;

•

the challenges inherent in the combination of two businesses of the size and complexity of Contango and Crimson, including the possible diversion of management attention for an extended period of time;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between Contango and Crimson and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 32 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 30.

This discussion of the information and factors considered by Contango’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board, but is not intended to be exhaustive and may not include all of the factors considered by the Contango board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Contango board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Contango stockholders. Rather, the Contango board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Contango’s management and outside legal and financial advisors. In addition, individual members of the Contango board of directors may have assigned different weights to different factors.

Certain of Contango’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, those of Contango’s stockholders generally. The Contango board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Contango stockholders. For a discussion of these interests, see “— Interests of Contango Directors and Executive Officers in the Merger.”

The Contango board of directors unanimously approved the merger and the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger, are in the best interests of Contango and its stockholders. Accordingly, the Contango board of directors unanimously recommends that the Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders pursuant to the merger.

Opinion of Contango’s Financial Advisor

Opinion of Petrie Partners Securities, LLC to the Contango Board of Directors

In connection with the merger, on February 13, 2013, the Contango board of directors retained Petrie to act as financial advisor to the Contango board of directors. On April 29, 2013, at a meeting of the Contango board of directors, Petrie rendered its oral opinion, subsequently confirmed by delivery of a written opinion soon after the meeting, that, as of April 29, 2013 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Contango.

The full text of the written opinion of Petrie, dated as of April 29, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. You are urged to read the opinion carefully and in its entirety. Petrie’s opinion was addressed to, and provided for the information and benefit of, the Contango board of directors (in its capacity as such) in connection with its evaluation of whether the exchange ratio was fair, from a financial point of view, to Contango. Petrie’s opinion does not address the fairness of the proposed merger, or any consideration received in connection with the proposed merger, to the holders of any securities, creditors or other constituencies of Contango, nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Contango, or any class of such persons, whether relative to the exchange ratio or otherwise. Petrie assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Petrie’s opinion does not address the relative merits of the merger as compared to any other alternative business transaction or strategic alternative that might be available to Contango, nor does it address the underlying business decision of Contango to engage in the merger. Petrie’s opinion does not constitute a recommendation to the Contango board of directors or to any other persons in respect of the merger, including as to how any holder of shares of voting common stock of Contango should act or vote in respect of any of the transactions contemplated by the merger agreement. Finally, Petrie did not express any opinion as to the price at which shares of Contango or Crimson common stock will trade at any time.

In connection with rendering its opinion and performing its related financial analysis, Petrie, among other things:

•

reviewed certain publicly available business and financial information relating to Contango and Crimson, including (i) Annual Reports on Form 10-K and related audited financial statements of Contango and Crimson for the fiscal years ended June 30, 2012 and December 31, 2012, respectively, and (ii) the Quarterly Report for Contango on Form 10-Q and related unaudited financial statements for the fiscal quarter ended December 31, 2012;

•

reviewed certain estimates of Contango’s oil and gas reserves, including (i) estimates of offshore proved reserves prepared by Cobb & Associates as of December 31, 2012 and (ii) estimates of the Exaro joint venture proved reserves prepared by Von Gonten as of December 31, 2012 and (iii) estimates of potential resources prepared by the management and staff of Contango as of July 1, 2013;

•

reviewed certain estimates of Crimson’s oil and gas reserves, including (i) estimates of proved reserves prepared by NSAI as of December 31, 2012 and (ii) estimates of probable and possible reserves prepared by the management and staff of Crimson as of December 31, 2012;

•	reviewed a presentation prepared by representatives of Von Gonten of the potential future well performance and associated reserves for certain Crimson properties located in Crimson’s Force area;

•	analyzed certain historical and projected financial and operating data of Contango and Crimson prepared by the respective managements and staffs of Contango and Crimson;

•

discussed the current operations and prospects of Contango with the management and staff of Contango, and discussed the current operations and prospects of Crimson with the respective managements and staffs of Contango and Crimson;

•	reviewed the historical market prices and trading history of Contango common stock and Crimson common stock;

•	compared recent stock market capitalization indicators for Contango and Crimson with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

•	compared the financial terms of the merger with the financial terms of other transactions deemed by Petrie to be relevant;

•	participated in certain discussions and negotiations among the representatives of Contango, Crimson and their respective financial and legal advisors;

•	reviewed a draft dated April 29, 2013 of the merger agreement; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie deemed necessary or appropriate.

The estimates of offshore proved reserves prepared by Cobb & Associates were updated on April 16, 2013, based on additional information made available to Cobb & Associates, and for purposes of its financial analysis, Petrie used such estimates as revised on April 16, 2013.

In connection with its analysis and opinion, Petrie assumed and relied upon, without assuming any responsibility or liability for or independently verifying the accuracy and completeness of, all of the information publicly available and all of the information supplied or otherwise made available to Petrie by Contango and Crimson. Petrie further relied upon the assurances of representatives of the respective managements of Contango and Crimson that they are unaware of any facts that would make the information provided to Petrie incomplete or misleading in any material respect. With respect to the projected financial and operating data relating to Contango and Crimson referred to above, Petrie assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements and staffs of Contango and Crimson relating to the future financial and operational performance of Contango and Crimson, respectively. Petrie expressed no view as to any projected financial data relating to Contango and Crimson or the assumptions on which they were based.

With respect to the estimates of oil and gas reserves and potential resources, Petrie assumed that such data had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the managements and staffs of Contango and Crimson (and Cobb & Associates, Von Gonten and NSAI, as applicable) relating to the oil and gas properties of Contango and Crimson, respectively. Petrie expressed no view as to any reserve or potential resource data relating to Contango or Crimson or the assumptions on which they were based.

Petrie did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Contango or Crimson, nor, except for the estimates of oil and gas reserves, potential resources and prospects referred to above, was Petrie furnished with any such valuations or appraisals, nor did Petrie evaluate the solvency or fair value of Contango or Crimson under any state or federal laws relating to bankruptcy, insolvency or similar matters. Additionally, Petrie did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Contango or Crimson.

For purposes of rendering its opinion, Petrie assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Petrie further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Contango or Crimson or on the consummation of the merger or would materially reduce the benefits of the merger to Contango.

Petrie’s opinion relates solely to the fairness, from a financial point of view, of the exchange ratio to Contango. Petrie did not express any view on, and its opinion did not address, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of Contango, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Contango, or any class of such persons, whether relative to the exchange ratio or otherwise. Petrie assumed that any modification to the structure of the merger would not vary in any material respect from what was assumed in its analysis. Petrie’s advisory services and its opinion were provided for the information and benefit of the Contango board of directors in connection with its consideration of the transactions contemplated by the merger agreement, and its opinion did not constitute a recommendation to any holder of Contango common stock as to how such holder should vote with respect to any of the transactions contemplated by the merger agreement.

Petrie’s opinion did not address the relative merits of the merger as compared to any alternative business transaction or strategic alternative that might be available to Contango, nor did it address the underlying business decision of Contango to engage in the merger. Petrie did not solicit, nor was it asked to solicit, proposals from other parties to engage in other transactions with Contango. Petrie was not asked to consider, and its opinion did not address, the tax consequences of the merger to any particular stockholder of Contango, or the prices at which Contango common stock or Crimson common stock will actually trade at any time, including following announcement or consummation of the merger. Petrie did not render any legal, accounting, tax or regulatory advice and understood that Contango relied on other advisors as to legal, accounting, tax and regulatory matters in connection with the merger.

Petrie’s opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets as they existed and could be evaluated on April 29, 2013 and the conditions and prospects, financial and otherwise, of Contango and Crimson as they were represented to Petrie as of April 29, 2013 or as they were reflected in the materials and discussions described above. Subsequent developments may affect Petrie’s opinion, and Petrie does not have any obligation to update, revise or reaffirm its opinion.

Set forth below is a summary of the material financial analyses performed and reviewed by Petrie with the Contango board of directors in connection with rendering its oral opinion on April 29, 2013 and the preparation of its written opinion letter dated April 29, 2013. Each analysis was provided to the Contango board of directors. In connection with arriving at its opinion, Petrie considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Petrie. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data (including the closing prices for the common stock of Contango and Crimson) that existed on April 25, 2013, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses performed by Petrie. The tables alone do not constitute a complete description of the financial analyses performed by Petrie. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Petrie’s financial analyses.

Reference Value Analyses

Petrie performed a series of analyses to derive a range of implied exchange ratios by utilizing the following methodologies to arrive at per share equity value reference ranges for Contango and Crimson.

Discounted Cash Flow Analysis

Petrie performed a discounted cash flow analysis of Contango’s and Crimson’s respective projected future cash flows to determine indicative reference values of Contango’s and Crimson’s respective common stock based on the present value of the future after-tax cash flows expected to be generated from, for Contango, Contango’s proved and non-proved reserves based on the Cobb & Associates and Von Gonten reserve reports and Contango’s estimates for potential resources and, for Crimson, Crimson’s proved reserves based on the NSAI reserve report and Crimson’s internal estimates for probable and possible reserves.

Petrie evaluated four scenarios in which the principal variable was oil and gas prices. The four price case scenarios represent long-term potential future benchmark prices per barrel of oil and million British thermal units (“MMBtu”) of natural gas. Adjustments were made to these prices to reflect location and quality differentials. One scenario was based on New York Mercantile Exchange (“NYMEX”) 5-year strip pricing as of April 25, 2013 for the calendar years 2013 through 2017, escalated annually at the rate of 3% thereafter. Benchmark prices for the other three scenarios were based on $80.00, $90.00, and $100.00 per barrel of oil, respectively, and $3.50, $4.50 and $5.50 per MMBtu for gas, respectively and were escalated annually starting in 2014 at the rate of 3%. Applying various after-tax discount rates ranging from 8.0% to 40.0%, depending on reserve category and geographic location, to the after-tax cash flows of the proved and non-proved reserve estimates, and adjusting for the present value of future estimated general and administrative expenses, commodity derivative and other assets, long-term debt as of December 31, 2012 and net working capital as of December 31, 2012, as appropriate, Petrie determined the following implied equity value reference ranges per share of Contango and Crimson common stock respectively. Using these implied equity value reference ranges, Petrie calculated a range of implied exchange ratios by dividing the lowest implied per share equity value for Crimson by the highest implied per share equity value for Contango and vice versa.

	NYMEX Strip (April 25, 2013)		$80.00 Oil & $3.50 Gas		$90.00 Oil & $4.50 Gas		$100.00 Oil & $5.50 Gas
	Low	High	Low	High	Low	High	Low	High
Contango Implied Equity Value $/Share	$39.37	$43.96	$36.62	$40.95	$41.36	$46.27	$46.60	$52.18
Crimson Implied Equity Value $/Share	$1.55	$4.00	$1.03	$3.42	$2.18	$4.85	$3.91	$7.03
Implied Exchange Ratio	0.03523	0.10150	0.02515	0.09346	0.04706	0.11720	0.07498	0.15085

Comparable Transaction Analysis

Petrie reviewed selected publicly-available information for 21 oil and gas transactions announced between March 2010 and March 2013 that included assets in the Gulf of Mexico and had a value greater than $50 million. Petrie reviewed all transactions with publicly-available information that it deemed to have certain characteristics that are similar to those of Contango, although Petrie noted that none of the reviewed transactions or the selected companies that participated in the selected transactions were directly comparable to the merger or Contango.

Precedent Transactions for Contango

Date Announced	Buyer	Seller
03/06/13	Undisclosed	EPL Oil & Gas, Inc.
12/13/12	Talos Energy LLC	Helix Energy Solutions Group, Inc.
10/18/12	Northstar Offshore Group, LLC	Undisclosed
09/18/12	W&T Offshore Inc.	Newfield Exploration Company
09/17/12	EPL Oil & Gas, Inc.	Hilcorp Energy Company
12/01/11	Korea National Oil Corporation	Natural Gas Partners
11/18/11	Stone Energy Corporation	BP p.l.c.
10/31/11	North American Energy Partners Inc.	Undisclosed
07/29/11	Dynamic Offshore Resources, LLC	Exxon Mobil Corporation
04/07/11	TRT Energy Holdings, Inc.	TETRA Technologies, Inc.
03/09/11	Undisclosed	Seneca Resources Corp
01/13/11	EPL Oil & Gas, Inc.	Anglo-Suisse Offshore Partners, LLC
12/07/10	BP p.l.c.	Royal Dutch Shell plc
11/21/10	Energy XXI (Bermuda) Limited	Exxon Mobil Corporation
11/04/10	W&T Offshore Inc.	Royal Dutch Shell plc
10/25/10	Marubeni Corporation	BP p.l.c.
09/20/10	McMoRan Exploration Co.	Plains Exploration & Production Company
04/12/10	Apache Corporation	Devon Energy Corporation
04/08/10	W&T Offshore Inc.	Total S.A.
04/08/10	Alta Mesa Holdings, LP	Meridian Resource Company, LLC
03/11/10	BP p.l.c.	Devon Energy Corporation

Based on the multiples implied by these transactions and Petrie’s judgment on the comparability of each comparable transaction versus the assets of Contango, Petrie applied relevant transaction multiples to Contango’s assets to calculate an implied equity value reference range per share of Contango common stock. With respect to Contango’s Gulf of Mexico assets, Petrie applied transaction multiples ranging from $2.25 to $3.00 per thousand cubic feet equivalent (“Mcfe”) of proved reserves and $5,000 to $7,000 per thousand cubic feet equivalent of production per day (“Mcfepd”). Based on the application of these transaction multiples, the estimated value of other assets and adjusting for net working capital as of December 31, 2012, Petrie determined an implied equity value reference range of $36.64 to $47.26 per share of Contango common stock.

Petrie reviewed selected publicly-available information for 66 regional oil and gas transactions announced between June 2007 and April 2013 in the Woodbine, onshore Gulf Coast, South Texas, Eagle Ford Shale and Niobrara plays and that had a value greater than $15 million. Petrie reviewed all transactions with publicly-available information that it deemed to have certain characteristics that are similar to those of Crimson, although Petrie noted that none of the reviewed transactions or the selected companies that participated in the selected transactions were directly comparable to the merger or Crimson.

Precedent Transactions for Crimson

Date Announced	Buyer	Seller
Woodbine
09/11/12	Energy & Exploration Partners, Inc.	Chesapeake Energy Corporation
06/05/12	Halcón Resources Corporation	JBL Energy Partners, LLC
06/01/12	Woodbine Acquisition Corporation	PetroMax Operating Company, Inc.
Onshore Gulf Coast
03/20/13	Memorial Production Partners LP	Undisclosed
12/28/12	QR Energy, LP	Quantum Resources Management, LLC
12/05/12	Argent Energy Trust	Wapiti Energy, LLC
11/05/12	Harbinger Group Inc.	EXCO Resources, Inc.
11/01/12	QR Energy, LP	Undisclosed
10/04/12	Undisclosed	Carrizo Oil & Gas, Inc.
10/01/12	Undisclosed	GMX Resources Inc.
09/26/12	Arena Energy, LLC	McMoRan Exploration Co.
09/18/12	Memorial Production Partners LP	Goodrich Petroleum Corporation
08/07/12	PetroPoint Energy Partners LP	Rosetta Resources Operating LP
05/15/12	EPL Oil & Gas, Inc.	W&T Offshore Inc.
01/12/12	Petro Harvester Oil & Gas, LLC	Denbury Resources Inc.
12/12/11	Korea Development Bank	Apache Corporation
05/14/10	Milagro Oil & Gas, Inc.	Venoco, Inc.
04/16/10	Undisclosed	Venoco, Inc.
12/03/09	Denbury Resources Inc.	Wapiti Energy, LLC
08/03/09	Undisclosed	Chesapeake Energy Corporation
South Texas
01/03/13	Hilcorp Energy Company	Forest Oil Corporation
03/19/12	Undisclosed	Comstock Resources, Inc.
03/03/11	Legend Natural Gas IV, LP	Smith Production Inc.
01/18/11	Gulf Coast Energy Resources, LLC	Undisclosed
12/10/10	Occidental Petroleum Corporation	Royal Dutch Shell plc
12/15/09	Mariner Energy, Inc	Edge Petroleum Corporation
07/21/09	Vanguard Natural Resources, LLC	Lewis Energy Group
06/29/09	Encore Acquisition Company	EXCO Resources, Inc.
08/28/08	Swift Energy Company	Crimson Energy Partners III, L.L.C.
08/04/08	Undisclosed	Comstock Resources, Inc.
07/21/08	Vanguard Natural Resources, LLC	Lewis Energy
05/01/08	Crimson Exploration Inc.	Undisclosed
04/24/08	Newfield Exploration Company	United Resources, LP
04/15/08	EV Energy Partners, L.P.	Undisclosed
03/03/08	Plains Exploration & Production Company	Samson Lone Star, LLC
11/26/07	Comstock Resources, Inc.	Royal Dutch Shell plc
08/15/07	Baseline Oil & Gas Corporation	DSX Energy Limited, LLP
08/02/07	SM Energy Company	Undisclosed
07/12/07	Eagle Rock Energy Partners, LP	Redman Energy Corporation
06/01/07	Comstock Resources, Inc.	Undisclosed

Date Announced	Buyer	Seller
Eagle Ford
04/03/13	Penn Virginia Corporation	Magnum Hunter Resources Corporation
03/25/13	Undisclosed	ZaZa Energy Corporation
03/19/13	Sanchez Energy Corp	Hess Corporation
11/10/12	Sabine Oil & Gas LLC	Blue Eagle Energy, LLC
10/24/12	Marathon Oil Corporation	Undisclosed
05/09/12	Marathon Oil Corporation	Paloma Partners II, LLC
06/30/11	Undisclosed	Forest Oil Corporation
06/13/11	Statoil ASA	SM Energy Company
06/01/11	Marathon Oil Corporation	Hilcorp Energy Company
12/31/10	Undisclosed	Escondido Resources II, LLC
12/10/10	Aurora Oil & Gas Limited	Undisclosed
11/29/10	Chesapeake Energy Corporation	Antares Energy Limited
10/10/10	Statoil ASA; Talisman Energy Inc.	Enduring Resources II, LLC
10/05/10	Plains Exploration & Production Company	Dan A. Hughes
03/31/10	Talisman Energy Inc.	Common Resources III, LLC
Niobrara
10/26/12	Synergy Resources Corporation	Orr Energy, LLC
05/14/12	PDC Energy, Inc.	Merit Energy Company
01/27/12	ConocoPhillips	Colorado State Land Board
07/13/11	Bill Barrett Corporation	Texas American Resources, LLC
04/04/11	Marubeni Corporation	Marathon Oil Corporation
01/31/11	CNOOC Ltd.	Chesapeake Energy Corporation
06/30/10	Rex Energy Corporation	Undisclosed
06/25/10	Chesapeake Energy Corporation	Samson Oil & Gas Ltd.
03/15/10	Fidelity Exploration & Production Company	Undisclosed
02/26/10	Chesapeake Energy Corporation	American Oil & Gas
01/05/10	Noble Energy, Inc.	Suncor Energy, Inc.

Based on the multiples implied by these transactions and Petrie’s judgment on the comparability of each comparable transaction versus the assets of Crimson, Petrie applied relevant transaction multiples to Crimson’s assets to calculate an implied equity value reference range per share of Crimson common stock. With respect to Crimson’s oil and gas assets, Petrie applied transaction multiples ranging from $2.50 to $3.25 per Mcfe of proved reserves and $8,000 to $10,000 per Mcfepd of production. Based on the application of these transaction multiples, the estimated value of other assets and adjusting for long-term debt and net working capital, in each case as of December 31, 2012, Petrie determined an implied equity value reference range of $2.41 to $4.80 per share of Crimson common stock. Finally, Petrie divided the lowest Crimson per share implied equity value by the highest Contango per share implied equity value, and vice versa, to determine a range of implied exchange ratios of 0.05106 to 0.13113 shares of Contango common stock per share of Crimson common stock.

Petrie also reviewed selected transactions with publicly-available information for oil and gas corporate transactions announced between April 2004 and February 2013 with a transaction value between $100 million and $6 billion in which the acquired or target company was an exploration and production company with oil and gas assets in the United States, although Petrie noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the merger or Contango or Crimson.

Precedent Transactions — Oil & Gas Corporate Transactions

Date Announced	Acquiring Company	Target Company
02/21/13	LinnCo LLC	Berry Petroleum Company
04/25/12	Halcón Resources Corporation	GeoResources, Inc.
02/02/12	SandRidge Energy, Inc.	Dynamic Offshore Resources, LLC
01/17/12	Venoco, Inc.	Tim Marquez
10/17/11	Statoil ASA	Brigham Exploration Company
11/09/10	Chevron Corporation	Atlas Energy, Inc.
04/15/10	Apache Corporation	Mariner Energy, Inc.
04/04/10	SandRidge Energy, Inc.	Arena Resources, Inc.
11/01/09	Denbury Resources Inc.	Encore Acquisition Company
09/15/09	Apollo Management, LP	Parallel Petroleum Corporation
04/30/08	Stone Energy Corporation	Bois d’Arc Energy, Inc.
07/17/07	Plains Exploration & Production Company	Pogo Producing Company
01/08/07	Forest Oil Corporation	The Houston Exploration Company
06/23/06	Anadarko Petroleum Corporation	Western Gas Resources, Inc.
04/21/06	Petrohawk Energy Corporation	KCS Energy Inc.
01/23/06	Helix Energy Solutions Group, Inc.	Remington Oil & Gas Corporation
10/13/05	Occidental Petroleum Corporation	Vintage Petroleum Inc.
09/19/05	North Hydro ASA	Spinnaker Exploration Company
09/12/05	Mariner Energy, Inc.	Forest Energy Resources, Inc.
04/04/05	Petrohawk Energy Corporation	Mission Resources Corporation
01/26/05	Cimarex Energy Company	Magnum Hunter Resources Corporation
12/16/04	Noble Energy, Inc.	Patina Oil & Gas Corporation
05/24/04	Forest Oil Corporation	The Wiser Oil Company
05/04/04	Pioneer Natural Resources Company	Evergreen Resources Inc.
04/15/04	EnCana Corporation	Tom Brown Inc.
04/07/04	Kerr-McGee Corporation	Westport Resources Corp.

For each of the precedent corporate transactions, Petrie calculated the following:

•

Purchase Price/Current Year Discretionary Cash Flow, which is defined as the total purchase price paid by the acquiring company for the equity of the target (“purchase price”), divided by discretionary cash flow for the calendar year in which the transaction occurred (“current year discretionary cash flow”);

•

Purchase Price/Forward Year Discretionary Cash Flow, which is defined as the purchase price, divided by an estimate of discretionary cash flow for the calendar year following the year in which the transaction occurred (“forward year discretionary cash flow”);

•

Total Investment/Current Year EBITDAX, which is defined as the total investment made by the acquiring company including purchase price of common equity, plus the assumption of target company net indebtedness (“total investment”), divided by estimated earnings before interest, taxes, depreciation and amortization, and exploration expense (“EBITDAX”), for the calendar year in which the transaction occurred (“current year EBITDAX”);

•

Total Investment/Forward Year EBITDAX, which is defined as total investment divided by estimated EBITDAX for the calendar year following the year in which the transaction occurred (“forward year EBITDAX”);

•	Total Investment/Proved Reserves, which is defined as total investment divided by proved reserves as of the latest published reserve report from the date of the transaction (“proved reserves”); and

•

Total Investment/Current Production, which is defined as total investment divided by the most recent publicly available average daily production figure before the date of the transaction (“current production”).

Petrie applied the relevant multiples to Contango’s and Crimson’s respective estimated discretionary cash flow for calendar years 2013 and 2014, estimated EBITDAX for calendar years 2013 and 2014, proved reserves as of December 31, 2012 and the latest current net production publicly disclosed prior to April 25, 2013.

The mean and median transaction multiples implied for each benchmark for the precedent transactions are set forth below.

Measure	Mean Multiples	Median Multiples
Purchase Price/Current Year Discretionary Cash Flow ($MM)	6.8x	5.6x
Purchase Price/Forward Year Discretionary Cash Flow ($MM)	6.3x	6.1x
Total Investment/Current Year EBITDAX ($MM)	7.3x	6.7x
Total Investment/Forward Year EBITDAX ($MM)	6.4x	6.2x
Total Investment/Proved Reserves ($/Mcfe)	$3.07	$2.59
Total Investment/Current Production ($/Mcfepd)	$15,227	$10,958

Petrie also evaluated the premiums paid in connection with the above corporate transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of the target company one day, 30 days and 60 days prior to the announcement date of the relevant transaction. The mean and median premiums paid for the precedent transactions are set forth below.

Period	Mean Premiums Paid	Median Premiums Paid
One day prior	23%	21%
30 days prior	29%	25%
60 days prior	35%	34%

Based upon its review of these transactions, Petrie selected purchase price multiple ranges for Contango of 4.5x – 6.0x to estimated current year discretionary cash flow and 4.0x – 5.0x to estimated forward year discretionary cash flow, transaction value multiple ranges of 4.0x – 5.5x to estimated current year EBITDAX, 4.0x – 5.0x to estimated forward year EBITDAX, $2.50 – $3.50 per Mcfe of proved reserves and $8,000 –$10,000 per Mcfepd of current production. Petrie applied relevant premiums ranging from 20% to 35% to the one-day, 30-day and 60-day Contango closing prices prior to April 25, 2013. Based on the application of the above transaction multiples and taking into account the premiums paid analysis, Petrie selected an enterprise value reference range of $550 million to $675 million. Petrie then adjusted for net working capital as of December 31, 2012, to determine an implied equity value reference range of $42.84 to $51.06 per share of Contango common stock.

For Crimson, Petrie selected purchase price multiple ranges of 4.5x – 6.0x to estimated current year discretionary cash flow and 4.0x – 5.0x to estimated forward year discretionary cash flow, and transaction value multiple ranges of 4.0x – 6.0x to estimated current year EBITDAX, 4.0x – 5.0x to estimated forward year EBITDAX, $3.00 – $4.00 per Mcfe of proved reserves and $8,000 – $12,500 per Mcfepd of current production. Petrie applied relevant premiums ranging from 25% to 35% to the one-day, 30-day and 60-day Crimson closing prices prior to April 25, 2013. Based on the application of the above transaction multiples and taking into consideration the premiums paid analysis, Petrie selected an enterprise value reference range of $400 million to $500 million for Crimson. Petrie then adjusted for long-term debt and net working capital, in each case as of December 31, 2012, to determine an implied equity value reference range of $3.13 to $5.10 per share of Crimson common stock. Finally, Petrie divided the lowest Crimson per share implied equity value by the highest Contango per share implied equity value, and vice versa, to determine a range of implied exchange ratios of 0.06122 to 0.11914 shares of Contango common stock per share of Crimson common stock.

Capital Market Comparison Analysis

Petrie performed a capital market comparison analysis of Contango and Crimson by reviewing the market values and trading multiples of the following thirteen publicly-traded companies that Petrie deemed comparable as peer groups for Contango and Crimson, respectively:

Contango Peer Group	Crimson Peer Group
Energy XXI (Bermuda) Limited W&T Offshore Inc. EPL Oil & Gas, Inc. Stone Energy Corporation Callon Petroleum Company	Carrizo Oil & Gas, Inc. PDC Energy, Inc. Swift Energy Company Comstock Resources, Inc. Goodrich Petroleum Corporation Matador Resources Company PetroQuest Energy, Inc. Synergy Resources Corporation

Although the peer groups were compared to Contango and Crimson, respectively, for purposes of this analysis, no entity included in the capital market comparison analysis is identical to Contango or Crimson because of differences between the business mixes and other characteristics of the peer groups, on the one hand, and Contango and Crimson, respectively, on the other hand. In evaluating the peer groups, Petrie relied on publicly-available filings and equity research analyst estimates. These estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Contango and Crimson, such as the impact of competition on the businesses of Contango and Crimson, as well as on the industry, generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Contango and Crimson or the industry or in the markets generally.

All peer group multiples were calculated using closing stock prices on April 25, 2013. Peer group estimates of discretionary cash flow, EBITDAX and production were based on Factset research analyst consensus estimates as of April 25, 2013. Peer group reserves are as of December 31, 2012 as disclosed in publicly-filed year-end annual reports on Form 10-K. For each of the peer group entities, Petrie calculated the following:

•

Market Value/2013E Discretionary Cash Flow, which is defined as each company’s current common stock share price divided by that company’s estimated discretionary cash flow per share for the calendar year 2013 (“2013E discretionary cash flow”);

•

Market Value/2014E Discretionary Cash Flow, which is defined as each company’s current common stock share price divided by that company’s estimated discretionary cash flow per share for the calendar year 2014 (“2014E discretionary cash flow”);

•

Enterprise Value/2013E EBITDAX, which is defined as market value of equity, plus debt and preferred stock, less cash (“enterprise value”), divided by estimated EBITDAX for the calendar year 2013 (“2013E EBITDAX”);

•	Enterprise Value/2014E EBITDAX, which is defined as enterprise value divided by estimated EBITDAX for the calendar year 2014 (“2014E EBITDAX”);

•	Enterprise Value/Proved Reserves, which is defined as enterprise value divided by proved reserves;

•	Enterprise Value/2013E Production, which is defined as enterprise value divided by projected average daily production for calendar year 2013 (“2013E production”); and

•	Enterprise Value/2014E Production, which is defined as enterprise value divided by projected average daily production for calendar year 2014 (“2014E production”).

The minimum, median and maximum trading multiples for the Contango peer group are set forth below.

Contango Peer Group Measure	Minimum	Median	Maximum
Market Value/2013E Discretionary Cash Flow	1.7x	2.4x	3.0x
Market Value/2014E Discretionary Cash Flow	1.7x	1.9x	2.5x
Enterprise Value/2013E EBITDAX	2.7x	3.4x	4.2x
Enterprise Value/2014E EBITDAX	2.7x	3.1x	3.6x
Enterprise Value/Proved Reserves ($/Mcfe)	$2.06	$3.00	$4.21
Enterprise Value/2013E Production ($/Mcfepd)	$6,389	$10,598	$14,379
Enterprise Value/2014E Production ($/Mcfepd)	$5,943	$8,303	$12,365

Based upon its review of the peer group, Petrie selected market value multiple ranges for Contango of 2.5x – 3.0x to 2013E discretionary cash flow and 2.0x – 2.5x to 2014E discretionary cash flow, enterprise value multiple ranges of 3.0x – 4.0x to 2013E EBITDAX, 3.0x – 3.5x to 2014E EBITDAX, $2.50 – $3.50 per Mcfe of proved reserves, $7,500 – $8,500 per Mcfepd of 2013E production and $6,000 – $8,000 per Mcfepd of 2014E production.

The minimum, median and maximum trading multiples for the Crimson peer group are set forth below.

Crimson Peer Group Measure	Minimum	Median	Maximum
Market Value/2013E Discretionary Cash Flow	1.8x	3.6x	7.3x
Market Value/2014E Discretionary Cash Flow	1.6x	2.5x	4.9x
Enterprise Value/2013E EBITDAX	3.3x	5.2x	7.7x
Enterprise Value/2014E EBITDAX	2.3x	4.1x	5.5x
Enterprise Value/Proved Reserves ($/Mcfe)	$1.28	$2.59	$5.94
Enterprise Value/2013E Production ($/Mcfepd)	$5,021	$10,086	$27,524
Enterprise Value/2014E Production ($/Mcfepd)	$4,533	$8,516	$15,440

Based upon its review of the peer group, Petrie selected market value multiple ranges for Crimson of 3.0x – 4.0x to estimated 2013 discretionary cash flow and 2.5x – 3.0x to estimated 2014 discretionary cash flow, enterprise value multiple ranges of 4.0x – 6.0x to estimated 2013 EBITDAX, 3.5x – 4.5x to estimated 2014 EBITDAX, $2.00 – $3.00 per Mcfe of proved reserves, $8,000 – $11,000 per Mcfepd of estimated 2013 production and $6,500 – $9,000 per Mcfepd of estimated 2014 production.

From the implied enterprise value reference range for each metric, Petrie determined an implied enterprise value reference range of $400 million to $500 million for Contango and $350 million to $425 million for Crimson. Petrie then adjusted for long-term debt and net working capital, in each case as of December 31, 2012, as appropriate, to determine an implied equity value reference range of $32.96 to $39.55 per share of Contango common stock and $2.07 to $3.64 per share of Crimson common stock. Finally, Petrie divided the lowest Crimson per share implied equity value by the highest Contango per share implied equity value, and vice versa, to determine an implied exchange ratio of 0.05240 to 0.11041 shares of Contango common stock per share of Crimson common stock.

Going Concern Analysis

Petrie analyzed the potential standalone financial performance of Contango and Crimson, without giving effect to the proposed merger, for the fiscal years 2013-2017. These analyses were prepared using estimates of potential future financial, operating performance and future reserve assumptions provided by Contango’s and Crimson’s respective managements and staffs and certain assumptions based on discussions with the managements of Contango and Crimson regarding Contango’s and Crimson’s potential future operating and financial performance, respectively. The analysis was performed under four separate oil and gas pricing scenarios: NYMEX 5-year strip pricing and 2013 oil and gas prices of $3.50, $4.50 and $5.50 per MMBtu of gas, respectively, and $80.00, $90.00 and $100.00 per barrel of oil, respectively, escalated at 3% per year beginning in 2014. For Contango, Petrie applied terminal discretionary cash flow multiples of 3.5x, 4.5x and 5.5x to estimated 2017 discretionary cash flow and assumed discount rates ranging from 17.5% to 20.0%. From the equity reference values implied by this analysis, Petrie determined a composite equity value reference range of $40.00 to $47.50 per share of Contango common stock. For Crimson, Petrie applied terminal discretionary cash flow multiples of 4.0x, 5.0x and 6.0x to estimated 2017 discretionary cash flow and assumed discount rates ranging from 20.0% to 25.0%. From the equity reference values implied by this analysis, Petrie determined a composite equity value reference range of $3.00 to $5.25 per share of Crimson common stock. Finally, Petrie divided the lowest Crimson per share implied equity value by the highest Contango per share implied equity value, and vice versa, to determine a range of implied exchange ratios of 0.06316 to 0.13125 shares of Contango common stock per share of Crimson common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Petrie. In connection with the review of the merger by the Contango board of directors, Petrie performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Petrie’s opinion. In arriving at its fairness determination, Petrie considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Petrie made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Petrie may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Petrie with respect to the actual value of the common stock of Contango or Crimson. No company or partnership used in the above analyses as a comparison is directly comparable to Contango or Crimson, and no transaction used is directly comparable to the merger. Furthermore, Petrie’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Contango and Crimson and their respective advisors.

Petrie prepared these analyses solely for the purpose of providing an opinion to the Contango board of directors as to the fairness, from a financial point of view, of the exchange ratio. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Petrie’s analyses are inherently subject to substantial uncertainty, and Petrie assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by Petrie’s opinion committee.

The exchange ratio pursuant to the merger agreement was determined through arm’s-length negotiations between Contango and Crimson and was approved by the Contango board of directors. Petrie provided advice to the Contango board of directors during these negotiations. Petrie did not, however, recommend any specific exchange ratio to the Contango board of directors or Contango or that any specific exchange ratio constituted the only appropriate consideration for the merger. Petrie’s opinion to the Contango board of directors was one of many factors taken into consideration by the Contango board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Contango board of directors with respect to the exchange ratio or of whether the Contango board of directors would have been willing to agree to different consideration.

Under the terms of Petrie’s engagement letter with the Contango board of directors, Petrie provided the Contango board of directors financial advisory services and a fairness opinion in connection with the merger. Pursuant to the terms of its engagement letter, Contango has agreed to pay Petrie customary fees for its services in connection with its engagement, including a success fee of $2.75 million, which is payable to Petrie if the merger is consummated. Upon execution of its engagement letter, Petrie received a $100,000 retainer. Petrie also earned a fairness opinion fee of $1,000,000 upon delivery of its fairness opinion to the Contango board of directors (and would have earned the opinion fee, regardless of the conclusion regarding fairness reached in the opinion). As a result, the total compensation earned by Petrie prior to the date hereof is $1,100,000, which will be credited against Petrie’s success fee. In addition, the Contango board of directors has agreed to reimburse Petrie for its reasonable out-of-pocket expenses (including reasonable legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Petrie and its affiliates and their respective directors, officers, employees, agents and controlling persons from and against certain liabilities and expenses arising out of its engagement and any related transaction.

Prior to rendering its fairness opinion, Petrie disclosed to the Contango board of directors that one of Petrie’s principals is the beneficial owner of approximately 73,000 shares of Crimson common stock, the beneficial interest in which was acquired in connection with a private placement of equity securities by Crimson in 2005. During 2012 and 2013, certain of Petrie’s affiliates provided financial advisory services to Contango ORE, Inc. (“CORE”), formerly affiliated with Contango, and received fees from CORE in connection with private placements of equity securities by CORE. Otherwise, during the two-year period prior to the date hereof, no material relationship has existed between Petrie and its affiliates, on the one hand, and Contango and Crimson and their respective affiliates, on the other hand, pursuant to which Petrie or any of its affiliates received compensation as a result of such relationship. Additionally, Petrie may provide financial or other services to Contango and Crimson in the future and in connection with any such services Petrie may receive customary compensation for such services.

In the ordinary course of business, Petrie or its affiliates may trade in the debt or equity securities of Contango, as well as securities of Crimson, for its own account and, accordingly, may at any time hold a long or short position in such securities.

The Contango board of directors engaged Petrie to act as a financial advisor based on its qualifications, experience and reputation. Petrie is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive sales processes, private placements and other purposes.

Crimson’s Reasons for the Merger; Recommendation of the Crimson Board of Directors

In approving the merger agreement, the merger and the transactions contemplated by the merger agreement and recommending the adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement by Crimson stockholders, the Crimson board of directors consulted with Crimson management, as well as with Crimson’s legal and financial advisors, and considered a number of factors. The principal factors that the Crimson board of directors viewed as important are:

•	Contango’s strong track-record of creating stockholder value through the acquisition, divestiture, exploration, development and production of oil and gas properties;

•

the combination of Crimson and Contango will provide a long-term strategic benefit to Crimson stockholders by creating a more diversified independent oil and gas company, with increased scope and scale;

•

Contango’s cash on hand, low debt level and the cash flow generated from its producing offshore Gulf of Mexico property base should provide the combined company with the financial liquidity required to accelerate the development of, and therefore unlock the yet-to-be realized value in, Crimson’s onshore oil and natural gas liquids-focused unconventional resource positions in several prolific plays;

•

Crimson stockholders’ ownership of 20.3% of the combined company upon the closing of the merger, and continued participation in the potential appreciation in equity value of the combined company associated with the continued development of Crimson’s existing asset base, while also participating in the upside potential associated with Contango’s inventory of Gulf of Mexico prospects;

•

the recognition that, on a standalone basis, Crimson’s financial position and capital structure severely limited its ability to raise the significant additional debt and/or equity capital necessary to accelerate the development of its asset base to a pace sufficient to demonstrate the growth in production and reserves required to unlock the value in that asset base for its stockholders;

•	Contango’s relatively small number of employees should minimize redundancy between the companies’ employee bases and reduce the potential for social issues associated with the merger;

•

the combined company’s enhanced size and scale, modest leverage and more diverse asset base is expected to significantly lower the cost of capital and debt service and provide it with access to segments of the capital markets that would not be available to Crimson on a standalone basis;

•

the expectation that the combined company will have the ability to implement an estimated $250 to $300 million capital program over the two years following the effective date of the merger, funded entirely through internally-generated cash flow, with the expectation that the majority of that capital will be spent on Crimson’s resource plays, complemented by spending on exploration prospects from Contango’s inventory of Gulf of Mexico prospects;

•

the expectation that the combined company will have greater financial and operational flexibility to pursue acquisitions and other growth opportunities in Crimson’s current areas of focus, and in complementary plays, as compared to Crimson on a standalone basis;

•

the expectation that the merger will create a combined company that will be more competitive for goods, services and personnel within the upstream oil and gas industry, and on better terms, compared to what Crimson might be able to achieve on a standalone basis;

•

the expectation that the combined company will deliver predictable, impactful production and reserve growth through its ability to allocate capital across a combined asset portfolio that provides exposure to multiple plays with an increased near-term activity level in several plays;

•

the recent historical trading prices of Crimson common stock and Contango common stock, including that the exchange ratio represented a 7.8% premium to the closing price of Crimson common stock on April 29, 2013, an 11.6% premium to the average closing price for the five trading days ended April 29, 2013, and a 3.6% premium to the average closing price for the thirty trading days ended April 29, 2013; a result considered far superior to the discount to the current stock price that would have been experienced had Crimson pursued a common equity raise of similar impact that would provide Crimson stockholders the same opportunity to pursue the growth necessary to realize the intrinsic value of its asset base (plus potential value from Contango’s unproved opportunities);

•

the belief that the merger with Contango was a superior opportunity for Crimson’s stockholders to ultimately realize the maximum amount of inherent value believed to exist in its asset base, as compared to Crimson pursuing the significant additional development capital needed on a standalone basis;

•

the benefits of a larger market capitalization, greater trading volume and increased liquidity for holders of shares of common stock of the combined company compared to holders of common stock of Crimson on a standalone basis;

•

the opportunity to combine two strong management teams, as described under “— Board of Directors and Management Following the Merger,” with the result that Mr. Keel will serve as president and chief executive officer of the combined company, Mr. Grady will serve as senior vice president and chief financial officer of the combined company, other members of Crimson’s management team will serve in similar capacities with the combined company, and the board of directors of the combined company will include three directors from Crimson;

•	the potential for operational efficiencies and synergies through conducting Crimson’s and Contango’s operations as part of a single enterprise;

•

the fact that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which means that the transaction will be a tax-free transaction for Crimson’s stockholders; and

•

the opinion of Barclays, dated April 29, 2013, to the Crimson board of directors as to the fairness, from a financial point of view as of that date, of the exchange ratio set forth in the merger agreement to holders of Crimson common stock. See “— Opinion of Crimson’s Financial Advisors.”

In addition to considering the factors above, Crimson’s board of directors also considered the following factors:

•	the strategic alternatives review process recently performed by company management and Barclays, which was initiated prior to the commencement of serious discussions with Contango;

•

Crimson’s limited options for accessing meaningful development capital in recent years has hindered management’s ability to pursue various strategies and opportunities designed to accelerate the development of its unproved asset base necessary to unlock the value believed to exist in that asset base;

•	the recommendation of the merger by Crimson management;

•	the support of Oaktree Management, an affiliate of Crimson’s largest stockholder, for the merger;

•

its knowledge of Crimson’s business, financial condition, results of operations and prospects, as well as Contango’s business, financial condition, results of operation and prospects, taking into account the results of Crimson’s due diligence review of Contango;

•

the fact that the exchange ratio is fixed and will not increase or decrease based upon changes in the market price of Crimson or Contango common stock between the date of the merger agreement and the date of completion of the merger;

•	the review by the Crimson board of directors, in consultation with Crimson’s management and advisors, of the structure of the merger and the terms and conditions of the merger agreement;

•

the fact that the merger agreement contains reciprocal provisions that may have the effect of discouraging alternative proposals involving Crimson or Contango and thus, increases the likelihood that the merger will be completed;

•

the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Crimson or Contango and, that under certain circumstances more fully described in the sections “The Merger Agreement — No Solicitation of Alternative Proposals” beginning on page 117 and “The Merger Agreement — Changes in Board Recommendations” beginning on page 118, Crimson or Contango, as applicable, may furnish non-public information to and enter into discussions with such third parties regarding an alternative transaction and the Crimson or Contango board, as applicable, may withdraw or modify its recommendations to Crimson or Contango stockholders regarding the merger;

•	the fact that certain members of the management teams as well as certain other stockholders of both companies were executing support agreements in support of the merger;

•

the terms and conditions of the employment agreements entered into between Contango and Mr. Keel and Mr. Grady, as more fully described under “Interests of Crimson Directors and Executive Officers in the Merger — Employment and Severance Agreements” beginning on page 102;

•	the expectation that the merger will obtain all necessary regulatory approvals without unacceptable conditions; and

•	the likelihood of completing the merger on the anticipated schedule.

The Crimson board of directors weighed the foregoing against a number of potentially negative factors, including:

•

the risks and contingencies relating to the announcement and pendency of the merger (including the likelihood of litigation brought by or on behalf of Crimson or Contango stockholders challenging the transaction) and the risks and costs to Crimson if closing of the merger is not done in a timely manner or if the merger does not close at all, including the diversion of management and employee attention, potential employee attrition, the impact on Crimson’s relationships with third parties and the effect termination of the merger agreement may have on the trading price of Crimson’s common stock and Crimson’s operating results;

•

certain risks inherent in Contango’s business and operations, including the concentration of Contango’s offshore Gulf of Mexico properties and the vulnerability of offshore Gulf of Mexico facilities to hurricanes and other weather events;

•

the challenges inherent in combining the businesses, operations and workforces of an independent onshore natural gas and oil company and an independent offshore natural gas and oil company, including: (i) unforeseen difficulties in integrating operations and systems; and (ii) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time;

•

the risk of not being able to realize all of the anticipated cost savings, operational synergies and other merger benefits, and the potential that Crimson’s business could be more profitable to stockholders on a standalone basis going forward than as a combined company if such benefits will not be realized;

•	the fact that forecasts of future financial and operational results of the combined company are necessarily estimates based on assumptions and may vary significantly from future performance;

•	the costs to be incurred in connection with the merger, including the costs of integrating the businesses of Crimson and Contango and the transaction expenses associated with the merger;

•	the potential effect of the merger on Crimson’s business relationships with employees, customers, suppliers, regulators and the communities in which it operates;

•

the terms of the merger agreement, including generally reciprocal covenants relating to the two companies’ conduct of their respective businesses during the period between the signing of the merger agreement and the completion of the merger, which might have the result of limiting or restricting Crimson’s business activities;

•

the terms of the merger agreement relating to non-solicitation provisions and termination fees, and the potential that such provisions might deter alternative bidders that might have been willing to submit superior proposals to Crimson;

•

the fact that the interests of Crimson’s executive officers and directors with respect to the merger, apart from their interests as Crimson stockholders, including the Crimson officers who have been named to serve as members of the senior management team of the combined company, may be different from, or in addition to, the interests of Crimson stockholders generally, as more fully described under “Interests of Crimson Directors and Executive Officers in the Merger” beginning on page 99;

•

the disproportionate percentage of Contango stockholders committed to voting in favor of the merger through support agreements as compared to the percentage of Crimson stockholders similarly committed; and

•

the risks of the type and nature described under “Risk Factors,” beginning on page 32, including risks related to operations, environmental matters and potential litigation, and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 30.

This discussion of the information and factors considered by Crimson’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by Crimson’s board of directors, but it is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Crimson’s board of directors did not find it practicable to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to recommend that Crimson stockholders vote in favor of the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Crimson board of directors conducted an overall review of the factors described above, including discussions with Crimson’s management and legal and financial advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Crimson board of directors may have given differing weights to different factors.

The Crimson board of directors unanimously adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Crimson and its stockholders. The Crimson board of directors unanimously recommends that Crimson stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Opinion of Crimson’s Financial Advisor

Opinion of Barclays Capital, Inc.

Crimson engaged Barclays to act as a financial advisor with respect to the merger. On April 29, 2013, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Crimson’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio of 0.08288 shares of Contango common stock for each share of Crimson common stock in the merger was fair to Crimson’s stockholders.

The full text of Barclays’ written opinion, dated as of April 29, 2013, is attached as Annex C to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of Crimson and addresses only the fairness, from a financial point of view, to Crimson’s stockholders of the exchange ratio to be offered to such stockholders in the merger. Barclays was not requested to address, and its opinion does not in any manner address, Crimson’s underlying business decision to proceed with or effect the merger or the likelihood of consummation of the merger. Barclays’ opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Crimson might engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be offered to the Crimson stockholders in the merger. Barclays’ opinion is not intended to be and does not constitute a recommendation to any stockholder of Crimson or Contango as to how such stockholder should vote with respect to the merger.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the merger;

•

publicly available information concerning Crimson and Contango that Barclays believed to be relevant to its analysis, including, without limitation, the Annual Report of Crimson on Form 10-K for the fiscal year ended December 31, 2012, the Annual Report of Contango on Form 10-K for the fiscal year ended June 30, 2012 and the Quarterly Reports of Contango on Form 10-Q for the fiscal quarters ended September 30, 2012 and December 31, 2012;

•

financial and operating information with respect to the businesses, operations and prospects of Crimson furnished to Barclays by Crimson, including prospective financial information of Crimson prepared by management of Crimson (referred to in this section as the “Crimson Financials”);

•

financial and operating information with respect to the businesses, operations and prospects of Contango furnished to Barclays by Contango or its advisors, including information concerning estimates of potential future financial and operating performance of Contango prepared by Contango’s advisors based on discussions with management of Contango (the “Contango Financials”);

•

certain oil and gas reserve reports prepared by Crimson’s third-party oil and gas reserves consultants with respect to Crimson’s proved oil and gas reserves and certain oil and gas reserve reports prepared by Crimson with respect to Crimson’s probable and possible oil and gas reserves (the “Crimson Reserve Reports”);

•	certain oil and gas reserve reports prepared by Contango’s third-party oil and gas reserves consultants with respect to Contango’s proved oil and gas reserves (the “Contango Reserve Reports”);

•

the trading history of Crimson common stock from April 29, 2011 to April 29, 2013 and the trading history of Contango common stock over the same period and a comparison of each of their trading histories with each other and with those of other companies that Barclays deemed relevant;

•	a comparison of the historical financial results and present financial condition of Crimson and Contango with each other and with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the merger with the financial terms of certain other recent transactions that Barclays deemed relevant;

•

the pro forma impact of the merger on the current and future financial performance of the combined company, including (i) the cost savings and operating synergies expected by the management of Crimson to result from the merger (the “Expected Synergies”) and (ii) the strategic benefits expected by the management of Crimson to result from the combination of the assets and prospects of Crimson and Contango;

•	published estimates by independent research analysts with respect to the future financial performance and price targets of Crimson;

•

the relative contributions of Crimson and Contango to the historical and future financial performance of the combined company on a pro forma basis taking into consideration respective debt and liquidity levels;

•	the future capital requirements of the combined company and the combined company’s ability to fund such requirements in the future; and

•	a comparison of Crimson’s assets and liabilities with Contango’s assets and liabilities on both a standalone and combined basis.

In addition, Barclays had discussions with the managements of Crimson and Contango concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information) and has further relied upon the assurances of the managements of Crimson and Contango that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Crimson Financials, based upon discussions with Crimson, Barclays assumed that such prospective financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Crimson as to the future financial performance of Crimson and that Crimson would perform substantially in accordance with such prospective financial information. With respect to the Contango Financials, based upon discussions with Crimson and Contango, Barclays assumed that such prospective financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Contango as to the future financial performance of Contango and that Contango would perform substantially in accordance with such prospective financial information and, based upon discussions with Crimson, Barclays relied on such prospective financial information in performing its analysis. With respect to the Crimson Reserve Reports, based upon discussions with Crimson, Barclays assumed that such data and analyses were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Crimson and Crimson’s third-party oil and gas reserves consultants, as applicable, as to the oil and gas reserves and contingent oil and gas resources of Crimson, and were a reasonable basis on which to evaluate Crimson, and Barclays expressed no opinion with respect to such Crimson Reserve Reports or the assumptions upon which they were based. With respect to the Contango Reserve Reports, based upon discussions with Crimson and Contango, Barclays assumed that such data and analyses were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Contango and Contango’s third-party oil and gas reserves consultants, as applicable, as to the oil and gas reserves and contingent oil and gas resources of Contango, and were a reasonable basis on which to evaluate Contango, and Barclays expressed no opinion with respect to such Contango Reserve Reports or the assumptions upon which they were based. Furthermore, based upon discussions with Crimson and Contango, Barclays assumed that the amounts and timing of the Expected Synergies were reasonable and that the Expected Synergies will be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such prospective financial information or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Crimson or Contango and did not make or obtain any evaluations or appraisals of the assets or liabilities of Crimson or Contango. Furthermore, based upon discussions with Crimson and its legal and accounting advisors, Barclays assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the stockholders of Crimson. Barclays’ opinion necessarily was based upon market, economic and other conditions as they exist on, and could be evaluated as of, the date of its opinion letter. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. Barclays expressed no opinion as to the prices at which shares of Crimson common stock would or will trade following the announcement of the merger or shares of Contango common stock would or will trade following the announcement or consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Contango common stock to be held by the stockholders of Crimson after the consummation of the merger will be in excess of the market value of the shares of Crimson common stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, based upon discussions with Crimson, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Crimson obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Crimson common stock but rather made its determination as to fairness, from a financial point of view, to the exchange ratio to be offered to the stockholders of Crimson in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial, comparative and other analyses used by Barclays in preparing its opinion to Crimson’s board of directors. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the financial, comparative and other analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial, comparative and other analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Crimson or any other parties to the proposed transaction. None of Crimson, Contango, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Summary of Analyses

The following is a summary of the material financial analysis performed by Barclays with respect to Crimson and Contango in preparing Barclays’ opinion:

•	net asset valuation analysis;

•	comparable company analysis;

•	comparable transactions analysis;

•	discounted cash flow analysis; and

•	in the case of Crimson, equity research target price analysis.

Each of these methodologies (except in the case of Crimson, the equity research target price analysis) was used to generate reference enterprise or equity value ranges for each of Contango and Crimson, respectively. The enterprise value ranges for each company were adjusted for appropriate on-balance sheet and off-balance sheet assets and liabilities to arrive at implied equity value ranges (in aggregate dollars) for each company, including, as applicable without limitation, (i) for Crimson: net debt, litigation expense and net working capital and, solely for the purpose of the net asset valuation analysis, future estimated general and administrative expenses (“Future G&A Expenses”) and (ii) for Contango: net debt, estimates of future costs for the Vermilion 170 well workover to replace downhole tubing, net working capital and, solely for the purpose of the net asset valuation analysis, Future G&A Expenses and investments in affiliates. The implied equity value ranges for each of Contango and Crimson, respectively, were then divided by diluted shares outstanding, comprised of primary shares and incorporating the dilutive effect of outstanding options and restricted stock, as appropriate, in order to derive implied equity value ranges per share for each company. For the net asset valuation analysis, the comparable company analysis, the comparable transactions analysis and the discounted cash flow analysis, the implied equity value ranges per share of Crimson common stock and per share of Contango common stock were used to derive implied exchange ratios which were then compared to the exchange ratio in the merger.

In addition to analyzing the value of the Crimson common shares and the Contango common shares, Barclays also analyzed and reviewed: (i) the daily historical closing prices of the Crimson common shares and the Contango common shares and the exchange ratios implied by those closing share prices for the period from April 29, 2011 to April 29, 2013; (ii) certain publicly available information related to selected corporate transactions to calculate the amount of premiums paid by the acquirers to the acquired companies’ stockholders; (iii) the relative contributions of Crimson and Contango to the current and future financial performance of the combined company; and (iv) the pro forma impact of the merger on the current and future financial performance and credit profile of the combined organization for 2013, 2014, 2015 and 2016 discretionary cash flow (“DCF”) per share for the combined organization based on Crimson Financials, Contango Financials and pro forma combined prospective financial information provided by Crimson.

In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of Crimson and Contango, and the particular circumstances of the merger, Barclays made qualitative judgments as to the significance and relevance of each analysis. In addition, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Crimson and Contango. Such qualitative judgments and assumptions of Barclays were made following discussions with the management of each of Crimson and Contango. Accordingly, the methodologies and the implied exchange ratio ranges derived therefrom must be considered as a whole and in context of the narrative description of the financial analysis, including the assumptions underlying these analyses. Considering the implied exchange ratios without considering the full narrative description of the financial analysis, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays’ opinion.

The implied exchange ratios, derived using the various valuation methodologies listed above, supported the conclusion that the exchange ratio of 0.08288 shares of Contango common stock per Crimson share of common stock to be offered to the holders of Crimson common stock was fair, from a financial point of view, to such holders.

Net Asset Valuation Analysis

Barclays estimated the present value of the future after-tax cash flows expected to be generated from the Crimson Reserve Reports and Contango Reserve Reports, in each case as of December 31, 2012, based on reserve, production and capital cost estimates as of December 31, 2012, provided by Crimson and Contango, respectively. The present value of the future after-tax cash flows was determined using a range of discount rates and assuming a tax rate of 35% for both Crimson and Contango. The net asset valuation analysis was performed under three commodity price scenarios (Low, High and Strip), which are described below.

Certain of the natural gas and oil price forecasts employed by Barclays were based on NYMEX price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) to which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations stated in dollars per MMBtu heating value equivalents. NYMEX oil price quotations are stated in dollars per Bbl, of crude oil.

The following table summarizes the natural gas and oil price forecasts Barclays employed to estimate future after-tax cash flows for each of the reserve categories Barclays considered for Crimson and Contango. The Low and High cases were selected based on the current commodity price environment and Barclays’ judgment. The Strip case reflects the NYMEX strip as of the close of business on April 29, 2013.

	2013E	2014E	2015E	2016E	2017E
Gas — Henry Hub ($/MMBtu)
Low	$3.75	$3.75	$3.75	$3.75	$3.75
High	$5.25	$5.25	$5.25	$5.25	$5.25
Strip	$4.49	$4.42	$4.36	$4.38	$4.46
Oil — West Texas Intermediate ($/Bbl)
Low	$80.00	$80.00	$80.00	$80.00	$80.00
High	$95.00	$95.00	$95.00	$95.00	$95.00
Strip	$94.15	$90.57	$87.39	$85.66	$84.61

The net asset valuation analyses yielded valuations for Crimson and Contango that implied an exchange ratio range of 0.0078 to 0.0415 Contango shares per share of Crimson for the Low case, an exchange ratio of 0.0962 to 0.1401 Contango shares per share of Crimson for the High case and an exchange ratio of 0.0434 to 0.0900 Contango shares per share of Crimson for the Strip case, in each case as compared to the proposed exchange ratio of 0.08288 Contango shares per share of Crimson. Barclays noted that the proposed exchange ratio was above the range of implied exchange ratios in the Low case, below the range of implied exchange ratios in the High case, and in line with the range of implied exchange ratios in the Strip case, in each case as yielded by Barclays’ net asset valuation analysis for Crimson and Contango.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Crimson and Contango with selected companies that Barclays deemed comparable to Crimson and Contango, based on Barclays’ experience in the oil and gas exploration and production (referred to in this section as “E&P”) industry.

With respect to Crimson, Barclays reviewed the public stock market trading multiples for the following companies:

•	Abraxas Petroleum Corporation

•	Gastar Exploration Ltd.

•	Goodrich Petroleum Corporation

•	Halcon Resources Corporation

•	Penn Virginia Corporation

•	Petroquest Energy, Inc.

Using publicly available information, Barclays calculated and analyzed enterprise value multiples of each comparable company’s (i) estimated earnings before interest, taxes, depreciation and amortization and exploration costs (referred to in this section as “EBITDAX”) for 2013 and 2014 based on equity analysts’ consensus estimates (as per Institutional Brokers’ Estimate System “I/B/E/S”) as of April 29, 2013, (ii) latest daily production and (iii) proved reserves, and calculated and analyzed equity value multiples of each comparable company’s estimated DCF for 2013 and 2014 based on I/B/E/S consensus estimates as of April 29, 2013. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock, the book value of its preferred stock, the book value of its net working capital and the book value of any minority interest minus its cash balance, as appropriate. Barclays calculated the enterprise value multiples for each of the above items (i), (ii) and (iii) by dividing each company’s calculated enterprise value by such item. Barclays calculated the equity value multiples by dividing each company’s calculated equity value by its estimated DCF for 2013 and 2014.

The results of the Crimson comparable companies analysis are summarized below:

($ in millions)	Multiple Range of Comparable Companies of Crimson:
	Low	Median	High
Enterprise Value as a Multiple of:
EBITDAX
2013E	4.0x	6.2x	7.9x
2014E	3.1x	4.5x	6.1x
Latest Daily Production ($/Mcfe/d)	$5,472	$13,254	$47,764
Proved Reserves ($/Mcfe)	$1.65	$2.38	$8.06
Equity Value as a Multiple of:
DCF Per Share
2013E	1.0x	3.6x	5.4x
2014E	0.8x	2.8x	3.8x

Barclays selected the comparable companies listed above because their sizes, asset characteristics, and business and operating profiles were reasonably similar to that of Crimson. However, because of the inherent differences between the business, operations and prospects of Crimson and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Crimson and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Crimson and the selected companies included in the comparable company analysis.

With respect to Contango, Barclays reviewed the public stock market trading multiples for the following companies:

•	Energy XXI (Bermuda) Limited

•	EPL Oil & Gas, Inc.

•	Stone Energy Corporation

•	W&T Offshore, Inc.

Using publicly available information, Barclays calculated and analyzed enterprise value multiples of each comparable company’s (i) estimated EBITDAX for 2013 and 2014 based on I/B/E/S consensus estimates as of April 29, 2013, (ii) latest daily production and (iii) proved reserves, and calculated and analyzed equity value multiples of each comparable company’s estimated DCF for 2013 and 2014 based on I/B/E/S consensus estimates as of April 29, 2013. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock, the book value of its preferred stock, the book value of its net working capital and the book value of any minority interest minus its cash balance, as appropriate. Barclays calculated the enterprise value multiples for each of the above items (i), (ii) and (iii) by dividing each company’s calculated enterprise value by such item. Barclays calculated the equity value multiples by dividing each company’s calculated equity value by its estimated discretionary cash flows for 2013 and 2014.

The results of the Contango comparable companies analysis are summarized below:

($ in millions)	Multiple Range of Comparable Companies of Contango:
	Low	Median	High
Enterprise Value as a Multiple of:
EBITDAX
2013E	2.7x	3.5x	4.2x
2014E	2.9x	3.3x	3.8x
Latest Daily Production ($/Mcfe/d)	$5,880	$9,132	$15,576
Proved Reserves ($/Mcfe)	$2.05	$3.62	$4.49
Equity Value as a Multiple of:
DCF Per Share
2013E	1.7x	2.2x	2.9x
2014E	1.7x	1.9x	2.6x

Barclays selected the comparable companies listed above because their sizes, asset characteristics, and business and operating profiles were reasonably similar to that of Contango. However, because of the inherent differences between the business, operations and prospects of Contango and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Contango and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Contango and the selected companies included in the comparable company analysis.

Based upon Barclays’ judgments, Barclays’ comparable company analysis yielded implied exchange ratios ranging from 0.0437 to 0.1411 Contango common shares per Crimson common share. Barclays noted that the exchange ratio to be offered to holders of Crimson common shares of 0.08288 Contango shares per Crimson common share falls within the range of implied exchange ratios as calculated by Barclays’ comparable company analysis.

Comparable Transactions Analysis

With respect to the comparable transactions analysis for Crimson, Barclays reviewed and compared the purchase prices and financial multiples paid in selected transactions for comparable businesses that Barclays deemed relevant, based on its experience with merger and acquisition transactions. Barclays chose such transactions based on, among other things, the similarity of the applicable target assets in the transaction to Crimson’s business with respect to structure, focus, portfolio composition and other characteristics of their businesses. The criteria used in selecting, from the IHS Herold database, the selected transactions analyzed included all of the transactions: (i) announced since January 1, 2008 with upstream value greater than $100 million and less than $750 million, (ii) with proved reserves greater than or equal to 50% gas and (iii) excluding transactions in which the target’s assets were primarily offshore.

The following table sets forth the transactions analyzed for Crimson based on such characteristics:

Date Announced	Target	Acquirer
3/19/2013	Memorial Resource Development LLC	Memorial Production Partners LP
2/5/2013	PDC Energy	Caerus Oil and Gas LLC
1/3/2013	Forest Oil Corporation	Hilcorp Energy Company
11/5/2012	EXCO Resources, Inc.	Harbinger Group Inc.
11/1/2012	Bill Barrett Corporation	Vanguard Natural Resources LLC
7/11/2012	Noble Energy Incorporated	Unit Corporation
6/4/2012	Credo Petroleum	Forestar Group Inc.
6/4/2012	Antero Resources LLC	Vanguard Natural Resources LLC
5/17/2012	Titan Operating, LLC	Atlas Resource Partners, L.P.
3/16/2012	Carrizo Oil & Gas Incorporated	Atlas Resource Partners, L.P.
3/9/2012	Southwestern Energy Company	Linn Energy, LLC
12/12/2011	Apache Corporation	Korea Development Bank
11/4/2011	Plains Exploration & Production Co.	Linn Energy, LLC
11/4/2011	Plains Exploration & Production Co.	Undisclosed company(ies)
7/27/2011	Cabot Oil & Gas Corporation	BreitBurn Energy Partners L.P.
4/12/2011	Crow Creek Energy II LLC; Natural Gas Partners	Eagle Rock Energy Partners, L.P.
12/23/2010	Petrohawk Energy Corporation	XTO Energy Incorporated
11/9/2010	Atlas Energy, Inc.	Atlas Energy, L.P.
11/8/2010	Concho Resources Inc.	Legacy Reserves LP
10/26/2010	Talon Oil & Gas, LLC	EnerVest, Ltd.
8/10/2010	Petrohawk Energy Corporation	EV Energy Partners, L.P.
7/21/2010	Ellora Energy Inc.	Exxon Mobil Corporation
6/30/2010	Chesapeake Energy Corporation	Range Resources Corporation
4/9/2010	Chesapeake Energy Corporation	Three Rivers Natural Resource Holdings II, LLC
4/8/2010	The Meridian Resource Corporation	Alta Mesa Holdings LP
3/22/2010	HighMount E&P LLC	Linn Energy, LLC
3/15/2010	Petrohawk Energy Corporation	WildHorse Resources LLC
2/8/2010	Range Resources Corporation	EV Energy Partners, L.P.
1/5/2010	Suncor Energy Incorporated	Noble Energy Incorporated
12/15/2009	Edge Petroleum Corp.	Mariner Energy, Inc.
9/30/2009	EXCO Resources, Inc.	EV Energy Partners, L.P.
9/30/2009	EXCO Resources, Inc.	Sheridan Production Company, LLC
9/21/2009	Petrohawk Energy Corporation	Merit Management Partners I LP
8/10/2009	Orion Energy Partners	Williams Companies, Inc.
6/29/2009	EXCO Resources, Inc.	Encore Acquisition Company
5/14/2009	Denbury Resources Incorporated	Talon Oil & Gas, LLC
8/12/2008	EnerVest, Ltd.	EV Energy Partners, L.P.
7/1/2008	EnerVest, Ltd.	Noble Energy Incorporated
6/11/2008	Crow Horizons Company	Berry Petroleum Company
6/10/2008	PetroEdge Energy LLC	Quest Energy Partners LP
6/4/2008	Enduring Resources LLC	Cabot Oil & Gas Corporation
5/5/2008	Chicago Energy Associates, LLC	Whiting Petroleum Corporation
4/24/2008	United Resources	Newfield Exploration Company
4/15/2008	Linn Energy, LLC	XTO Energy Incorporated
4/3/2008	Southwestern Energy Company	XTO Energy Incorporated
3/3/2008	PYR Energy Corporation	Plains Exploration & Production Co.
2/20/2008	EOG Resources Incorporated	EXCO Resources, Inc.
1/8/2008	EnerVest, Ltd.	Fidelity Exploration & Production
1/2/2008	Westside Oil & Gas	Crusader Energy

Based on reserve and production reports provided by Crimson, Barclays calculated and analyzed enterprise multiples for Crimson based upon the proved reserves and latest daily production, respectively, for the comparable transactions. The results of the comparable transactions analysis are summarized below:

	Low	Median	High
Proved Reserves ($/Mcfe)	$0.61	$1.93	$9.34
Latest Daily Production ($/Mcfe/d)	$4,744	$10,785	$49,486

With respect to the comparable transactions analysis for Contango, Barclays reviewed and compared the purchase prices and financial multiples paid in selected transactions that Barclays deemed relevant, based on its experience with merger and acquisition transactions. Barclays chose such transactions based on, among other things, the similarity of the applicable target assets and companies in the selected transactions to Contango’s business with respect to size, focus, portfolio composition and other characteristics of their businesses. The criteria used in selecting, from the IHS Herold database, the selected transactions analyzed included all of the transactions: (i) announced since January 1, 2004 with upstream value greater than $100 million and less than $1,000 million, and (ii) transactions in which the target’s assets were primarily offshore.

The following table sets forth the transactions analyzed for Contango based on such characteristics:

Date Announced	Target	Acquirer
12/13/2012	Energy Resources Technology GOM, Inc.	Talos Energy LLC
9/18/2012	Newfield Exploration Company	W&T Offshore, Inc.
9/17/2012	Hilcorp Energy Company	EPL Oil & Gas, Inc.
9/10/2012	Royal Dutch Shell plc	Plains Exploration & Production Co.
12/1/2011	Northstar Offshore Energy Partners, LLC	Korea National Oil Corporation
11/18/2011	BP plc	Stone Energy Corporation
7/29/2011	Exxon Mobil Corporation	Dynamic Offshore Resources LLC
1/13/2011	Anglo-Suisse Offshore Partners, LLC	EPL Oil & Gas, Inc.
12/7/2010	Royal Dutch Shell plc	BP plc
11/3/2010	Royal Dutch Shell plc	W&T Offshore, Inc.
10/25/2010	BP plc	Marubeni Corporation
9/20/2010	Plains Exploration & Production Co.	McMoRan Exploration Company
7/8/2010	Samson Investment Company	Dynamic Offshore Resources LLC
4/8/2010	Total E&P U.S.Ajotal S.A.	W&T Offshore, Inc.
4/8/2010	The Meridian Resource Corporation	Alta Mesa Holdings LP
11/23/2009	MitEnergy Upstream LLC	Energy XXI (Bermuda) Limited
10/14/2009	Bandon Oil and Gas	Dynamic Offshore Resources LLC
7/17/2008	Northstar Exploration	Dynamic Offshore Resources LLC
2/26/2008	Superior Energy Services	Dynamic Offshore Resources LLC
12/28/2007	Statoil ASA	Mariner Energy, Inc.
12/24/2007	Apache Corporation	W&T Offshore, Inc.
10/11/2007	LLOG Exploration Company, LLC	Petsec Energy Ltd
4/24/2007	Pogo Producing Company	Energy XXI (Bermuda) Limited
4/2/2007	Range Resources Corporation	ITOCHU Corporation
8/29/2006	Cabot Oil & Gas Corporation	Phoenix Exploration Company
6/20/2006	BP plc	Stone Energy Corporation
5/16/2006	Noble Energy Incorporated	Beryl Resources LP
4/20/2006	Pogo Producing Company	Mitsui & Company, Ltd.
4/7/2006	The Houston Exploration Company	Merit Energy Company
2/28/2006	The Houston Exploration Company	Merit Energy Company
2/22/2006	Marlin Energy Offshore, LLC	Energy XXI (Bermuda) Limited

Date Announced	Target	Acquirer
9/1/2005	Cheniere Energy, Inc.	Woodside Petroleum Ltd
6/13/2005	Murphy Oil Corporation	Energy Resources Technology GOM, Inc.
4/4/2005	Mission Resources Corporation	Petrohawk Energy Corporation
4/4/2005	Devon Energy Corporation	Nippon Oil Corporation
2/23/2005	NCX Company II	Sumitomo Corporation
11/3/2004	Anadarko Petroleum Corporation	Stone Energy Corporation
8/20/2004	Anadarko Petroleum Corporation	Apache Corporation
7/21/2004	Denbury Resources Incorporated	Newfield Exploration Company
2/2/2004	Mariner Energy, Inc.	Carlyle/Riverstone Energy Fund

Based on a reserve report provided by Crimson and publicly available data, Barclays calculated and analyzed enterprise multiples for Contango based upon proved reserves and the latest daily production, respectively, for the comparable transactions. The results of the comparable transactions analysis are summarized below:

	Low	Median	High
Proved Reserves ($/Mcfe)	$1.36	$2.72	$13.82
Latest Daily Production ($/Mcfe/d)	$1,893	$6,518	$24,818

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of each of Crimson’s and Contango’s businesses and the companies and assets included in each of the comparable transactions analysis. Accordingly, Barclays believed that purely quantitative comparable transactions analyses would not be particularly meaningful in the context of considering the transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction, which would affect the acquisition values of the selected target companies and assets and Crimson and Contango.

Based upon Barclays’ judgments, Barclays’ comparable transactions analysis yielded implied exchange ratios ranging from 0.0316 to 0.1146 Contango common shares per Crimson common share. Barclays noted that the exchange ratio to be offered to holders of Crimson common shares of 0.08288 Contango shares per Crimson common share falls within the range of implied exchange ratios as calculated by Barclays’ comparable transactions analysis.

Discounted Cash Flow Analysis

In order to estimate the present values of Crimson common stock and Contango common stock, Barclays performed discounted cash flow analyses of each of Crimson and Contango. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated equity value ranges for Crimson, Barclays added (i) projected after-tax unlevered free cash flows for the fiscal years 2013 through 2017 based on the Crimson Financials to (ii) the residual value of Crimson at the end of the forecast period, or “terminal value,” as of December 31, 2017, and discounted such amounts to their present value using a range of selected discount rates. Specifically, for Crimson, Barclays used a discount rate range of 12.0% to 14.0%. The discount rates were based on Barclays’ analysis of the weighted average cost of capital for Crimson as well as the weighted average cost of capital for companies with similar size and asset characteristics. The terminal value of Crimson was estimated by applying equity value multiples ranging from 4.50x to 6.50x to Crimson’s 2017 estimate of EBITDAX. Such enterprise value multiples were derived using information from the comparable companies analysis and based on Barclays’ judgment.

To calculate the estimated equity value ranges of Contango using discounted cash flow analysis, Barclays added (i) projected after-tax unlevered free cash flows for fiscal years 2013 through 2017 based on the Contango Financials to (ii) the terminal value of Contango, as of December 31, 2017, and discounted such amounts to their present value using a range of selected discount rates. Specifically, Barclays used a discount rate range of 11.0% to 13.0%. The discount rates were based on Barclays’ analysis of the weighted average cost of capital for Contango as well as the weighted average cost of capital for companies with similar size and asset characteristics. The terminal value of Contango was estimated by applying enterprise value multiples ranging from 3.00x to 4.50x to Contango’s 2017 estimate of EBITDAX. Such enterprise value multiples were derived using information from the comparable companies analysis and based on Barclays’ judgment.

Based upon Barclays’ judgments, the discounted cash flow methodology yielded implied exchange ratios ranging from 0.0264 to 0.0876 Contango common shares per Crimson common share. The prospective financial and operating information of Crimson that was used in Barclays’ discounted cash flow analysis inadvertently understated Crimson’s projected cash flow in 2017. For illustrative purposes only, based upon Barclays’ judgments and the prospective financial information set forth under “Certain Prospective Unaudited Financial and Operating Information of Contango and Crimson” beginning on page 93, the discounted cash flow methodology would yield, as of the date of Barclays’ opinion, implied exchange ratios ranging from 0.0353 to 0.0982 Contango common shares per Crimson common share. Barclays noted that the exchange ratio to be offered to holders of Crimson common shares of 0.08288 Contango shares per Crimson common share falls within both of the aforementioned ranges of implied exchange ratios as calculated by the discounted cash flow methodology. The revised implied exchange ratios resulting from the discounted cash flow methodology do not change the ultimate conclusion of Barclays’ opinion, as of the date that it was delivered, with respect to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to Crimson’s stockholders.

Barclays’ discounted cash flow analysis did not rely upon the unaudited prospective financial and operating information of Contango used by the Contango board of directors and Petrie as set forth under “Certain Prospective Unaudited Financial and Operating Information of Contango and Crimson.” For illustrative purposes only, the discounted cash flow methodology described above would yield, as of the date of Barclays’ opinion, implied exchange ratios ranging from 0.0373 to 0.1053 based upon the unaudited prospective financial and operating information of Contango provided to the Contango board of directors and Petrie. Barclays noted that the exchange ratio to be offered to holders of Crimson common shares of 0.08288 Contango shares per Crimson common share falls within the range of implied exchange ratios as calculated by the discounted cash flow methodology. The revised implied exchange ratios resulting from the discounted cash flow methodology do not change the ultimate conclusion of Barclays’ opinion, as of the date that it was delivered, with respect to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement to Crimson’s stockholders.

Research Analyst Price Targets

Barclays evaluated the publicly available price targets of Crimson published by independent equity research analysts associated with various Wall Street firms. Barclays used these research analyst price targets to calculate implied equity value per share ranges for Crimson. Barclays’ analysis of equity research analyst price targets for Crimson implied an equity value range for Crimson of $3.50 to $5.00 per share, as compared to the proposed merger consideration value of $3.19 per share based on Contango’s closing share price of $38.50 per Contango share multiplied by the exchange ratio to be offered to holders of Crimson shares of 0.08288 Contango shares per Crimson common share in the merger (the “Merger Consideration”). Barclays noted that the Merger Consideration was below the implied equity value range per Crimson share yielded by Barclays’ research analyst price target analysis for Crimson.

Historical Exchange Ratio Analysis

To provide background information and perspective with respect to the historical share prices of Crimson common shares and Contango common shares, Barclays reviewed the daily historical closing share prices of the Crimson common shares and Contango common shares for the period from April 29, 2011 to April 29, 2013. Barclays analyzed the ratio of the daily closing common share price for Crimson to the corresponding common share price of Contango over the two year period. In addition, Barclays reviewed the implied relative exchange ratio of the closing common share price for Crimson and closing common share price of Contango based on 5-day, 10-day, 30-day, 90-day and one-year, two-year, three-year, five-year averages and 52-week high and low, respectively, as of April 29, 2013. This analysis implied relative exchange ratios ranging from 0.0634 to 0.0904 Contango common shares per Crimson common share which Barclays noted were below the exchange ratio to be offered to holders of Crimson common shares of 0.08288 Contango common shares per Crimson common share in all cases except the 52-week high relative exchange ratio which was above the exchange ratio to be offered to holders of Crimson common shares.

Premiums Analysis

Barclays reviewed certain publicly available information related to selected corporate transactions that Barclays deemed relevant, based on its experience with merger and acquisition transactions to calculate the amount of the premiums paid by the acquirers to the acquired companies’ stockholders. Barclays selected from Factset and IHS Herold databases all U.S. corporate oil and gas exploration and production transactions announced since January 1, 1997 with total transaction values in excess of $100 million and less than $2 billion and with all stock consideration excluding transactions with irregular stock price movements prior to the public announcement.

The following table sets forth the transactions analyzed based on such characteristics:

Date Announced	Target	Acquirer
4/27/2009	Atlas Energy Resources LLC	Atlas America, Inc.
11/8/2005	Castle Energy Corp.	Delta Petroleum Corp.
2/12/2004	Nuevo Energy Co.	Plains Exploration & Production Co.
8/20/2002	Pure Resources, Inc.	Unocal Corp.
5/29/2002	EEX Corporation	Newfield Exploration Company
2/25/2002	Key Production Co., Inc.	Cimarex Energy Co.
6/9/2001	Belco Oil & Gas Corp.	Westport Resources Corp.
10/30/2000	Basin Exploration, Inc.	Stone Energy Corp.
7/10/2000	Forcenergy, Inc.	Forest Oil Corp.
12/13/1999	Titan Exploration Ltd.; Unocal Corp.	Pure Resources Inc.
11/13/1997	Hugoton Energy Corp.	Chesapeake Energy Corp.

For each of precedent transactions analyzed, Barclays calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 5 days and 30 days prior to the announcement date as well as based upon the 52-week high prior to the announcement date. Barclays compared the premiums paid in the precedent transactions to the premium levels in the proposed merger consideration based on closing prices as of April 29, 2013. The table below sets forth the summary results of the analysis:

	Percentage Premium /(Discount) to the Closing Price Prior to Transaction Announcement
	1 Day	5 Days	30 Days	52-Week High
Median	10%	9%	12%	(27)%
Mean	8%	13%	14%	(28)%
High	21%	27%	60%	0%
Low	(3)%	3%	(9)%	(68)%
Implied premium based on the exchange ratio in the proposed merger (as of April 29, 2013 close)	8%	12%	4%	(41)%

The premiums paid analysis yielded median premiums per share ranging from (27%) to 12%, in each case as compared to the range of implied premiums of (41)% to 12% based on the Merger Consideration value of $3.19 per share.

Contribution Analysis

Barclays reviewed and analyzed the relative cash flow contribution of Crimson and Contango to the combined company based on 2013 and 2014 financial data based on the Crimson Financials and the Contango Financials, respectively. This analysis was performed prior to the pro forma impact of any merger adjustments. Barclays noted that this analysis indicated that Crimson will contribute 28.8% and 32.6% of the combined company’s estimated DCF in 2013 and 2014, respectively. In addition, Barclays noted that this analysis indicated that Crimson will contribute 35.0% and 36.5% of the combined company’s estimated EBITDAX in 2013 and 2014, respectively. Barclays also reviewed and analyzed Crimson’s contribution of production to the combined company’s production for the same periods. Barclays noted that Crimson will contribute 33.0% and 31.2% to the combined company’s production in 2013 and 2014, respectively. Barclays also reviewed and analyzed Crimson’s contribution of proved reserves and PV-10 adjusted for net debt to the combined company’s proved reserves and PV-10 adjusted for net debt. PV-10 at year-end is a non-GAAP financial measure and represents the present value, discounted at 10% per year, of estimated future cash inflows from proved natural gas and crude oil reserves, less future development and production costs using pricing assumptions in effect at the end of the period. PV-10 is used by the industry as a reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the taxpaying status of the entity. Barclays noted that Crimson will contribute 36.5% of the combined company’s proved reserves and 10.7% of the combined company’s PV-10 adjusted for net debt. Barclays noted that Crimson’s share of the combined company’s total enterprise value and equity value based on closing share prices on April 29, 2013 was 43.1% and 19.1%, respectively. Barclays notes that the primary shortcoming of contribution analysis is that it treats all cash flow, reserves, production and PV-10 the same regardless of capitalization, expected growth rates, upside potential, risk profile or credit profile.

Pro Forma Merger Consequences Analysis

Barclays reviewed and analyzed the pro forma impact of the merger on projected DCF per share for Crimson and Contango, respectively, for each of 2013, 2014, 2015 and 2016 using the Crimson Financials, the Contango Financials and pro forma combined prospective financial information provided by Crimson. Barclays noted that pro forma DCF per share would be dilutive to Crimson standalone DCF per share for each of 2013 and 2015, respectively, and accretive to Crimson standalone DCF per share for each of 2014 and 2016, respectively. Barclays noted that pro forma DCF per share would be accretive to Contango standalone DCF per share for each of 2013, 2014, 2015 and 2016, respectively.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with: mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The management of Crimson recommended, and the Crimson board of directors determined, to select Barclays because of its familiarity with Contango and Crimson, its historical relationship with Crimson, and because of Barclays’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, knowledge of the industries in which Contango and Crimson operate, as well as substantial experience in transactions comparable to the merger.

Barclays acted as financial advisor to Crimson in connection with the merger. As compensation for its services in connection with the merger, an opinion fee of $250,000 was earned by Barclays upon the delivery of its fairness opinion. Additionally, an advisory fee of $2,500,000 will be payable on consummation of the merger.

In addition, Crimson has agreed to reimburse a portion of Barclays’ expenses and indemnify Barclays for certain liabilities that may arise out of Barclays’ engagement. Barclays has performed various investment banking and financial services for Crimson in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Crimson and Contango for Barclays’ own account and for the accounts of Barclays’ customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

The opinion, the issuance of which was approved by the Barclays Valuation and Fairness Opinion Committee, is addressed to the Crimson board of directors, addresses only the fairness, from a financial point of view, of the consideration to be offered to the stockholders of Crimson and does not constitute a recommendation to any stockholder of Crimson as to what form of consideration such stockholder should elect or how such stockholder should vote or act with respect to any other matter relating the merger or any other matter.

Certain Prospective Unaudited Financial and Operating Information of Contango and Crimson

Neither Contango nor Crimson as a matter of course makes public long-term projections as to its future revenues, production, earnings or other results because of, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of the proposed merger, Contango and Crimson are including the following summaries of unaudited prospective financial and operating information, which are included herein because they were reviewed by and/or used in presentation to the Contango board of directors and Petrie and the Crimson board of directors and Barclays in connection with their respective evaluations of the merger. Barclays and Petrie were authorized, by Crimson and Contango, respectively, to rely upon such information for purposes of their respective analyses and opinions. The inclusion of this information should not be regarded as an indication that any of Contango, Crimson, the Contango board of directors, the Crimson board of directors, Petrie or Barclays or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial and operating information prepared by the management of Contango and Crimson, respectively, was, in general, prepared solely for their internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Contango stockholders and Crimson stockholders are urged to review Contango’s and Crimson’s SEC filings for a description of risk factors with respect to Contango’s business and Crimson’s business, respectively, as well as the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 32.

Neither Contango nor Petrie has made any representations to Crimson, and neither Crimson nor Barclays has made any representations to Contango, concerning prospective information or the estimates or assumptions on which they are based. Contango and Crimson urge all stockholders to review Contango’s and Crimson’s most recent SEC filings for a description of Contango’s and Crimson’s reported financial results.

Unaudited Prospective Financial and Operating Information Used by the Contango Board of Directors and Petrie

The Contango board of directors received, in connection with its evaluation of the merger, information concerning estimates of potential future financial and operating performance of each of Contango and Crimson, which estimates were prepared using a range of assumptions that incorporated proved oil and gas reserves and contributions from oil and gas resource potential. This prospective financial and operating information was based on information provided to Petrie in the preparation of its opinion described in the section of this joint proxy statement/prospectus entitled “Opinion of Contango’s Financial Advisor,” and Petrie was authorized by Contango’s management to rely on that data for purposes of its analysis and opinion. The prospective oil and gas production, operating expenses, and capital costs for Contango were based upon the December 31, 2012 revised proved reserve report prepared by Cobb & Associates dated April 16, 2013, and the prospective oil and gas production, operating expenses and capital costs for Crimson were based upon the year-end 2012 reserve report prepared by NSAI. In connection with the preparation of its presentation to the Contango board of directors regarding the Petrie fairness opinion, Petrie organized Contango’s prospective financial and operating information into tabular format, which was subsequently confirmed by Contango management.

CONTANGO PROSPECTIVE INFORMATION

	2013E	2014E	2015E	2016E	2017E
	($ in millions)
Daily Production (Mmcfed)	72	82	96	95	95
EBITDAX	$133	$154	$189	$203	$211
Discretionary Cash Flow	$104	$121	$148	$156	$143

CRIMSON PROSPECTIVE INFORMATION

	2013E	2014E	2015E	2016E	2017E
	($ in millions)
Daily Production (Mmcfed)	34	38	44	50	54
EBITDAX	$72	$94	$113	$120	$129
Discretionary Cash Flow	$48	$69	$88	$95	$104

Key Assumptions
Natural Gas ($/MMbtu)	$4.10	$4.30	$4.33	$4.38	$4.46
WTI Crude Oil ($/Bbl)	$92.79	$88.91	$86.53	$85.09	$84.15

Unaudited Prospective Financial and Operating Information Used by the Crimson Board of Directors and Barclays

The Crimson board of directors received, in connection with its evaluation of the merger, information concerning estimates of potential future financial and operating performance of each of Contango and Crimson, which estimates were prepared using a range of assumptions that incorporated proved oil and gas reserves and contributions from oil and gas resource potential. This prospective financial and operating information was provided to Barclays, and Barclay’s relied upon this information in the preparation of its opinion described in the section of this joint proxy statement/prospectus entitled “Opinion of Crimson’s Financial Advisor” and in connection with its analysis of the merger.

CONTANGO PROSPECTIVE INFORMATION

	2013E	2014E	2015E	2016E	2017E
	($ in millions)
Daily Production (Mmcfed)	72.1	83.8	91.5	92.9	98.0
EBITDAX	$129	$163	$185	$207	$227
Discretionary Cash Flow	$115	$146	$168	$185	$201

CRIMSON PROSPECTIVE INFORMATION

	2013E	2014E	2015E	2016E	2017E (1)
	($ in millions)
Daily Production (Mmcfed)	33.6	38.0	44.4	49.7	54.4
EBITDAX	$70	$100	$121	$128	$136
Discretionary Cash Flow	$45	$75	$97	$104	$112

Key Assumptions
Natural Gas ($/MMbtu)	$3.58	$4.08	$4.28	$4.43	$4.59
WTI Crude Oil ($/Bbl)	$97.31	$95.00	$91.00	$88.00	$86.09

(1)	The prospective financial and operating information of Crimson used in Barclays’ discounted cash flow analysis inadvertently understated Crimson’s estimated 2017 Daily Production Volume at 50.1 Mmcfed, resulting in understated Crimson EBITDAX and Discretionary Cash Flow. The Crimson board of directors has been advised of the aforementioned discrepancy and has affirmed its support of the merger. For more information, see “The Merger – Opinion of Crimson’s Financial Advisor – Discounted Cash Flow Analysis,” beginning on page 89.

To prepare the above prospective financial information, Crimson balanced capital expenditures with discretionary cash flow. This approach is consistent with the methodology Crimson has used in recent years to prepare its operating budget. The prospective financial information prioritizes areas by rate of return when selecting drilling locations. Due to the current commodity price environment, the prioritized areas tend to be characterized by crude oil and liquids-weighted production profiles. Each area targeted for drilling in the prospective financial information is believed to contain producing hydrocarbons based upon activity by Crimson and surrounding operators. Assumptions underlying operating expenses, depreciation, depletion, amortization and general and administrative expenses, were consistent with Crimson’s existing asset base at the time such information was prepared. The prospective financial information assumes no hedging contracts. Price differentials varied by corporate area and were calculated based on historical averages that included transportation, processing and other related fees.

Qualifications Regarding Prospective Financial Information of Contango and Crimson

The Contango and Crimson prospective financial and operating information was not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States, which are referred to herein as GAAP. Neither Grant Thornton LLP, which is the independent registered public accounting firm for both Contango and Crimson and is referred to herein as Grant Thornton, nor any other independent accountants, have compiled, examined or performed any procedures with respect to Contango’s and Crimson’s prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial and operating information. The Grant Thornton reports incorporated by reference in this joint proxy statement/prospectus relates to historical financial information for Contango and Crimson, respectively. It does not extend to Contango’s and Crimson’s prospective financial and operating information and should not be read to do so. The summary of Contango’s and Crimson’s prospective financial and operating information is being included in this joint proxy statement/prospectus not to influence your decision whether to vote for the merger proposal, but because the prospective financial and operating information was made available to the Contango and Crimson board of directors and the respective financial advisors to the Contango and Crimson boards of directors in connection with the merger.

While presented herein with numeric specificity, the information set forth in the summary of Contango’s and Crimson’s prospective financial and operating information contained herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Contango’s and

Crimson’s management, including, among others, oil and gas activity, commodity prices, demand for natural gas and crude oil and the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs. None of this prospective financial and operational information reflects any impact of the merger. In addition, since Contango’s and Crimson’s prospective financial and operating information cover multiple years, such information by its nature becomes less predictive with each successive year. In addition, the unaudited prospective financial and operating information requires significant estimates and assumptions that make it inherently less comparable to the similarly-titled GAAP measures in the respective historical GAAP financial statements of Contango and Crimson. Both Contango and Crimson believe the assumptions in the prospective financial and operating information were reasonable at the time the financial information was prepared, given the information both Contango and Crimson had at the time. However, important factors that may affect actual results and cause the results reflected in Contango’s and Crimson’s prospective financial and operating information not to be achieved include, but are not limited to, risks and uncertainties relating to their respective businesses, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The prospective financial and operating information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the results reflected in Contango’s and Crimson’s prospective financial and operating information. Accordingly, there can be no assurance that the results reflected in the prospective financial and operating information will be realized.

The inclusion of Contango’s and Crimson’s prospective financial and operating information in this joint proxy statement/prospectus should not be regarded as an indication that any of Contango, Crimson or any of their respective affiliates, advisors, officers, directors, partners or representatives considered the prospective financial and operating information to be material or predictive of actual future events, and the prospective financial and operating information should not be relied upon as such. None of Contango, Crimson or any of their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the results reflected in the prospective financial and operating information, and none undertakes any obligation to update or otherwise revise or reconcile the prospective financial and operating information to reflect circumstances existing after the dates the prospective financial and operating information was generated or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the prospective financial and operating information are shown to be in error. Contango and Crimson do not intend to make publicly available any update or other revision to the prospective financial and operating information. The projected financial and operational information for Contango and Crimson does not take into account any circumstances or events occurring after the date such information was prepared. Since the preparation of the information, Contango has made publicly available its actual results of operations for the quarterly period ended March 31, 2013, and Crimson has made publicly available its actual results of operations for the quarterly periods ended March 31, 2013 and June 30, 2013. Stockholders are urged to read Contango’s and Crimson’s Quarterly Reports on Form 10-Q for such quarterly period, which are incorporated by reference into this joint proxy statement/prospectus, to obtain this information. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial and operating information set forth above. None of Contango’s or Crimson’s nor their affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding either Contango’s or Crimson’s ultimate performance compared to the information contained in the prospective financial and operating information or that financial or operating results will be achieved. Crimson has made no representation to Contango, in the merger agreement or otherwise, concerning the Crimson prospective financial and operating information. Similarly, Contango has made no representation to Crimson, in the merger agreement or otherwise, concerning the Contango prospective financial and operating information.

CONTANGO’S AND CRIMSON’S PROSPECTIVE FINANCIAL INFORMATION DOES NOT REPRESENT PROJECTIONS, BUT RATHER POTENTIAL SCENARIOS BASED ON VARYING DEGREES OF SUCCESS. ACCORDINGLY, RESULTS ARE DEPENDENT ON THE OUTCOME OF FUTURE EXPLORATION AND DEVELOPMENT ACTIVITY, WHICH IS SUBJECT TO SIGNIFICANT RISK AND

UNCERTAINTY. NEITHER CONTANGO NOR CRIMSON INTENDS TO UPDATE OR OTHERWISE REVISE THE PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THE INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Amended and Restated Bylaws of Contango

The Contango board of directors has approved, subject to completion of the merger, an amendment and restatement of Contango’s bylaws to, among other things, (i) increase the maximum number of director positions available on Contango’s board of directors from seven to eight, (ii) provide for an investment committee of the board of directors and specify the number of members and the powers and duties of such committee, (iii) provide that, immediately following and until the first anniversary of the effective time of the merger, five of the eight directors will be the individuals selected by the Contango board of directors and three of the eight directors will be those individuals named by the Crimson board of directors, (iv) immediately following and until the first anniversary of the effective time of the merger, require the affirmative vote of at least two-thirds of the directors then in office, including at least one Crimson director, to increase or decrease the number of directors on the board of directors, remove the Chairman of the board of directors, the chief executive officer or the chief financial officer, designate or replace any member or modify the authority of the investment committee of the board of directors, or amend any provision affecting those items named above and (v) make other clarifying changes deemed appropriate by the Contango board of directors. The bylaws provide that the initial members of the investment committee will be Joseph J. Romano and Allan D. Keel, with Mr. Romano to serve as Chairman. This summary is qualified in its entirety by reference to the full text of the form of amended and restated bylaws of Contango, which is included in this joint proxy statement/prospectus as Exhibit C of Annex A. The amended and restated bylaws of Contango will be effective as of the effective time of the merger. In the event the merger is not completed, the amended and restated bylaws of Contango will not become effective.

Interests of Contango Directors and Executive Officers in the Merger

In considering the recommendation of the Contango board of directors that you vote to approve the proposals submitted for the Contango stockholder vote set forth in this joint proxy statement/prospectus, you should be aware that some of Contango’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Contango’s stockholders generally. The Contango board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Contango stockholder vote set forth in this joint proxy statement/prospectus.

Positions with the Combined Company

Following the completion of the merger, it is anticipated that Joseph J. Romano, Brad Juneau, B.A. Berilgen, Charles M. Reimer and Steven L. Schoonover will continue to serve as directors of the combined company, as described under “— Board of Directors and Management Following the Merger.”

Annual Bonuses

Joseph J. Romano, Chief Executive Officer of Contango, is eligible for an annual cash bonus award based on the achievement of performance measures relating to (i) stockholder return, (ii) relative performance against the S&P 600 Small Cap Index or (iii) a transaction with an aggregate value of at least $150 million. Even if the other performance measures are not met, the merger will satisfy the transactional performance measure, and as a result, Mr. Romano will be entitled to receive a $4.0 million bonus payment as a result of the closing of the merger, as described under “Merger-Related Compensation” below. Mr. Romano must continue to provide services to Contango as Chairman or President through June 30, 2014 in order to receive the bonus. It is anticipated that Mr. Romano will serve as Chairman of Contango through June 30, 2014 and during future periods.

For the period beginning July 1, 2013 and ending on December 31, 2013, Contango employees (other than Mr. Romano) may receive discretionary bonuses as determined by the compensation committee of the combined company. No pro-rata bonus payments will be made to Contango employees upon the closing.

Equity Awards

Since implementing Contango’s share repurchase program in September 2008, Contango has issued fewer stock option and restricted stock awards, preferring instead to reward senior executive officers with higher cash bonuses resulting in less dilution for Contango’s stockholders. As of June 30, 2012, Contango had no outstanding stock options or other equity-based awards, and no such awards have been granted since that date. As a result, with respect to equity awards, none of Contango’s executive officers have financial interests in the merger that are different from, or in addition to, those of Contango’s stockholders generally.

Annual Salaries

The Merger Agreement requires that, for the one-year period following the closing, the Contango employees who remain employed with Contango or any of its affiliates following the closing of the merger, including any named executive officer, receive base salaries at least equal to the salaries in effect for such employees immediately prior to the closing.

Employment and Severance Agreements

Contango and Marc Duncan entered into a transition agreement on June 6, 2013 pursuant to which Mr. Duncan agreed to continue in employment through the effective date of the merger, on which date Mr. Duncan’s employment with Contango will terminate. Provided Mr. Duncan remains employed by Contango thorough the effective date of the merger, and Mr. Duncan executes a general release of claims, Mr. Duncan will receive the following payments upon termination of employment: (i) a severance payment of $250,000, which is equal to one year’s base salary, and (ii) a deferred bonus payment of $75,000, as described under “Merger-Related Compensation” below.

Contango has no employment or severance agreement with any executive officer other than Mr. Duncan.

Merger-Related Compensation

Under Contango’s compensation arrangements with its named executive officers, other than the payments set forth in the table below, no named executive officers will receive any compensation on account of the Merger.

According to annual bonus performance measures established by the Contango compensation committee, as discussed above, Mr. Romano is eligible to receive an annual cash bonus award of up to $4.0 million based on the achievement of performance measures relating to (i) stockholder return, (ii) relative performance against the S&P 600 Small Cap Index, or (iii) a significant corporate transaction. Under the transactional performance measure, Mr. Romano is eligible to receive a bonus payment in the amount of $4.0 million in the event that Contango undergoes a merger, acquisition of stock or assets of another company by Contango, or similar reorganization in one or more transactions with an aggregate value of at least $150 million during Contango’s fiscal year beginning July 1, 2012 or July 1, 2013. Even if the other performance measures are not met, the merger will meet the transactional performance measure, and as a result, Mr. Romano will be entitled to receive a $4.0 million bonus payment as a result of closing of the merger if Mr. Romano continues to provide services to Contango as Chairman or President through June 30, 2014. Mr. Romano became President and Chief Executive

Officer of Contango in December, 2012, following the departure of Mr. Kenneth R. Peak, Contango’s founder and former Chairman, President and Chief Executive Officer, in a medical leave of absence. It is anticipated that Mr. Romano will serve as Chairman of Contango through June 30, 2014 and during future periods. The Contango compensation committee included this metric in Mr. Romano’s annual bonus performance measures in order to provide an incentive for Mr. Romano to complete a significant transaction for Contango, which is intended to benefit Contango’s stockholders. Contango has not granted any stock options or other equity-based awards to Mr. Romano. If this bonus payment is paid, no other annual bonus will be paid to Mr. Romano for the fiscal year in which the effective time of the merger occurs.

Contango and Mr. Duncan entered into a transition agreement on June 6, 2013 pursuant to which Mr. Duncan agreed to continue in employment with Contango through the effective date of the merger, on which date Mr. Duncan’s employment with Contango will terminate. Provided Mr. Duncan remains employed by Contango thorough the effective date of the merger, and Mr. Duncan executes a general release of claims, Mr. Duncan will receive the following payments upon termination of employment: (i) a lump sum cash severance payment in the amount of $250,000, which is equal to one year of base salary, and (ii) a lump sum cash payment in the amount of $75,000, representing payment of the deferred bonus that would otherwise have been payable to Mr. Duncan on June 30, 2014 had his employment with Contango continued through such date.

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation related to the merger for Contango’s named executive officers, assuming the merger is consummated. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by Contango to these individuals is subject to a non-binding advisory vote of Contango stockholders, as described under “Proposals for the Contango Special Meeting — Contango Proposal 2 — Advisory (Non-Binding) Vote on Compensation” on page 128.

The amounts set forth below are payable in connection with the consummation of the Merger, as detailed in the footnotes below.

	Cash ($)		Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimburse- ment ($)	Other ($)	Total ($)
Joseph J. Romano	$4,000,000	(1)	$0	$0	$0	$0	$0	$4,000,000
Chairman, President and Chief Executive Officer
Sergio Castro	$0		$0	$0	$0	$0	$0	$0
Vice President, Chief Financial Officer, Treasurer and Secretary
Yaroslava Makalskaya	$0		$0	$0	$0	$0	$0	$0
Vice President, Controller and Chief Accounting Officer
Marc Duncan	$325,000	(2)	$0	$0	$0	$0	$0	$325,000
Senior Vice President — Engineering
Charles Cambron	$0		$0	$0	$0	$0	$0	$0
Vice President — Drilling

(1)

The amount disclosed represents a cash bonus payment of $4.0 million under one of the annual bonus performance measures established by the Contango compensation committee, which is to be paid in the event that Contango undergoes a merger, acquisition of stock or assets of another company by Contango, or similar reorganization in one or more transactions with an aggregate value of at least $150 million. Even if the other performance measures are not met, the merger will meet this requirement, and as a result, Mr. Romano will be entitled to receive the $4.0 million bonus payment as a result of closing of the merger if he continues in service with Contango through June 30, 2014. The cash bonus payment will be paid in a lump sum. The bonus payment is considered a “double trigger” payment, since the bonus payment will be paid as a result of the closing of the merger, but only if Mr. Romano continues to provide services through June 30, 2014. It is anticipated that Mr. Romano will serve as Chairman of Contango through June 30, 2014 and during future periods.
(2)	The amount disclosed represents the following payments to be made subject to the terms of Mr. Duncan’s transition agreement: (i) a lump sum severance payment in the amount of $250,000 and (ii) a deferred bonus payment in the amount of $75,000, which otherwise would have been payable to Mr. Duncan on June 30, 2014 had his employment with Contango continued through such date. These payments are considered “single trigger” payments, since they will be payable upon termination of employment that will occur on the effective date of the merger.

Interests of Crimson Directors and Executive Officers in the Merger

In considering the recommendation of the Crimson board of directors that you vote to approve the proposals submitted for the Crimson stockholder vote set forth in this joint proxy statement/prospectus, you should be aware that some of Crimson’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Crimson’s stockholders generally. The Crimson board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement and in recommending to you that you approve the proposals submitted for the Crimson stockholder vote set forth in this joint proxy statement/prospectus.

Positions with the Combined Company

Following the completion of the merger, it is anticipated that Allan D. Keel, B. James Ford and Lon McCain will serve as directors of the combined company, as described under “— Board of Directors and Management Following the Merger.”

Bonuses

The Crimson named executive officers are eligible to participate in an annual, performance-based cash incentive compensation plan that is designed to reward all employees on the basis of Crimson attaining pre-determined performance measures. For the 2013 year, the five categories of performance measures focused on (i) oil and gas production levels, (ii) earnings before interest, taxes, depreciation, amortization and exploration expenses, (iii) replacement of oil and natural gas reserves, (iv) finding and development costs and (v) cash return on invested capital. Amounts potentially earned under the performance based cash incentive plan are set at certain percentages of the participant’s base salary for each of the threshold, target and maximum award levels. For the 2013 year, percentages were set at 50%, 85% and 120%, respectively, of the annual base salaries for Messrs. Keel and Grady and 40%, 70% and 100%, respectively, of the annual base salaries for Messrs. Isaac, Mengle and Atkins. This resulted in target awards being set for Messrs. Keel, Grady, Isaac, Mengle and Atkins at $382,500; $310,250; $192,500; $192,500; and $192,500, respectively, for the 2013 year.

For the period beginning on the first day of 2013 and ending on the effective date of the merger, the merger agreement provides that the potential awards pursuant to the performance-based cash incentive plan will be determined based upon the attainment of performance goals, and on a pro-rata basis calculated using the number of days that have passed between the beginning of the 2013 calendar year and the effective date of the merger. However, the amounts will not be paid at the closing of the merger. Such amounts will remain subject to forfeiture in the event that the executive does not remain employed by Contango for the remainder of the 2013 calendar year and will not become payable until such time as bonuses are paid to employees generally with respect to the full 2013 calendar year, which is expected to be between January 1, 2014 and March 15, 2014. Potential bonuses are disclosed here due to the fact that the merger will slightly modify the manner in which bonuses are calculated and determined as compared to the way bonuses are typically awarded under Crimson’s bonus plan.

Amounts of the performance-based cash incentive plan bonuses for the Crimson named executive officers cannot be calculated until the close of the merger and the analysis of the applicable performance measures can be completed. At this time, the highest estimates of those amounts that can be provided will be a pro-rata payment based on the period from January 1, 2013 until August 31, 2013, and based upon the maximum amount of the performance-based cash incentive plan award set at the beginning of the 2013 calendar year for each individual. Actual amounts paid may be smaller than what is reported below.

Name	Maximum Estimated Pro-Rata Bonus Payment
Allan D. Keel	$360,000
E. Joseph Grady	$292,000
Jay S. Mengle	$183,333
Thomas H. Atkins	$183,333
Anthony C. Isaac	$183,333

Equity Awards and Related Cash Payments

Crimson has previously granted stock options and restricted stock awards to its executive officers and other employees under the Crimson Stock Incentive Plan. The merger will result in a change in control pursuant to the Stock Incentive Plan, resulting in the immediate vesting of all outstanding stock options and restricted stock awards. Estimated values related to the acceleration of equity awards for the Crimson executive officers are detailed below in the sections titled “Summary of Compensation Expected to be Paid in Connection with the Merger” and “Potential Merger-Related Compensation.” The named executive officers other than Mr. Isaac also hold unvested cash payments that were granted in connection with the 2011 Crimson stock option exchange program, which will also accelerate and become payable in connection with the merger.

Crimson Stock Options. Upon completion of the merger, each outstanding option to acquire Crimson common stock will be converted into fully vested and immediately exercisable options to purchase shares of Contango common stock. The number of shares of Contango common stock that will be subject to such stock options will be the number of shares of Crimson common stock subject to each such Crimson stock option multiplied by the exchange ratio of .08288, rounded down to the nearest whole share of Contango common stock. The exercise price per share of Contango common stock under such Contango stock options will be equal to the exercise price per share of Crimson common stock for such stock option divided by the exchange ratio of .08288, rounded up to the nearest whole cent. Due to the conversion of both the exercise price and the number of shares by the same conversion factor, the options that are considered “underwater” at Crimson, meaning that the exercise price is higher than the market price of the underlying common stock, will remain underwater as of the merger date once converted to Contango options. The individuals holding such options will only receive value from these converted option awards in the event that the market price of the underlying Contango common stock increases to an amount that is above the converted exercise price for the options.

The table below shows the number and exercise price of Crimson options held by each current Crimson named executive officer, along with the number and exercise price of the Contango options that they will receive upon the completion of the merger:

Name	Crimson Options (#)	Crimson Exercise Price ($)	Contango Option (#)	Contango Exercise Price ($)
Allan D. Keel	675,000	5.00	55,944	60.33
E. Joseph Grady	225,000	5.00	18,648	60.33
Jay S. Mengle	45,000	5.00	3,729	60.33
Thomas H. Atkins	38,300	5.00	3,174	60.33
Anthony C. Isaac	100,000	3.31	8,288	39.94
Anthony C. Isaac	75,000	3.45	6,216	41.63

Crimson Restricted Stock. The consummation of the merger will result in the acceleration of vesting for each outstanding Crimson restricted stock award. Each vested share of Crimson common stock will be converted into the right to receive 0.08288 fully vested shares of Contango common stock. Messrs. Keel, Grady, Mengle, Atkins and Isaac will receive 39,146; 21,165; 12,618; 11,341 and 11,874 fully vested shares of Contango common stock, respectively.

Option Exchange Payments. Crimson completed an option exchange program in 2011. The Crimson compensation committee concluded at that time that it would be inappropriate to grant its named executive officers options with an exercise price less than the price at which third parties had recently purchased Crimson common stock. Accordingly, the options awarded pursuant to the exchange program were granted to the named executive officers with an exercise price equal to the price at which third parties had recently purchased Crimson common stock instead of the lower market price at the time of the grant. The named executive officers who participated in the exchange program received deferred cash awards to make up the differential between the grant date value of the options actually awarded pursuant to the option exchange program and the grant date value of those options had the exercise price been the current market price. The deferred cash awards were divided into two tranches, each tranche of which was subject to a three year installment vesting schedule that is fully accelerated upon a change in control.

The first two installments of the first tranche, and the first installment of the second tranche, have already been paid to the executives. The value of the acceleration of the last installment of the first tranche, and the second and third installments of the second tranche, for Messrs. Keel, Grady, Mengle, and Atkins will be $324,000; $108,000; $21,600; and $18,384, respectively. Mr. Isaac was not employed by Crimson at the time that the option exchange program was initiated.

Employment and Severance Agreements

New Contango Employment Agreements. As contemplated by the merger agreement, Contango entered into an employment agreement with each of Allan D. Keel and E. Joseph Grady, each dated April 29, 2013, which will become effective on the consummation of the merger. Contango has also entered into employment agreements with each of A. Carl Isaac, Jay S. Mengle and Thomas H. Atkins, which will become effective on the consummation of the merger. The employment agreements for each of the executives provide for a term of three years with automatic two-year extensions of the initial term, unless Contango or the executive provides prior notice of intention not to extend the agreement. The employment agreements replace the June 29, 2011 employment agreements between Crimson and Messrs. Keel, Grady, Mengle and Atkins, and the April 18, 2012 employment agreement between Crimson and Mr. Isaac, except as described below.

Under the new employment agreements, Mr. Keel is entitled to a base salary of $600,000, Mr. Grady is entitled to a base salary of $400,000, Mr. Isaac is entitled to a base salary of $320,000, Mr. Mengle is entitled to a base salary of $300,000 and Mr. Atkins is entitled to a base salary of $310,000. Each executive shall participate in Contango’s Annual Cash Incentive Bonus Plan (which is referred to as the “cash plan”) and Annual Long-Term Incentive Equity Plan (which is referred to as the “incentive equity plan”). With respect to the cash plan, the executives are eligible to receive a cash bonus based upon minimum, target and maximum award levels of not less than 50%, 100% and 150% for Mr. Keel; 50%, 90% and 130% for Mr. Grady; and 50%, 80% and 120% for Messrs. Isaac, Mengle and Atkins, respectively, of such executive’s base salary. With respect to the incentive equity plan, the executives are eligible to receive stock option awards, restricted stock awards or a combination of both upon minimum, target and maximum award levels of not less than 75%, 350% and 450% for Mr. Keel; 75%, 250% and 450% for Mr. Grady; and 75%, 250% and 350% for Messrs. Isaac, Mengle and Atkins, respectively, of such executive’s base salary.

Each employment agreement provides for payments in the event Contango terminates the executive’s employment “without cause” or if the executive resigns for “good reason,” each as defined in each employment agreement.

Except as otherwise described in the following paragraph, if the executive’s employment is terminated by Contango without cause or the executive resigns for good reason, the executive will receive (A) a cash amount equal to a specific multiplier times the sum of the then current calendar year’s base salary and the prior year’s bonus under the cash plan, the multiplier being 2.99 for Messrs. Keel and Grady, and 2 for Messrs. Isaac, Mengle and Atkins, (B) reimbursement of COBRA health insurance premiums for up to 36 months from the termination date for Messrs. Keel and Grady, and for up to 24 months for Messrs. Isaac, Mengle and Atkins, (C) accelerated vesting of all stock, stock option and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code and (D) a pro-rated bonus under the cash plan for the year of termination, based on the attainment of the applicable corporate performance goals. For purposes of calculating the severance amount due in (A), if no bonus was paid under the prior year’s cash plan, severance would instead be calculated using the greater of the target bonus under the cash plan for the year of termination or the amount of any discretionary bonuses that were paid to the executive in the twelve month period prior to his termination.

For Messrs. Isaac, Mengle and Atkins, if the executive’s employment is terminated by Contango without cause or the executive resigns for good reason, in either case, within 12 months after a change in the ownership or control of Contango, the executive will receive (A) a cash amount equal to 2.5 times the sum of the then current calendar year’s base salary and the prior year’s bonus under the cash plan, (B) reimbursement of COBRA health insurance premiums for up to 30 months from the termination date, (C) accelerated vesting of all stock, stock option and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code and (D) a pro-rated bonus under the cash plan for the year of termination, based on the attainment of the applicable corporate performance goals. If no bonus was paid under the prior year’s cash plan, the bonus component of the cash severance amount due in (A) will be calculated as described in the last sentence of the preceding paragraph.

If the executive’s employment is terminated by Contango without cause or the executive resigns for good reason within 12 months after a change in the ownership or control of Contango, payment of the entire cash severance amount will be made in a lump sum at termination. Otherwise, upon termination by Contango without cause or by the executive for good reason, the executive will receive half of the cash severance amount in a lump sum at termination and half the number of months of health insurance reimbursement. The remainder of the cash severance payment and the second half of health insurance reimbursement will be paid if and when the executive notifies Contango, prior to the conclusion of 50% of the term of the executive’s non-competition and non-solicitation obligations, that the executive agrees to comply with the non-competition and non-solicitation obligations for the remainder of the term.

If the executive’s employment is terminated due to non-renewal of the employment agreement by the executive or Contango, then no severance is due to the executive under the employment agreement. However, if the employment agreement is not renewed by Contango and a new employment agreement is not entered into with the executive within ten days following the expiration of the employment agreement, the executive will become 100% vested in all stock, stock option and other equity awards then held by the executive to the extent that such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code.

In the event of the executive’s death or disability, the executive officer will be entitled to: (A) pro rata base salary and pro rata target annual cash incentive bonus through the date of termination for the year in which termination occurs, plus a lump sum amount equal to the greater of: (1) the remainder of the base salary that would have been earned by the executive officer under the executive’s employment agreement between the date of his death or permanent disability and the expiration of the then current term of the employment agreement, or (2) 12 months of base salary plus the executive’s target annual cash incentive bonus for the year of termination; and (B) full acceleration of vesting for all stock, stock option and other equity awards.

The employment agreements contain confidentiality, non-competition and non-solicitation covenants. In order to receive any severance payments, the executive is required to execute a general release of claims against Contango.

The employment agreements provide that the gross-up payment for any excise taxes under Section 4999 of the Code described in the 2011 employment agreements shall apply with respect to the merger, but not with respect to any subsequent transaction. In the event of a change of control transaction, other than the merger, none of the executives are entitled to gross-up payments for any excise taxes under Section 4999 of the Code. In that event, if payments to any of the executives would otherwise constitute a parachute payment under Section 280G of the Code, then the payments will be limited to the dollar amount that can be paid to the executive without triggering an excise tax under Section 4999 of the Code, unless the net after-tax amount payable to the executive, after taking into account any excise tax incurred under Section 4999, would be greater without a limitation on the payments.

Existing Crimson Employment Agreements. Messrs. Keel, Grady, Mengle, Atkins and Isaac each currently have an employment agreement with Crimson. The Crimson employment agreements are similar to the new Contango employment agreements described above, although compensation levels and incentive targets vary between each executive officer. While the employment relationships of Messrs. Keel, Grady, Mengle, Atkins and Isaac will be governed by the new Contango employment agreements following the consummation of the merger, Item 402(t) of Regulation S-K requires disclosure of all compensation that the current Crimson named executive officers will, may, or could receive in connection with the merger, thus the discussion below summarizes the compensation and benefits that each of the executives could receive pursuant to their current Crimson employment agreements.

Each employment agreement provides for a term of two years with automatic one-year extensions of the initial term, unless Crimson or the executive provides prior notice of intention not to extend the agreement. Under the employment agreements, Messrs. Keel, Grady, Mengle, Atkins and Isaac are entitled to a base salary pursuant to the employment agreements that the Crimson board has set at $450,000, $365,000, $275,000, $275,000 and $275,000, respectively, for the 2013 year. Each executive is entitled to participate in Crimson’s annual cash incentive bonus plan and Crimson’s annual long-term incentive equity plan. With respect to the cash plan, the executives are eligible to receive a cash bonus based upon minimum, target and maximum award levels of not less than 50%, 85% and 120% of Messrs. Keel and Grady’s base salary and no less than 40%, 70% and 100% of Messrs. Mengle, Atkins and Isaac’s base salary. With respect to the incentive equity plan, the executives are eligible to receive stock option awards, restricted stock awards or a combination of both upon minimum, target and maximum award levels of not less than 75%, 225% and 450% of Mr. Keel’s base salary, 75%, 175% and 350% of Mr. Grady’s base salary, and 50%, 150% and 300% of Messrs. Mengle, Atkins and Isaac’s base salary.

If the executive’s employment is terminated by Crimson without cause or the executive resigns for good reason, the executive will receive (A) a cash amount equal to a specific multiplier times the sum of the then current calendar year’s base salary and the prior year’s bonus under the cash plan, the multiplier being 2.99 for Messrs. Keel and Grady, and two for Messrs. Isaac, Mengle and Atkins, (B) health insurance benefits for a period of 36 months from the termination date for Messrs. Keel and Grady, and for up to 24 months for Messrs. Isaac, Mengle and Atkins, at no cost to the executive, and (C) accelerated vesting of all stock, stock option and other equity awards to the extent such awards (other than stock options and stock appreciation rights) are not subject to performance-based vesting for purposes of qualifying as “performance-based compensation” for purposes of Section 162(m) of the Code. For purposes of calculating the severance amount due in (A), if no bonus was paid under the prior year’s cash plan, severance would instead be calculated using the greater of the target bonus under the cash plan for the year of termination or the amount of any discretionary bonuses that were paid to the executive in the twelve month period prior to his termination. Messrs. Keel and Grady also have the option to resign for any reason during the thirty day period immediately following the one year anniversary of a change in control, and the resignation would be deemed to be a resignation by the executive for good reason. This provision was not carried over to the new Contango employment agreements for Messrs. Keel and Grady.

If the executive’s employment is terminated by Crimson without cause or the executive resigns for good reason within 12 months after a change in the ownership or control of Crimson, payment of the entire cash severance amount will be made in a lump sum at termination. Otherwise, upon termination by Crimson without cause or by the executive for good reason, the executive will receive half of the cash severance amount in a lump sum at termination and half the number of months of health insurance benefits. The remainder of the cash severance payment and the second half of health insurance benefits will be paid if and when the executive notifies Crimson, prior to the conclusion of 50% of the term of the executive’s non-competition and non-solicitation obligations, that the executive agrees to comply with the non-competition and non-solicitation obligations for the remainder of the term.

In the event of an executive’s death or disability, the executive officer will be entitled to: (A) his pro rata base salary and pro rata target annual cash incentive bonus through the date of termination for the year in which termination occurs, plus a lump sum amount equal to the greater of: (1) the remainder of the base salary that would have been earned by the executive officer under the executive’s employment agreement between the date of his death or permanent disability and the expiration of the then current term of the employment agreement, or (2) 12 months of base salary plus the executive’s target annual cash incentive bonus for the year of termination; and (B) full acceleration of vesting for all stock, stock option and other equity awards.

The employment agreements contain confidentiality, non-competition and non-solicitation covenants. In order to receive any severance payments, the executive is required to execute a general release of claims against Crimson.

If it is determined that any payment, award, benefit or distribution (or an acceleration of any payment, award, benefit or distribution) to an executive officer by Crimson or by another entity in the event of a change of control is subject to the imposition of an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the executive officer with respect to such excise tax, the employment agreements require that Crimson pay the executive officer an additional payment in an amount equal to that required to result in the executive officer receiving, after application of the excise tax, a net amount that would have been received by the executive officer had the excise tax not applied.

Summary of Compensation Expected to be Paid in Connection with the Merger

The table found in the section immediately below titled “Potential Merger-Related Compensation” is required to disclose all potential or hypothetical payments that could be paid in connection with the merger pursuant to any agreement that is currently in place between Crimson and the named executive officers, thus it contains values associated with possible terminations of the executives and includes estimated bonus amounts. The table provided in this section shows only those amounts that Crimson expects its named executive officers to receive as a direct result of the merger. The values below assume that: (i) the merger is consummated on September 1, 2013, and (ii) the price per share of the Crimson common stock for purposes of calculating accelerated values for the restricted stock (as the outstanding options are currently underwater) is $3.15, which is the average closing market price of Crimson’s common stock over the first five business days following the first public announcement of the merger. Other benefits that have been described herein, such as the pro-rata performance-based bonus for the 2013 calendar year, may be paid to the executives at a later date, but the table below solely discloses the values that Crimson expects its named executive officers to receive in hand at the time the merger is consummated.

Summary of Compensation Expected to be Paid in Connection with the Merger

Name	Deferred Option Exchange Payments ($)	Accelerated Vesting of Restricted Stock ($)	Total ($)
Allan D. Keel	324,000	1,487,824	1,811,824
E. Joseph Grady	108,000	804,431	912,431
Jay S. Mengle	21,600	479,588	501,188
Thomas H. Atkins	18,384	431,052	449,436
A. Carl Isaac	N/A	451,278	451,278

Potential Merger-Related Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or otherwise relates to the merger which the current Crimson named executive officers would receive, assuming that the merger is consummated and their employment is terminated. The values below assume that: (i) the merger is consummated on September 1, 2013, (ii) the price per share of the Crimson common stock for purposes of calculating accelerated equity is $3.15, which is the average closing market price of Crimson’s common stock over the first five business days following the first public announcement of the merger and (iii) although there are no current plans to terminate the employment of any of the Crimson named executive officers, each of the named executive officers incurred a qualifying termination in connection with the merger under their existing respective employment agreements with Crimson (meaning a termination by Crimson without cause or a resignation by the executive for good reason). Pursuant to Item 402(t) of Regulation S-K, the table below sets forth information with respect to the current employment agreements with Crimson, not the new employment agreements with Contango that become effective as of the closing date of the merger. Values shown below do not take into account any increase in compensation that may occur following the date of this joint proxy statement/prospectus or following the merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below. This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable by Crimson to these individuals is subject to a non-binding advisory vote of Crimson stockholders, as described under “Proposals for the Crimson Special Meeting—Crimson Proposal 2 — Advisory (Non-Binding) Vote on Compensation” on page 130.

Potential Merger-Related Compensation for Crimson Named Executive Officers

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC	Perquisites/ Benefits ($) (3)	Tax Reimburse- ment ($) (4)	Other ($)	Total ($)
Allan D. Keel, Chief Executive Officer and President	3,173,175	1,487,824	0	80,340	1,322,780	0	6,064,119

E. Joseph Grady, Senior Vice President and Chief Financial Officer	2,418,998	804,431	0	103,092	1,043,641	0	4,370,162

Jay S. Mengle, Senior Vice President — Operations and Engineering	1,139,933	479,588	0	36,508	0	0	1,656,029

Thomas H. Atkins, Senior Vice President — Exploration	1,136,717	431,052	0	53,560	472,333	0	2,093,662

A. Carl Isaac, Senior Vice President — Operations	1,118,333	451,278	0	46,088	507,488	0	2,123,187

(1)	Cash payments are composed of three elements: hypothetical severance payments, accelerated option exchange payments, and the pro-rata portion of the executive’s performance-based cash incentive plan bonuses for Crimson’s short 2013 year. The values shown in the table above are based on the existing employment agreements with Crimson. The values would increase if the executive’s employment is terminated after the merger based on the terms of the new employment agreements being entered into by the named executive officers and Contango as discussed above under “Interests of Crimson Directors and Executive Officers in the Merger.”
(a)	In the event that the employment of an executive is terminated by Crimson without cause or the executive resigns for good reason, and subject to their observance of certain non-compete and release of liability agreements, Messrs. Keel and Grady would receive a cash severance payment consisting of an amount equal to 2.99 times the sum of the current calendar year’s base salary and the target annual cash incentive bonus for the year in which the termination occurs, while Messrs. Mengle, Atkins and Isaac would receive an amount equal to 2 times the sum of the current calendar year’s base salary and the target annual cash incentive bonus for the year in which the termination occurs. Cash severance payments would become payable in a single lump sum following a qualifying termination in connection with a change in control, thus, in this situation, the assumption is that both a termination of employment and a change in control have occurred together, resulting in a “double-trigger” payment. However, Messrs. Keel and Grady could also have a “single-trigger” payment since, under their current Crimson employment agreements, Messrs. Keel and Grady have the option to resign for any reason during the thirty day period immediately following the one year anniversary of a change in control and receive cash severance payments. This provision is not included in the new Contango employment agreements for Messrs. Keel and Grady or any of the other executives. The severance payments shown here are intended to reflect the hypothetical amount of severance that each of the Crimson named executive officers could be entitled to receive upon a qualifying termination under the current Crimson employment agreements, although Crimson, Contango and the executives do not currently intend to terminate the executives’ employment. The portion of the cash payment reflected above that is attributable to cash severance payments for Messrs. Keel, Grady, Mengle, Atkins and Isaac are $2,489,175; $2,018,998; $935,000; $935,000; and $935,000, respectively. However, under the new employment agreements with Crimson, the portion of the cash payment that would be attributable to cash severance payments for Messrs. Keel, Grady, Mengle, Atkins and Isaac if they terminated the day immediately following the date of the closing of the merger are $3,588,000; $2,272,400; $1,080,000; $1,116,000; and $1,152,000, respectively.
(b)	This cash payment column also reflects the value of the accelerated deferred option exchange payment for each executive. These option exchange payments are considered “single-trigger,” as such payments will be accelerated in connection with the merger. The portion of the cash payment reflected above that is attributable to the option exchange payments for Messrs. Keel, Grady, Mengle, and Atkins are $324,000; $108,000; $21,600; and $18,384, respectively.
(c)	The value of the pro-rata performance-based cash incentive plan bonuses were calculated using the maximum potential amounts payable to each executive for the 2013 calendar year; amounts cannot be calculated with certainty at this time, and they will remain subject to forfeiture in the event that the executive is not employed for the full 2013 calendar year. The values of the pro-rata performance-based cash incentive plan bonuses for Messrs. Keel, Grady, Mengle, Atkins and Isaac could be as high as $360,000; $292,000; $183,333; $183,333 and $183,333, respectively, but they could also be lower.
(2)	Each Crimson stock option that the Crimson named executive officers currently hold is underwater, thus the acceleration of those awards will result in no value to the executives at this time. The values in this column reflect the value that each named executive officer will be deemed to receive upon the acceleration of the vesting of his restricted stock, based upon a $3.15 per share value. The acceleration of the restricted stock is a “single-trigger” payment, as the executive will become entitled to the acceleration in connection with the merger.
(3)

The values reflected in this column estimate the value of continued health and medical benefits to each of the executives in the event that his employment is terminated by Crimson without cause or the executive resigns for good reason. For Messrs. Keel and Grady, the amounts reflect continuation of coverage for a 36-month period, and for Messrs. Mengle, Atkins and Isaac, a period of 24 months. These are “single-trigger” payments as they would become due upon a termination of employment.
(4)	Tax reimbursement payments reflect the estimated amount that Crimson would pay to each of Messrs. Keel, Grady and Isaac pursuant to the tax reimbursement provisions in the current employment agreements in the event that any of them are terminated by Crimson without cause or the executive resigned for good reason in connection with the merger. Crimson estimates that Messrs. Mengle and Atkins would not receive tax reimbursements. Tax reimbursements are generally “single-trigger” payments, as an excise tax imposed by Section 4999 of the Code is triggered by qualifying change in control transactions; however, in the factual situation that is reported here the excise tax would only be triggered in the event that a termination of employment occurred in connection with a change in control, thus the payment would become a “double-trigger” payment.

A description of the arrangements pursuant to and circumstances in which the amounts set forth in the table above would be payable to the Crimson named executive officers is set forth above under “— Interests of Crimson Directors and Executive Officers in the Merger.”

Board of Directors and Executive Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will be expanded from its current size of seven members to eight members, five of whom will be chosen by the current Contango directors, which directors will be members of the board of Contango immediately prior to the merger, (at least three of whom will be independent for purposes of the rules of the NYSE MKT) and three of whom will be chosen by the current Crimson directors, which directors will be members of the board of Crimson immediately prior to the merger, (at least two of whom will be independent for purposes of the rules of the NYSE MKT). As of the date of this joint proxy statement/prospectus, it is anticipated that the following members of Contango’s board of directors immediately prior to the merger will continue to serve as directors of the combined company: Joseph J. Romano, Brad Juneau, B.A. Berilgen, Charles M. Reimer and Steven L. Schoonover. As of the date of this joint proxy statement/prospectus, it is anticipated that the following members of Crimson’s board of directors immediately prior to the merger will continue to serve as directors of the combined company: Allan D. Keel, B. James Ford and Lon McCain. Mr. Romano will serve as Chairman of the board of directors of the combined company.

Upon completion of the merger, Mr. Keel, currently President and Chief Executive Officer of Crimson, will serve as President and Chief Executive Officer. The combined company’s executive management team is expected to also include E. Joseph Grady, currently Senior Vice President and Chief Financial Officer of Crimson, as Senior Vice President and Chief Financial Officer of the combined company, A. Carl Isaac, currently Senior Vice President of Operations of Crimson, will serve as Senior Vice President of Operations of the combined company, Jay S. Mengle, currently Senior Vice President of Engineering of Crimson, will serve as Senior Vice President of Engineering of the combined company, and Thomas H. Atkins, currently Senior Vice President of Exploration of Crimson, will serve as Senior Vice President of Exploration of the combined company.

Regulatory Clearances Required for the Merger

Contango and Crimson are not required to file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice or observe a mandatory pre-merger waiting period before completing the merger under the HSR Act. Contango and Crimson cannot assure you, however, that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed.

Treatment of Crimson Stock Options and Other Equity-Based Awards

Upon completion of the merger, each outstanding option to acquire Crimson common stock will be converted into fully vested and immediately exercisable options to purchase shares of Contango common stock. The number of shares of Contango common stock which will be subject to such Contango stock options will be the number of shares of Crimson common stock subject to each such Crimson stock option multiplied by 0.08288 (the exchange ratio in the merger), rounded down to the nearest whole share of Contango common stock. The exercise price per share of Contango common stock for such Contango stock option will equal the exercise price per share of Crimson common stock for such Crimson stock option divided by 0.08288 (the exchange ratio in the merger), rounded up to the nearest whole cent.

Effective immediately prior to the effective time of the merger, each outstanding share of Crimson restricted stock will become a fully vested and unrestricted share of Crimson common stock and will be converted into an unrestricted share of Crimson common stock with the right to receive 0.08288 fully vested shares of Contango common stock.

Treatment of Contango and Crimson Credit Agreements

Contango maintains a secured revolving credit facility with Amegy Bank (the “Contango Credit Facility”). The Contango Credit Facility currently has a $40 million hydrocarbon borrowing base available to fund Contango’s exploration and development activities, as well as repurchase shares of common stock of Contango and to fund working capital as needed. The Contango Credit Facility is secured by substantially all of the assets of Contango, including Contango’s natural gas and oil properties. Borrowings under the Contango Credit Facility bear interest at LIBOR plus 2.5%, subject to a LIBOR floor of 0.75%. The principal is due October 1, 2014, and may be prepaid at any time with no prepayment penalty. An arrangement fee of $300,000 was paid in connection with the facility and effective November 1, 2011, a commitment fee of 0.125% is owed on unused borrowing capacity. The Contango Credit Facility contains customary covenants including limitations on Contango’s current ratio of assets to liabilities and additional indebtedness. As of June 30, 2013, Contango was in compliance with all covenants and had no amounts outstanding under the Contango Credit Facility. It is currently anticipated that effective as of the effective time of the merger the Contango Credit Facility will be terminated.

Crimson currently maintains a $400 million senior secured revolving credit facility with Wells Fargo Bank, National Association, as agent (the “Crimson Senior Credit Facility”). The borrowing base under the Crimson Senior Credit Facility is currently set at $100 million. Advances under the Crimson Senior Credit Facility are in the form of either base rate loans or LIBOR loans. The interest rate on the base rate loans fluctuates based upon the higher of the lender’s “prime rate” and the Federal Funds rate. The interest rate on the LIBOR loans fluctuates based upon the rate at which Eurodollar deposits in the LIBOR market are quoted for the maturity selected. The applicable margin ranges between 1.75% and 2.75%, for LIBOR loans, and between 0.75% and 1.75%, for base rate loans. The specific applicable interest margin is determined by, in each case, the percent of the borrowing base utilized at the time of the credit extension. LIBOR loans of one, two, three and nine months may be selected. The commitment fee payable on the unused portion of the borrowing base is between 0.375% and 0.500%, depending on the borrowing base utilization. The Crimson Senior Credit Facility also includes other covenants and restrictions customary for senior secured credit facilities.

It is expected that the Contango Credit Facility and/or the Crimson Senior Credit Facility will be amended, restated or replaced effective as of the effective time of the merger (as amended, restated or replaced, the “Combined Company Senior Credit Facility”) to reflect the consummation of the merger. It is anticipated the borrowing base under the Combined Company Senior Credit Facility will likely be in the range of $250—$275 million which is significantly larger than that under the Crimson Senior Credit Facility and reflects the combined company’s proved crude oil and natural gas reserves. It is also expected that the obligations under the Combined Company Senior Credit Facility will be secured by a pledge of the assets of the combined company, including the capital stock of the subsidiaries of the combined company. Although Crimson and Contango have not finalized the terms of any amendment, restatement or replacement of the Contango Credit Facility and/or Crimson Senior

Credit Facility (including with respect to interest rates, restrictive covenants, events of default, guarantees and prepayment provisions) to date, extensive discussions have been held with a number of prospective lenders regarding the Combined Company Senior Credit Facility and lenders appear to view the merger positively and wish to participate in a Combined Company Senior Credit Facility of the size noted above. However, no assurance may be given that a Combined Company Senior Credit Facility may be negotiated and completed.

It is also anticipated that, at or immediately following the effective time of the merger, Crimson’s second lien credit facility with Barclays Bank Plc, as agent (the “Crimson Second Lien Credit Facility”) will be terminated and any indebtedness thereunder repaid. As of June 30, 2013, Crimson had a principal amount of $175.0 million outstanding under the Crimson Second Lien Credit Facility, with a discount of $4.1 million using the estimated market value interest rate at the time of issuance, for a net reported balance of $170.9 million. The prepayment of indebtedness under the Crimson Second Lien Credit Facility will require the payment of a prepayment fee equal to 1% of the principal amount repaid at or immediately following the effective time of the merger. The combined company currently plans to fund the repayment of the indebtedness under the Crimson Second Lien Credit Facility from Contango’s existing cash on hand and borrowings under the Combined Company Senior Credit Facility.

Contango Dividend Policy

Contango currently has not declared and does not currently intend to pay cash dividends on its shares of common stock. Contango declared and paid a one-time special dividend on its shares of common stock in December 2012. Any future decisions to pay dividends on Contango common stock will be at the discretion of the Contango board and will depend on the financial condition, results of operations, capital requirements, and other factors that the Contango board may deem relevant. The Contango board currently has no plan to institute a periodic dividend.

Listing of Contango Common Stock

It is a condition to the completion of the merger that the shares of Contango common stock to be issued to Crimson stockholders pursuant to the merger and such other shares of Contango common stock to be reserved for issuance in connection with the merger be authorized for listing on the NYSE MKT, subject to official notice of issuance.

De-Listing and Deregistration of Crimson Stock

Upon completion of the merger, the Crimson common stock currently listed on the NASDAQ will cease to be listed on the NASDAQ and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Delaware law, as well as the certificates of incorporation and bylaws of each company, neither the holders of Contango capital stock nor the holders of Crimson capital stock, respectively, are entitled to appraisal rights in connection with the merger.

Litigation Related to the Merger

Following the announcement of the merger, stockholders filed purported class action lawsuits in Delaware Chancery Court against Crimson, members of Crimson’s board of directors and management team, Contango, Merger Sub and Oaktree Management. These lawsuits have been consolidated into a single action for all purposes referred to as In Re: Crimson Exploration Inc. Stockholder Litigation; C.A. 8574-VCP (the (“Consolidated Action”).

Additionally, on July 13, 2013, a separate and similar complaint was filed in the District Court of Harris County Texas, in the matter of Fisichella Family Trust v. Crimson Exploration Inc. et al. (the “Texas Action”). It is possible that additional, similar lawsuits may be filed.

The known plaintiffs in the Consolidated Action and the Texas Action appear, based on the most current information of Crimson, to collectively own a very small percentage of the total outstanding shares of Crimson common stock. The lawsuits allege, among other things, that Crimson’s board of directors failed to take steps to obtain a fair price, failed to properly value Crimson, failed to protect against alleged conflicts of interest failed to conduct a reasonably informed evaluation of whether the transaction was in the best interests of stockholders, failed to fully disclose all material information to stockholders, acted in bad faith and for improper motives, engaged in self-dealing, discouraged other strategic alternatives, took steps to avoid competitive bidding, and agreed to allegedly unreasonable deal protection mechanisms, including the no-shop and fiduciary-out provisions and termination fee. The lawsuits seek damages and injunctive relief.

On July 17, 2013, the court entered an order in the Consolidated Action appointing Lead Plaintiffs, Co-Lead Counsel for Plaintiffs, and Liaison Counsel for Plaintiffs. Under the order, the plaintiffs must file a Consolidated Amended Class Action Complaint as soon as practicable. Defendants must respond to the Consolidated Amended Class Action Complaint within thirty (30) days after plaintiffs serve it.

Crimson believes that these lawsuits are without merit and intends to contest them vigorously.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Contango and Crimson are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Contango and Crimson stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger, including the adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement and the approval of the issuance of shares of Contango common stock to Crimson stockholders pursuant to the merger.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information regarding its terms and is not intended to provide any factual information about Contango or Crimson. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties in the event that the statements therein prove to be inaccurate;

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Merger; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the merger, Merger Sub will merge with and into Crimson. Crimson will be the surviving corporation in the merger and will become a wholly owned subsidiary of Contango. At the effective time of the merger, each outstanding share of Crimson common stock (including any Crimson restricted stock, but excluding shares owned by Crimson, Contango or Merger Sub or any subsidiary of Crimson or Contango, which will be canceled and cease to exist) will be converted into the right to receive 0.08288 shares of Contango common stock.

Contango will not issue fractional shares of Contango common stock pursuant to the merger agreement. Instead, each Crimson stockholder who otherwise would have been entitled to receive a fraction of a share of Contango common stock will receive in lieu thereof and, upon surrender of his or her shares of Crimson common stock, an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Contango common stock, as reported on the NYSE MKT on the first trading day following the effective date of the merger.

The exchange ratio will be adjusted accordingly to provide Crimson common stockholders the same economic effect as contemplated by the merger agreement prior to any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities with respect to the shares of either Contango common stock or Crimson common stock prior to the effective time of the merger.

Completion of the Merger

The closing of the merger will take place on the next business day following the day on which the last condition to the completion of the merger has been satisfied or waived or such other date as Contango and Crimson may agree in writing. The merger will be effective at the date and time the parties file the certificate of merger with the Delaware Secretary of State or at such subsequent time as agreed to and specified in the certificate of merger.

Contango and Crimson currently expect the closing of the merger to occur in September or October of 2013. However, as the merger is subject to the satisfaction or waiver of other conditions described in the merger agreement, it is possible that factors outside the control of Contango and Crimson could result in the merger being completed at an earlier time, a later time or not at all.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Contango will appoint an exchange agent reasonably acceptable to Crimson to handle the exchange of shares of Crimson common stock for shares of Contango common stock. At the effective time of the merger, shares of Crimson common stock will be converted into the right to receive shares of Contango common stock without the need for any action by the holders of Crimson common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the effective time of the merger, Contango will cause the exchange agent to mail to each holder of a Crimson stock certificate a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Crimson common stock shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Crimson stock certificates in exchange for shares of Contango common stock. Any uncertificated shares of Crimson common stock in book-entry form will be deemed surrendered to the exchange agent at the effective time of the merger.

After the effective time of the merger, shares of Crimson common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Crimson common stock will represent only the right to receive the merger consideration as described above, any cash in lieu of fractional shares of Contango common stock and any dividends or other distributions to which the holders of the certificates become entitled upon surrender of such certificates. With respect to such shares of Contango common stock deliverable upon the surrender of Crimson stock certificates, until holders of such Crimson stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Contango common stock with a record date after the effective time of the merger.

Representations and Warranties

The merger agreement contains reciprocal representations and warranties. Each of Contango and Crimson have made representations and warranties regarding, among other things:

•	organization, good standing and qualification;

•	capital structure;

•	ownership of subsidiaries;

•	corporate authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of conflicts with, or violations of, organizational documents, other contracts, permits and applicable laws;

•	SEC documents and financial statements;

•	absence of certain changes and events since the most recent audited balance sheet date;

•	absence of undisclosed liabilities;

•	absence of certain litigation;

•	compliance with laws;

•	title to and leasehold interests in real properties;

•	material contracts;

•	benefits matters and ERISA compliance;

•	collective bargaining agreements and other labor matters;

•	tax matters;

•	oil and gas matters;

•	intellectual property;

•	environmental matters;

•	regulatory matters and permits;

•	absence of undisclosed interested party transactions;

•	absence of untrue statements or omissions of material fact in merger related SEC filings;

•	derivative positions;

•	inapplicability of state takeover statutes;

•	no ownership of the other party’s common stock;

•	opinions from financial advisors;

•	brokers’ fees payable in connection with the merger; and

•	related entities.

The merger agreement also contains certain representations and warranties of Contango with respect to its wholly owned subsidiary, Merger Sub, including, without limitation, corporate organization, absence of conflicts with organizational documents, capitalization, and authority with respect to the execution and delivery of the merger agreement.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to a party, a material adverse effect on the financial condition, business, assets or results of operations of the party and its subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to:

•

changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world (except to the extent such effects materially and disproportionately affect such party and its subsidiaries relative to other participants in the industry);

•

changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices) (except to the extent such effects materially and disproportionately affect such party and its subsidiaries relative to other participants in the industry);

•

any change in laws or the interpretation thereof or GAAP or the interpretation thereof (except to the extent such effects materially and disproportionately affect such party and its subsidiaries relative to other participants in the industry);

•

the negotiation, execution, announcement or consummation of the transactions contemplated by the merger agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom;

•	acts of war or terrorism (except to the extent such effects materially and disproportionately affect such party and its subsidiaries relative to other participants in the industry);

•

any failure by the party or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

any change in the price of the party’s common stock (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of the other party’s common stock) that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•

disclosures in the party’s disclosure letter or the party’s SEC documents filed since January 1, 2012 with regard to Crimson, and June 30, 2012 with regard to Contango, but prior to the date of the merger agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements”); and

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

Conduct of Business

Each of Contango and Crimson has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, each of Contango and Crimson has agreed to (i) conduct its business in all material respects in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the merger agreement, and (ii) to the extent consistent with clause (i), use reasonable best efforts to maintain and preserve intact its business organization, employees, advantageous business relationships and permits and retain the services of its key officers and key employees.

In addition, each of Contango and Crimson has agreed to specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger, including, but not limited to, the following (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement or as consented to in advance by the other party):

•

declare, set aside or pay dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary to such party or to another subsidiary of such party);

•

split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units;

•

purchase, redeem or otherwise acquire any shares of its or its subsidiaries’ capital stock or other securities or any rights, warrants, or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date of the merger agreement in accordance with their present terms and such party’s practices as of the date of the merger agreement);

•

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities (other than (i) the issuance of such party’s common stock upon the exercise of stock options or vesting of restricted shares, in each case that are outstanding as of the date of the merger agreement in accordance with their present terms; (ii) the issuance of up to 50,000 Crimson stock options to new employees in the ordinary course of business consistent with past practice; or (iii) the issuance of Crimson common stock under the Crimson Stock Plan pursuant to the Crimson Director Compensation Plan existing on the date of the merger agreement up to a fair market value of $225,000 in the aggregate);

•	amend its or its subsidiaries’ articles of incorporation, bylaws or other comparable organizational documents;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or entity, or otherwise acquire or agree to acquire assets, except oil and gas properties, equipment, inventory or similar assets in the ordinary course of business and acquisitions that do not exceed $5,000,000 in the aggregate;

•

sell, assign, transfer, lease, license, mortgage or otherwise encumber or dispose of any assets or properties with a fair market value in excess of $5,000,000, in the aggregate, other than in the ordinary course of business, consistent with past practice;

•

other than borrowings under existing credit facilities incurred in the ordinary course of business consistent with past practice or indebtedness owed by a wholly-owned subsidiary to such party or another wholly-owned subsidiary, incur, redeem, prepay, defease, cancel or modify the terms of any indebtedness for borrowed money or assume or otherwise become responsible for the obligations of any person other than its subsidiaries;

•	make any loans or advances to any person other than its wholly-owned subsidiaries or as a result of ordinary advances and reimbursements to employees;

•	change in any material respect its accounting methods, principles or practices except as required by changes in GAAP or regulatory accounting principles;

•

make any investment, other than in a wholly-owned subsidiary or related entity, in excess of $5,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers or entering into a binding agreement with respect to any such investment or acquisition;

•

make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

•

except as agreed upon by the parties, terminate or waive any material provision of any material contract other than normal renewals of such contracts without materially adverse changes, or enter into or renew any contract containing any restriction on the ability of such party to conduct its business as presently conducted or currently contemplated to be conducted after the merger or any restriction on engaging in any type of activity or business after the merger;

•

incur any capital expenditures or enter into any contract to make capital expenditures exceeding the amounts set forth in its existing capital plan for 2013 or to the extent not reflected in such plan, capital expenditures not in excess of $5,000,000 in the aggregate with respect to Crimson and $10,000,000 in the aggregate with respect to Contango;

•	alter in any material respect, fail to satisfy or enter into any commitment to alter in any material respect, any interest material to such party in any entity in which it holds any equity;

•

except as required by the terms of existing benefit plans or employment agreements or as required by applicable law, provided in the merger agreement or in the ordinary course of business consistent with past practice:

•

grant or pay increases in compensation, other than annual or promotional salary or wage increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate, 10% of the wage and salary expense for the prior year (except, in the case of Contango, for certain incentive bonuses payable by Contango to the Estate of Kenneth R. Peak, its former Chairman and Chief Executive Officer and Joseph J. Romano, its current Chairman, President and Chief Executive Officer, in accordance with the criteria previously approved by the Contango board);

•

grant, pay or promise to pay, or enter into any employee benefit plan or employment agreement to pay, any severance, retention, change in control or termination pay or increase in actual or potential severance, retention, change in control or termination pay (except for certain Contango employees who will be employed for six months or less following the effective time in an amount not to exceed $1,500,000 in the aggregate);

•	increase the compensation or benefits payable under any benefit plan or employment agreement;

•	modify the terms of equity-based awards;

•	make any discretionary contributions or payments with respect to benefits plans or employment agreements to any trust or other funding vehicle;

•

accelerate the payment or vesting of any payment or benefits pay or otherwise pay any amounts not yet due (except for certain Contango employees who will be employed for six months or less following the effective time);

•	enter into new or modify existing employment agreements, other than employment agreements for new hires with an annual compensation not exceeding $250,000 in the aggregate;

•	establish or modify any benefit plan; or

•	establish or enter into any collective bargaining agreement;

•

pay or settle any claims, actions or proceedings, other than (i) those involving solely money damages not in excess of $5,000,000 in the aggregate, and that does not create binding precedent for other proceedings or (ii) pursuant to the terms of an agreement in effect on the date of the merger agreement;

•

take any action or knowingly fail to take any action within its control which would be reasonably expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

fail to maintain in full force and effect the material insurance properties covering it and its subsidiaries and their respective properties, assets and business in a form and amount consistent with past practice;

•	enter into any hedging contract not in the ordinary course of business consistent with past practice;

•	purchase or acquire any equity interests of the other party; or

•	commit or agree to take any of the foregoing actions.

No Solicitation of Alternative Proposals

Subject to certain exceptions described below, each of Contango and Crimson has agreed that it and its subsidiaries and their respective directors, officers, partners, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents or other representatives will not, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, directly or indirectly, (including by way of furnishing non-public information) or take any other action designed to facilitate, any inquiry or proposal regarding an alternative transaction (as defined below) regarding such party or any of its subsidiaries (an “acquisition proposal”), (ii) participate in any discussions or negotiations regarding an alternative transaction or (iii) enter into any agreement regarding an alternative transaction.

An “alternative transaction” with respect to either party means (i) any transaction pursuant to which any person (or group of persons) other than the other party to the merger agreement or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of such party, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from such party, pursuant to a tender offer or exchange offer or otherwise; (ii) any transaction pursuant to which any person (or group of persons) other than the other party to the merger agreement or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any subsidiaries of such party and securities of the entity surviving any merger or business combination, including any of its subsidiaries) of such party or any of its subsidiaries, and the fair market value of the assets so acquired would represent more than 20% of the fair market value of all the assets of such party and its subsidiaries, taken as a whole, immediately prior to such transaction; or (iii) any other merger, consolidation, business combination, recapitalization or similar transaction involving such party or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Contango common stock or Crimson common stock, as applicable, immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Contango common stock or Crimson common stock, as applicable, immediately prior to the consummation thereof.

Notwithstanding the restrictions described above, Contango and Crimson are each permitted, prior to the obtaining of the relevant stockholder approval, and subject to first entering into a confidentiality agreement with the person proposing such acquisition proposal, to (i) furnish information (including non-public information) concerning itself and its subsidiaries to the person making such acquisition proposal and its representatives and afford such person and its representatives access to the business, properties, assets, contracts, officers, employees, books and records of Contango or Crimson, as applicable; and (ii) consider and participate in discussions and negotiations with respect to such acquisition proposal, in each case, if and only to the extent that (A) such acquisition proposal is an unsolicited, bona fide written acquisition proposal made after the date of the merger agreement; (B) such acquisition proposal did not result from a breach of the restrictions described above, and (C) the applicable board of Contango or Crimson reasonably determines in good faith (after consultation with outside legal counsel) that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below). The merger agreement requires a party to provide to the other party substantially concurrently with the delivery to such person who has made an acquisition proposal, any non-public information or access that is provided or made available to such person, unless it has been previously provided.

A “superior proposal” with respect to a party means a bona fide written acquisition proposal (with the references to 20% and 80% included in the definition of alternative transaction changed to 50%) for such party which the board of such party determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account such facts as the board of directors of such party considers to be appropriate (including conditions to and expected timing and risks of consummation, the ability of the person making such proposal to obtain financing for such acquisition proposal, and any break-up fees or expense reimbursement provisions), (i) is reasonably capable of being consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to the holders of common stock of such party than the merger.

The merger agreement requires that the parties notify each other promptly (and in any event within 24 hours) of, among other things, the receipt of any acquisition proposal or request for information that is reasonably likely to lead to an acquisition proposal. Any such notification shall be made orally and in writing, and include the identity of the person making the acquisition proposal or requesting such information and the material terms of any such acquisition proposal. In addition, the merger agreement requires the parties to continue to update each other as fully as reasonably practical on a prompt basis, and in any event within 24 hours, of material changes to any acquisition proposal. The merger agreement also requires both Contango and Crimson to notify the other party, promptly, and in any event within 24 hours, orally and in writing, if it enters into discussions or negotiations concerning any acquisition proposal. In addition, the merger agreement requires both Contango and Crimson to cease, and cause to be terminated, any existing discussions or negotiations with any persons conducted prior to the execution of the merger agreement with respect to any acquisition proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

Changes in Board Recommendations

The board of directors of each of Contango and Crimson has agreed that, other than in accordance with certain sections of the merger agreement relating to changes in the board’s recommendations, it will not (i) fail to make the recommendation to its stockholders (a) in the case of Contango, to approve the issuance of shares of Contango common stock in connection with the merger, and (b) in the case of Crimson, that its stockholders vote in favor of the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) withdraw or modify or qualify in a manner adverse to the other party, or publicly propose to withdraw or modify or qualify in a manner adverse to other party, the recommendation by such party’s board, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any acquisition proposal, (iv) fail to reaffirm the recommendation by such party’s board within three business days upon the request of the other party following the public announcement of an acquisition proposal, which request may only be made once for each acquisition proposal, provided, that the other party may make another request each time any material revisions are made to such acquisition proposal or (v) fail to include the recommendation of such party’s board in this joint proxy statement/prospectus (any action in (i) through (v) above, a “change in recommendation”).

At any time prior to obtaining the relevant stockholder approval, the board of directors of Contango or Crimson, as applicable, may make a change in recommendation and/or terminate the merger agreement in connection with a bona fide written acquisition proposal that was not obtained in breach of such party’s non-solicitation restrictions contained in the merger agreement if such board determines in good faith (after consultation with its financial advisors and outside legal counsel) that the acquisition proposal constitutes a superior proposal. Prior to taking any such action, the withdrawing party must (a) determine in good faith that such action is necessary in order to comply with the fiduciary duties of its directors under applicable law, (b) inform the other party in writing that its board of directors intends to take such action, specifying the reasons for such action and the material terms and conditions of the superior proposal, and provide a copy of such proposal, (c) during the five business day period following the other party’s receipt of such written notice, negotiate in good faith with the non-withdrawing party with respect to any changes to the merger agreement so that such acquisition proposal ceases to constitute a superior proposal, (d) consider any changes to the merger agreement irrevocably offered in writing by the non-withdrawing party and (e) at the end of the five-business day period, determine in good faith that such acquisition proposal continues to constitute a superior proposal even if such revisions proposed by the non-withdrawing party were to be given effect. In the event that any revisions are made to the acquisition proposal following the initial notice given to the non-withdrawing party and the withdrawing party determines in its good faith judgment that such revisions are material, the withdrawing party must deliver a new notice to the non-withdrawing party and a new negotiating period will begin except the five business days will be shortened to two business days. If Contango or Crimson, as applicable, terminate the merger agreement in accordance with the above, such terminating party must pay the applicable termination fee as described in “— Termination Fees” below.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder approval, the board of directors of Contango or Crimson, as applicable, may make a change in recommendation (in circumstances not involving or relating to an acquisition proposal) if such board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such action is necessary in order to comply with the fiduciary duties of its directors under applicable law after giving effect to all of the adjustments which may be offered by the other party pursuant to the merger agreement. Prior to taking any such action, the withdrawing party must (a) inform the other party in writing that its board of directors intends to change its recommendation and specifying the reasons for its change in recommendation, (b) during the five business day period following the delivery of such written notice, negotiate in good faith with the non-withdrawing party with respect to any changes to the merger agreement proposed by the non-withdrawing party to make such adjustments to the terms and conditions of the merger agreement as would permit the board of the withdrawing party not to change its recommendation, (c) consider all changes to the merger agreement irrevocably offered in writing by the non-withdrawing party and (d) at the end of the five-business day period, determine in good faith that a change in recommendation would nevertheless continue to be necessary in order to comply with the fiduciary duties of its directors under applicable law even if such revisions proposed by the non-withdrawing party were to be given effect.

Efforts to Obtain Required Stockholder Votes

Contango has agreed to use its reasonable best efforts to hold a stockholders meeting as soon as reasonably practicable after this Form S-4 is declared effective for purposes of obtaining stockholder approval for the issuance of shares of Contango common stock constituting merger consideration to Crimson stockholders in connection with the merger (the “Contango Share Issuance”). The Contango board of directors has, by resolution, (i) approved and declared advisable the merger agreement, the merger, the other transactions contemplated by the merger agreement and the Contango Share Issuance, (ii) resolved to recommend approval of the Contango Share Issuance to the Contango stockholders and (iii) directed that the Contango Share Issuance be submitted to the Contango stockholders for approval.

Crimson has also agreed to use its reasonable best efforts to hold a stockholders meeting as soon as reasonably practicable after this Form S-4 is declared effective for purposes of obtaining stockholder approval of the adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement. The board of directors of Crimson has, by resolution, (i) adopted and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) resolved to recommend adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the Crimson stockholders and (iii) directed that the merger agreement be submitted to the Crimson stockholders for adoption.

Efforts to Complete the Merger

Contango and Crimson have each agreed to:

•

use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply as promptly as reasonably practicable with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger, the issuance of Contango common stock as merger consideration and the other transactions contemplated by the merger agreement (including the furnishing of information for, and the preparation and filing of, all necessary and proper statements, forms, registrations, filings, notices, representation letters, and declarations related to the merger);

•

use their reasonable best efforts to cause the conditions to closing in the merger agreement to be satisfied and to consummate the transactions contemplated by the merger agreement in a reasonably expeditious manner;

•

use their reasonable best efforts to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption or waiver by, any governmental entity and any other third party that is required to be obtained by either party or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement; and

•

promptly notify each other, and provide each other with a copy, of any communication from any governmental entity that causes the receiving party to believe that there is a reasonable likelihood that any stockholder approval will not be obtained or that the receipt of any required consent or approval may be materially delayed.

In addition, Contango and Crimson have each agreed to use their reasonable best efforts:

•

to take all actions necessary so that no “moratorium,” “control share,” “fair price,” “anti-greenmail,” “takeover,” “interested stockholder” or similar laws are or become applicable to the merger or any of the other transactions contemplated by the merger agreement; and

•

if any such law is or becomes applicable to the merger or any of the other transactions contemplated by the merger agreement, to take all actions necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such laws on the merger and the other transactions contemplated by the merger agreement.

Governance Matters After the Merger

Upon completion of the merger, the board of directors of Contango will consist of eight members, including: (i) five directors chosen by the current Contango board, which directors will be members of the board of Contango immediately prior to the merger, who are referred to as Contango directors, and (ii) three directors chosen by the current Crimson board, which directors will be members of the board of Crimson immediately prior to the merger, who are referred to as Crimson directors. As of the date of this joint proxy statement/prospectus, it is anticipated that the following members of Contango’s board of directors immediately prior to the merger will continue to serve as directors of the combined company: Joseph J. Romano, Brad Juneau, B.A. Berilgen, Charles M. Reimer and Steven L. Schoonover. As of the date of this joint proxy statement/prospectus, it is anticipated that the following members of Crimson’s board of directors immediately prior to the merger will continue to serve as directors of the combined company: Allan D. Keel, B. James Ford, and Lon McCain. For a period of no less than one year following the completion of the merger, the board of the combined company shall consist of five Contango directors (at least three of whom shall be independent for purposes of the rules of the NYSE MKT) and three Crimson directors (at least two of whom shall be independent for purposes of the rules of the NYSE MKT). At or prior to the effective time of the merger, the Contango board of directors will create an investment committee of the board with the authority and power to allocate, subject to the approval of the entire board of directors of the combined company, the amount and nature of all capital expenditures of Contango and its subsidiaries. The investment committee shall be comprised of two members who shall initially be Joseph J. Romano and Allan D. Keel, with Joseph J. Romano to serve as Chairman.

Upon completion of the merger, (i) Mr. Romano will serve as the Chairman of board of directors of the combined company, (ii) Mr. Keel will serve as the President and Chief Executive Officer of the combined company, and (iii) Mr. E. Joseph Grady will serve as the Senior Vice President and Chief Financial Officer of the combined company.

On or prior to the effective time of the merger, the bylaws of Contango will be amended and restated in the form attached to this joint proxy statement/prospectus as Exhibit C of Annex A, as further described in “The Merger — Amended and Restated Bylaws of Contango” beginning on page 96.

Upon completion of the merger, Contango will retain its name, while its headquarters and principal corporate offices will relocate to 717 Texas Avenue, Houston, Texas 77002.

Employee Benefits Matters

Contango and Crimson have agreed that:

•

to the extent that Contango employees immediately prior to the effective time of the merger remain employees of Contango or any of its affiliates following the merger, each such employee will receive a base salary or hourly rate of pay, as applicable, at least equal to that in effect for such employee immediately prior to the effective time of the merger, for a period of at least one year;

•	all Contango employees shall continue to be entitled to any deferred bonus previously granted prior to the date of the merger agreement;

•

with respect to Crimson employees immediately prior to the effective time of the merger who become employees of Contango or its affiliates immediately following the effective time of the merger, each benefit plan in which such employees are eligible to participate after the effective time of the merger shall take into account the service of such employees with Crimson and its affiliates to the same extent as such service was credited by Crimson or its affiliates for purposes of eligibility, vesting and benefit accrual;

•

with respect to Contango employees immediately prior to the effective time of the merger who remain employees of Contango or its affiliates following the effective time of the merger, each benefit plan in which such employees are eligible to participate shall take into account the service of such employees with Contango or its affiliates to the same extent as such service was credited by Contango or its affiliates for purposes of eligibility, vesting and benefit accrual;

•

with respect to Contango employees who become eligible to participate in Crimson benefit plans that are health plans, the parties will use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable life, disability, medical, health or dental plans, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger, for the year in which the effective time of the merger or participation in such plans, as applicable, occurs;

•

the accounts of Contango employees in the 401(k) savings plan in which such employees participate will be transferred to the Crimson 401(k) savings plan, in accordance with the requirements of the applicable plan and of applicable law;

•

for the applicable fiscal year in which the effective time of the merger occurs, Contango and Crimson employees will be eligible to receive an annual bonus calculated in accordance with the merger agreement;

•

following the effective time of the merger, Contango will establish (i) an annual bonus program based substantially on the terms of the Crimson Cash Incentive Bonus Plan and (ii) a revised long term incentive plan based substantially on the terms of the Crimson Long-Term Incentive Plan, with shares to be issued under the Contango 2009 Equity Compensation Plan; and

•	no party or its affiliates is restricted from modifying or terminating any employee benefit plan that a party or its affiliates may establish or maintain.

Contango has also entered into employment agreements, which will be effective at the effective time of the merger, with each of Messrs. Keel and Grady. The employment agreements are described in the section entitled “The Merger — Interests of Crimson Directors and Executive Officers in the Merger — Employment and Severance Agreements” of this joint proxy statement/prospectus.

Treatment of Crimson Stock Options and Other Stock Based Awards and Programs

Stock Options.

By virtue of the merger, each option to purchase Crimson common stock granted pursuant to either Crimson’s 2005 Stock Incentive Plan or Long-Term Incentive Plan, which are referred to as the Crimson stock plans, whether or not then vested and exercisable, will cease to represent a right to acquire shares of Crimson common stock and will be converted at the effective time of the merger pursuant to the merger agreement into a fully vested and immediately exercisable stock option to purchase shares of Contango common stock on the same terms and conditions as were applicable under such Crimson stock option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Crimson stock plans, the award agreement or in such stock option by reason of the merger agreement or the transactions contemplated thereby). The number of shares of Contango common stock which shall be subject to each such Contango stock option will be determined by multiplying the number of shares of Crimson common stock subject to the Crimson stock option immediately prior to the effective time of the merger by the exchange ratio, and rounding down to the nearest whole share of Contango common stock. The exercise price per share of each such Contango stock option will be determined by dividing the per share exercise price of such stock option by the exchange ratio, and rounding up to the nearest whole cent. Such conversion of the Crimson stock options, however, shall in all cases be effected in a manner consistent with the requirements of Section 424(a) of the Code (as modified by Section 409A of the Code with respect to Crimson stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code).

Restricted Stock.

By virtue of the merger, each restricted share of Crimson common stock granted to any employee or director of Crimson, any of its subsidiaries or any of its predecessors under the Crimson stock plans that is outstanding immediately prior to the effective time of the merger shall automatically become a fully vested and unrestricted share of Crimson common stock immediately prior to the effective time of the merger.

As soon as practicable following the effective time of the merger, Contango will file a registration statement on Form S-8 (or such other appropriate form), or a post-effective amendment to a registration statement previously filed, with respect to the shares of Contango common stock available for grant and delivery under the Crimson stock plans and shall maintain the effectiveness of such registration statement for so long as such shares are available for grant and delivery under the Crimson stock plans.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Contango and Crimson in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party;

•	listing on the NYSE MKT of the shares of Contango common stock to be issued in the merger;

•

the use of each party’s reasonable best efforts to cause all of the conditions in the merger agreement to be satisfied and to consummate the transactions contemplated by the merger agreement in a reasonably expeditious manner; and

•	reporting the merger as a reorganization within the meaning of Section 368 of the Code.

Contango has also agreed to maintain officers’ and directors’ liability insurance, for six years following the effective time of the merger, for Crimson’s current and former directors and officers who are currently covered by the liability insurance coverage currently maintained by Crimson on terms substantially no less advantageous to the indemnified parties than Crimson’s existing insurance. Notwithstanding the foregoing, Contango will not be required to pay, and shall not pay, more than 250% per year of coverage of the amount currently expended by Crimson per year of coverage as of the date of the merger agreement.

Conditions to Completion of the Merger

The obligations of Contango, Crimson and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Crimson common stock;

•

approval of the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Contango special meeting;

•

absence of any laws, temporary restraining orders, preliminary or permanent injunctions or other orders that have the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

•

the receipt of any approvals required to be obtained for the consummation of the merger and the other transactions contemplated by the merger agreement under any applicable United States federal or state laws, except where the failure to obtain such approvals would not have a material adverse effect on Contango or Crimson;

•

authorization for the listing on the NYSE MKT of the shares of Contango common stock to be issued and such other shares to be reserved for issuance in connection with the merger, subject to official notice of issuance; and

•

effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings pending before the SEC for that purpose.

In addition, each of Contango’s and Crimson’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the shares subject to any rights to purchase or receive common stock, (i) if qualified by material adverse effect, will be true and correct in all respects as of the date of the merger agreement and as of the closing date, and (ii) if not qualified by material adverse effect, will be true and correct as of the date of the merger agreement and as of the closing date except where the failure to be true and correct, has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (other than, in each case, those representations and warranties that were made only as of an earlier date, which need only be true and correct as of such earlier date subject to the materiality exceptions noted above);

•

the representations and warranties of Contango relating to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the shares subject to any rights to purchase or receive common stock will be true and correct other than in de minimis respects as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of an earlier date, which shall have been true and correct as of such earlier date);

•

the representations and warranties of Crimson relating to the shares of capital stock authorized, issued and outstanding or reserved for issuance and the shares subject to any rights to purchase or receive common stock will be true and correct in all respects as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of an earlier date, which shall have been true and correct as of such earlier date), except where inaccuracies, would result in payment of $1,000,000 or less of additional merger consideration, in the aggregate;

•

the other party having performed or complied with, in all material respects, its material agreements and covenants under the merger agreement required to be performed or complied with on or prior to the closing date;

•	receipt of a certificate executed by the other party’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding four bullets;

•

receipt by each party of a tax opinion from such party’s tax counsel as described in the section titled “Material U.S. Federal Income Tax Consequences,” including an opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	absence of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Contango and Crimson approved by a vote of a majority of the members of their respective boards of directors;

•	by either Contango or Crimson:

•

if the merger is not consummated by October 31, 2013 unless the failure of closing to occur by such date is due to the failure of the terminating party to perform its covenants or agreements under the merger agreement;

•	if Contango stockholders fail to approve the Contango Share Issuance at the Contango special meeting;

•	if Crimson stockholders fail to approve and adopt the merger agreement at the Crimson special meeting;

•

prior to obtaining the requisite stockholder approvals for completion of the merger, in response to a superior proposal involving the terminating party, provided that the terminating party has complied with its obligations described under “— Changes in Board Recommendation” and pays the non-terminating party the termination fee described under “— Termination Fees”; or

•

if any governmental entity denies a requisite approval and such denial has become final and nonappealable or issues a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the merger provided that such terminating party has complied with all applicable obligations under the merger agreement relating to legal conditions of the merger;

•

by Contango upon a breach of any covenant or agreement or any representation or warranty on the part of Crimson, which breach individually or in the aggregate, if occurring or continuing on the closing date, would result in the failure of certain conditions to Contango’s obligations to complete the merger and such breach is not curable or, if curable, is not cured within 30 days after written notice; provided that Contango will have no right to terminate the merger agreement under this provision if Contango or Merger Sub is then in breach or has failed to perform in any material respect any of their representations, warranties or covenants in the merger agreement;

•

by Crimson upon a breach of any covenant or agreement or any representation or warranty on the part of Contango, which breach, individually or in the aggregate, if occurring or continuing on the closing date, would result in the failure of certain conditions to Crimson’s obligations to complete the merger and such breach is not curable or, if curable, is not cured within 30 days after written notice; provided that Crimson will have no right to terminate the merger agreement under this provision if Crimson is then in breach or has failed to perform in any material respect any of their representations, warranties or covenants in the merger agreement;

•	by Contango if, prior to obtaining approval of the Crimson stockholders, the board of directors of Crimson makes a change in recommendation;

•	by Crimson if, prior to obtaining approval of the Contango stockholders, the board of directors of Contango makes a change in recommendation;

•	by Contango if Crimson has committed a willful and material breach of the stockholder meetings provision or the no solicitation provision of the merger agreement; and

•	by Crimson if Contango has committed a willful and material breach of the stockholder meetings provision or the no solicitation provision of the merger agreement.

Effect of Termination

If the merger agreement is terminated by either party in accordance with its terms, the merger agreement (except for the confidentiality agreement and certain provisions expressly listed in the merger agreement, which will survive such termination) will become void, and neither of the parties nor their affiliates or representatives will have any liability under the merger agreement or in connection with the transactions contemplated thereby, except: (a) with respect to any applicable termination fees; (b) for willful and material breach of the merger agreement; (c) for fraud; or (d) for breaches of the confidentiality agreement. In the case of clauses (b) and (c), the aggrieved party will be entitled to all rights and remedies available at law or equity; provided, that in the case of clause (b), if such breach is of the stockholder meetings provision or the no solicitation provision and the breaching party pays the applicable termination fee, such party and its affiliates or representatives will have no further liability in connection with the merger agreement or such termination. In the case of clause (d), the aggrieved party shall be entitled to all rights and remedies provided in the confidentiality agreement.

Termination Fees and Expenses

In the following circumstances, a termination fee may be owed either by Contango or Crimson to the other party. Except as otherwise set forth below, if Contango owes a termination fee, the fee will be $28 million; if Crimson owes a termination fee, the fee will be $7 million.

•

In the event that a bona fide acquisition proposal from a third party has been publicly communicated or made publicly known to the stockholders of either Contango or Crimson, and such proposal has not been withdrawn prior to the applicable party’s stockholder meeting, and thereafter the merger agreement is terminated due to:

•	the end date of October 31, 2013 has passed without either Contango or Crimson as applicable, having obtained its stockholder approval;

•	the failure of either Contango or Crimson, as applicable, to obtain the stockholder approval at their stockholder meeting; or

•	a breach by the either Contango or Crimson, as applicable, of the covenants and agreements in the merger agreement;

and within one year of such termination, the party that received the acquisition proposal consummates an alternative transaction (as defined in the merger agreement) or enters into any definitive agreement related to an alternative transaction, then such party shall pay the other party the applicable termination fee less any expense reimbursement amount (as described below) previously paid by such party.

•

In the event the merger agreement is terminated by either Contango or Crimson due to a change in recommendation of the other party, then the party whose board changed its recommendation will owe the other party the applicable termination fee.

•

In the event the merger agreement is terminated by Contango or Crimson as a result of a willful and material breach of the merger agreement by the other party, then the breaching party shall owe the other party the applicable termination fee.

•

In the event Contango terminates the merger agreement because, prior to obtaining the approval of the Contango stockholders, the board of directors of Contango makes a change in recommendation in connection with a superior proposal, then Contango shall owe Crimson the applicable termination fee.

•

In the event Crimson terminates the merger agreement because, prior to obtaining the approval of the Crimson stockholders, the board of directors of Crimson makes a change in recommendation in connection with a superior proposal, then Crimson shall owe Contango the applicable termination fee.

•

In the event the merger agreement is terminated by either Contango or Crimson due to the failure to obtain Contango’s stockholder approval, or due to failure to consummate the merger prior to October 31, 2013 and the Contango stockholder approval was not obtained prior to such termination, then Contango shall owe Crimson an expense reimbursement amount equal to $4,500,000.

•

In the event the merger agreement is terminated by either Contango or Crimson due to the failure to obtain Crimson’s stockholder approval, or due to failure to consummate the merger prior to October 31, 2013 and the Crimson stockholder approval was not obtained prior to such termination, then Crimson shall owe Contango an expense reimbursement amount equal to $4,500,000.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by the board of directors of Contango and Crimson, at any time before or after receipt of the approvals of the Contango or Crimson stockholders required to consummate the merger. However, after any such stockholder approval, there may not be, without further approval of Contango stockholders and Crimson stockholders, any amendment of the merger agreement which by applicable law requires further stockholder approval. The merger agreement may only be amended by an instrument in writing signed on behalf of each of the parties thereto.

At any time prior to the effective time of the merger, any party may, by action taken or authorized by the board of directors of Contango and Crimson, (i) extend the time for performance of any obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement and (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. However, after any stockholder approval, there may not be, without further approval of Contango stockholders and Crimson stockholders, any extension or waiver of provisions in the merger agreement which by applicable law requires further stockholder approval. An agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any person other than Contango, Crimson and Merger Sub any rights or remedies, it provides limited exceptions. Crimson’s and Contango’s directors and officers will continue to have indemnification and liability insurance coverage after the completion of the merger and these rights may be enforced by such officers and directors. Furthermore, each party will have the right, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, for the other party’s willful and material breach of any of its covenants and agreements in the merger agreement. However, this right is enforceable on behalf of Crimson stockholders only by Crimson in its sole and absolute discretion or on behalf of Contango stockholders only by Contango in its sole and absolute discretion, and any and all interests in such claims shall attach to shares of Crimson common stock or Contango common stock, as applicable, and subsequently trade and transfer with those shares. As a result, any damages, settlements or other amounts recovered by a party with respect to such claims may, in such party’s sole and absolute discretion, be (i) distributed, in whole or in part, by such party to its stockholders as of any record date determined by such party or (ii) retained by such party for the use and benefit of such party on behalf of its stockholders in any manner such party deems fit.

Specific Performance

Contango and Crimson acknowledged and agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with the terms of the merger agreement or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy. In addition, the parties agreed that, prior to a valid termination of the merger agreement, they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of terms and provisions of the merger agreement. The parties further agreed not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledged and agreed that the agreements relating to specific performance are an integral part of the transactions contemplated by the merger agreement and that, without these agreements, the other party would not have entered into the merger agreement. Each party further agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy relating to specific performance, and each party irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Stockholder Support Agreements

Crimson Support Agreements

In connection with the execution of the merger agreement, Contango and Merger Sub concurrently entered into a Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, with each of (a) OCM Crimson Holdings, LLC and OCM GW Holdings, LLC and (b) Allan D. Keel, E. Joseph Grady, A. Carl Isaac, Jay S. Mengle, Thomas H. Atkins and John A. Thomas, each of whom is an executive officer of Crimson, (collectively, the “Crimson Support Agreements”). The shares of Crimson common stock outstanding that are beneficially owned by Oaktree and such executive officers of Crimson and are subject to the Crimson Support Agreements represent, in the aggregate, approximately 38.3% of Crimson’s outstanding common stock as of April 29, 2013. Under, and subject to the terms of the Crimson Support Agreements, Oaktree and each signatory executive officer of Crimson agrees to vote the shares it beneficially owns (i) in favor of the merger and the merger agreement and (ii) against (a) any other acquisition proposal, (b) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Crimson and (c) any other action, proposal or agreement that would reasonably be expected to interfere with or delay the consummation of the merger. The Crimson Support Agreements terminate at the earliest of the effective time of the merger, the termination of the merger agreement in accordance with its terms or any reduction of the merger consideration.

Contango Support Agreements

In connection with the execution of the merger agreement, Crimson concurrently entered into a Support and Irrevocable Proxy Agreement, dated as of April 29, 2013, with each of the Estate of Kenneth R. Peak, Joseph J. Romano, Brad Juneau, Sergio Castro and Yaroslava Makalskaya (collectively, the “Contango Support Agreements”) who, in the aggregate, beneficially own approximately 10.6% of Contango’s outstanding common stock as of April 29, 2013. Under, and subject to the terms of the Contango Support Agreements, the Estate of Kenneth R. Peak, Brad Juneau, and each signatory executive officer of Contango agrees to vote their shares of Contango’s common stock in favor of the Merger and against any other acquisition proposal. The Contango Support Agreements terminate at the earliest of the effective time of the merger, the termination of the merger agreement in accordance with its terms or any reduction of the merger consideration.

Registration Rights Agreement

In connection with the execution of the merger agreement, Contango concurrently entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Oaktree, dated as of April 29, 2013. The Registration Rights Agreement will become effective automatically upon, and only upon, the consummation of the merger. Under, and subject to the terms of the Registration Rights Agreement, Contango will prepare and file within 120 days after the closing of the merger, a shelf registration statement covering the resale and distribution of Contango common stock owned by Oaktree. Oaktree can request up to three takedowns pursuant to the shelf registration statement as long as the aggregate value to be sold in each such takedown equals at least $15 million. Pursuant to the Registration Rights Agreement, Oaktree also obtains certain piggyback rights with regard to registrations by Contango.

PROPOSALS FOR THE CONTANGO SPECIAL MEETING

Contango Proposal 1 — Issuance of Shares of Contango Common Stock

For a summary and detailed information regarding this proposal, see the information about the merger and issuance of Contango common shares in connection with the merger contained throughout this joint proxy statement/prospectus, including the information set forth in the sections entitled “The Merger” beginning on page 50.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the transactions will not be completed even if the other proposals related to the transactions are approved.

Under the NYSE MKT rules, the Contango share issuance requires the affirmative vote of holders of a majority of the outstanding Contango common shares voted at the Contango special meeting. Under the Contango bylaws, the Contango share issuance requires the affirmative vote of a majority of the shares of Contango common stock, present in person or represented by proxy at the Contango special meeting and entitled to vote thereon, assuming a quorum.

Contango’s board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Contango stockholders vote “FOR” the proposal to approve the issuance of shares of Contango common stock to Crimson stockholders in connection with the merger.

Contango Proposal 2 — Advisory (Non-Binding) Vote on Compensation

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Contango provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger — Interests of Contango’s Directors and Executive Officers in the Merger” beginning on page 97. This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Contango’s stockholders are being provided with the opportunity to cast an advisory vote on such change of control payments.

As an advisory vote, this proposal is not binding upon Contango or the board of directors of Contango, and approval of this proposal is not a condition to completion of the proposed transactions.

Accordingly, Contango is seeking approval of the following resolution at the special meeting:

“RESOLVED, that Contango’s stockholders approve, on an advisory (non-binding) basis, the compensation of Contango’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Contango’s Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Contango’s common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

The Contango board unanimously recommends that Contango stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Contango’s named executive officers that is based on or otherwise relates to the proposed transactions.

Contango Proposal 3 — Possible Adjournment of the Contango Special Meeting

If Contango fails to receive a sufficient number of votes to approve Contango Proposal 1, Contango may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Contango Proposal 1. Contango currently does not intend to propose adjournment of the Contango special meeting if there are sufficient votes to approve Contango Proposal 1.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Contango special meeting, regardless of whether there is a quorum.

Contango’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

PROPOSALS FOR THE CRIMSON SPECIAL MEETING

Crimson Proposal 1 — Merger Agreement

For a summary and detailed information regarding this proposal, see the information about the merger agreement, the merger and the transactions contemplated by the merger agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger Agreement” beginning on page 50. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Under the merger agreement, approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger with Contango and the transactions will not be completed even if the other proposals related to the transactions are approved.

Adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement and approval of the transactions contemplated by the merger agreement requires the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Crimson common stock.

Crimson’s board of directors has unanimously adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Crimson stockholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Crimson Proposal 2 — Advisory (Non-Binding) Vote on Compensation

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Crimson provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in “The Merger — Interests of Crimson’s Directors and Executive Officers in the Merger” beginning on page 99. This vote is commonly referred to as a “golden parachute say on pay” vote. Accordingly, Crimson’s stockholders are being provided with the opportunity to cast an advisory vote on such change of control payments.

As an advisory vote, this proposal is not binding upon Crimson or the board of directors of Crimson, and approval of this proposal is not a condition to completion of the proposed transactions.

Accordingly, Crimson is seeking approval of the following resolution at the special meeting:

“RESOLVED, that Crimson’s stockholders approve, on an advisory (non-binding) basis, the compensation of Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger — Interests of Crimson’s Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Crimson’s common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Crimson’s board of directors unanimously recommends that you vote “FOR” approval on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwise relates to the proposed transactions.

Crimson Proposal 3 — Possible Adjournment of the Crimson Special Meeting

If Crimson fails to receive a sufficient number of votes to approve Crimson Proposal 1, Crimson may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Crimson Proposal 1. Crimson currently does not intend to propose adjournment of the Crimson special meeting if there are sufficient votes to approve Crimson Proposal 1.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Crimson special meeting, regardless of whether there is a quorum.

Crimson’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion addresses the material U.S. federal income tax consequences of the merger to holders of Crimson common stock that exchange their shares of Crimson common stock for shares of Contango common stock in the merger.

This discussion addresses only holders of Crimson common stock who hold that stock as a “capital asset” and are “U.S. persons,” each as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Crimson common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Crimson common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Crimson common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of Crimson common stock). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Crimson common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Crimson common stock should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of Crimson common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Tax Consequences of the Merger Generally

Crimson and Contango intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Crimson to complete the merger that Crimson receive an opinion from Vinson & Elkins L.L.P., counsel to Crimson, dated as of the closing date of the merger and to the effect that the merger will be treated as a reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Contango to complete the merger that Contango receive an opinion from Morgan, Lewis & Bockius LLP, counsel to Contango, dated as of the closing date of the merger and to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. These opinions will be based on facts and representations contained in representation letters provided by Crimson and Contango and on customary factual assumptions, as well as on certain covenants and undertakings by Contango and Crimson. Neither of the opinions described above will be binding on the IRS or any court. Crimson and Contango have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, assumptions, covenants or undertakings upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be different than set forth in the opinions. Neither Crimson nor Contango is aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect. The following discussion assumes the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Receipt of Contango Common Stock

Each holder of Crimson common stock who exchanges such holder’s Crimson common stock for Contango common stock generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Contango common stock (as discussed below). The aggregate tax basis of the Contango common stock each holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal the aggregate adjusted tax basis in the shares of Crimson common stock such holder surrenders in the merger. The holding period for the shares of Contango common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of Crimson common stock surrendered in the merger. If a holder acquired different blocks of Crimson common stock at different times or at different prices, the Contango common stock such holder receives will be allocated pro rata to each block of Crimson common stock, and the basis and holding period of each block of Contango common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Crimson common stock exchanged for such block of Contango common stock.

Receipt of Cash for Fractional Shares

Each holder of Crimson common stock who receives cash in lieu of a fractional share of Contango common stock will be treated as having received such fractional share of Contango common stock pursuant to the merger and then having sold such fractional share of Contango common stock for cash. As a result, such holder of Crimson common stock will recognize gain or loss equal to the difference between the amount of cash received and the basis in the holder’s fractional share of Contango common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Crimson common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

Payments of cash to a holder of Crimson common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A U.S. holder of Crimson common stock, as a result of having received Contango common stock in the merger, will be required to retain records pertaining to the merger pursuant to Treasury regulation Section 1.368-3(d). In addition, each U.S. holder of Crimson common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury regulation Section 1.368-3(b) setting forth such holder’s basis in, and the fair market value of, the Crimson common stock surrendered in the merger, the date of the merger and the name and employer identification number of Contango, Crimson and Merger Sub. A “significant holder” is a holder of Crimson common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Crimson or securities of Crimson with a basis for U.S. federal income tax purposes of at least $1 million.

Tax Consequences to Contango, Crimson and Merger Sub

None of Contango, Crimson or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT

Contango prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Contango being considered the acquirer of Crimson for accounting purposes. This means that Contango will allocate the purchase price to the fair value of Crimson’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Contango and Crimson.

The merger will be accounted for using the acquisition method of accounting with Contango identified as the acquirer. Under the acquisition method of accounting, Contango will record all assets acquired and liabilities assumed at their respective acquisition-date fair values at the effective time of closing.

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 gives effect to the merger as if such event occurred on March 31, 2013. The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2013 and the year ended June 30, 2012 give effect to the merger as if such event occurred as of July 1, 2011.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the results of operations or financial position of the combined company that would have been recorded had the merger been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the combined operations. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects which result directly from the merger. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Contango’s and Crimson’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated in this joint proxy by reference — see “Where You Can Find More Information” beginning on page 160.

Contango Oil and Gas Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2013

(In thousands)

			Pro forma Adjustments
	Contango Historical	Crimson Historical	Acquisition Method Adjustments		Financing & Other Adjustments		Contango Pro Forma Combined
			(a)		(b)
CURRENT ASSETS
Cash and cash equivalents	$82,606	$—	$—		$(72,163	)(vi)	$10,443
Accounts receivable:	47,865	12,216	—		—		60,081
Prepaid expenses	3,872	812	—		—		4,684
Derivative instruments	—	23	—		—		23
Deferred tax asset	—	10,855	—		—		10,855
Inventory	2,516	—	—		—		2,516

Total current assets	136,859	23,906	—		(72,163)		88,602

PROPERTY, PLANT AND EQUIPMENT:
Natural gas and oil properties, successful efforts method of accounting:
Proved properties	547,100	736,387	(569,180	)(ii)	—		714,307
Unproved properties	36,732	14,036	237,948	(ii)	—		288,716
Other property and equipment	227	3,037	(1,834	)(ii)	—		1,430
Accumulated depreciation, depletion and amortization	(208,066)	(454,997)	454,997	(ii)	—		(208,066)

Total property, plant and equipment, net	375,993	298,463	121,931		—		796,387

OTHER ASSETS
Investment in affiliates	59,894	—	—		—		59,894
Deferred tax asset, net	—	43,801	(35,063	)(v)	—		8,738
Other noncurrent assets	193	1,206	(960	)(iii)	2,313	(vi)	2,752

Total other assets	60,087	45,007	(36,023)		2,313		71,384

TOTAL ASSETS	$572,939	$367,376	$85,908		$(69,850)		$956,373

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$15,761	$41,555	$4,500	(iv)	$8,500		$70,316
Royalties and revenue payable	22,206	—	—		—		22,206
Other current liabilities	—	875	—		—		875

Total current liabilities	37,967	42,430	4,500		8,500		93,397

NONCURRENT LIABILITIES
Long term debt	—	238,589	6,261	(iii)	(69,850)		175,000
Deferred tax liability	117,354	—			—		117,354
Asset retirement obligation	9,820	10,237	—		—		20,057
Other noncurrent liabilities	—	580	—		—		580

Total noncurrent liabilities	127,174	249,406	6,261		(69,850)		312,991

STOCKHOLDERS’ EQUITY
Common stock	805	47	108		—		960
Additional paid-in capital	79,024	246,670	(96,138	)(i)	—		229,556
Treasury stock	(117,162)	(1,102)	1,102		—		(117,162)
Retained earnings (deficit)	445,131	(170,075)	170,075		(8,500	)(vii)	436,631

Total stockholders’ equity	407,798	75,540	75,147		(8,500)		549,985

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$572,939	$367,376	$85,908		$(69,850)		$956,373

See accompanying notes to the unaudited pro forma condensed combined financial statements

Contango Oil and Gas Company

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended June 30, 2012

(In thousands except for per share amounts)

	Contango Historical	Crimson Historical	Pro Forma Adjustments		Contango Pro Forma Combined
		(viii)
REVENUES
Natural gas, oil and liquids sales	$179,272	$113,957	$—		$293,229

Total revenues	179,272	113,957	—		293,229

EXPENSES
Operating expenses	25,183	12,826	—		38,009
Production and ad valorem taxes		1,814	—		1,814
Exploration expenses	346	964	—		1,310
Depreciation, depletion and amortization	49,052	58,192	(39,560	)(ix)	67,684
Impairment of natural gas and oil properties	—	7,027	—		7,027
General and administrative expenses	10,418	19,831	—		30,249
Gain (loss) on sale of assets	—	(9)	—		(9)

Total expenses	84,999	100,645	(39,560)		146,084

OPERATING INCOME	94,273	13,312	39,560		147,145

Loss from investments in affiliates, net of taxes	(449)	—	—		(449)
Other income (expense)
Interest expense		(24,579)	20,352	(x)	(4,227)
Other income (expense) and financing costs	(312)	(881)	—		(1,193)
Unrealized (loss) gain on derivative instruments		5,130	—		5,130

NET INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES	93,512	(7,018)	59,912		146,406
Pro forma income tax benefit (provision)	(34,299)	2,057	(22,167	)(xi)	(54,409)

NET INCOME (LOSS) AVAILABLE TO COMMON STOCK	$59,213	$(4,961)	$37,745		$91,997

NET INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$3.84				$4.77
Diluted	$3.84				$4.73
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	15,423		3,869	(xii)	19,292
Diluted	15,425		4,006	(xii)	19,431

See accompanying notes to the unaudited pro forma condensed combined financial statements

Contango Oil and Gas Company

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Nine Months Ended March 31, 2013

(In thousands except for per share amounts)

	Contango Historical	Crimson Historical	Pro Forma Adjustments		Contango Pro Forma Combined
		(viii)
REVENUES
Natural gas, oil and liquids sales	$96,493	$82,788	$—		$179,281

Total revenues	96,493	82,788	—		179,281

EXPENSES
Operating expenses	21,220	10,292	—		31,512
Production and ad valorem taxes		5,261	—		5,261
Exploration expenses	51,743	61	—		51,804
Depreciation, depletion and amortization	30,830	42,466	(29,778	)(ix)	43,518
Impairment of natural gas and oil properties	14,078	117,225	—		131,303
General and administrative expenses	8,607	14,671	—		23,278
(Gain) loss on sale of assets	—	(6)	—		(6)

Total expenses	126,478	189,970	(29,778)		286,670

OPERATING INCOME	(29,985)	(107,182)	29,778		(107,389)

Loss from investments in affiliates, net of taxes	(639)	—	—		(639)
Other income (expense)			—
Interest expense	—	(19,153)	15,386	(x)	(3,767)
Other income (expense) and financing costs	(44)	(418)	—		(462)
Unrealized (loss) gain on derivative instruments	—	(6,683)	—		(6,683)

NET INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES	(30,668)	(133,436)	45,164		(118,940)
Pro forma income tax benefit (provision)	9,592	37,201	(16,710	)(xi)	30,083

NET INCOME (LOSS) AVAILABLE TO COMMON STOCK	$(21,076)	$(96,235)	$28,454		$(88,857)

NET INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$(1.38)				$(4.65)
Diluted	$(1.38)				$(4.65)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	15,229		3,869	(xii)	19,098
Diluted	15,229		3,869	(xii)	19,098

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2013 is based on the unaudited condensed consolidated balance sheets of Contango and Crimson as of March 31, 2013, adjusted to reflect the following items as though they had occurred on March 31, 2013:

•	The preliminary purchase price allocation to assets to be acquired and liabilities to be assumed in the merger;

•

The expected issuance of 0.08288 share of Contango common stock for each share of Crimson common stock, and the expected exchange of Crimson’s stock options to similar Contango stock options using the 0.08288 exchange rate;

•	The assumption by Contango of approximately $245 million of Crimson’s long-term debt;

•	The refinancing of Crimson’s First Lien Revolver Credit Agreement with a new revolving credit facility with an increased borrowing base;

•	Repayment at closing of Crimson’s Second Lien Loan from cash on hand and anticipated borrowings under the new revolving credit facility.

The unaudited pro forma condensed combined statements of operations for the nine months ended March 31, 2013 and the year ended June 30, 2012 are based on the historical financial information of Contango and Crimson, recast to match the accounting periods to those of Contango as discussed below, and give effect to the merger as if it occurred on July 1, 2011.

The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the twelve months ended June 30, 2012 was derived by adding Crimson’s audited statement of operations for the twelve months ended December 31, 2011 to its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012, and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2011.

The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2013 was derived by adding Crimson’s audited statement of operations for the twelve months ended December 31, 2012 to its unaudited condensed consolidated statement of operations for the three months ended March 31, 2013, and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012.

Certain reclassifications have been made to Crimson’s historical financial statements presented herein to conform to Contango’s historical presentation.

Note 2. Assumptions and Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2013

(a) Acquisition Method Adjustments

These adjustments reflect the elimination of the components of Crimson’s historical stockholders’ equity, the estimated value of consideration to be paid by Contango in the merger and to reflect the adjustments of the historical book value of Crimson’s assets and liabilities as of March 31, 2013 to their estimated fair values, in accordance with acquisition accounting.

Assets and liabilities of Crimson are recorded at their preliminary estimated fair values. The actual adjustments to Contango’s consolidated combined financial statements upon consummation of the merger and allocation of the purchase price will depend on a number of factors, including additional financial information available at such time, changes in the fair value of Contango’s common stock transferred at the closing date, changes in the estimated fair value of Crimson’s natural gas and oil properties as of the closing date, and changes in the operating results of Crimson between the date of preparation of this pro forma information and the effective closing date of the merger. Accordingly, the final allocations of merger consideration and their effects on the results of operations may differ materially from the preliminary allocations and unaudited pro forma combined amounts included herein.

The estimated fair value of the consideration to be transferred is described below (in thousands, except for stock price):

(i) Purchase price:
Estimated Crimson common stock to be acquired by Contango	46,685
Exchange ratio of Contango common shares for each Crimson common share	0.08288

Contango common stock to be issued to Crimson stockholders	3,869
Closing price of Contango common stock on April 29, 2013	$38.50

Fair value of common stock issued	$148,967
Fair value of stock options issued	$1,720

Total preliminary estimated purchase price	$150,687

Estimated fair value of other liabilities assumed:
Current liabilities	$46,930
Long-term debt	$244,850
Asset retirement obligations and other non-current liabilities	$10,817

Amount attributable to liabilities assumed	$302,596

Total purchase price plus liabilities assumed	$453,283

Estimated fair value of assets acquired:
Current assets	$13,051
Current and noncurrent deferred tax asset, net	19,593
Natural gas and oil properties, net	420,394
Other non-current assets	246

Amount attributable to assets acquired	$453,283

Goodwill	$—

Fair value of common stock issued for the Crimson acquisition	$148,967
Less $0.04 par value of the common stock	(155)
Fair value of stock options issued in connection with the Merger	1,720
Eliminate Crimson’s historical additional paid in capital	(246,670)

Pro forma adjustment to additional paid in capital	$(96,138)

In accordance with the Merger Agreement, Contango agreed to issue 0.08288 share for each of the common shares of Crimson. The conversion factor will not change between the date of the Merger Agreement and the effective date of the merger.

Additionally, as a result of the merger, all restricted shares of Crimson previously issued to its directors and employees will vest and be subject to exchange for shares of Contango common stock using the same conversion factor. Contango will also issue new Contango stock options to replace outstanding Crimson stock options held by Crimson’s directors and employees. The number of options granted and the strike price of the options will be adjusted using the same conversion ratio as for the common stock.

Under the terms of the merger agreement, consideration paid by Contango will consist of approximately 3.9 million shares of Contango’s common stock issued in exchange for 46.6 million of Crimson’s shares outstanding as of March 31, 2013, including restricted stock vesting at the effective date of the merger, and approximately 137 thousand vested Contango stock options issued to Crimson’s employees in exchange for all Crimson stock options issued and outstanding as of March 31, 2013. All of Crimson’s restricted shares and stock options vest immediately prior to the closing of the merger.

The purchase price is calculated assuming fair value of Contango’s stock of $38.50 per share based upon the closing price of Contango’s common stock as of April 29, 2013.

Fair value of Contango’s options issued in exchange for Crimson’s stock options was calculated using the Black-Scholes Model and applying the following weighted-average assumptions: (i) risk-free interest rate of 1.39%; (ii) expected life of 2.95 to 5.1 years; (iii) expected volatility of 45%; and (iv) expected dividend yield of 0%. The weighted average fair value per share for the options was estimated to be $12.55.

(ii)	To adjust the book value of Crimson’s oil and gas properties acquired to fair value. The commodity prices used in the determination of the fair value of natural gas and oil properties were based on future expected prices for oil, natural gas and NGLs, after adjustment for transportation fees and regional price differentials. An increase or decrease in commodity prices as of the closing date will result in a corresponding increase or decrease in the fair value of the properties and related deferred tax liabilities and a decrease or increase to goodwill.

(iii)	The fair value of the long-term debt to be assumed by Contango includes approximately $68.1 million and $176.8 million (net of an) for the First and Second Lien debts, respectively. The fair value of the debt was calculated assuming 100% of Second Lien Loan principal outstanding as of March 31, 2013 plus an assumed 1% prepayment penalty included in such loan agreement. Crimson’s historical debt issuance cost of $960 thousand, and the unamortized balance of original issue discount of $4.4 million, have been eliminated as a part of the pro forma fair value adjustments.

(iv)	To accrue for transaction costs of approximately $4.5 million, including $2.8 million in advisory fees to be paid to Crimson’s financial advisor and approximately $1.7 million in other estimated legal and advisory fees that are payable as a result of the transaction, which were not reflected in Crimson’s historical financial statements.

(v)	Fair value of the deferred tax liabilities was estimated giving the tax effect of the step-up adjustment for oil and gas properties. Contango will receive the carryover tax basis in Crimson’s assets and liabilities because the merger is not expected to be a taxable transaction under the Code. Based upon the preliminary purchase price allocation, a step-up in financial reporting carrying value related to the property to be acquired from Crimson is expected to result in an additional deferred tax liability of approximately $45.1 million assuming a 37% expected effective tax rate of the combined company.

Additionally, fair value of the deferred tax assets was increased by approximately $10.0 million due to elimination of a valuation allowance included in the historical financial statements of Crimson. This adjustment is based on the expectation that it is more likely than not that the majority of $110 million of Crimson’s accumulated Net Operating Losses will be realized by the combined company in the foreseeable future.

(b) Financing and other Adjustments

(vi)	Immediately subsequent to the closing of the merger, Contango will enter into an amended, restated or new revolving credit facility with an expected borrowing base of approximately $250-$275 million, and use cash on hand of $69.9 million and additional borrowing of $106.9 million from the revolving credit facility to repay the $176.8 million of Crimson’s outstanding Second Lien Loan assumed by Contango, including $175 million principal and $1.75 million of prepayment penalty.

Debt issuance costs associated with the additional borrowing under the new and expanded credit facility of $2.3 million were assumed. These costs will be amortized over the term of the new credit facility.

(vii)	Additionally, the following adjustments were recorded to reflect the assets and liabilities of the combined company as of the effective date of the merger:

•

To accrue for transaction costs of approximately $4.5 million, including $2.7 million in advisory fees to be paid to Contango’s financial advisor and approximately $1.8 million in other estimated legal and advisory fees that will be payable related to the merger, and which were not reflected in Contango’s historical financial statements.

•	To accrue for a one-time cash bonus of approximately $4 million that will be paid to the Chairman and CEO of Contango upon consummation of the merger.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended June 30, 2012

(viii)	The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2012 was derived by adding Crimson’s audited statement of operations for the twelve months ended December 31, 2011 to its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012, and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2011.

(ix)	The Crimson pro forma depletion, depreciation and amortization (DD&A) expense for the year ended June 30, 2012 was calculated based on the value of proved oil and gas properties acquired from Crimson given effect to the fair value adjustment to proved properties as a result of the acquisition accounting and the estimated DD&A rate for the twelve months ended June 30, 2012. This depletion rate was calculated by dividing production for the twelve months ended June 30, 2012 by the total beginning of the period proved reserves calculated by adding back the production for the twelve months period to the ending proved reserves as of June 30, 2012. The reduction in depletion is offset by $578 thousand of amortization of the debt issuance costs related to the debt financing that will take place in connection with the merger.

(x)	To adjust interest expense for:

•

The assumed repayment of the $175 million principal balance of the Second Lien Loan using cash available at the effective date of the merger and additional borrowings of $106.9 million under the revolving credit facility, as if such repayment had occurred on July 1, 2011, which reduced the interest expenses by approximately $20.4 million.

•

Eliminating $1.1 million of expense related to amortization of the original issue discount on the Second Lien Loan. This amortization expense of debt origination discount was historically calculated using the effective interest method over the remaining life of the debt instrument and was included in the historical interest expense of Crimson for the year ended June 30, 2012.

(xi)	To adjust the income tax provision for the estimated effects of combining Contango’s and Crimson operations and other pre-tax pro forma adjustments using a combined federal and state tax rate of 37%.

(xii)	To adjust earnings per share, and weighted average common stock outstanding to reflect the issuance of approximately 3.9 million shares of Contango common stock for the merger, as if these shares had been issued and outstanding since July 1, 2011. The pro forma diluted weighted average shares outstanding for the year ended June 30, 2012 includes 137 thousand option shares assumed issued in conjunction with the merger.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended March 31, 2013

(viii)	The Crimson historical information included in the unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 2013 was derived by adding Crimson’s audited statement of operations for the twelve months ended December 31, 2012 to its unaudited condensed consolidated statement of operations for the three months ended March 31, 2013 and then subtracting its unaudited condensed consolidated statement of operations for the six months ended June 30, 2012.

(ix)	The Crimson pro forma DD&A expense for the nine months ended March 31, 2013 was calculated based on the value of proved oil and gas properties acquired from Crimson, giving effect to the fair value adjustment to proved properties as a result of the acquisition accounting and the estimated DD&A rate for the nine months ended March 31, 2013. This depletion rate was calculated by dividing production for the twelve months ended June 30, 2012 by the total beginning of the period proved reserves calculated by adding back the production for the twelve months period to the ending proved reserves as of June 30, 2012. The reduction in depletion is offset by $434 thousand in debt issuance costs related to the debt refinancing that is expected to occur in connection with the merger.

(x)	To adjust interest expense for:

•

The assumed repayment of the $175 million principal balance of the Second Lien Loan using cash available at the merger date and additional borrowings of $106.9 million under the revolving credit facility, as if such repayment had occurred on July 1, 2011, which reduced the interest expenses by approximately $15.4 million.

•

Eliminating $0.9 million of the amortization expense related to debt origination discount of on the Second Lien Loan. This amortization expense of debt origination discount was historically calculated using the effective interest method over the remaining life of the debt instrument and was included in the historical interest expense of Crimson for the year ended June 30, 2012.

(xi)	To adjust the income tax provision for the estimated effects of combining Contango’s and Crimson operations and other pre-tax pro forma adjustments using a combined federal and state tax rate of 37%.

(xii)	To adjust earnings per share, and weighted average common stock outstanding to reflect the issuance of approximately 3.9 million of Contango common stock for the Crimson acquisition, as if these shares had been issued and outstanding since July 1, 2011. The pro forma diluted weighted average shares outstanding for the year ended June 30, 2012 does not include 137 thousand options assumed issued in conjunction with the merger because they are antidilutive.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of Contango common stock are listed for trading on the NYSE MKT under the symbol “MCF.” Shares of Crimson common stock are listed for trading on the NASDAQ under the symbol “CXPO.” The following table sets forth the closing sales prices per share of Contango common stock and Crimson common stock, on an actual and equivalent per share basis, on the NYSE MKT and NASDAQ, respectively, on the following dates:

•	April 29, 2013, the last full trading day prior to the public announcement of the merger, and

•	August 21, 2013, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Contango Common Stock	Crimson Common Stock	Crimson Equivalent Per Share (1)
April 29, 2013	$38.50	$2.96	$3.19
August 21, 2013	$37.07	$3.06	$3.07

(1)	The equivalent per share data for Crimson common stock has been determined by multiplying the market price of one share of Contango common stock on each of the dates by the exchange ratio of 0.08288.

The following table sets forth, for the periods indicated, the high and low sales prices per share of Contango common stock and Crimson common stock on the NYSE MKT and NASDAQ composite transaction reporting system, respectively. For current price information, you should consult publicly available sources.

Calendar Period	Contango		Crimson
	High	Low	High	Low
Year ended December 31, 2011
First Quarter	$63.48	$54.60	$4.73	$3.29
Second Quarter	65.00	54.33	4.27	3.14
Third Quarter	67.25	52.25	3.84	2.00
Fourth Quarter	69.75	51.54	3.30	2.02
Year ended December 31, 2012
First Quarter	$65.08	$56.73	$4.17	$2.60
Second Quarter	60.24	51.00	5.69	3.64
Third Quarter	61.16	49.11	5.15	3.80
Fourth Quarter	52.64	38.10	4.46	2.45
Year ending December 31, 2013
First Quarter	$46.05	$36.27	$3.42	$2.68
Second Quarter	40.49	33.50	3.70	2.69
Third Quarter (through August 21, 2013)	40.06	33.22	3.38	2.78

Dividends

On November 29, 2012, Contango declared a special dividend of $2.00 per share of common stock which was paid on December 17, 2012. Contango has never declared any other dividends on its common stock.

Crimson has never declared dividends on its common stock.

COMPARISON OF RIGHTS OF CONTANGO STOCKHOLDERS

AND CRIMSON STOCKHOLDERS

	CRIMSON	CONTANGO
Authorized Capital

Crimson has authority to issue 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

As of August 20, 2013, Crimson had 46,637,371 shares of common stock and no shares of preferred stock issued and outstanding.

Contango has authority to issue 50,000,000 shares of common stock, par value $0.04 per share, and 5,000,000 shares of preferred stock, par value $0.04 per share.

As of August 20, 2013, Contango had 15,194,952 shares of common stock and no shares of preferred stock issued and outstanding.

Contango currently expects to issue up to 4,001,245 shares of Contango common stock to Crimson stockholders pursuant to the merger agreement, assuming a maximum of 48,277,569 shares of Crimson common stock that will be exchanged pursuant to the exchange ratio provided for in the merger agreement.

Preferred Stock	Crimson’s board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and relative, participating, optional and other special rights, if any, of each such series, and the qualifications, limitations and restrictions thereof.	Contango’s board of directors is authorized, subject to the limitations prescribed by law and the provisions of the Contango certificate of incorporation, to provide for the issuance of shares of preferred stock, in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series.

Voting Rights	Each holder of Crimson common stock will have one vote for each share of Crimson common stock held by such holder on all matters voted upon by the stockholders of Crimson.	Each holder of Contango common stock will have one vote for each share of Contango common stock held by such holder on all matters voted upon by the stockholders of Contango.

Dividends

Crimson’s bylaws provide that Crimson’s board of directors may from time to time declare dividends on its outstanding shares, subject to applicable law and Crimson’s certificate of incorporation.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Contango’s bylaws provide that Contango’s board of directors may from time to time declare dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and in accordance with Contango’s certificate of incorporation.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

	CRIMSON	CONTANGO
Number and Qualification of Directors

Crimson’s certificate of incorporation provides that the number of directors at any one time is set by resolution of Crimson’s board. Crimson currently has seven directors. Crimson’s bylaws provide for the annual election of directors. At each annual meeting of stockholders, Crimson’s directors will be elected for a one-year term and serve until their respective successors have been elected and qualified.

Under Delaware law, directors need not be stockholders of Crimson or residents of Delaware.

Contango’s bylaws provide that there will be no less than three and no more than seven members of the board of directors. Each director holds office until the next annual stockholders meeting, until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Contango currently has six directors.

The proposed amendment to Contango’s bylaws, as contemplated by the merger agreement, would increase the authorized number of directors to 8.

Under Delaware law, directors need not be stockholders of Contango or residents of Delaware.

Election of Directors	Crimson’s bylaws provide that directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote.	Contango’s bylaws provide that directors are elected by a majority of the votes cast at the meeting.

Removal of Directors	Under Delaware law, Crimson’s directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors at any meeting of Crimson’s stockholders called for that purpose.	Contango’s bylaws provide that any director may be removed without cause at any special meeting of stockholders called for such purpose by the vote of the holders of sixty-six and two-thirds (66 2/3%) of the voting power entitling them to elect directors in place of those to be removed, voting as a single class.

Vacancies on the Board of Directors	Crimson’s certificate of incorporation provides that any vacancy occurring in the board of directors created on account of death, resignation, retirement, disqualification removal or other causes, or resulting from an increase in the authorized number of directors, will be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen will hold office for the remainder of the full term of such directorship and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Contango’s bylaws provide that any vacancy occurring in the board of directors created on account of death, resignation, retirement, disqualification removal or other causes, or resulting from an increase in the authorized number of directors, will be filled by a majority of the directors then in office, although not less than a quorum, and the directors so chosen will hold office for a term for the remainder of the full term of the class of directors in which the vacancy occurred or in which the new directorship was created and until such director’s successor shall have been duly elected and qualified.

Action by Written Consent	Under Crimson’s certificate of incorporation, any action required or permitted to be taken by stockholders of Crimson must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.	Under Contango’s certificate of incorporation, any action required or permitted by the DGCL to be taken by stockholders of Contango must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

	CRIMSON	CONTANGO
Advance Notice Requirements for Stockholder Nominations and Other Proposals

Annual Meetings

Crimson’s bylaws provide that for a stockholder proposal to be properly brought before an annual meeting by a stockholder, such notice must be received by the secretary of Crimson at Crimson’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Crimson.

Such notice with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of Crimson that are owned by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person in connection with the proposal, (E) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These requirements are deemed satisfied if the stockholder has notified Crimson such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements for inclusion of such proposal in a proxy statement for such annual meeting.

Annual Meetings

Contango’s bylaws provide that for a stockholder proposal to be properly brought before an annual meeting by a stockholder, the stockholder must deliver notice to the secretary of Contango at Contango’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, provided however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary of the preceding year’s meeting, then written notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which such notice of the date of the meeting was mailed or public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-11 under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Contango’s books, and of such beneficial owner and (ii) the class and number of shares of Contango which are owned beneficially and of record by such stockholder and such beneficial owner. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

CRIMSON	CONTANGO

Such notice with respect to nominations of directors at the annual meeting must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of Crimson that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of Crimson that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Special Meetings

Contango’s bylaws provide that special meetings of the stockholders may be called at any time by the president or a majority of the board acting with or without a meeting, or the holders of one-half of all the shares outstanding and entitled to vote. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Nominations of persons for election to the board may be made at a special meeting at which directors are to be elected pursuant to the notice of meeting and are subject to the same requirements as discussed above under “— Annual Meetings,” except that to be timely, such notice shall be delivered to the secretary not earlier than the 90th day prior to such special meeting and not later than the later of (a) the 60th day prior to such special meeting, or (b) the 10th day following the day such notice of the meeting was mailed or on which public announcement is first made of the date of the special meeting and of the nominees.

	CRIMSON	CONTANGO

Special Meetings

Crimson’s bylaws provide that special meetings of the stockholders may be called by the chairman of the board, the chief executive officer, the president, or pursuant to a resolution adopted by a majority of the board. Only such business shall be conducted at a special meeting as shall have been brought before the meeting pursuant to the notice of meeting. Nominations of persons for election to the board may be made at a special meeting at which directors are to be elected pursuant to the notice of meeting, which is subject to the same requirements as discussed above under “— Annual Meetings,” except that to be timely, such notice in the case of a special meeting of stockholders called for the purpose of electing directors must be received by the secretary no later than the 10th day following the day on which public announcement of the date of the special meeting is made by Crimson.

Amendments to the Certificate of Incorporation

Pursuant to §242 of the DGCL, the Crimson board must adopt a resolution setting forth a proposed amendment to Crimson’s certificate of incorporation. A meeting of stockholders will then be called to vote on the amendment. The amendment must be approved by both a majority of the outstanding stock entitled to vote, as well as a majority of the outstanding stock of each class entitled to vote as a class.

Under certain circumstances, §242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation.

Pursuant to §242 of the DGCL, the Contango board must adopt a resolution setting forth a proposed amendment to Contango’s certificate of incorporation. A meeting of stockholders will then be called to vote on the amendment. The amendment must be approved by both a majority of the outstanding stock entitled to vote, as well as a majority of the outstanding stock of each class entitled to vote as a class.

Under certain circumstances, §242(b)(2) of the DGCL entitles the holders of the outstanding shares of each class to vote as a class on a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation.

Amendments to Bylaws	Crimson’s bylaws require the affirmative vote of a majority of the board or the affirmative vote of a majority of the stockholders to adopt, amend, alter or repeal the bylaws.	Contango’s bylaws require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Contango’s common stock, or the affirmative vote of at least 2/3 of the members of the board to amend, alter, add to, rescind or repeal the bylaws.

	CRIMSON	CONTANGO
Quorum	Crimson’s bylaws provide that the holders of shares of Crimson’s outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	Contango’s bylaws provide that the holders of a majority of the voting power of Contango’s outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business.

Limitation of Personal Liability of Directors	Crimson’s certificate of incorporation provides that no current or former director shall be personally liable to Crimson or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended in the future. If the DGCL is amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.	Contango’s certificate of incorporation provides that no director shall be personally liable to Contango or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may be amended in the future. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Indemnification of Directors and Officers	Crimson’s certificate of incorporation and bylaws provide that Crimson shall indemnify and hold harmless, to the fullest extent authorized or permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made a party to or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director of Crimson or, while a director of Crimson, is or was serving at the request of Crimson as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (“covered person”), whether the basis of such proceeding is	Contango’s certificate of incorporation and bylaws provide that Contango shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of Contango or, while a director or officer of Contango, is or was serving at the request of Contango as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (“indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by

CRIMSON	CONTANGO

alleged action in an official capacity serving as a director, officer, employee or agent, or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with the proceeding; provided, however, that except as to proceedings to enforce rights to indemnification, Crimson shall indemnify such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the board.

Crimson shall pay the expenses (including attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, an advancement of expenses incurred by such person in his or her capacity as a director or officer of Crimson shall be made only upon delivery to Crimson of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to indemnification.

If a claim for indemnification or payment of expenses is not paid in full within 60 days, or, in the case of claims for advancement of expenses, 20 days, after a written claim therefor has been received by Crimson, such person may file suit to recover the unpaid amount of the claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any suit brought to enforce a right to indemnification or advancement of expenses, or by Crimson to recover an advancement of expenses, the burden of proving that such person is not entitled to be indemnified or to advancement of expenses shall be on Crimson.

The rights conferred on any such person by the indemnification provisions of the certificate of incorporation or the bylaws are not exclusive of any other rights which such person may have or acquire.

such person. Notwithstanding the preceding sentence, except as otherwise provided below, Contango shall not be required to indemnify such a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized by the board.

Contango shall pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under the certificate of incorporation or the bylaws.

If a claim for indemnification or payment of expenses is not paid in full within sixty days after a written claim therefor by an indemnitee has been received by Contango, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action Contango shall have the burden of proving that the such person is not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any indemnitee by the indemnification provisions of the certificate of incorporation or the bylaws are not exclusive of any other rights which such person may have or acquire.

Contango’s obligation, if any, to indemnify or to advance expenses to any indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

CRIMSON	CONTANGO

Crimson may maintain insurance at its expense to protect itself and/or any director, officer, employee or agent of Crimson or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Crimson would have the power to indemnify such person against such expense liability, or loss under the DGCL.

The indemnification provisions of Crimson’s certificate of incorporation and bylaws do not limit the right of Crimson, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than those specifically identified as covered persons when and as authorized by appropriate corporate action.

Any repeal or amendment of the indemnification provisions of Crimson’s certificate of incorporation and bylaws, or the adoption of any provision inconsistent therewith, will not diminish or adversely affect any right or protection thereunder of any covered person in respect of any act or omission occurring prior to the time of such repeal, amendment or adoption of such inconsistent provision.

The rights provided to covered persons pursuant to the indemnification provisions of Crimson’s bylaws are contract rights, and such rights shall continue as to a covered person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of such person’s heirs, executors, and administrators.

Any repeal or modification of the indemnification provisions of Contango’s certificate of incorporation and bylaws will not adversely affect any right or protection thereunder of any indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

The indemnification provisions of Contango’s certificate of incorporation and bylaws do not limit the right of Contango, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other those specifically identified as indemnitee when and as authorized by appropriate corporate action.

	CRIMSON	CONTANGO
Certain Business Combination Restrictions

Under §203 of the DGCL, a corporation is prohibited for a three- year period following the time a stockholder becomes an interested stockholder, from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock, unless:

•   prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•   at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•   mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•   specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•   other transactions resulting in a disproportionate financial benefit to an interested stockholder.

Under §203 of the DGCL, a corporation is prohibited for a three- year period following the time a stockholder becomes an interested stockholder, from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock, unless:

•   prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•   at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•   mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•   specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•   other transactions resulting in a disproportionate financial benefit to an interested stockholder.

CRIMSON	CONTANGO

A corporation may elect not to be governed by §203 of the DGCL. Neither Crimson’s certificate of incorporation nor its bylaws contain this election. Therefore, Crimson is governed by §203 of the DGCL.

Crimson has adopted resolutions rendering this statute inapplicable to the merger agreement and the transactions contemplated thereby.

A corporation may elect not to be governed by §203 of the DGCL. Neither Contango’s certificate of incorporation nor its bylaws contain this election. Therefore, Contango is governed by §203 of the DGCL.

Contango has adopted resolutions rendering this statute inapplicable to the merger agreement and the transactions contemplated thereby.

NO APPRAISAL RIGHTS

Under Delaware law, as well as the certificate of incorporation and bylaws of each company, neither the holders of Contango capital stock nor the holders of Crimson capital stock, respectively, are entitled to appraisal rights in connection with the merger.

LEGAL MATTERS

The validity of the shares of Contango common stock to be issued pursuant to the merger will be passed upon by Morgan, Lewis & Bockius LLP. The material U.S. federal income tax consequences relating to the merger will be passed upon for Contango by Morgan, Lewis & Bockius LLP and for Crimson by Vinson & Elkins L.L.P.

EXPERTS

Contango

The audited consolidated financial statements of Contango appearing in Contango’s Annual Report on Form 10-K for the year ended June 30, 2012, and the effectiveness of Contango’s internal control over financial reporting as of June 30, 2012 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing in giving said reports.

Certain estimates of proved oil and gas reserves for Contango incorporated by reference herein were based in part upon reports by W.D. Von Gonten & Co. and William M. Cobb & Associates, Inc., independent petroleum engineering firms. These estimates are included and incorporated herein in reliance on the authority of such firms as experts in such matters.

Crimson

The audited consolidated financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from the Annual Report on Form 10-K of Crimson for the year ended December 31, 2012, and the effectiveness of Crimson’s internal control over financial reporting have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing in giving said reports.

Certain estimates of proved oil and gas reserves for Crimson incorporated by reference herein were based in part upon a report prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

FUTURE STOCKHOLDER PROPOSALS

Contango

Contango will hold a regular annual meeting in 2013 regardless of whether the merger is completed.

For inclusion in the proxy statement and form of proxy relating to the Contango 2013 annual meeting, stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received by Contango’s Secretary not later than June 21, 2013 and must otherwise comply with the requirements of Rule 14a-8. Pursuant to Contango’s bylaws, a stockholder must deliver notice, mailed to and received at the principal executive offices of Contango, not less than 60 calendar days nor more than 90 calendar days before the anniversary date of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 20 calendar days, or delayed by more than 60 calendar days, from such anniversary date, a stockholder’s notice must be so delivered not earlier than the 90th calendar day prior to such annual meeting and not later than the later of the 60th calendar day prior to such annual meeting or the 10th calendar day following the day on which such notice of the date of the meeting was made or public announcement of which was made. In accordance with these provisions, stockholders must deliver notice to Contango no earlier than September 9, 2013 and no later than October 9, 2013 for their proposals to be considered at the Contango 2013 annual meeting.

In addition to the requirements in Contango’s bylaws regarding stockholder proposals generally, the bylaws also provide that a stockholder may nominate a person for election to the Contango board of directors by delivering timely notice in writing to Contango’s Secretary. Such stockholder’s notice to Contango’s Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on Contango’s books, of such stockholder and (b)  the class and number of shares of voting stock of Contango that are beneficially owned by such stockholder.

Crimson

Crimson has already held its annual meeting of stockholders for 2013. It is not expected that Crimson will hold an annual meeting for 2014 unless the merger is not completed. In order to be considered for inclusion in the proxy statement and form of proxy for the 2014 annual meeting of stockholders, should one be held, stockholder proposals must be submitted in writing and received no later than December 3, 2013 in accordance with the requirement of Rule 14a-8 of the Exchange Act (or, if Crimson holds its 2014 annual meeting on a date that is not within 30 days of May 8, 2014, received no later than a reasonable period of time before Crimson begins to print and send its proxy materials for its 2014 annual meeting).

In addition to the requirements of Rule 14a-8, and as more specifically provided for in Crimson’s bylaws, in order for a nomination of persons for election to Crimson’s board of directors or a proposal of business to be properly brought before Crimson’s annual meeting of stockholders, such nomination or proposal must be either specified in the notice of the meeting given by or at the direction of Crimson’s board of directors or by a stockholder entitled to vote who complies with the notice procedures set forth in Crimson’s bylaws. A stockholder making a nomination for election to the Crimson board of directors or a proposal of business for the 2014 annual meeting of stockholders must deliver proper notice to Crimson at least 90 days but not more than 120 days prior to the anniversary date of the 2013 annual meeting of stockholders. In other words, for a stockholder nomination for election to Crimson’s board of directors or a proposal of business to be considered at the 2014 annual meeting of stockholders, such nomination or proposal should be properly submitted to Crimson no earlier than January 8, 2014 and no later than February 9, 2014.

For each individual that a stockholder proposes to nominate as a director of Crimson, the stockholder’s written notice to Crimson must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in Crimson’s proxy statement as a nominee and to serving as a director if nominated and elected. From time to time, Crimson’s Nominating and Governance Committee may request additional information from the nominee or the stockholder. For any other business that a stockholder desires to bring before the 2014 annual meeting, should such meeting be held, the stockholder notice must provide a brief description of such business, the reasons for conducting such business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the Contango board of directors nor the Crimson board of directors knows of any matters that will be presented for consideration at either the Contango special meeting or the Crimson special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the Contango special meeting or the Crimson special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Contango and Crimson each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Contango and Crimson, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Contango’s or Crimson’s website for more information about Contango or Crimson, respectively. Contango’s website is www.contango.com. Crimson’s website is www.crimsonexploration.com. Information included on these web sites is not incorporated by reference into this joint proxy statement/prospectus.

Contango has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Contango common stock to be issued to Crimson stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Contango and Contango common stock. The rules and regulations of the SEC allow Contango and Crimson to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Contango and Crimson to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Contango has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Contango, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

•	Amendment No. 1 to Annual Report on Form 10-K/A filed August 21, 2013.

•	Proxy Statement on Schedule 14A filed October 12, 2012.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012.

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.

•	Current Reports on Form 8-K, filed December 5, 2012, April 24, 2013, April 30, 2013, May 1, 2013, June 14, 2013, August 12, 2013, August 13, 2013 and August 14, 2013.

•

The description of Contango common stock contained in Contango’s registration statement on Form S-3 filed with the SEC under Section 5 of the Securities Act on January 9, 2004, including any subsequently filed amendments and reports updating such description.

In addition, Contango incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Contango special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or Contango will provide you with copies of these documents, without charge, upon written or oral request to:

Contango Oil & Gas Company

3700 Buffalo Speedway

Houston, Texas 77098

(713) 960-1901

Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Crimson has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Crimson, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

•	Proxy Statement on Schedule 14A filed April 3, 2013.

•	Current Reports on Form 8-K, filed March 26, 2013, April 30, 2013 and May 9, 2013.

In addition, Crimson incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Crimson special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Crimson will provide you with copies of these documents, without charge, upon written or oral request to:

Crimson Exploration Inc.

717 Texas Ave, Suite 2900

Houston, Texas 77002

(713) 236-7400

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 22, 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither our mailing of this joint proxy statement/prospectus to Contango stockholders or Crimson stockholders nor the issuance by Contango of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Contango and Crimson made to the other in the merger agreement. Representations and warranties made by

Contango, Crimson and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Contango, Crimson or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

CONTANGO OIL & GAS COMPANY,

CONTANGO ACQUISITION, INC.,

AND

CRIMSON EXPLORATION INC.

Dated as of April 29, 2013

A-i-

(continued)

A-ii-

(continued)

A-iii-

(continued)

A-iv-

Exhibits:

Exhibit A	Surviving Corporation Bylaws

Exhibit B	Surviving Corporation Certificate of Incorporation

Exhibit C	New Parent Bylaws

A-v-

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of April 29, 2013 (this “Agreement”), among Contango Oil & Gas Company, a Delaware corporation (“Parent”), Contango Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Crimson Exploration Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved this Agreement, and have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement, and the Parent Board has determined to recommend to the stockholders of Parent that they approve the issuance of shares of common stock, par value $0.04 per share, of Parent (the “Parent Common Stock”) in connection with the strategic business combination transaction provided for in this Agreement (the “Parent Share Issuance”); and

WHEREAS, the Company Board has adopted this Agreement, and has determined that it is advisable and in the best interests of the Company and its stockholders to consummate the strategic business combination transaction provided for in this Agreement and has determined to recommend to the stockholders of the Company that they adopt this Agreement and the combination of the Company and Parent, which shall be effected by, and subject to, the terms of this Agreement through the Merger; and

WHEREAS, for federal income tax purposes, the Parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, certain stockholders of the Company have entered into a Support Agreement (each, a “Company Support Agreement”) dated as of the date of this Agreement with Parent and Merger Sub, pursuant to which each of the Applicable Company Stockholders has agreed, among other things, to vote all of the Company Common Stock beneficially owned by it in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in such Company Support Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, certain stockholders of Parent have entered into a Support Agreement (each, a “Parent Support Agreement”) dated as of the date of this Agreement with the Company, pursuant to which each of the Applicable Parent Stockholders has agreed, among other things, to vote all of the Parent Common Stock beneficially owned by it in favor of approval of the Parent Share Issuance, on the terms and subject to the conditions set forth in such Parent Support Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, Parent, on the one hand, and OCM GW Holdings, LLC, a Delaware limited liability company, and OCM Crimson Holdings, LLC, a Delaware limited liability company (collectively, the “Oaktree Investors”), on the other hand, have entered into a registration rights agreement dated as of the date of this Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Parent agreed, subject to the occurrence of the Closing, to grant to the Oaktree Investors certain registration rights with respect to shares of Parent Common Stock acquired by the Oaktree Investors upon the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is no later than the next Business Day following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, 1000 Louisiana Street, Suite 4000, Houston, Texas 77002, or at such other place as the Parties may agree.

Section 1.3 Effective Time. As soon as practicable on the Closing Date, the Company shall (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company may agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7(b)).

Section 1.6 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 6.7(b)).

Section 1.7 Officers and Directors. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.8 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including any Company Restricted Stock which has become vested and converted into unrestricted Company Common Stock pursuant to Section 1.9(b), but excluding any shares of Company Common Stock owned directly or indirectly by Parent or held directly or indirectly by the Company, all of which shall be canceled as provided in Section 1.8(d)), shall be converted into the right to receive 0.08288 (such fraction of a share of Parent Common Stock as the same may be adjusted in accordance with Section 1.10 is referred to as the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”).

(c) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of outstanding Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (the “Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock except as provided herein or by Law.

(d) Each share of Company Common Stock owned by Parent, Merger Sub or any of their Subsidiaries or held by the Company or any of its Subsidiaries (including any shares held in the treasury of the Company) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

Section 1.9 Company Stock Options and Other Equity-Based Awards.

(a) By virtue of the Merger, each option to purchase shares of Company Common Stock under the applicable Company Stock Plans that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable (collectively, the “Company Stock Options”) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into a fully vested and immediately exercisable option to purchase shares of Parent Common Stock (a “Parent Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Company Stock Plans, in an award agreement or in such Company Stock Option by reason of this Agreement or the transactions contemplated herein), except that: (i) each Parent Stock Option shall have an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock for such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded, if necessary, up to the nearest whole cent; and (ii) the number of shares of Parent Common Stock which shall be subject to each such Parent Stock Option shall be the number of shares of Company Common Stock subject to each Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Parent Common Stock; provided, however, that notwithstanding anything to the contrary in this Agreement, in all cases such conversion shall be effected in a manner consistent with the requirements of Section 424(a) of the Code (as modified by Section 409A of the Code with respect to Company Stock Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code).

(b) Effective immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company, any of its Subsidiaries or any of its predecessors under any Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, become a fully vested and unrestricted share of Company Common Stock immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Parent Board (or the appropriate committee thereof) and the Company Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company Stock Options pursuant to the terms of Section 1.9(a) of this Agreement, and to take all actions reasonably required to effectuate any provision of this Section 1.9, including (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the Company Stock Plans subject to any amendment or termination in accordance with the terms of such plans; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of a Parent Stock Option; and (iii) the Company Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Effective Time, neither the Company nor the Surviving Corporation will be required to deliver shares of Company Common Stock or any other capital stock to any person pursuant to or in settlement of Company Stock Options.

(d) As soon as practicable following the Effective Time, Parent shall file a Form S-8 registration statement (or such other appropriate form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock available for grant and delivery under the Company Stock Plans from and after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the Company Stock Plans. As soon as practicable following the Effective Time, the Company shall file a post-effective amendment to the Form S-8 registration statement originally filed by the Company on June 25, 2008, deregistering all shares of Company Common Stock thereunder.

Section 1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to proportionally reflect such changes.

Section 1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, Book-Entry Shares (or certificates if requested) representing the Parent Common Stock issuable, pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock (including Company Restricted Stock). Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.5 and any dividends or distributions to which such holder is entitled pursuant to Section 2.3. Any cash and shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures.

(a) Promptly after the Effective Time, and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.5 and any dividends or distributions to which such holder is entitled pursuant to Section 2.3. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) cash in the amount equal to cash that such holder has the right to receive in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3 (in each case, after taking into account all shares of Company Common Stock then held by such holder).

Notwithstanding anything contained in this Agreement to the contrary, no holders of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(b) No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

(c) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment or issuance pays any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

Section 2.3 Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided, however, that no dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate surrenders such Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.4 No Further Ownership Rights. All shares of Parent Common Stock issued and cash paid upon the conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (other than any rights with respect to any unpaid dividends with respect to Company Common Stock that were declared prior to the Effective Time with a record date prior to the Effective Time and a payment date after the Effective Time).

Section 2.5 No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding anything contained in this Agreement to the contrary, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Cash Value.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall promptly deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock for 12 months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (a) short term direct obligations of the United States of America with maturities of no more than 30 days, (b) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (c) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, however, that no gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. If for any reason (including losses) the cash in the Exchange Fund will be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.9 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

Section 2.10 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options, Company Restricted Stock or any other Equity Interests in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be remitted to the applicable Governmental Entity and such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Stock Options, Company Restricted Stock or other Equity Interests in the Company, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock or formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed since January 1, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to

Parent prior to or concurrent with the execution of this Agreement (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Good Standing and Qualification.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to the Company’s Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent and Merger Sub a true and complete copy of the Company’s currently effective certificate of incorporation and bylaws, as amended and restated to the date of this Agreement. The Company’s certificate of incorporation and bylaws so delivered are in full force and effect and the Company is not in violation of its certificate of incorporation or bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) each Subsidiary of the Company and (ii) each Related Entity of the Company.

Section 3.2 Capital Structure.

(a) As of the close of business on April 29, 2013 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 200,000,000 shares of Company Common Stock, par value $0.001 per share, of which 46,623,161 shares were outstanding (inclusive of 1,982,687 shares of unvested Company Restricted Stock granted pursuant to the Company Stock Plans) and 267,781 shares were held in the treasury of the Company and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”), of which no shares were outstanding. There are no other classes of capital stock of the Company authorized or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

(b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date under the Company Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from the Company other than Company Stock Options as set forth in Section 3.2(b) of the Company Disclosure Letter. Section 3.2(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, Company Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, since the Capitalization Date through the date of this Agreement, the Company has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Company Stock Plans or otherwise. Immediately prior to the Closing, the Company will have provided to Parent a complete and correct list, as of the Closing, of the number of shares of Company Common Stock subject to Company Stock Options, Company Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, restricted stock units, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from the Company, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

(c) No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 3.2 or in Section 3.2(d) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Benefit Plans, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Company Stock Options or the vesting of Company Restricted Stock, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, shares of “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Stock Plans) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Except as set forth in this Section 3.2 or in Section 3.2(e) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests in the Company or any of its Subsidiaries.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each of the Company’s Subsidiaries, (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except for the ownership of Equity Interests in (A) the Company’s Subsidiaries and Related Entities and (B) investments in marketable securities and cash equivalents, none of the Company or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Subsidiary of the Company owns any Company Common Stock or other Equity Interest in the Company.

Section 3.3 Corporate Authority.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.23, only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon (the “Company Stockholder Approval”), and to the filing and recording of the Certificate of Merger under the provisions of the DGCL. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Company Board, by resolution duly adopted at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) resolved to recommend adoption of this Agreement to the stockholders of the Company; and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption.

(c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.23, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.23, the Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Company stockholders or the Company Board.

Section 3.4 Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3, (ii) under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) required to be made with the NASDAQ Stock Market (“NASDAQ”), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” Laws, and (v) as set forth in Section 3.4(a) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the

Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of the Company’s Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 3.4 have been obtained and all filings and notifications described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Company Reports; Financial Statements.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, since January 1, 2011, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the “SEC”), including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. Each Company SEC Document to be filed subsequent to the date of this Agreement will have complied in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. None of the Company’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is made known to the chief executive officer and the chief financial officer of the

Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to its outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. There has not been any such disclosure made by management to the Company’s outside auditors or the audit committee of the Company Board since January 1, 2011.

(d) To the Company’s Knowledge, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2011 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents other than confidential treatment requests. To the Company’s Knowledge, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.6 Absence of Certain Changes. Since December 31, 2012 through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement; (b) liabilities or obligations incurred in accordance with or in connection with this Agreement; (c) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice; and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company Financial Statements or the Company SEC Documents.

Section 3.8 Litigation.

(a) As of the date of this Agreement, except as set forth in Section 3.8(a) of the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings by or before any Governmental Entity or arbitrator (collectively, “Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that if determined adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 3.8 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.17 of this Agreement.

Section 3.9 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

(b) For the avoidance of doubt, the provisions of this Section 3.9 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.17.

Section 3.10 Properties.

(a) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (i) holds good and valid title to all of the properties and assets reflected in the December 31, 2012 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Owned Real Property”), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.10(a) of the Company Disclosure Letter; (ii) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (iii) is the lessee or permittee of all leasehold estates reflected in the December 31, 2012 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Leased Real Property”); (iv) is in possession of the Leased Real Property, and each lease underlying the Leased Real Property is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception; and (v) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Company Leased Real Property.

(b) For the avoidance of doubt, the provisions of this Section 3.10 do not apply to the Oil and Gas Properties of the Company or its Subsidiaries, as representations and warranties made by the Company and its Subsidiaries with regard to all oil and gas matters are solely and exclusively made in Section 3.15.

Section 3.11 Contracts.

(a) As of the date of this Agreement, except as set forth as an exhibit to the Company SEC Documents or on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contracts relating to Indebtedness for borrowed money or any guarantee of any Indebtedness for borrowed money (other than in respect of Indebtedness for borrowed money of a wholly-owned Subsidiary of the Company) in excess of $1,000,000;

(ii) Non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that, to the Company’s Knowledge, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger;

(iii) Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(iv) Contracts, including Company Oil and Gas Agreements, where the Company or any of its Subsidiaries has received or expects to receive $1,000,000 or more in revenues pursuant to such agreements in the current fiscal year;

(v) Contracts with respect to the receipt of any goods and services involving a payment of $1,000,000 or more per annum;

(vi) Joint venture, alliance, partnership or limited liability company agreements or similar Contracts relating to the formation, creation, operation, management or control of any joint venture, alliance, partnership or limited liability company that (A) is material to the Company, any of its Subsidiaries or any of the Oil and Gas Properties of the Company or any of its Subsidiaries; (B) is material to any investment in, or other commitment to, any Related Entity of the Company; or (C) would reasonably be expected to require the Company or its Subsidiaries to make expenditures in excess of $1,000,000 or more in the current fiscal year; or

(vii) Contracts that would prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) All Contracts to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement that are either (i) of the type described in clause (a) above or (ii) material Company Oil and Gas Agreements relating to Oil and Gas Properties of the Company and its Subsidiaries are referred to herein as the “Company Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the Company’s Knowledge, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material

Contract and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Benefit Plan”), excluding Foreign Benefit Plans. For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean those Company Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any ERISA Affiliate who are or were regularly employed outside the United States (but which shall exclude any such Company Benefit Plans to the extent required by applicable foreign Law to be so maintained, sponsored or contributed to). Not more than 20 Business Days after the date of this Agreement, the Company shall deliver a true, complete and correct list of each Foreign Benefit Plan to Parent. For purposes of this Section 3.12 and Section 4.12, “ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Sections 414(b) or (c) of the Code. The Company has no express or implied commitment to terminate or modify or change any Company Benefit Plan, other than with respect to a termination, modification or change required by ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, with respect to each Company Benefit Plan (other than any Foreign Benefit Plan), the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or Representative of the Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Company Benefit Plan; and (viii) all material amendments, modifications or supplements to any Company Benefit Plan. With respect to each Foreign Benefit Plan, the Company will provide to Parent not more than 20 Business Days after the date of this Agreement the items identified in each of clauses (i) through (viii) above, to the extent applicable.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan has been administered in all material respects in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement, including, in all material respects, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Company’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. None of the Company or any of its Subsidiaries has received notice of and, to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, or other Actions against or involving any Company Benefit Plan or asserting rights or claims to benefits under any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, no Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or has any liability with respect to, a “multiemployer plan” or “multiple employer plan.”

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains or contributes to, or in the past has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to each plan set forth in Section 3.12(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, except to the extent that the event or condition in question would not give rise to a Company Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Company Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Company Benefit Plan and, to the Company’s Knowledge, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Letter, the execution of this Agreement or the consummation of the Merger will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of Indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of the Company or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(g) (i) Each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 3.13 Labor Matters. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Except as specifically identified on Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any labor union or collective bargaining agreement. There is no unfair labor practice charge pending or, to the Company’s Knowledge, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization (a) seeking recognition of a collective bargaining unit with respect to any of the employees of the Company or any of its Subsidiaries or (b) compelling the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Company’s Knowledge, threatened and neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three years.

Section 3.14 Tax.

(a) Except to the extent reserved for in the most recent Company Financial Statements, the Company and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid. The Company and each of its Subsidiaries, with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than an extension attributable to an extension to file any such Tax Returns. The Company and each of its Subsidiaries have withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other Third Party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Tax Authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years, (iii) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, and (v) except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of the state, local or foreign income Tax Law), other than limitations as a result of the transactions contemplated by this Agreement.

Section 3.15 Oil and Gas Matters.

(a) For purposes of this Agreement, “Company Oil and Gas Agreements” means the following types of Contracts to which the Company or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise, with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report: oil and gas leases, joint ventures, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, agreements involving gas gathering, gas purchasing, or the marketing, transportation and/or processing of production, agreements containing obligations to drill additional wells or conduct other material development operations after the Effective Time, and agreements providing for an area of mutual interest or restricting the Company’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Complete copies of all material Company Oil and Gas Agreements related to Oil and Gas Properties of the Company and its Subsidiaries have been made available to Parent.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data provided by the Company to Netherland, Sewell & Associates, Inc. (“NSAI”) relating to the Oil and Gas Properties of the Company and its Subsidiaries on which the reserve report prepared by NSAI referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Company Reserve Report”) relied was accurate in all material respects at the time such data was provided to NSAI. With respect to the proved reserves reflected in the Company Reserve Report, the Company Reserve Report conforms in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each lease, unit or well, the Company and its Subsidiaries are (i) entitled to not less than the “net revenue interest” and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons in an amount not greater than the “working interest”, in each case as shown on the Company Reserve Report. Except as set forth in Section 3.15(b) of the Company Disclosure Letter and except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry, capital investment and normal depletion by production, and except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there has been no change in respect of the matters addressed in the Company Reserve Report.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all material items of operating equipment, pipelines and facilities owned or leased by the Company or any of its Subsidiaries and used in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report are, in the aggregate, in a state of repair so as to be adequate to carry on the businesses of the Company and its Subsidiaries as presently conducted.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and except for goods and other property sold, used or otherwise disposed of since the date of the Company Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company SEC Documents, as of the date of this Agreement, the Company and its Subsidiaries own or have valid leases in or contractual rights to use all material operating equipment, pipelines and facilities used in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report in the manner in which such properties were operated as of the date of this Agreement.

(e) Except for property sold or otherwise disposed of since the date of the Company Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company SEC Documents, as of the date of this Agreement, the Company and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report, in each case relating to the interests referred to therein as of the date of such report, and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except (i) Liens reflected in the Company SEC Documents filed prior to the date of this Agreement, (ii) Permitted Liens, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.15(f) of the Company Disclosure Letter, the Company and its Subsidiaries have paid all material royalties, overriding royalties and other burdens on production due by the Company and its Subsidiaries with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (other than items that are being held in suspense).

(g) There are no assets constituting the Company’s Oil and Gas Properties (i) that are currently required to be Decommissioned pursuant to Laws or applicable Contracts that have not been Decommissioned, which failure to Decommission constitutes a Company Material Adverse Effect; (ii) that formerly produced but that are currently shut in or temporarily abandoned not in compliance with Laws and applicable Contracts, which noncompliance constitutes a Company Material Adverse Effect; or (iii) that have been Decommissioned but that have not been Decommissioned in compliance with Laws and applicable Contracts, which noncompliance constitutes a Company Material Adverse Effect.

(h) The letters of credit and bonds set forth on Section 3.15(h) of the Company Disclosure Letter are all of the bonds, letters of credit and any other form of financial assurance (“Financial Assurance”) posted or provided by the Company and its Subsidiaries with or to any Governmental Entity or Third Party which are required to be posted or provided in compliance with Laws or applicable Contracts and related to the Oil and Gas Properties operated by the Company or any of its Subsidiaries.

(i) To the Company’s Knowledge, none of the material Oil and Gas Properties of the Company and its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Report is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(j) Except as disclosed in Section 3.15(j) of the Company Disclosure Letter, to the Company’s Knowledge, none of the Oil and Gas Properties of the Company and its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Report is subject to any tax partnership agreement or other provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) None of the Company or any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report to receive deliveries of Hydrocarbons without paying therefor.

(l) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has made any election as of the date of this Agreement to not participate in any operation or activity proposed with respect to their Oil and Gas Properties which could result in their interests in such Oil and Gas Properties being subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

(m) Section 3.15(m) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all authorities for expenditures or capital commitments relating to the Oil and Gas Properties of the Company and its Subsidiaries that bind the Company or its Subsidiary to spend, individually or in the aggregate, more than $1,000,000 on drilling or reworking wells or on other capital projects from and after the date of this Agreement.

Section 3.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in its business as currently conducted; (ii) to the Company’s Knowledge, the conduct of its business as currently conducted, including the use of any Intellectual Property by the Company and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Company’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; and (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, Order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property owned by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(b) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material trade secrets and any other material confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Company’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to a valid and appropriate non-disclosure agreement, license or any other appropriate Contract which has not been breached.

(c) The consummation of the transactions contemplated by this Agreement will not diminish or terminate the ownership of or rights in any material Intellectual Property owned or used by the Company or its Subsidiaries in their respective businesses as currently conducted and, except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, after the Closing Date the Company and its Subsidiaries will have the right to use such Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

Section 3.17 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance with all Environmental Laws, and to the Company’s Knowledge, with respect to any surviving time periods specified in all applicable statutes of limitation, any past noncompliance by the Company and its Subsidiaries with Environmental Laws has been resolved, except for any failure to comply or to resolve past noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has, as applicable, developed and submitted or obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and the Company or any applicable Subsidiary of the Company has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification, voidance or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of the Company or any of its Subsidiaries has received any notice of any violation of, or liability under, Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of the Company’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by the Company or any of its Subsidiaries as required under Laws or applicable Contracts, which violations or liabilities would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened civil, criminal or administrative Actions, notices of violation, arbitrations or demand letters pursuant to Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of the Company’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by the Company or any of its Subsidiaries as required under Laws or applicable Contracts, which, in each instance, is alleged against the Company or any of its Subsidiaries or, to the Company’s Knowledge, related to the Owned Real Property or the Leased Real Property or any other property previously owned or operated by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries retains any liabilities and that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has received written notice of a release and, to the Company’s Knowledge, none of them has other notice of a release of any Hazardous Materials on, at, or from the Owned Real Property, the Leased Real Property, or their Oil and Gas Properties, except for any release (i) that is (A) in compliance with Environmental Laws or Environmental Permits and (B) occurring in a manner or in quantities or locations that would not require any investigation or remediation of soil or groundwater or any other environmental media, including in an offshore environment, under Environmental Laws, or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has transported or disposed of, or arranged for the transport or disposal of any Hazardous Material at or to any off-site location which, to the Company’s Knowledge, has resulted in, or would reasonably be expected to result in, a liability to the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) To the Company’s Knowledge, there are no Liens applicable to any Owned Real Property, Leased Real Property or its Oil and Gas Properties arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Company’s Knowledge, there are no other circumstances or conditions relating to the Company’s Owned Real Property, Leased Real Property or its Oil and Gas Properties or the Company’s operations associated therewith, including with respect to Environmental Permits, Hazardous Materials, the Company’s Financial Assurances and Decommissioning that have resulted in or would reasonably be expected to result in, the Company incurring a liability or obligation, pursuant to any Environmental Laws and that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment reports that have been prepared by or on behalf of the Company or any of its Subsidiaries and that are in the Company’s or any of its Subsidiaries’ possession.

Section 3.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy; (b) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 3.19 Regulatory Matters; Permits.

(a) Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities constituting the Company’s or any of its Subsidiaries’ properties are (A) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, as amended; and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Since January 1, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Company’s Knowledge, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 3.19 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials, are solely and exclusively made in Section 3.17 of this Agreement.

Section 3.20 Interested Party Transactions. Except as disclosed in Section 3.20 of the Company Disclosure Letter, since January 1, 2011, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 3.21 Company Information. The information relating to the Company or any Subsidiary of the Company to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of the Company and Parent and the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to the Company or any Subsidiary of the Company that is provided or to be provided by the Company or its Representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to Parent, Merger Sub or any of their Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 3.22 Derivatives. Section 3.22 of the Company Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of the Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries, as of the date reflected therein.

Section 3.23 Company Ownership of Parent Securities. Prior to the Parent Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither the Company nor any of its Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of the Company or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Parent Common Stock.

Section 3.24 Opinion of Financial Advisor. The Company has received the opinion of Barclays Capital Inc., financial advisor to the Company (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to the Company’s stockholders from a financial point of view.

Section 3.25 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has retained the Company Financial Advisor, and the Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.26 Related Entity Representations.

(a) Except as set forth in Section 3.26(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (i) any obligation or has made any commitment to acquire any Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Related Entities or any Subsidiary of any such Related Entities; (ii) any indemnity obligations, or any guarantees of any Indebtedness for borrowed money with respect to any of the Company’s Related Entities or any Subsidiary of any such Related Entities; or (iii) as of the date of this Agreement, any material outstanding payables, receivables, loans, advances or other accounts, in each case with respect to any of the Company’s Related Entities or any Subsidiary of any such Related Entities.

(b) Except as set forth in Section 3.26(b) of the Company Disclosure Letter, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any obligations or liabilities, whether actual or contingent, with respect to any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements with respect to any of the Company’s Related Entities or any Subsidiary of any such Related Entities.

(c) Section 3.26(c) of the Company Disclosure Letter sets forth a true and correct list of all Contracts between the Company and/or any of its Subsidiaries and any of the Company’s Related Entities or any Subsidiary of any such Related Entities (the “Company Related Entity Contracts”). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Related Entity Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception; (ii) all Company Related Entity Contracts are in full force and effect; (iii) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under the material Company Related Entity Contracts to which they are parties; and (iv) to the Company’s Knowledge, each other party to a material Company Related Entity Contract has performed all material obligations required to be performed by it under such material Company Related Entity Contract.

(d) Section 3.26(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each of the Company’s Related Entities, the number of outstanding shares of capital stock or other Equity Interests and type(s) of such shares or other Equity Interests owned by the Company or its Subsidiaries. The Company owns directly or indirectly, beneficially and of record, all of such shares of capital stock or other Equity Interests, free and clear of any Liens other than Permitted Liens and Liens created under the applicable Company Related Entity Contracts.

Section 3.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or Related Entities or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or Related Entities or their respective businesses; or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that it has (i) had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries and Related Entities; (ii) been afforded the opportunity to ask questions of and receive answers from officers of Parent; and (iii) conducted its own independent investigation of Parent and its Subsidiaries and Related Entities, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) or Related Entities whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed since June 30, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”) or (ii) as set forth in the Parent Disclosure Letter delivered by Parent to the Company prior to or concurrent with the execution of this Agreement (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Organization, Good Standing and Qualification.

(a) Each of Parent and Merger Sub and Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Parent’s Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has delivered or made available to the Company a true and complete copy of Parent’s currently effective certificate of incorporation and bylaws, as amended and restated to the date of this Agreement. Parent’s certificate of incorporation and bylaws so delivered are in full force and effect and Parent is not in violation of its certificate of incorporation or bylaws.

(c) Section 4.1(c) of the Parent Disclosure Letter lists, as of the date of this Agreement, (i) each Subsidiary of Parent and (ii) each Related Entity of Parent.

Section 4.2 Capital Structure.

(a) As of the close of business on the Capitalization Date, the authorized capital stock of Parent consisted of (i) 50,000,000 shares of Parent Common Stock, of which 15,194,952 shares were outstanding and 4,940,155 shares were held in the treasury of Parent and (ii) 5,000,000 shares of preferred stock of Parent, par value $0.04 per share (“Parent Preferred Stock”), of which no shares were outstanding or held in the treasury of Parent. There are no other classes of capital stock of Parent authorized or outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in connection with the Merger or pursuant to Section 1.8 and Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

(b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of Parent or any other securities of

Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options outstanding as of the Capitalization Date under the Company Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from Parent other than Parent Stock Options as set forth in Section 4.2(b) of the Parent Disclosure Letter. Section 4.2(b) of the Parent Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Parent Common Stock subject to Parent Stock Options, restricted shares of Parent Common Stock (“Parent Restricted Stock”) or any other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, since the Capitalization Date through the date of this Agreement, Parent has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Parent Stock Plans or otherwise. Immediately prior to the Closing, Parent will have provided to the Company a complete and correct list, as of the Closing, of the number of shares of Parent Common Stock subject to Parent Stock Options, Parent Restricted Stock or any other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, restricted stock units, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from Parent, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

(c) No bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 4.2 or in Section 4.2(d) of the Parent Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Parent Benefit Plans, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent Stock Options or the vesting of Parent Restricted Stock, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement between Parent or any of its Subsidiaries and any director or employee of Parent or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, shares of “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries (other than under the Parent Stock Plans) or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act.

(e) Except as set forth in this Section 4.2 or in Section 4.2(e) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Parent Common Stock, Parent Preferred Stock or other Equity Interests in Parent or any of its Subsidiaries.

(f) Section 4.2(f) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, for each of Parent’s Subsidiaries, (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. Parent owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of Parent’s Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except for the ownership of Equity Interests in (A) Parent’s Subsidiaries and Related Entities and (B) investments in marketable securities and cash equivalents, none of Parent or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. No Subsidiary of Parent owns any Parent Common Stock or other Equity Interest in Parent.

(g) The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, no par value per share, of which 100 shares are outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

Section 4.3 Corporate Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of the Company set forth in Section 3.23, only to the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the capital stock of Parent entitled to vote thereon present in person or by proxy at a meeting duly called for such purpose (the “Parent Stockholder Approval”), and to the filing and recording of the Certificate of Merger under the provisions of the DGCL. Parent, as the sole stockholder of Merger Sub, will adopt and approve this Agreement and the transactions contemplated hereby immediately following execution of this Agreement by the Parties hereto. The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent or Merger Sub necessary to adopt, approve or authorize this Agreement, the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) As of the date of this Agreement, the Parent Board, by resolution duly adopted at a meeting duly called and held, has (i) approved and declared advisable this Agreement, the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement; (ii) resolved to recommend approval of the Parent Share Issuance to the stockholders of Parent; and (iii) directed that the Parent Share Issuance be submitted to the stockholders of Parent for approval.

(c) Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.23, no Takeover Statute or any anti-takeover provision in Parent’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.23, the Parent Board has taken all action so that the Company will not be prohibited from entering into a “business combination” with Parent (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of Parent stockholders or the Parent Board.

Section 4.4 Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3, (ii) under the Securities Act and the Exchange Act, (iii) required to be made with the New York Stock Exchange (the “NYSE”), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” Laws, and (v) as set forth in Section 4.4(a) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent of the Merger or any other transaction contemplated by this Agreement, or Parent’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) subject to obtaining the Parent Stockholder Approval, conflict with or violate any provision of Parent’s or Merger Sub’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of Parent’s or Merger Sub’s Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 4.4 have been obtained and all filings and notifications described in this Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to Parent, Merger Sub, or any of their Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Parent Reports; Financial Statements.

(a) Except as set forth in Section 4.5(a) of the Parent Disclosure Letter, since July 1, 2010, each of Parent and Merger Sub has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. Each Parent SEC Document to be filed subsequent to the date of this Agreement will have complied in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. None of Parent’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (together with the related notes and schedules thereto, collectively, the “Parent Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is made known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent has evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to its outside auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. There has not been any such disclosure made by management to Parent’s outside auditors or the audit committee of the Parent Board since July 1, 2010.

(d) To Parent’s Knowledge, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2011 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents other than confidential treatment requests. To Parent’s Knowledge, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

Section 4.6 Absence of Certain Changes. Since June 30, 2012 through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement; (b) liabilities or obligations incurred in accordance with or in connection with this Agreement; (c) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice; and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in the Parent Financial Statements or the Parent SEC Documents.

Section 4.8 Litigation.

(a) As of the date of this Agreement, except as set forth in Section 4.8(a) of the Parent Disclosure Letter, there are no Actions pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their Subsidiaries or any of their respective assets or properties that if determined adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As of the date of this Agreement, neither Parent nor any of its Subsidiaries or, to Parent’s Knowledge, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 4.8 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 4.17 of this Agreement.

Section 4.9 Compliance with Laws.

(a) Parent and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, Parent is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

(b) For the avoidance of doubt, the provisions of this Section 4.9 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 4.17.

Section 4.10 Properties.

(a) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries, as the case may be, (i) holds good and valid title to all of the properties and assets reflected in the December 31, 2012 balance sheet included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Parent Owned Real Property”), free and clear of all Liens, except for Permitted Liens and other matters described in Section 4.10(a) of the Parent Disclosure Letter; (ii) holds the Parent Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (iii) is the lessee or permittee of all leasehold estates reflected in the December 31, 2012 financial statements included in the Parent SEC Documents or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Parent Leased Real Property”); (iv) is in possession of the Parent Leased Real Property, and each lease underlying the Parent Leased Real Property is valid and in full force and effect, constitutes a valid and binding obligation of Parent or the applicable Subsidiary of Parent, subject to the Bankruptcy and Equity Exception; and (v) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Parent Leased Real Property.

(b) For the avoidance of doubt, the provisions of this Section 4.10 do not apply to the Oil and Gas Properties of Parent or its Subsidiaries, as representations and warranties made by Parent and its Subsidiaries with regard to all oil and gas matters are solely and exclusively made in Section 4.15.

Section 4.11 Contracts.

(a) As of the date of this Agreement, except as set forth as an exhibit to the Parent SEC Documents and on Section 4.11(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any:

(i) Contracts relating to Indebtedness for borrowed money or any guarantee of any Indebtedness for borrowed money (other than in respect of Indebtedness for borrowed money of a wholly-owned Subsidiary of Parent) in excess of $4,000,000;

(ii) Non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that, to Parent’s Knowledge, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger;

(iii) Contracts required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(iv) Contracts, including Parent Oil and Gas Agreements, where Parent or any of its Subsidiaries has received or expects to receive $4,000,000 or more in revenues pursuant to such agreements in the current fiscal year;

(v) Contracts with respect to the receipt of any goods and services involving a payment of $4,000,000 or more in the current fiscal year;

(vi) Joint venture, alliance, partnership or limited liability company agreements or similar Contracts relating to the formation, creation, operation, management or control of any joint venture, alliance, partnership or limited liability company that (A) is material to Parent, its Subsidiaries or any of the Oil and Gas Properties of Parent or any of its Subsidiaries; (B) is material to any investment in, or other commitment to, any Related Entity of Parent; or (C) would reasonably be expected to require Parent or its Subsidiaries to make expenditures in excess of $4,000,000 or more per annum; or

(vii) Contracts that would prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) All Contracts to which Parent or any of its Subsidiaries is a party to or bound by as of the date of this Agreement that are either (i) of the type described in clause (a) above or (ii) material Parent Oil and Gas Agreements relating to Oil and Gas Properties of Parent and its Subsidiaries are referred to herein as the “Parent Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Material Contracts are valid and binding on Parent and/or the relevant Subsidiary of Parent that is a party thereto and, to Parent’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Parent Material Contracts are in full force and effect, (iii) Parent and each of its Subsidiaries has performed all material obligations required to be performed by them under the Parent Material Contracts to which they are parties, (iv) to Parent’s Knowledge, each other party to a Parent Material Contract has performed all material obligations required to be performed by it under such Parent Material Contract and (v) no party to any Parent Material Contract has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof. Neither Parent nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Parent Material Contract or any other Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Parent Material Adverse Effect.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Parent Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent or any ERISA Affiliate, which are now maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Parent Benefit Plan”), excluding Foreign Benefit Plans. Not more than 20 Business Days after the date of this Agreement, Parent shall deliver a true, complete and correct list of each Foreign Benefit Plan to the Company. Parent has no express or implied commitment to terminate or modify or change any Parent Benefit Plan, other than with respect to a termination, modification or change required by ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, with respect to each Parent Benefit Plan (other than any Foreign Benefit Plan), Parent has made available to the Company true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Parent Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or Representative of the Department of Labor, PBGC or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Parent Benefit Plan; and (viii) all material amendments, modifications or supplements to any Parent Benefit Plan. With respect to each Foreign Benefit Plan, Parent will provide to the Company not more than 20 Business Days after the date of this Agreement the items identified in each of clauses (i) through (viii) above, to the extent applicable.

(c) Except as set forth in Section 4.12(c) of the Parent Disclosure Letter, each Parent Benefit Plan has been administered in all material respects in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement, including, in all material respects, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Each Parent Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to Parent’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan. None of Parent or any of its Subsidiaries has received notice of and, to Parent’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, or other Actions against or involving any Parent Benefit Plan or asserting rights or claims to benefits under any Parent Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth in Section 4.12(c) of the Parent Disclosure Letter, each Parent Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to Parent or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

(d) Except as set forth in Section 4.12(d) of the Parent Disclosure Letter, no Parent Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither Parent nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or has any liability with respect to, a “multiemployer plan” or “multiple employer plan.”

(e) Except as set forth in Section 4.12(e) of the Parent Disclosure Letter, neither Parent nor any ERISA Affiliate maintains or contributes to, or in the past has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to each plan set forth in Section 4.12(e) of the Parent Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, except to the extent that the event or condition in question would not give rise to a Parent Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Parent Benefit Plan that is subject to Title IV of ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Parent Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Parent Benefit Plan and, to Parent’s Knowledge, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) Except as set forth in Section 4.12(f) of the Parent Disclosure Letter, the execution of this Agreement or the consummation of the Merger will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of Indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of Parent or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(g) (i) Each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 4.13 Labor Matters. Each of Parent and its Subsidiaries is in material compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Except as specifically identified on Section 4.13 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any labor union or collective bargaining agreement. There is no unfair labor practice charge pending or, to Parent’s Knowledge, threatened which if determined adversely to Parent or its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization (a) seeking recognition of a collective bargaining unit with respect to any of the employees of Parent or any of its Subsidiaries or (b) compelling Parent or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to Parent’s Knowledge, threatened and neither Parent nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three years.

Section 4.14 Tax.

(a) Except to the extent reserved for in the most recent Parent Financial Statements, Parent and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid. Parent and each of its Subsidiaries, with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than an extension attributable to an extension to file any such Tax Returns. Parent and each of its Subsidiaries have withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other Third Party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no Tax Authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in connection with an audit or other administrative or court proceeding involving Taxes of Parent or any of its Subsidiaries, (ii) neither Parent nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years, (iii) neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), (iv) neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries), or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, and (v) except as set forth in Section 4.14(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of the state, local or foreign income Tax Law), other than limitations as a result of the transactions contemplated by this Agreement.

Section 4.15 Oil and Gas Matters.

(a) For purposes of this Agreement, “Parent Oil and Gas Agreements” means the following types of Contracts to which Parent or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise, with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report: oil and gas leases, joint ventures, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, agreements involving gas gathering, gas purchasing, or the marketing, transportation and/or processing of production, agreements containing obligations to drill additional wells or conduct other material development operations after the Effective Time, and agreements providing for an area of mutual interest or restricting Parent’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Complete copies of all material Parent Oil and Gas Agreements related to Oil and Gas Properties of Parent and its Subsidiaries have been made available to the Company.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data provided by Parent to William M. Cobb & Associates (“Cobb”) relating to the Oil and Gas Properties of Parent and its Subsidiaries on which the reserve report prepared by Cobb referred to in Parent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “Parent Reserve Report”) relied was accurate in all material respects at the time such data was provided to Cobb. With respect to the proved reserves reflected in the Parent Reserve Report, the Parent Reserve Report conforms in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, with respect to each lease, unit or well, Parent and its Subsidiaries are (i) entitled to not less than the “net revenue interest” and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons in an amount not greater than the “working interest”, in each case as shown on the Parent Reserve Report. Except as set forth in Section 4.15(b) of the Parent Disclosure Letter and except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry, capital investment and normal depletion by production, and except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, there has been no change in respect of the matters addressed in the Parent Reserve Report.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all material items of operating equipment, pipelines and facilities owned or leased by Parent or any of its Subsidiaries and used in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report are, in the aggregate, in a state of repair so as to be adequate to carry on the businesses of Parent and its Subsidiaries as presently conducted.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and except for goods and other property sold, used or otherwise disposed of since the date of the Parent Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Parent SEC Documents, as of the date of this Agreement, Parent and its Subsidiaries own or have valid leases in or contractual rights to use all material operating equipment, pipelines and facilities used in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report in the manner in which such properties were operated as of the date of this Agreement.

(e) Except for property sold or otherwise disposed of since the date of the Parent Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Parent SEC Documents, as of the date of this Agreement, Parent and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report, in each case relating to the interests referred to therein as of the date of such report, and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Liens, except (i) Liens reflected in the Parent SEC Documents filed prior to the date of this Agreement, (ii) Permitted Liens, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or as set forth in Section 4.15(f) of the Parent Disclosure Letter, Parent and its Subsidiaries have paid all material royalties, overriding royalties and other burdens on production due by Parent and its Subsidiaries with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (other than items that are being held in suspense).

(g) There are no assets constituting Parent’s Oil and Gas Properties (i) that are currently required to be Decommissioned pursuant to Laws or applicable Contracts that have not been Decommissioned, which failure to Decommission constitutes a Parent Material Adverse Effect; (ii) that formerly produced but that are currently shut in or temporarily abandoned not in compliance with Laws and applicable Contracts, which noncompliance constitutes a Parent Material Adverse Effect; or (iii) that have been Decommissioned but that have not been Decommissioned in compliance with Laws and applicable Contracts, which noncompliance constitutes a Parent Material Adverse Effect.

(h) The letters of credit and bonds set forth on Section 4.15(h) of the Parent Disclosure Letter are all Financial Assurance posted or provided by Parent and its Subsidiaries with or to any Governmental Entity or Third Party which are required to be posted or provided in compliance with Laws or applicable Contracts and related to the Oil and Gas Properties operated by Parent or any of its Subsidiaries.

(i) To Parent’s Knowledge, none of the material Oil and Gas Properties of Parent and its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Report is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(j) Except as disclosed in Section 4.15(j) of the Parent Disclosure Letter, to Parent’s Knowledge, none of the Oil and Gas Properties of Parent and its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Report is subject to any tax partnership agreement or other provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) None of Parent or any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report to receive deliveries of Hydrocarbons without paying therefor.

(l) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has made any election as of the date of this Agreement to not participate in any operation or activity proposed with respect to their Oil and Gas Properties which could result in their interests in such Oil and Gas Properties being subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

(m) Section 4.15(m) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all authorities for expenditures or capital commitments relating to the Oil and Gas Properties of Parent and its Subsidiaries that bind Parent or its Subsidiary to spend, individually or in the aggregate, more than $4,000,000 on drilling or reworking wells or on other capital projects from and after the date of this Agreement.

Section 4.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) to Parent’s Knowledge, Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in its business as currently conducted; (ii) to Parent’s Knowledge, the conduct of its business as currently conducted, including the use of any Intellectual Property by Parent and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to Parent’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by Parent or its Subsidiaries; and (iv) to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, Order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its Knowledge no Intellectual Property owned by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(b) Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material trade secrets and any other material confidential information that are owned, used or held by Parent and its Subsidiaries in confidence, including entering into licenses and Contracts that require licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To Parent’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to a valid and appropriate non-disclosure agreement, license or any other appropriate Contract which has not been breached.

(c) The consummation of the transactions contemplated by this Agreement will not diminish or terminate the ownership of or rights in any material Intellectual Property owned or used by Parent or its Subsidiaries in their respective businesses as currently conducted and, except as would not reasonably be expected to have a Parent Material Adverse Effect, to Parent’s Knowledge, after the Closing Date Parent and its Subsidiaries will have the right to use such Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

Section 4.17 Environmental Matters.

(a) Parent and its Subsidiaries are in compliance with all Environmental Laws, and to Parent’s Knowledge, with respect to any surviving time periods specified in all applicable statutes of limitation, any past noncompliance by Parent and its Subsidiaries with Environmental Laws has been resolved, except for any failure to comply or to resolve past noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries has, as applicable, developed and submitted or obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and Parent or any applicable Subsidiary of Parent has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification, voidance or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of Parent or any of its Subsidiaries has received any notice of any violation of, or liability under, Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of Parent’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by Parent or any of its Subsidiaries as required under Laws or applicable Contracts, which violations or liabilities would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, there are no pending or, to Parent’s Knowledge, threatened civil, criminal or administrative Actions, notices of violation, arbitrations or demand letters pursuant to Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of Parent’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by Parent or any of its Subsidiaries as required under Laws or applicable Contracts, which, in each instance, is alleged against Parent or any of its Subsidiaries or, to Parent’s Knowledge, related to the Parent Owned Real Property or the Parent Leased Real Property or any other property previously owned or operated by Parent or any of its Subsidiaries for which Parent or any of its Subsidiaries retains any liabilities and that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries has received written notice of a release and, to Parent’s Knowledge, none of them has other notice of a release of any Hazardous Materials on, at, or from the Parent Owned Real Property, the Parent Leased Real Property, or their Oil and Gas Properties, except for any release (i) that is (A) in compliance with Environmental Laws or Environmental Permits and (B) occurring in a manner or in quantities or locations that would not require any investigation or remediation of soil or groundwater or any other environmental media, including in an offshore environment, under Environmental Laws, or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Neither Parent nor any of its Subsidiaries has transported or disposed of, or arranged for the transport or disposal of any Hazardous Material at or to any off-site location which, to Parent’s Knowledge, has resulted in, or would reasonably be expected to result in, a liability to Parent that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) To Parent’s Knowledge, there are no Liens applicable to any Parent Owned Real Property, Parent Leased Real Property or its Oil and Gas Properties arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) To Parent’s Knowledge, there are no other circumstances or conditions relating to Parent’s Owned Real Property, Leased Real Property or its Oil and Gas Properties or Parent’s operations associated therewith, including with respect to Environmental Permits, Hazardous Materials, Parent’s Financial Assurances and Decommissioning that have resulted in or would reasonably be expected to result in, Parent incurring a liability or obligation, pursuant to any Environmental Laws and that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Parent has provided to the Company true and complete copies of, or access to, all written environmental assessment reports that have been prepared by or on behalf of Parent or any of its Subsidiaries and that are in Parent’s or any of its Subsidiaries’ possession.

Section 4.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy under which Parent or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Parent Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and Parent and its Subsidiaries are in compliance with the terms and conditions of such Parent Insurance Policy; (b) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 4.19 Regulatory Matters; Permits.

(a) Neither Parent nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities constituting Parent’s or any of its Subsidiaries’ properties are (A) “gathering facilities” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended; and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries as currently conducted (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect. Since July 1, 2010, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to Parent’s Knowledge, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 4.19 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials, are solely and exclusively made in Section 4.17 of this Agreement.

Section 4.20 Interested Party Transactions. Except as disclosed in Section 4.20 of the Parent Disclosure Letter, since January 1, 2011, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand (other than Parent’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 4.21 Parent Information. The information relating to Parent or any Subsidiary of Parent to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of the Company and Parent and the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to Parent or any Subsidiary of Parent that is provided or to be provided by Parent or its Representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.22 Derivatives. Section 4.22 of the Parent Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the date reflected therein.

Section 4.23 Parent Ownership of Company Securities. Prior to the Company Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub or any of their respective Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

Section 4.24 Opinion of Financial Advisor. Parent has received the opinion of Petrie Partners Securities, LLC, financial advisor to Parent (the “Parent Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Parent from a financial point of view.

Section 4.25 Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has retained the Parent Financial Advisor, and Parent has heretofore made available to the Company a true and complete copy of all agreements between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.26 Related Entity Representations.

(a) Except as set forth in Section 4.26(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has (i) any obligation or has made any commitment to acquire any Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of Parent’s Related Entities or any Subsidiary of any such Related Entities; (ii) any indemnity obligations, or any guarantees of any Indebtedness for borrowed money with respect to any of Parent’s Related Entities or any Subsidiary of any such Related Entities; or (iii) as of the date of this Agreement, any material outstanding payables, receivables, loans, advances or other accounts, in each case with respect to any of the Parent’s Related Entities or any Subsidiary of any such Related Entities.

(b) Except as set forth in Section 4.26(b) of the Parent Disclosure Letter, to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has any obligations or liabilities, whether actual or contingent, with respect to any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements with respect to any of Parent’s Related Entities or any Subsidiary of any such Related Entities.

(c) Section 4.26(c) of the Parent Disclosure Letter sets forth a true and correct list of all Contracts between Parent and/or any of its Subsidiaries and any of Parent’s Related Entities or any Subsidiary of any such Related Entities (the “Parent Related Entity Contracts”). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Related Entity Contracts are valid and binding on Parent and/or the relevant Subsidiary of Parent that is a party thereto and, to Parent’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception; (ii) all Parent Related Entity Contracts are in full force and effect; (iii) Parent and each of its Subsidiaries have performed all material obligations required to be performed by them under the material Parent Related Entity

Contracts to which they are parties; and (iv) to Parent’s Knowledge, each other party to a material Parent Related Entity Contract has performed all material obligations required to be performed by it under such material Parent Related Entity Contract.

(d) Section 4.26(d) of Parent Disclosure Letter sets forth, as of the date of this Agreement, for each of Parent’s Related Entities, the number of outstanding shares of capital stock or other Equity Interests and type(s) of such shares or other Equity Interests owned by Parent or its Subsidiaries. Parent owns directly or indirectly, beneficially and of record, all of such shares of capital stock or other Equity Interests, free and clear of any Liens other than Permitted Liens and Liens created under the applicable Parent Related Entity Contracts.

Section 4.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their Subsidiaries or Related Entities or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub any of their Subsidiaries or Related Entities or their respective businesses; or (b) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent and Merger Sub each acknowledge and agree that it has (i) had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries and Related Entities; (ii) been afforded the opportunity to ask questions of and receive answers from officers of the Company; and (iii) conducted its own independent investigation of the Company and its Subsidiaries and Related Entities, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or Related Entities whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their Representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. From the date of this Agreement, except as (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, (c) as consented to in writing by Parent or the Company, as applicable (such consent not to be unreasonably withheld, delayed or conditioned), or (d) set forth in Section 5.1 of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and (ii) to the extent consistent with clause (i), use reasonable best efforts to maintain and preserve intact its business organization, employees, advantageous business relationships (including with its customers and suppliers), Company Permits or Parent Permits, as applicable, and retain the services of its key officers and key employees.

Section 5.2 Forbearances. Without limiting the generality of Section 5.1 above, except as set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, and except as expressly contemplated or permitted by this Agreement or as required by applicable Law, neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, delayed or conditioned):

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary to such Party or any direct or indirect wholly-owned Subsidiary of such Party, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date of this Agreement in accordance with their present terms; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date of this Agreement in accordance with their present terms and such Party’s practices as of the date of this Agreement);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of its common stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any stock options and unit awards (other than (i) the issuance of its common stock upon the exercise of stock options or vesting of restricted shares, in each case that are outstanding as of the date of this Agreement in accordance with their present terms; (ii) the issuance of up to 50,000 Company Stock Options to new employees in the ordinary course of business consistent with past practice; or (iii) the issuance of Company Common Stock under the Company Stock Plan pursuant to the Company’s Director Compensation Plan existing on the date of this Agreement up to a fair market value of $225,000 in the aggregate);

(c) amend its articles of incorporation, bylaws or other comparable organizational documents or the organizational documents of any of its Subsidiaries;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, in each case, except for (i) acquisitions of Oil and Gas Properties, equipment, inventory or other assets related to the ownership or operation of Oil & Gas Properties in the ordinary course of business consistent with past practice and (ii) acquisitions for amounts that, in the aggregate, do not exceed $5,000,000; provided, however, that no acquisition otherwise permitted by the foregoing clauses (i) or (ii) may be made to the extent it may reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(e) sell, assign, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any of its properties or assets or create any security interest in such assets or properties that have a fair market value in excess of $5,000,000 in the aggregate, in each case, other than in the ordinary course of business consistent with past practice (including disposing of, selling, assigning, transferring, leasing, licensing, mortgaging or otherwise encumbering Oil and Gas Properties and related assets in the ordinary course of business consistent with past practice);

(f) except for borrowings under the Credit Agreements that are incurred in the ordinary course of business consistent with past practice, or Indebtedness owed by any wholly-owned Subsidiary to such Party or any other wholly-owned Subsidiary of such Party, incur, redeem, prepay, repurchase, defease, cancel, or modify the terms of, any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any Person (other than any of its wholly-owned Subsidiaries);

(g) make any loans or advances to any Person other than its wholly-owned Subsidiaries or as a result of ordinary advances and reimbursements to employees;

(h) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date of this Agreement, except as required by changes in GAAP or regulatory accounting principles;

(i) make investments in Persons (other than in any of its wholly-owned Subsidiaries or any Related Entity) in excess of $5,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(j) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material claim or assessment from a Tax Authority or surrender any right to claim a refund of a material amount of Taxes;

(k) except as expressly permitted by any other provision of this Section 5.2 or as set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, terminate or waive any material provision of any Company Material Contract or Parent Material Contract, as applicable, other than normal renewals of such Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of such Party or its Subsidiaries containing (i) any restriction on the ability of such Party and its Subsidiaries, or, after the Merger, Parent and its Subsidiaries (including the Company), to conduct their businesses as presently conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on such Party or its Subsidiaries, or, after the Merger, Parent and its Subsidiaries (including the Company), in engaging in any type of activity or business;

(l) (i) incur any capital expenditures or (ii) enter into any Contract obligating such Party to make capital expenditures, except, in each case, for (A) capital expenditures made in accordance with such Party’s existing capital plan for 2013 as in effect as of the date of this Agreement (which plan is set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable); or (B) to the extent not reflected on such capital plan, capital expenditures not in excess of $5,000,000 in the aggregate with respect to the Company and $10,000,000 in the aggregate with respect to Parent;

(m) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, fail to satisfy or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which such Party directly or indirectly holds any equity or ownership interest on the date of this Agreement;

(n) except as required by the terms of Company Benefit Plans or Company Employment Agreements, or the terms of Parent Benefit Plans or Parent Employment Agreements, as applicable, as in effect on the date of this Agreement or as required by applicable Law or as provided by this Agreement, or as in the ordinary course of business consistent with past practice, (i) grant or pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, any increase in compensation, except for annual or promotional salary or wage increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate for all such increases, 10% of the aggregate wage and salary expense for the prior year to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis, except Parent may grant or pay to both (A) the estate of its immediate past Chairman who served prior to April 19, 2013 the incentive bonuses for the fiscal year that ends June 30, 2013 and (B) its current Chairman, President and Chief Executive Officer the incentive bonuses for the fiscal year that ends June 30, 2013 and the fiscal year that will begin July 1, 2013, in accordance with the criteria previously approved by the Parent Board, which bonuses shall not exceed the individual amounts set forth in Section 5.2(n) of the Parent Disclosure Schedule; (ii) grant, pay, promise to pay, or enter into any Company Benefit Plan or Company Employment Agreement or Parent Benefit Plan or Parent Employment Agreement, as applicable, to pay, to any current or former director, officer, employee, consultant or service provider of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, any severance, retention, change in control or termination pay or any increase in actual or potential severance, retention, change in control or termination pay, except to Parent Employees who will be employed by Parent for six months or less following the Effective Time in an amount not to exceed $1,500,000 in the aggregate; (iii) increase the compensation or benefits provided or payable under any Company Benefit Plan or Company Employment Agreement or Parent Benefit Plan or Parent Employment Agreement, as applicable; (iv) modify the terms of any equity-based award granted under any Company Stock Plan or Parent Stock Plan, as applicable; (v) make any discretionary contributions or payments with respect to any Company Benefit Plan or Company Employment Agreement or Parent Benefit Plan or Parent Employment Agreement, as applicable, to any trust or other funding vehicle; (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or otherwise pay any amounts not due such individual, except to Parent Employees who will be employed by Parent for six months or less following the Effective Time; (vii) enter into any new or amend or modify any existing Company Employment Agreement or Parent Employment Agreement, as applicable, (or agreement that would be a Company Employment Agreement or Parent Employment Agreement, as applicable, if in effect on the date of this Agreement), other than employment agreements for new hires with an annual compensation not exceeding $250,000 in the aggregate; (viii) establish any new or amend or modify any existing Company Benefit Plans or Parent Benefit Plans, as applicable, (or plans that would be a Company Benefit Plan or Parent Benefit Plan, as applicable, if in effect on the date of this Agreement); or (ix) establish, adopt or enter into any collective bargaining agreement;

(o) except as set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, pay, discharge, settle, waive, release or assign or compromise any legal action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) that involves solely money damages in an amount not in excess of $5,000,000 in the aggregate, and that does not create binding precedent for other pending or potential legal action, litigation, arbitration or proceeding, or (ii) pursuant to the terms of any Contract in effect on the date of this Agreement (copies of which have been provided to the Other Party prior to the date of this Agreement);

(p) take any action, or knowingly fail to take any action within its control, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Party or any of its Subsidiaries (other than the Merger);

(r) fail to maintain in full force and effect the material insurance policies covering such Party and its Subsidiaries and their respective properties, assets and business in a form and amount consistent with past practices;

(s) enter into any hedging Contracts not in the ordinary course of business consistent with past practice;

(t) purchase or otherwise acquire, directly or indirectly (including by way of providing financing), any Equity Interests in the Other Party or any of the Other Party’s Subsidiaries; or

(u) commit or agree to take any of the actions contemplated by Section 5.2(a) through (t) above.

Section 5.3 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement; Registration Statement. Parent and the Company shall, as promptly as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement relating to the meetings of the Company’s stockholders and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall, upon the reasonable request by the Other Party, furnish to the Other Party all information as may be reasonably necessary or advisable in connection with the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the transactions contemplated by this Agreement. Each of the Parties shall mail or deliver the Joint Proxy Statement to its respective stockholders as promptly as reasonably practicable after the Form S-4 has been declared effective under the Securities Act. Parent may file the opinion described in Section 7.2(c), and the Company may file the opinion described in Section 7.3(c), in each case with the SEC by post-effective amendment to the Form S-4. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each of Parent and the Company shall, as promptly as reasonably practicable after receipt thereof, provide the Other Party copies of any written comments and advise the Other Party of any oral comments, with respect to the Joint Proxy Statement and/or the Form S-4 received from the SEC. Each Party shall also advise the Other Party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The Parties shall cooperate and provide the Other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Form S-4 prior to filing such with the SEC and will provide the Other Party with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Parent or the Company has Knowledge of any information relating to Parent or the Company, or any of their respective officers, directors or other Affiliates, which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of Parent and the Company. Notwithstanding anything contained in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Company, in connection with a Change in Company Recommendation, and Parent, in connection with a Change in Parent Recommendation, may amend or supplement the Joint Proxy Statement and/or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition or results of operations, and shall be subject to the right of each Party to have its Board’s deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement or the Form S-4 (including by incorporation by reference) to the extent that it contains (a) a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), (b) a statement of the reasons of the Company Board or Parent Board (as the case may be) for making such Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), and (c) additional information reasonably related to the foregoing.

Section 6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the Other Party and its Representatives reasonable access, at such Other Party’s expense, during normal business hours, to all of its properties, books, Contracts, commitments, financial and operating data, records, and officers and employees and, during such period, the Parties shall, shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their Representatives to, make available to the Other Party all other information concerning their businesses, properties and personnel as the Other Party may reasonably request. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, provide to the Other Party, to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of the federal securities Laws. Neither the Company nor Parent nor any of their Subsidiaries shall be required to provide access to or to disclose information if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries or where such Party determines in good faith, after consultation with legal counsel, that such access or disclosure is reasonably likely to jeopardize the attorney-client or other legal privilege of such Party or its Subsidiaries or contravene any Law, Order or binding agreement. If any material is withheld by such Party pursuant to the preceding sentence, such Party shall inform the Other Party as to the general nature of what is being withheld.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

(c) No investigation by either of the Parties or their respective Representatives shall have any effect for the purpose of determining the accuracy of the representations and warranties of the Other Party set forth in this Agreement.

Section 6.3 Stockholder Meetings. The Company and Parent shall each establish a record date for, duly call, give notice of, convene and hold a meeting of their respective stockholders to be held for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Company Stockholder Meeting” and the “Parent Stockholder Meeting,” respectively), and each shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable after the Form S-4 is declared effective. The Company and Parent shall each use their reasonable best efforts to cause the Company Stockholder Meeting and the Parent Stockholder Meeting to be held on the same day at substantially the same time. The Company Board has resolved to recommend to the Company’s stockholders that such stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”). Unless otherwise agreed by the Parties, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval, and the Company and its Board shall use their reasonable best efforts to solicit and obtain the Company Stockholder Approval. The Parent Board has resolved to recommend to its stockholders that such stockholders vote in favor of the Parent Share Issuance (the “Parent Recommendation”). Unless otherwise agreed by the Parties, the Parent Share Issuance shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval, and Parent and its Board shall use their reasonable best efforts to solicit and obtain the Parent Stockholder Approval. The Company and Parent shall not postpone or adjourn the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, except to the extent required by applicable Law or to solicit additional proxies and votes in favor of (a) in the case of the Company, the adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; or (b) in the case of Parent, the Parent Share Issuance if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; provided, however, that unless otherwise agreed to by the Parties, neither the Company Stockholder Meeting nor the Parent Stockholder Meeting may be postponed or adjourned to a date that is more than 20 Business Days after the date for which the Company Stockholder Meeting or the Parent Stockholder Meeting, as the case may be, was originally scheduled (excluding any adjournments or postponements required by applicable Law).

Section 6.4 Legal Conditions to Merger. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply as promptly as reasonably practicable with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement (including the furnishing of information for, and the preparation and filing of, all necessary and proper statements, forms, registrations, filings, notices, representation letters, and declarations related to the Merger); (b) to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement in a reasonably expeditious manner; and (c) to obtain (and to cooperate with the Other Party to obtain) any material consent, authorization, Order or approval of, or any exemption or waiver by, any Governmental Entity (including any Requisite Approvals) and any other Third Party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Upon either Party’s receipt of a communication from any Governmental Entity that causes such Party to believe that there is a reasonable likelihood that any Stockholder Approval will not be obtained or that the receipt of any required consent or approval may be materially delayed, such Party shall promptly (i) advise the Other Party and (ii) to the extent permitted by Law, provide the Other Party with a copy of such communication.

Section 6.5 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance as promptly as reasonably practicable after the date of this Agreement, and in any event, prior to the Closing Date.

Section 6.6 Employee Matters.

(a) To the extent that employees of Parent or its Affiliates (including employees of Parent or its Affiliates who are employed under a co-employment relationship with a professional employer organization that provides employee services to Parent or its Affiliates) immediately prior to the Effective Time remain employed by Parent, or any of its Affiliates (including through co-employment with such professional employer organization) after the Effective Time (the “Parent Employees”), each such Parent Employee will receive a base salary or hourly rate of pay, as applicable, at least equal to that in effect for such Parent Employee immediately prior to the Effective Time until the date that is one year after the Effective Time. All Parent Employees and other Persons listed in Section 6.6(a) of the Parent Disclosure Letter shall continue to be entitled to any deferred bonus previously granted by Parent or its Subsidiaries prior to the date of this Agreement, such bonuses in the aggregate not to exceed the amount set forth on Section 6.6(a) of the Parent Disclosure Letter. Beginning on the date that is one year after the Effective Time, the base salary or hourly rate of pay, as applicable, for any Parent Employee who remains employed by the Parent or any of its Affiliates (including through co-employment with such professional employer organization) may be adjusted as deemed appropriate by Parent.

(b) The Parties shall cause each benefit plan in which employees of the Company or any of its Affiliates immediately prior to the Effective Time who remain employed by the Parent or any of its Affiliates immediately following the Effective Time (the “Company Employees”) are eligible to participate after the Effective Time to take into account, to the extent consistent and compatible with the terms of the applicable benefit plan, for purposes of eligibility, vesting and benefit accrual under such benefit plans, the service of the Company Employees with the Company and its Affiliates to the same extent as such service was credited for such purpose by the Company or its Affiliates; provided, however, that such credited service shall not result in a duplication of benefits. With respect to Parent Employees, the Parties shall cause each benefit plan in which Parent Employees are eligible to participate to take into account, to the extent consistent and compatible with the terms of the applicable benefit plan, for purposes of eligibility, vesting and benefit accrual under such benefit plans, the service of the Parent Employees with Parent, its Affiliates and such professional employer organization to the same extent as such service was credited for such purpose by Parent, its Affiliates, or such professional employer organization; provided, however, that such credited service shall not result in a duplication of benefits. Nothing herein shall limit the ability of Parent or its Affiliates to amend or terminate any of the Company Benefit Plans or Parent Benefit Plans in accordance with their terms after the Effective Time.

(c) If Parent Employees become eligible to participate in Company Benefit Plans that are health plans, to the extent allowable by the applicable insurance carrier, if any, or applicable plan, the Parties shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable life, disability, medical, health or dental plans, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such plans, as applicable, occurs.

(d) At a date determined by Parent after the Effective Time, the accounts (including any loan balances) of Parent Employees in the 401(k) savings plan in which Parent Employees participate will be transferred to the Company’s 401(k) savings plan, in accordance with the requirements of the applicable plan and of applicable Law. The Company shall make such amendments to the Company’s 401(k) savings plan, and shall take such other actions, as may be necessary or appropriate to effectuate the transfer of Parent Employees’ 401(k) plan accounts.

(e) For the applicable fiscal year in which the Effective Time occurs, the Parent Employees (other than the estate of Parent’s immediate past Chairman and Parent’s current Chairman, President and Chief Executive Officer, as provided below), and the Company Employees will be eligible to receive an annual bonus that will be calculated as follows: (i) solely with respect to the Company Employees, for the period that begins on the first day of the applicable fiscal year in which the Effective Time occurs and ends on the date of the Effective Time, a pro-rated performance-based bonus determined and calculated pursuant to the attainment of the applicable performance goals in their respective annual incentive plans in effect immediately prior to the Effective Time, pro-rated based on the number of days elapsed from the beginning of the applicable fiscal year in which the Effective Time occurs to the date of the Effective Time (but paid at the time noted below); and (ii) with respect to the Parent Employees (other than the estate of Parent’s immediate past Chairman and Parent’s current Chairman, President and Chief Executive Officer, as provided below) and the Company Employees, for the period that begins on the date immediately following the date of the Effective Time (or, for Parent Employees,

July 1, 2013, if the Effective Time occurs after June 30, 2013) and ends on December 31, 2013, a discretionary bonus amount that shall be determined by the Compensation Committee of Parent’s Board after the Effective Time. The aggregate annual bonus amount, if any described in clauses (i) and (ii) shall be paid between January 1, 2014 and March 15, 2014, subject to any forfeiture restrictions that would apply to such a bonus payment in the event that the applicable Parent Employee or Company Employee is no longer providing services to the Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) on December 31, 2013. Notwithstanding the immediately preceding sentence, with respect to the annual bonus payments to be made to both (A) the estate of Parent’s immediate past Chairman who served prior to April 19, 2013 for Parent’s fiscal year ending June 30, 2013 and (B) Parent’s current Chairman, President and Chief Executive Officer for Parent’s fiscal year ending June 30, 2013 and, in the event that the Effective Time has not occurred prior to July 1, 2013, Parent’s short fiscal year that will begin July 1, 2013, the amount of such bonuses shall be determined in accordance with the criteria previously approved by the Parent Board, which bonuses shall not exceed the individual amounts set forth in Section 5.2(n) of the Parent Disclosure Letter. For other Parent Employees, Parent may pay discretionary annual bonuses and retention bonuses for the fiscal year ending June 30, 2013 as the Parent Board deems appropriate and as in the ordinary course of business consistent with past practice; provided, however, that such bonuses may not exceed $600,000 in the aggregate.

(f) As of, or as soon as administratively practicable following, the Effective Time, Parent shall establish (i) an annual bonus program, which shall be the same as, or based substantially on the terms of, the Company Cash Incentive Bonus Plan, for the calendar year beginning January 1, 2014 (which will be the first fiscal year that immediately follows the fiscal year in which the Effective Time occurs pursuant to Section 6.14(a)), and (ii) a revised long term incentive plan, which is the same as, or based substantially on the terms of, the Company Long-Term Incentive Plan (which is a sub-plan governed by the Company’s 2005 Stock Incentive Plan), with shares to be issued under Parent’s 2009 Equity Compensation Plan.

(g) Without limiting the generality of Section 9.5, this Section 6.6 shall be binding upon and inure solely to the benefit of each Party, and nothing in this Section 6.6, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of the Company, Parent or their respective Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing in this Section 6.6, express or implied, shall be (i) deemed an amendment of any Company Benefit Plan or Parent Benefit Plan, or (ii) construed to prevent any Party or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that a Party or its Affiliates may establish or maintain.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual Action, whether civil, criminal or administrative, in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries, (ii) all acts or omissions by him taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time, or (iii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted under applicable Law, the Company’s certificate of incorporation and bylaws and any agreement set forth in Section 6.7(a) of the Company Disclosure Letter, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any such Action upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action.

(b) Unless required by applicable law, no provision in any certificate or articles of incorporation, bylaws, or comparable organizational documents of the Company or any of its Subsidiaries providing indemnification, advancement or exculpation shall for a period of six years following the Effective Time be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries.

(c) For a period of six years from the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacity as such, the existing directors’ and officers’ liability insurance policy maintained by the Company as of the date of this Agreement (provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy). The Company may, in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’, officers’ and employees’ liability insurance maintained by the Company with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors, officers and employees in their capacity as such. Notwithstanding the foregoing, in no event shall Parent be required to, and the Company shall not, expend more than 250% per year of coverage of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If Parent is unable to maintain or obtain the insurance called for by this Section 6.7(c), Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of Persons who are directors and officers of Parent as of the date of this Agreement.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.7.

Section 6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Party, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 6.9 Advice of Changes. Each Party shall promptly advise the Other Party of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1 or Section 7.2, with respect to the Company, or Section 7.1 or Section 7.3, with respect to Parent; provided, however, that no such notification shall affect the representations, warranties, covenants or other agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company and Parent shall take such actions as may be necessary to cause dispositions of equity securities of the Company (including Derivative securities) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by any individual who is subject to Section 16 of the Exchange Act with respect to the Company, or will become subject to such requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

Section 6.11 No Solicitation.

(a) None of the Company or Parent (each, a “No-Shop Party”) or their respective Subsidiaries or any Representative of such No-Shop Party or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate, directly or indirectly (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiry or proposal regarding an Alternative Transaction involving such No-Shop Party or any of its Subsidiaries (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding an Alternative Transaction; or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, a No-Shop Party shall be permitted, prior to the obtaining of the Stockholder Approval of such No-Shop Party, and subject to first entering into a confidentiality agreement with the Person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to such No-Shop Party than, those contained in the Confidentiality Agreement, to (i) furnish information (including non-public information) concerning such No-Shop Party and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and afford such Person and its Representatives access to the business, properties, assets, Contracts, officers, employees, books and records of such No-Shop Party and its Subsidiaries; provided, however, that such No-Shop Party shall substantially concurrently with the delivery to such Person provide to the Other Party any non-public information or access that is provided or made available to such Person or its Representatives unless such information or access has been previously been provided or made available to the Other Party; and (ii) consider and participate in discussions and negotiations with respect to such Acquisition Proposal received by such No-Shop Party, in each case, if and only to the extent that (A) such Acquisition Proposal is an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement; (B) such Acquisition Proposal did not result from a breach of this Section 6.11(a), and (C) the Board of such No-Shop Party reasonably determines in good faith (after consultation with outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal.

(b) Other than in accordance with Section 6.11(c) or Section 6.11(e) below, the Board of a No-Shop Party shall not (i) fail to make the Company Recommendation or the Parent Recommendation, as the case may be; (ii) withdraw or modify or qualify in a manner adverse to the Other Party, or publicly propose to withdraw or modify or qualify in a manner adverse to Other Party, the Company Recommendation or the Parent Recommendation, as the case may be; (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal; (iv) fail to reaffirm the Company Recommendation or the Parent Recommendation, as the case may be, within three Business Days upon the request of the Other Party (provided, however, that the Other Party may make such request only following the public announcement of an Acquisition Proposal and then only once for each Acquisition Proposal; provided, further, that the Other Party may make another request every time any material revisions are made to such Acquisition Proposal (it being agreed that any change in the purchase price in such Acquisition Proposal shall be deemed a material revision)); or (v) fail to include the Company Recommendation or Parent Recommendation (as the case may be) in the Joint Proxy

Statement (any action described in clauses (i) through (v) a “Change in Company Recommendation” or a “Change in Parent Recommendation,” as applicable).

(c) Notwithstanding anything to the contrary in this Section 6.11, at any time prior to obtaining the Company Stockholder Approval or Parent Stockholder Approval, as applicable, if a No-Shop Party has received a bona fide written Acquisition Proposal that was not obtained in violation of Section 6.11(a), that has not been withdrawn or abandoned and that the Board of such No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Other Party pursuant to clause (ii) below (if applicable), the Board of such No-Shop Party may (1) effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable; and/or (2) terminate the Agreement to enter into a definitive agreement regarding a Superior Proposal if the following conditions are met:

(i) in the case of any action described in either clause (1) or clause (2) above, the Board of such No-Shop Party shall have determined in good faith that such action is necessary in order to comply with the fiduciary duties of its directors under applicable Law;

(ii) in the case of any action described in either clause (1) or clause (2) above, (A) such No-Shop Party shall have provided prior written notice to the Other Party in accordance with Section 9.2 (the “Superior Proposal Notice”) of its intention to effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, and/or terminate the Agreement, which Superior Proposal Notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), and contemporaneously with providing such Superior Proposal Notice shall have provided a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and other material documents; (B) during the period that commences on the date of delivery of the Superior Proposal Notice as determined in accordance with Section 9.2 and ends at 11:59 p.m. Central time on the date that is the fifth Business Day following the date of such delivery (the “Superior Proposal Notice Period”), such No-Shop Party shall, and shall cause its Representatives to, negotiate with the Other Party and its Representatives in good faith (to the extent the Other Party desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (C) the Board of such No-Shop Party shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Other Party and, at the end of the Superior Proposal Notice Period, shall have determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal even if such revisions were to be given effect. In the event that during the Superior Proposal Notice Period any revisions are made to such Acquisition Proposal and the Board of such No-Shop Party in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Acquisition Proposal shall be deemed a material revision), the No-Shop Party shall be required to deliver a new Superior Proposal Notice and to comply with the requirements of this Section 6.11(c) with respect to such new Superior Proposal Notice (except that the Superior Proposal Notice Period shall end at 11:59 p.m. Central time on the date that is the second Business Day following the date of the delivery of such Superior Proposal Notice); and

(iii) in the case of any action described in clause (2) above, such No-Shop Party shall have (A) complied in all material respects with its obligations under this Section 6.11; and (B) paid the applicable Termination Fee to the Other Party in accordance with Section 8.3(d).

(d) Each No-Shop Party shall notify the Other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to such No-Shop Party or any of its Subsidiaries or for access to the business, properties, assets, Contracts, officers, employees, books and records of such No-Shop Party and its Subsidiaries by any Person that informs such No-Shop Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Other Party shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the business, properties, assets, Contracts, officers, employees, books and records of such No-Shop Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Each No-Shop Party shall keep the Other Party informed as fully as reasonably practical on a prompt basis, and in any event within 24 hours, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Each No-Shop Party shall also promptly, and in any event within 24 hours, notify the Other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with this Section 6.11.

(e) Notwithstanding anything to the contrary in this Section 6.11, at any time prior to obtaining the Company Stockholder Approval or Parent Stockholder Approval, as applicable, in circumstances not involving or relating to an Acquisition Proposal, if the Board of such No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that that such action is necessary in order to comply with the fiduciary duties of its directors under applicable Law, after giving effect to all of the adjustments which may be offered by the Other Party pursuant to clause (ii) below (if applicable), the Board of such No-Shop Party may effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, if the following conditions are met:

(i) such No-Shop Party shall have provided prior written notice to the Other Party in accordance with Section 9.2 (the “Fiduciary Notice”) of its intention to effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, and such Fiduciary Notice shall have specified the reasons for the Change in Company Recommendation or a Change in Parent Recommendation, as applicable;

(ii) during the period that commences on the date of delivery of the Fiduciary Notice as determined in accordance with Section 9.2 and ends at 11:59 p.m. Central time on the date that is the fifth Business Day following the date of such delivery (the “Fiduciary Notice Period”), such No-Shop Party shall, and shall cause its Representatives to, negotiate with the Other Party and its Representatives in good faith (to the extent the Other Party desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the Board of such No-Shop Party not to make a Change in Company Recommendation or Change in Parent Recommendation, as applicable; and

(iii) the Board of such No-Shop Party shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Other Party and, at the end of the Fiduciary Notice Period, shall have determined in good faith that a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, would nevertheless continue to be necessary in order to comply with the fiduciary duties of its directors under applicable Law even if such revisions were to be given effect.

(f) Nothing contained in this Section 6.11 or elsewhere in this Agreement shall prohibit a No-Shop Party from taking and disclosing to the stockholders of such No-Shop Party a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of such No-Shop Party pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that such disclosure that addresses or relates to the approval, recommendation or declaration of the advisability by the Board of such No-Shop Party with respect to this Agreement or an Acquisition Proposal shall be deemed a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, unless the Company Board or the Parent Board, as applicable, in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board or the Parent Board, as applicable.

(g) Each No-Shop Party and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Other Party) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons (other than the Other Party) who have been furnished confidential information regarding such No-Shop Party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date of this Agreement promptly to return or destroy such information. Except to the extent the Board of a No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that that such action is necessary in order to comply with the fiduciary duties of its directors under applicable Law, each No-Shop Party agrees not to, and to cause its Subsidiaries not to, release any Third Party from the confidentiality and standstill provisions of any agreement to which such No-Shop Party or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(h) Each No-Shop Party shall ensure that all Representatives of such No-Shop Party and its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. Notwithstanding anything to the contrary in this Section 6.11, any violation of the restrictions set forth in this Section 6.11 by any Representative of a No-Shop Party or any of its Subsidiaries at the direction or with the consent of such No-Shop Party or any of its Subsidiaries shall be deemed to be a breach of this Section 6.11.

Section 6.12 Takeover Statutes. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts (a) to take all actions necessary so that no “moratorium,” “control share,” “fair price,” “anti-greenmail,” “takeover,” “interested stockholder” or similar Laws are or become applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, to take all actions necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Laws on the Merger and the other transactions contemplated hereby.

Section 6.13 Reorganization Tax Matters. None of the Company, Merger Sub or Parent shall take or knowingly fail to take any action that is otherwise consistent with the terms of this Agreement (without regard to this Section 6.13) and compliant with applicable Law that would cause the Merger to fail to qualify as a reorganization within the meaning Section 368 of the Code. Subject to applicable Tax Law and the receipt of the tax opinion letters referenced in Section 7.2(c) and Section 7.3(c), each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code.

Section 6.14 Certain Matters Relating to Parent.

(a) Parent Fiscal Year. At or prior to the Effective Time, subject to the occurrence of the Closing and upon the terms and conditions of this Agreement, Parent shall change its fiscal year to year-end December 31st.

(b) New Parent Bylaws. At or prior to the Effective Time, subject to the occurrence of the Closing, the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit C (the “New Parent Bylaws”).

(c) Parent Chairman and Executive Officers.

(i) At or prior to the Effective Time, the Parent Board shall appoint (A) Joseph J. Romano as Chairman of Parent (the “Chairman”); (B) Allan D. Keel as President and Chief Executive Officer of Parent; and (C) E. Joseph Grady as Senior Vice President and Chief Financial Officer of Parent (the persons in clauses (B) and (C) collectively, the “Named Executive Officers”). If the Chairman or any of the Named Executive Officers is unable or unwilling to hold the offices as set forth above, Parent and the Company shall confer and mutually designate his successor. The authority, duties and responsibilities of the Named Executive Officers shall be set forth in the Executive Officer Employment Agreements, which Contracts shall also set forth in their entirety the rights and remedies of the Named Executive Officers with respect to employment or engagement by Parent.

(ii) On the date of this Agreement, Parent and the Named Executive Officers have entered into employment agreements (the “Executive Officer Employment Agreements”). The effectiveness of the Executive Officer Employment Agreements is subject to the occurrence of the Closing.

(d) Parent Board Representation. At or prior to the Effective Time, Parent shall take all requisite action to (i) cause the size of the Parent Board to be eight directors and (ii) cause the directors of the Parent Board to be comprised of (A) five directors selected by the Parent Board, which directors shall be members of the existing Parent Board; and (B) three directors selected by the Company Board, which directors shall be members of the existing Company Board. In the event that, prior to the Effective Time, any person so selected to serve on the Parent Board after the Effective Time is unable or unwilling to serve in such position, the Board which selected such person shall designate another of its members (or a non-member of such Board if reasonably acceptable to the Parent Board) to serve in such person’s stead in accordance with the provisions of the immediately preceding sentence. For a period of no less than one year from and after the Effective Time, the Parent Board shall consist of five Parent Directors and three Company Directors; provided, however, that, during such period, at least three of the Parent Directors and at least two of the Company Directors shall be independent for purposes of the rules of the NYSE. If, at any time during such one year period, the number of Company Directors and Parent Directors serving, or that would be serving following the next stockholders’ meeting at which directors are to be elected, as directors of Parent, would not be as set forth above, then, subject to the fiduciary duties of the directors of Parent, the Parent Board (and any nominating committee thereof) shall appoint, and nominate for election at the next stockholders’ meeting at which directors are to be elected, such person or persons as may be requested by the remaining Company Directors (if the number of Company Directors is, or would otherwise become, less than three) or by the remaining Parent Directors (if the number of Parent Directors is, or would otherwise become, less than five) to ensure that there will be five Parent Directors and three Company Directors.

(e) Investment Committee. At or prior to the Effective Time, the Parent Board shall create an investment committee of the Parent Board (the “Investment Committee”) which, among other things, shall be designated the authority and power to allocate, subject to the approval of the entire Parent Board, the amount and nature of all capital expenditures of Parent and its Subsidiaries. The Investment Committee shall have two members, which shall, effective as of the Effective Time, be initially comprised of Joseph J. Romano and Allan D. Keel. Joseph J. Romano will serve as Chairman of the Investment Committee.

(f) Parent Name; Location. Following the Effective Time, Parent shall (i) retain its name and (ii) make the Surviving Corporation’s headquarters and principal corporate offices in Houston, Texas the headquarters and principal corporate offices of Parent.

Section 6.15 Transaction Litigation. Subject to applicable Law, each of Parent and the Company shall give the Other Party the opportunity to participate in the defense or settlement of any stockholder litigation against such Party and its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement. Each Party agrees that, except to the extent permitted pursuant to Section 5.2(o), such Party shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against such Party or its directors, executive officers or similar persons by any stockholder of such Party relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Other Party (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law.

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated by a Governmental Entity of competent jurisdiction and no temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction in the United States shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Regulatory Matters. Each of the approvals set forth in Section 3.4 and Section 4.4 required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement (such approvals, the “Requisite Approvals”), other than any approvals the failure to obtain of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent, shall have been obtained.

(d) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a) and the third sentence of Section 3.2(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in each case, for inaccuracies that would result in payment of $1,000,000 or less of additional Merger Consideration, in the aggregate; (ii) each representation and warranty of the Company qualified by a Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub or the Company. In the event that Morgan, Lewis & Bockius LLP is unwilling to provide such opinion, Parent shall accept such opinion from Vinson & Elkins LLP, if such firm will provide the same to Parent.

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) and the third sentence of Section 4.2(b) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (ii) each representation and warranty of Parent and Merger Sub qualified by a Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with, in all material respects, all material agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(c) Tax Opinion. Company shall have received an opinion from Vinson & Elkins LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub or the Company. In the event that Vinson & Elkins LLP is unwilling to provide such opinion, the Company shall accept such opinion from Morgan, Lewis & Bockius LLP, if such firm will provide the same to Company.

(d) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of each so determines by a vote of a majority of the members of its respective entire Board;

(b) by either the Company Board or the Parent Board if any Governmental Entity that must grant a Requisite Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided, however, that a Party shall not have the foregoing right to terminate unless such Party has complied with its obligations pursuant to Section 6.4 with respect to such denial or Order;

(c) by either the Company Board or the Parent Board if the Merger has not been consummated on or before October 31, 2013 (the “End Date”), unless the failure of the Closing to occur by the End Date is due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d) by either the Parent Board or the Company Board if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1 or Section 7.2, with respect to the Company, or Section 7.1 or Section 7.3, with respect to Parent, and which breach is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period or prior to the End Date; provided, however, that a Party shall not have the foregoing right to terminate unless if, at the time of such termination, there exists a breach or breaches of any representation, warranty, covenant or agreement of such terminating Party contained in this Agreement that, individually or in the aggregate, would result in the closing conditions set forth in Section 7.1 or Section 7.2, with respect to the Company, or Section 7.1 or Section 7.3, with respect to Parent, not to be satisfied;

(e) by the Parent Board if the Company has either (i) effected a Change in Company Recommendation; provided, however, that the termination right pursuant to this clause (i) must be exercised by Parent prior to the receipt of the Company Stockholder Approval; or (ii) committed a Willful and Material Breach of Section 6.3 or Section 6.11;

(f) by the Company Board if Parent has either (i) effected a Change in Parent Recommendation; provided, however, that the termination right pursuant to this clause (i) must be exercised by the Company prior to the receipt of the Parent Stockholder Approval; or (ii) committed a Willful and Material Breach of Section 6.3 or Section 6.11;

(g) by either Parent or the Company, if the Company Stockholder Approval or the Parent Stockholder Approval has not been obtained at the Company Stockholder Meeting (or any adjournment or postponement thereof) or the Parent Stockholder Meeting (or any adjournment or postponement thereof), respectively; or

(h) by Parent prior to obtaining the Parent Stockholder Approval or by the Company prior to obtaining the Company Stockholder Approval, in each case in accordance with, and subject to the terms and conditions of, Section 6.11(c).

Any Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than any termination pursuant to Section 8.1(a)) shall give written notice of such termination to the Other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect (except for the provisions of Section 6.2(b), Section 8.2, Section 8.3 and Article IX (other than Section 9.13) as well as the Confidentiality Agreement, which shall survive any termination of this Agreement), and none of the Company, Parent or any of their respective Affiliates or Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except (a) as provided in Section 8.3; (b) for Willful and Material Breach of this Agreement, for which the aggrieved Party shall be entitled to all rights and remedies available at law or equity; provided, however, that if a Party commits a Willful and Material Breach of Section 6.3 or Section 6.11 and such Party pays the applicable Termination Fee in accordance with Section 8.3(b) or Section 8.3(d), none of such Party, its Affiliates or its or their Representatives shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated by Section 8.1(e)(ii) or Section 8.1(f)(ii), as applicable; (c) for fraud, for which the aggrieved Party shall be entitled to all rights and remedies available at law or equity; or (d) for breaches of the Confidentiality Agreement, for which the aggrieved Party shall be entitled to all rights and remedies provided for in the Confidentiality Agreement.

Section 8.3 Termination Fee.

(a) In the event that (i) a bona fide Acquisition Proposal has been publicly communicated to or otherwise publicly made known to stockholders of the Company or Parent, as applicable, or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving the Company or Parent, as applicable, in each case after the date of this Agreement and which in each case has not been withdrawn prior to the applicable Stockholder Meeting (the Party to which this clause (i) applies is referred to in this Section 8.3(a) as the “Applicable Party”); (ii) thereafter this Agreement is terminated pursuant to (A) Section 8.1(c) and at the time of such termination the Applicable Party has not obtained such Applicable Party’s Stockholder Approval; (B) Section 8.1(g) following the failure of the Applicable Party to obtain such Applicable Party’s Stockholder Approval; or (C) Section 8.1(d) as a result of a breach by the Applicable Party; and (iii) prior to the date that is 12 months after the date of such termination, the Applicable Party consummates an Alternative Transaction or enters into any definitive agreement related to an Alternative Transaction, then the Applicable Party shall on the date an Alternative Transaction is consummated or any such definitive agreement is entered into, pay the Other Party the applicable Termination Fee, less any Expense Reimbursement Amount previously paid by such Applicable Party. “Termination Fee” means a fee equal to $7,000,000 if payable by the Company and a fee equal to $28,000,000 if payable by Parent.

(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, within three Business Days of the date of such termination, the applicable Termination Fee. In the event this Agreement is terminated by the Company pursuant to Section 8.1(f), then Parent shall pay the Company, within three Business Days of the date of such termination, the applicable Termination Fee.

(c) In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) as a result of a Willful and Material Breach by the Other Party, then the breaching Party shall pay the Other Party the Termination Fee within three Business Days of the date of such termination.

(d) In the event this Agreement is terminated by Parent pursuant to Section 8.1(h), then Parent shall pay the Company the applicable Termination Fee at or prior to the time of such termination. In the event this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay Parent the applicable Termination Fee at or prior to the time of such termination.

(e) In the event this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(g) due to the failure to obtain the Parent Stockholder Approval or (ii) Section 8.1(c) and the Parent Stockholder Approval shall not have been obtained prior to such termination, then Parent shall pay, within three Business Days of the date of such termination, an amount equal to $4,500,000 (the “Expense Reimbursement Amount”).

(f) In the event this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(g) due to the failure to obtain Company Stockholder Approval or (ii) Section 8.1(c) and the Company Stockholder Approval shall not have been obtained prior to such termination, then the Company shall pay, within three Business Days of the date of such termination, the Expense Reimbursement Amount.

(g) Notwithstanding anything contained in this Agreement to the contrary, (i) if any Termination Fee becomes due and payable and the Company pays such Termination Fee, none of the Company, its Affiliates or its or their Representatives shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except as set forth in Section 8.2(b), (c) or (d); and (ii) if any Termination Fee becomes due and payable and Parent pays such Termination Fee, none of Parent, its Affiliates or its or their Representatives shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except as set forth in Section 8.2(b), (c) or (d). For the avoidance of doubt, under no circumstances shall any Party be required to pay more than one Termination Fee or more than one Expense Reimbursement Amount.

(h) Any Termination Fee and Expense Reimbursement Amount shall be paid by wire transfer of same day funds to an account designated by the Other Party in writing in accordance with Section 9.2. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Other Party would not enter into this Agreement. Each Party further acknowledges and agrees that a Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by the Parties to compensate the Other Party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if any Party fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, the Other Party commences an Action which results in an Order against such first Party for a Termination Fee or Expense Reimbursement Amount, the Other Party shall pay to such first Party its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on any unpaid amount of the applicable Termination Fee or Expense Reimbursement Amount at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made, calculated on a daily basis from the date the applicable Termination Fee or Expense Reimbursement Amount were required to be paid until the date of the actual payment.

Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Board or managing member or sole member, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company or Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board or managing member or sole member, as applicable, may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties of the Other Party contained in this Agreement and (c) waive compliance with any of the agreements or conditions of the Other Party contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders any extension or waiver of this Agreement that requires such further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Article I and Article II, Section 6.6, Section 6.7, Section 6.8 and Section 6.14) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained); (b) on the fifth Business Day after dispatch by registered or certified mail (return receipt requested and first-class postage prepaid); or (c) on the next Business Day if transmitted by national overnight courier (with proof of service), in each case as follows:

(a)		if to Parent or Merger Sub, to:

Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston TX, 77098
Attention: Chairman, President and Chief Executive Officer
Facsimile: (713) 960-1065

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
	Attention:	Richard A. Shortz
Richard B. Aldridge
Facsimile: (215) 963-5001

(b)		if to the Company, to:

Crimson Exploration Inc
717 Texas Ave., Suite 2900
Houston, Texas 77002
Attention: General Counsel
Facsimile: (713) 236-4413

with a copy to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, TX 77002
	Attention:	James M. Prince
Stephen M. Gill
Facsimile: (713) 615-5962

Section 9.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the Other Party, it being understood that each Party need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto), the Company Support Agreements, the Parent Support Agreements, the Confidentiality Agreement, and any document delivered by the Parties in connection herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons who are directors or officers of the Company); (ii) the right of Parent, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of the Company’s Willful and Material Breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by the Company; and (iii) the right of the Company, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s Willful and Material Breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by Parent; provided, however, that the rights granted pursuant to clauses (ii) and (iii) shall be enforceable on behalf of Parent’s stockholders only by Parent in its sole and absolute discretion and on behalf of the Company’s stockholders only by the Company in its sole and absolute discretion, as applicable, it being understood and agreed that any and all interests in such claims shall attach to such shares of Parent Common Stock or Company Common Stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Parent or the Company, as applicable, with respect to such claims (net of expenses incurred by Parent or the Company, as applicable, in connection therewith) may, in Parent’s or the Company’s, as applicable, sole and absolute discretion, be (A) as applicable, distributed, in whole or in part, by Parent to Parent’s stockholders as of any record date determined by Parent or by the Company to the Company’s stockholders as of any record date determined by the Company; or (B) as applicable, retained by Parent for the use and benefit of Parent on behalf of Parent’s stockholders in any manner Parent deems fit or retained by the Company for the use and benefit of the Company on behalf of the Company’s stockholders in any manner the Company deems fit.

Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Other Party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.9 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any Other Party or its successors or assigns may be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.2; provided that nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to valid termination of this Agreement pursuant to Section 8.1, the Parties (on behalf of themselves and third-party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Other Party would not enter into this Agreement. Each Party further agrees that no Other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS

AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollars” or “$” are to United States dollars. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisors. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 9.13 Publicity. The initial press release with respect to this Agreement and the Merger shall be mutually agreed upon by Parent and the Company. Thereafter, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either Party may, without the prior consent of the Other Party (but after prior consultation with the Other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the NYSE or NASDAQ, as applicable; provided, further, that each Party may make oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcement, release or statement was publicly disclosed and previously subject to the foregoing requirements. Notwithstanding anything herein to the contrary, the restrictions of this Section 9.13 shall cease to apply following a Change in Company Recommendation or Change in Parent Recommendation.

Section 9.14 Definitions. As used in this Agreement the following terms have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Actions” has the meaning set forth in Section 3.8(a).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means, in respect of either No-Shop Party, (i) any transaction pursuant to which any Person (or group of Persons) other than the Other Party or its Affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Company Common Stock or Parent Common Stock, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from such No-Shop Party, pursuant to a tender offer or exchange offer or otherwise; (ii) any transaction pursuant to which any Person (or group of Persons) other than the Other Party or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiaries of such No-Shop Party and securities of the entity surviving any merger or business combination, including any of its Subsidiaries) of such No-Shop Party or any of its Subsidiaries, and the fair market value of the assets so acquired would represent more than 20% of the fair market value of all the assets of such No-Shop Party and its Subsidiaries, taken as a whole, immediately prior to such transaction; or (iii) any other merger, consolidation, business combination, recapitalization or similar transaction involving such No-Shop Party or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock or Parent Common Stock, as applicable, immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock or Parent Common Stock, as applicable, immediately prior to the consummation thereof.

“Applicable Party” has the meaning set forth in Section 8.3(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Board” means the board of directors of any specified Person and any committees thereof.

“Book-Entry Shares” has the meaning set forth in Section 1.8(c).

“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.8(c).

“Chairman” has the meaning set forth in Section 6.14(c)(i).

“Change in Company Recommendation” has the meaning set forth in Section 6.11(b).

“Change in Parent Recommendation” has the meaning set forth in Section 6.11(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Cobb” has the meaning set forth in Section 4.15(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Company Credit Agreements” means (i) that certain Amended and Restated Credit Agreement, dated as of May 31, 2007, as amended by Amendment No. 1 dated as of July 31, 2009, Amendment No. 2 dated as of

November 6, 2009, Amendment No. 3 dated as of November 6, 2009, Amendment No. 4 dated as of December 7, 2009, Amendment No. 5 dated as of June 9, 2010 and Amendment No. 6 dated as of December 27, 2010, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and each lender thereto; and (ii) that certain Second Lien Credit Agreement, dated as of December 27, 2010, by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, and each lender thereto.

“Company Common Stock” has the meaning set forth in Section 1.8(b).

“Company Director” means (i) any person who is designated by the Company to serve as a Director of Parent at the Effective Time and (ii) after the Effective Time, any person who becomes a Director of Parent pursuant to Section 6.14(d) and who is designated by the Company Directors.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 6.6(b).

“Company Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Financial Advisor” has the meaning set forth in Section 3.24.

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Insiders” means those officers and directors (including directors by deputization) of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (a) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world; (b) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (c) any change in Laws or the interpretation thereof or GAAP or the interpretation thereof; (d) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom; (e) acts of war or terrorism; (f) any failure by the Company or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (g) any change in the price of the Company Common Stock on NASDAQ (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Common Stock) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) disclosures in the Company Disclosure Letter or the Company SEC Documents filed since January 1, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”); and (i) compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (a), (b), (c) and (e) above materially and disproportionately affect the Company and its Subsidiaries relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contracts” has the meaning set forth in Section 3.11(b).

“Company Oil and Gas Agreements” has the meaning set forth in Section 3.15(a).

“Company Permits” has the meaning set forth in Section 3.19(b).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Recommendation” has the meaning set forth in Section 6.3.

“Company Related Entity Contract” has the meaning set forth in Section 3.26(c).

“Company Reserve Report” has the meaning set forth in Section 3.15(b).

“Company Restricted Stock” has the meaning set forth in Section 1.9(b).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Options” has the meaning set forth in Section 1.9(a).

“Company Stock Plans” means, collectively, the Company 2005 Stock Incentive Plan and Long-Term Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholder Meeting” has the meaning set forth in Section 6.3.

“Company Support Agreement” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated January 21, 2013, between Parent and the Company.

“Contracts” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, or similar instruments to which such Person or its Subsidiaries is a party, whether oral or written.

“Credit Agreements” means the Company Credit Agreements and the Parent Credit Agreement (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of the applicable Party or its Subsidiaries or successors to terminate or pre-pay such facilities, or contain financial terms less favorable, in the aggregate, than existing credit facilities, and as they may be so renewed, extended or replaced).

“Decommissioning” means (i) the abandonment, removal, decommissioning or plugging of any Oil and Gas Properties; (ii) as applicable, clearing the seafloor of any or all obstructions and debris created by or related to any Oil and Gas Properties, including the operation thereof; and (iii) the investigation, clean-up and restoration activities related to (i) and/or (ii).

“Defensible Title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing Oil and Gas Properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standards No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, future transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar agreements related to such transactions.

“DGCL” has the meaning set forth in Section 1.1.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 8.1(c).

“Environmental Laws” means any and all Laws that (i) regulate or relate to the protection of human health and safety to the extent exposed to harmful or deleterious substances in the workplace, protection or clean-up of natural resources (including wildlife and plants) and the environment (including soils, subsurface soils, groundwater, surface and subsurface water, waterways and ambient air); (ii) regulate or relate to the treatment, storage, handling, packaging, labeling, transport or disposal, arrangement for transport or disposal, or release of, or exposure to, any pollutants, contaminants, hazardous substances, wastes or similarly regulated materials; or (iii) impose liability with respect to any of the foregoing, including property and business transfer Laws to the extent relating to identification and allocation of environmental liabilities, and Laws applicable to the offshore exploration, development and production of oil and natural gas, including the regulations applicable to oil and gas and sulphur operations in the Outer Continental Shelf contained in Title 30, Part 250 of the Code of Federal Regulations.

“Environmental Permit” means any permit, certificate (including any drilling safety certification or any certificate of financial responsibility at the federal or state levels), consent, registration, exemption, variance, plan (including Spill Prevention, Control and Countermeasures plan, Oil Spill Response plan, Exploration Plan, Development and Production Plan, and Development Operations Coordination Document), approval, identification number, license and other authorization issued by any Governmental Entity or required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor or pursuant thereto.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” has the meaning set forth in Section 3.12(a).

“Exchange Act” has the meaning set forth in Section 3.4(a).

“Exchange Agent” has the meaning set forth in Section 2.1.

“Exchange Fund” has the meaning set forth in Section 2.1.

“Exchange Ratio” has the meaning set forth in Section 1.8(b).

“Executive Officer Employment Agreements” has the meaning set forth in Section 6.14(c)(ii).

“Expense Reimbursement Amount” has the meaning set forth in Section 8.3(e).

“FERC” has the meaning set forth in Section 3.19(a).

“Fiduciary Notice” has the meaning set forth in Section 6.11(e)(i).

“Fiduciary Notice Period” has he meaning set forth in Section 6.11(e)(ii).

“Financial Assurance” has the meaning set forth in Section 3.15(h).

“Foreign Benefit Plans” has the meaning set forth in Section 3.12(a).

“Form S-4” has the meaning set forth in Section 6.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Hazardous Material” means petroleum hydrocarbons, petroleum products including gasoline and diesel fuel, oil and natural gas exploration and production wastes including produced water, natural gas, crude oil and its derivatives, radioactive materials, friable asbestos and friable asbestos-containing materials, radon gas, urea formaldehyde, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration that are regulated pursuant to or the basis for liability pursuant to any Environmental Law, including any “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import defined under any Environmental Law.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Indebtedness” means, with respect to a Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), utility models, statutory invention registrations, and any renewals, extensions, reexaminations or reissues thereof, in any such jurisdiction; non-public information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Investment Committee” has the meaning set forth in Section 6.14(e).

“IRS” has the meaning set forth in Section 3.12(b).

“Joint Proxy Statement” has the meaning set forth in Section 6.1.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons listed in Section 9.14(a) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the Persons listed in Section 9.14(a) of the Parent Disclosure Letter.

“Law” means any applicable federal, regional, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code, ruling, decree, arbitration award, legally enforceable requirement, license or permit (including any Environmental Permit) of any Governmental Entity. For avoidance of doubt, “Law” includes any and all “Environmental Laws.”

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

“Maximum Amount” has the meaning set forth in Section 6.7(c).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth Section 1.8(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Named Executive Officers” has the meaning set forth in Section 6.14(c)(i).

“NASDAQ” has the meaning set forth in Section 3.4(a).

“New Parent Bylaws” has the meaning set forth in Section 6.14(b).

“No-Shop Party” has the meaning set forth in Section 6.11(a).

“NSAI” has the meaning set forth in Section 3.15(b).

“NYSE” has the meaning set forth in Section 4.4(a).

“Oaktree Investors” has the meaning set forth in the Recitals.

“Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions related thereto.

“Order” means any order, judgment, injunction, decision, opinion or decree of a Governmental Entity.

“Other Party” means, with respect to the Company, Parent or Merger Sub and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” has the meaning set forth in Section 4.12(a).

“Parent Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 1, 2010, as amended by First Amendment to the Second Amended and Restated Credit Agreement dated as of October 20, 2010, Second Amendment to the Second Amended and Restated Credit Agreement dated as of June 27, 2011, and Third Amendment to the Second Amended and Restated Credit Agreement dated as of November 1, 2011, by and among Parent and certain of its subsidiaries and Amegy Bank National Association, as administrative agent and letter of credit issuer.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Director” means (i) any person who is designated by Parent to serve as a Director of Parent at the Effective Time and (ii) after the Effective Time, any person who becomes a Director of Parent pursuant to Section 6.14(d) and who is designated by the Parent Directors.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Employees” has the meaning set forth in Section 6.6(a).

“Parent Employment Agreement” means a contract, offer letter or agreement of Parent or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Parent or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Parent Financial Advisor” has the meaning set forth in Section 4.24.

“Parent Financial Statements” has the meaning set forth in Section 4.5(a).

“Parent Insurance Policies” has the meaning set forth in Section 4.18.

“Parent Leased Real Property” has the meaning set forth in Section 4.10(a).

“Parent Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (a) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world; (b) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (c) any change in Laws or the interpretation thereof or GAAP or the interpretation thereof; (d) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom; (e) acts of war or terrorism; (f) any failure by Parent or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (g) any change in the price of Parent Common Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Company Common Stock) that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (h) disclosures in the Parent Disclosure Letter or the Parent SEC Documents filed since June 30, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”); and (i) compliance with the terms of, or the taking of any action required by, this Agreement;

except to the extent such effects in the cases of clauses (a), (b), (c) and (e) above materially and disproportionately affect Parent and its Subsidiaries relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Material Contracts” has the meaning set forth in Section 4.11(b).

“Parent Oil and Gas Agreements” has the meaning set forth in Section 4.15(a).

“Parent Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parent Permits” has the meaning set forth in Section 4.19(b).

“Parent Related Entity Contract” has the meaning set forth in Section 4.26(c).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Recommendation” has the meaning set forth in Section 6.3.

“Parent Reserve Report” has the meaning set forth in Section 4.15(b).

“Parent Restricted Stock” has the meaning set forth in Section 4.2(b).

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Share Cash Value” means the closing price for a share of Parent Common Stock as reported on the NYSE on the first day of trading following the date on which the Effective Time occurs.

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” has the meaning set forth Section 1.9(a).

“Parent Stock Plans” means the Parent 2009 Equity Compensation Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Parent Stockholder Meeting” has the meaning set forth in Section 6.3.

“Parent Support Agreement” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“PBGC” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Law or Contract and that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon, (iv) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (v) Liens created under any Company Oil and Gas Agreement or Parent Oil and Gas Agreement, as applicable, that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable; and (vi) Liens existing or expressly permitted pursuant to the Credit Agreements.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, or other entity or group (as defined in the Exchange Act).

“Qualifying Amendment” has the meaning set forth in Section 6.1.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Entity” means, with respect to a Party, any Person that is not a Subsidiary of such Party, (i) that is an Affiliate of such Party or (ii) in which such Party or a Subsidiary of such Party directly owns an Equity Interest. For the avoidance of doubt, with respect to Parent, the Persons set forth in Section 9.14(b) of the Parent Disclosure Letter shall be Related Entities of Parent for purposes of this Agreement.

“Representative” means, with respect to any Party, such Party or any of its Subsidiaries’ respective directors, officers, partners, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents or other representatives.

“Requisite Approvals” has the meaning set forth in Section 7.1(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.5(a).

“Section 16 Information” means information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of Company Stock Options or Company Restricted Stock held by each such Company Insider, as applicable, in connection with the Merger; provided that the requirement for a description of any Company Stock Options shall be deemed to be satisfied if copies of all Company Stock Plans, and forms of agreements evidencing grants thereunder, under which such Company Stock Options have been granted, have been made available to Parent.

“Securities Act” has the meaning set forth in Section 3.2(d).

“Stockholder Approval” means the Company Stockholder Approval or the Parent Stockholder Approval, as applicable.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means, with respect to a No-Shop Party, a bona fide written Acquisition Proposal (with the references to 20% and 80% included in the definition of Alternative Transaction changed to 50%) for such No-Shop Party which the Board of such No-Shop Party determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account such facts as the Board of such No-Shop Party considers to be appropriate (including conditions to and expected timing and risks of consummation, the ability of the Person making such proposal to obtain financing for such Acquisition Proposal, and any break-up fees or expense reimbursement provisions), (i) is reasonably capable of being consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to the holders of common stock of such No-Shop Party than the Merger.

“Superior Proposal Notice” has the meaning set forth in Section 6.11(c)(i).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.11(c)(ii).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 3.3(c).

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and, in each case, any amendments thereto.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent, the Company or any of their respective Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

“Willful and Material Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of a Representative or a Subsidiary of the Company or Parent, as applicable, with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

CONTANGO OIL & GAS COMPANY

By:	/s/ Joseph J. Romano
	Name:	Joseph J. Romano
	Title:	President and Chief Executive Officer

CONTANGO ACQUISITION, INC.

By:	/s/ Joseph J. Romano
	Name:	Joseph J. Romano
	Title:	President and Chief Executive Officer

CRIMSON EXPLORATION INC.

By:	/s/ Allan D. Keel
	Name:	Allan D. Keel
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

BYLAWS

OF

CONTANGO ACQUISITION, INC.

****

INCORPORATED UNDER THE LAWS

OF THE

STATE OF DELAWARE

ON

MARCH 14, 2013

****

LAW OFFICES

OF

MORGAN, LEWIS & BOCKIUS LLP

300 SOUTH GRAND AVENUE, 22ND FLOOR

LOS ANGELES, CALIFORNIA 90071-3132

i

(continued)

ii

BYLAWS

OF

CONTANGO ACQUISITION, INC.

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting. The Board of Directors may determine that an annual meeting shall not be held at any place, but shall instead be held solely by means of remote communication.

SECTION 2. Special Meetings. Except as otherwise provided in the Certificate of Incorporation, a special meeting of stockholders of the Corporation may be called at any time by the Board of Directors. Any special meeting of stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors shall designate. The Board of Directors may determine that any special meeting of stockholders shall not be held at any special place, but shall instead be held solely by means of remote communication. At a special meeting of stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

SECTION 3. Notice of Meetings. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, a written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting at the stockholder’s address as it appears on the records of the Corporation or by a form of electronic transmission to which the stockholder has consented. The notice shall state the place, date and hour of the meeting or the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

SECTION 4. Quorum. At any meeting of stockholders, the holders of a majority in number of the total outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a different number of shares shall be required by law, by the Certificate of Incorporation or by these Bylaws, in which case the representation of the number of shares so required shall constitute a quorum. Notwithstanding the previous sentence, at any meeting of stockholders at which the holders of any class of stock of the Corporation shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a different number of shares of such class shall be required by law, by the Certificate of Incorporation or by these Bylaws.

SECTION 5. Adjourned Meetings. Whether or not a quorum shall be present in person or represented at any meeting of stockholders, the chairman of the meeting may adjourn such meeting from time to time. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and the place, if any, thereof, or the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken or are publicly announced or disclosed. At the adjourned meeting the stockholders or the holders of any class of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted by them at the original meeting.

The Board of Directors may postpone any meeting of stockholders or cancel any special meeting of stockholders by notice to the stockholders prior to the time scheduled for the meeting.

SECTION 6. Organization. The Chief Executive Officer or, in the absence of the Chief Executive Officer, the Chairman of the Board shall call all meetings of the stockholders to order, and shall act as chairman of such meetings. In the absence of the Chief Executive Officer and the Chairman of the Board, the members of the Board of Directors who are present shall elect a chairman of the meeting.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders; and in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. It shall be the duty of the Secretary of the Corporation to prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

SECTION 7. Voting. Except as otherwise provided by law or by the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of the stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Subject to the rights of the holders of any series of preferred stock of the Corporation, directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election. Except as otherwise provided by law or by the Certificate of Incorporation, whenever any corporate action, other than the election of directors, is to be taken at a meeting of stockholders, it shall be authorized by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon.

Shares of the stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

SECTION 8. Voting Procedures and Inspectors. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person’s ability.

The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at the meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by them; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls.

SECTION 9. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken or which may be taken at any meeting of holders of any class of stock of the Corporation, or a series thereof, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (which may be a telegram, cablegram or other electronic transmission), setting forth the action so taken, shall be dated and shall be signed by the holders of the outstanding stock of such class, or the relevant series thereof, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be written,

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signed and dated for the purpose of these Bylaws, a telegram, cablegram or other electronic transmission shall set forth or be delivered with information from which the Corporation can determine (i) that it was transmitted by a stockholder or proxy holder or a person authorized to act for a stockholder or proxy holder, and (ii) the date on which it was transmitted, such date being deemed the date on which the consent was signed. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 10. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors shall fix, in advance, a record date, which shall not be (i) more than sixty (60) nor less than ten (10) days before the date of such meeting, or (ii) in the case of corporate action to be taken by consent in writing without a meeting, not more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) more than sixty (60) days prior to any other action.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and the record date for determining stockholders for any other purpose (except corporate action to be taken by consent in writing) shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

If a holder of record of any class of stock of the Corporation, or a series thereof, the holders of which may act by a consent in writing, wishes to have those stockholders authorize or take corporate action by written consent, such stockholder shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date is fixed by the Board within such ten (10) day period, the record date for determining stockholders entitled to consent to corporate action, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation at its registered office in the State of Delaware or to its principal place of business to the attention of the Secretary of the Corporation. Delivery made to the registered office of the Corporation for this purpose shall be by hand or by certified or registered mail with return receipt requested. If no record date is so fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE II

Board of Directors

SECTION 1. Number and Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, none of whom need be stockholders of the Corporation. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution passed by a majority of the Board of Directors. The directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders, and shall hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

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SECTION 2. Removal, Vacancies and Additional Directors. No director may be removed except for cause by the affirmative vote of the holders of a majority of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class. Notwithstanding the previous sentence, whenever any director shall have been elected by the holders of any class of stock of the Corporation voting separately as a class under the provisions of the Certificate of Incorporation, such director may be removed and the vacancy filled only by the affirmative vote of the holders of a majority of all outstanding shares of that class of stock voting separately as a class. Except as provided in the Certificate of Incorporation, vacancies caused by any such removal or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by, the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the stockholders, and any director so elected to fill any such vacancy or newly created directorship shall hold office until the director’s successor is elected and qualified or until the director’s earlier resignation or removal.

When one or more directors shall resign effective at a future date, a majority of the directors then in office, including those who have so resigned, or the stockholders shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

SECTION 3. Place of Meeting. The Board of Directors may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as the Board from time to time shall determine.

SECTION 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board from time to time by resolution shall determine. No notice shall be required for any regular meeting of the Board of Directors; but a copy of every resolution fixing or changing the time or place of regular meetings shall be sent to every director by mail at least five (5) days, or by telecopy, telegram, cablegram or other electronic transmission or overnight courier at least two (2) days, before the first meeting held in pursuance thereof.

SECTION 5. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board, the Chief Executive Officer or by any two of the directors then in office.

Notice of the day, hour and place of holding of each special meeting shall be given by mailing the same at least five (5) days before the meeting or by causing the same to be transmitted by telephone, telecopy, telegram, cablegram or other electronic transmission or overnight courier at least two (2) days before the meeting to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any special meeting.

SECTION 6. Quorum. Subject to the provisions of Section 2 of this Article II, a majority of the members of the Board of Directors in office (but, unless the Board shall consist solely of one director, in no case less than one-third of the total number of directors nor less than two directors) shall constitute a quorum for the transaction of business and a vote of a majority of the directors present at any meeting of the Board of Directors at which a quorum is present shall be an act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

SECTION 7. Organization. The Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board and the Chief Executive Officer, a Chairman shall be elected from among the directors present. The Secretary of the Corporation shall act as secretary of all meetings of the directors. In the absence of the Secretary of the Corporation, the Chairman may appoint any person to act as secretary of the meeting.

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SECTION 8. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, or (ii) adopting, amending or repealing these Bylaws.

SECTION 9. Conference Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 10. Consent of Directors or Committee in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or the electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as the case may be.

ARTICLE III

Officers

SECTION 1. Officers. The officers of the Corporation may include a Chairman of the Board, one or more Vice Chairmen of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such additional officers, if any, as shall be elected by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be directors. Unless the Certificate of Incorporation otherwise provides, any number of offices may be held by the same person.

All officers, agents and employees shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

In addition to the powers and duties of the officers of the Corporation as set forth in these Bylaws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

SECTION 2. Chief Executive Officer. The Board of Directors may designate one of the officers of the Corporation to be the Chief Executive Officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general charge and control of all the business and affairs of the Corporation and shall have all powers and shall perform all duties incident to the position of Chief Executive Officer which may be required by law and such other duties as are required by the Board of Directors. The Chief Executive Officer shall make reports to the Board of Directors and to the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chief

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Executive Officer shall preside at all meetings of the stockholders and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by resolution of the Board of Directors.

SECTION 3. Chief Operating Officer. The Board of Directors may designate one of the officers of the Corporation to be the Chief Operating Officer of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the Chief Operating Officer shall have general charge and control of all the operations of the Corporation and shall have all powers and shall perform all duties incident to the position of Chief Operating Officer. The Chief Operating Officer shall act in a general executive capacity and assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The Chief Operating Officer shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 4. Chief Financial Officer. The Board of Directors may designate one of the officers of the Corporation to be the Chief Financial Officer of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall have general charge and control of the financial affairs of the Corporation and shall have all powers and shall perform all duties incident to the position of Chief Financial Officer. The Chief Financial Officer shall act in a general executive capacity and assist the Chief Executive Officer in the administration and operation of the Corporation’s financial affairs. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 5. Chairman and Vice Chairmen of the Board. The Board of Directors may elect a Chairman of the Board from among its members. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have all powers and shall perform all duties incident to the office of Chairman of the Board which may be required by law and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors. The Board of Directors also may elect one or more Vice-Chairmen to act in the place of the Chairman upon his or her absence or inability to act.

SECTION 6. The President and Vice Presidents. The Board of Directors may elect a President and one or more Vice Presidents of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the President and each Vice President shall have all powers and shall perform all duties incident to their respective offices which may be required by law and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 7. The Secretary. The Board of Directors may elect a Secretary of the Corporation. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders in books provided for that purpose. The Secretary shall attend to the giving or serving of all notices of the Corporation; shall have custody of the corporate seal of the Corporation and shall affix the same to such documents and other papers as the Board of Directors or the Chief Executive Officer shall authorize and direct; shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board of Directors or the Chief Executive Officer shall direct, all of which shall at all reasonable times be open to the examination of any director, upon application, at the principal place of business of the Corporation during normal business hours; and whenever required by the Board of Directors or Chief Executive Officer shall render statements of such accounts. The Secretary shall have all powers and shall perform all duties incident to the office of Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 8. The Treasurer. The Board of Directors may elect a Treasurer of the Corporation who shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts,

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disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times during normal business hours be open to inspection by any director. The Treasurer shall deposit, or cause to be deposited, all money and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. The Treasurer shall disburse, or cause to be disbursed, the funds of the Corporation as may be ordered by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer. The Treasurer shall render to the Board of Directors, to the Chief Executive Officer or to the Chief Financial Officer, whenever requested, an account of all of his or her transactions as treasurer and of the financial condition of the Corporation, and the Treasurer shall have all powers and shall perform all duties incident to the position of Treasurer which may be required by law and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer.

SECTION 9. Additional Officers. The Board of Directors may from time to time elect such other officers, including a Controller and one or more Assistant Secretaries, Assistant Treasurers and Assistant Controllers, as the Board may deem advisable and such officers shall have such authority and shall perform such duties as may from time to time be assigned to them by the Board of Directors or the Chief Executive Officer.

The Board of Directors, the Chief Executive Officer or the Secretary of the Corporation may from time to time delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties assigned to the Secretary of the Corporation; and the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may similarly delegate to the Treasurer, the Controller or any Assistant Treasurer or Assistant Controller any of the powers or duties assigned to the Chief Financial Officer.

SECTION 10. Giving of Bond by Officers. All officers of the Corporation, if required to do so by the Board of Directors, shall furnish bonds to the Corporation for the faithful performance of their duties, in such amounts and with such conditions and security as the Board shall require.

SECTION 11. Voting Upon Securities. Unless otherwise ordered by the Board of Directors, each of the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer and any Assistant Controller shall have full power and authority on behalf of the Corporation to give a consent in writing or to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of holders of interests in any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise in which the Corporation may hold an interest, and at any such meeting shall possess and may exercise, in person or by proxy, any and all rights, powers and privileges incident to the ownership of such interests. The Board of Directors may from time to time, by resolution, confer like powers upon any other person or persons.

SECTION 12. Compensation of Officers. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors.

ARTICLE IV

Indemnification

SECTION 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held

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harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 3 of this Article IV with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article IV, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article IV or otherwise.

SECTION 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IV is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise, shall be on the Corporation.

SECTION 4. Non-Exclusivity of Rights. The rights provided to Covered Persons pursuant to this Article IV shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or

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other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 6. Indemnification of Other Persons. This Article IV shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of Covered Persons under this Article IV.

SECTION 7. Amendments. Any repeal or amendment of this Article IV by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article IV, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto) and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

SECTION 8. Certain Definitions. For purposes of this Article IV, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

SECTION 9. Contract Rights. The rights provided to Covered Persons pursuant to this Article IV shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.

SECTION 10. Severability. If any provision or provisions of this Article IV shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IV shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IV (including, without limitation, each such portion of this Article IV containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE V

Stock-Seal-Fiscal Year

SECTION 1. Stock Certificates. The shares of stock of the Corporation shall be represented by certificates unless the Board of Directors provides, by resolution, that some or all shares of any or all classes or series of stock shall be uncertificated shares. Certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman of the Board, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall not be valid unless so signed. Any such signature may be a facsimile.

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In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and canceled.

SECTION 2. Lost, Stolen or Destroyed Certificates. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, he or she shall file in the office of the Corporation an affidavit setting forth, to the best of his or her knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Corporation, a bond of indemnity or other indemnification sufficient, in the opinion of the Corporation, to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate in replacement therefor. Thereupon the Corporation may cause to be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.

SECTION 3. Transfer of Shares. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof, in person or by his attorney duly authorized in writing, upon surrender and cancellation of certificates for the number of shares of stock to be transferred, except as provided in Section 2 of this Article V.

SECTION 4. Regulations. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

SECTION 6. Corporate Seal. The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by the Chairman of the Board, the President or any other officer of the Corporation designated by the Board of Directors.

SECTION 7. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

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ARTICLE VI

Miscellaneous Provisions

SECTION 1. Checks, Notes, Etc. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed and, if so required by the Board of Directors, countersigned by such officers of the Corporation and other persons as the Board of Directors from time to time shall designate.

Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depository by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Secretary, the Controller, any Assistant Controller and such other officers or persons, if any, as the Board of Directors from time to time may designate.

SECTION 2. Loans. No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized so to do, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

SECTION 3. Contracts. Except as otherwise provided by law or in these Bylaws or as otherwise directed by the Board of Directors, the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice President or the Treasurer shall be authorized to execute and deliver, in the name and on behalf of the Corporation, all agreements, bonds, contracts, deeds, mortgages, security agreements and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and the seal of the Corporation, if appropriate, shall be affixed thereto by any of such officers or the Secretary or an Assistant Secretary. The Board of Directors, the Chairman of the Board, any Vice Chairman, the President or any Vice President designated by the Board of Directors may authorize any other officer, employee or agent to execute and deliver, in the name and on behalf of the Corporation, agreements, bonds, contracts, deeds, mortgages, security agreements and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and, if appropriate, to affix the seal of the Corporation thereto. The grant of such authority by the Board or any such officer may be general or confined to specific instances.

SECTION 4. Waivers of Notice. Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these Bylaws to any person or persons, a waiver thereof in writing or by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

SECTION 5. Offices Outside of Delaware. Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors or the Chief Executive Officer.

11

ARTICLE VII

Amendments

These Bylaws and any amendment thereof may be altered, amended or repealed, or new Bylaws may be adopted, by the Board of Directors; but these Bylaws and any amendment thereof may be altered, amended or repealed or new Bylaws may be adopted by the holders of a majority of the outstanding stock of the Corporation entitled to vote at any annual meeting or at any special meeting, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

12

CERTIFICATE OF ADOPTION OF BYLAWS

OF

CONTANGO ACQUISITION, INC.

This is to certify:

That I am the duly elected, qualified and acting Secretary of CONTANGO ACQUISITION, INC. (the “Corporation”) and the attached bylaws were adopted as the bylaws of the Corporation as of April 29, 2013 by the Written Consent of the Board of Directors.

Dated effective as of April 29, 2013.

Sergio Castro, Secretary

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CRIMSON EXPLORATION INC.

FIRST: The name of the Corporation is:

CRIMSON EXPLORATION INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock with no par value per share.

FIFTH: The mailing address of the Corporation is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

SIXTH: Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: The Board of Directors of the Corporation may make Bylaws and from time to time may alter, amend or repeal Bylaws.

EIGHTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the General Corporation Law of the State of Delaware (“DGCL”) as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section Eighth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section Eighth will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

NINTH: (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section Ninth shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section Ninth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section Ninth, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section Ninth shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

TENTH: Any action that is permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders.

ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, Crimson Exploration Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this     day of                     , 2013.

Name:
Title: President and Chief Executive Officer

2

EXHIBIT C

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

CONTANGO OIL & GAS COMPANY

****

INCORPORATED UNDER THE LAWS

OF THE

STATE OF DELAWARE

ON

NOVEMBER 8, 2000

****

LAW OFFICES

OF

MORGAN, LEWIS & BOCKIUS LLP

300 SOUTH GRAND AVENUE, 22ND FLOOR

LOS ANGELES, CALIFORNIA 90071-3132

-i-

(continued)

-ii-

AMENDED AND RESTATED

BYLAWS

OF

CONTANGO OIL & GAS COMPANY

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1 Delaware Office. The address of the Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent at such address is Corporation Service Company.

Section 1.2 Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.3 Books and Records. The books and records of the Corporation may be kept at the Corporation’s office in Houston, Texas or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held at such date, place and time as may be fixed by resolution of the Board of Directors.

Section 2.2 Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President and Chief Executive Officer or a majority of the Board of Directors acting with or without a meeting, or the holder or holders of one-half of all the shares outstanding and entitled to vote thereat.

Section 2.3 Place of Meeting. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation.

Section 2.4 Notice of Meeting. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present (except as otherwise provided by law), or if notice is waived by those not present. Any previously scheduled meeting of the stockholders may be postponed and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by his duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 2.7 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (b) by or at the direction of the Chairman of the Board or the Board of Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this Section 2.7(A) and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant Section 2.7(A)(1)(c) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than sixty (60) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which such notice of the date of the meeting was mailed or public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

(3) Notwithstanding anything in the second sentence of Section 2.7(A)(2) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day such notice of the meeting was mailed or on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.7 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s Notice of Meeting, if the stockholder’s notice as required by Section 2.7(A)(2) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day such notice of the meeting was mailed or on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholders notice as described above.

(C) General.

(1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.7 and, if any proposed nomination or business is not in compliance with this Section 2.7, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section 2.7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.7. Nothing in this Section 2.7 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.8 Procedure for Election of Directors. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, an affirmative vote of a majority of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all other matters submitted to the stockholders at any meeting shall be decided by the affirmative vote of a majority of the voting power of the outstanding Voting Stock present in person or represented by proxy at the meeting and entitled to vote thereon.

Section 2.9 Inspectors of Elections; Opening and Closing the Polls.

(A) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

(B) The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.10 No Action Without Annual or Special Meeting. Subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the Certificate of Incorporation with respect to such series or class, any action required or permitted by the General Corporation Law of the State of Delaware to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by any consent in writing in lieu of a meeting by such stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Tenure and Qualifications. The number of directors of the Corporation shall be at least three (3) and not more than eight (8). Subject to the foregoing limitations and subject to Section 3.8, without amendment of these Bylaws, the number of directors may be fixed or changed by resolution adopted by the vote of the majority of directors in office or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for that purpose; but no reduction of the number of directors shall have the effect of removing any director prior to the expiration of his term of office. Notwithstanding anything to the contrary in this Section 3.2, the Board of Directors shall take all requisite action to cause the Board of Directors to be comprised of the following directors as of the Effective Time:

(A) five (5) persons identified by the Board of Directors of the Corporation at or prior to the Effective Time to serve on the Board of Directors after the Effective Time (such members, the “Contango Directors”); and

(B) Allan D. Keel, B. James Ford and Lon McCain (such members, the “Crimson Directors”).

Until the first anniversary of the Effective Time, the Board of Directors shall take all requisite action to cause the Board of Directors to be comprised of the five Contango Directors and the three Crimson Directors; provided, however, that, during such period, at least three of the Contango Directors and at least two of the Crimson

Directors shall be independent for purposes of the rules of the New York Stock Exchange. If, at any time until the first anniversary of the Effective Time, the number of Crimson Directors and Contango Directors serving, or that would be serving following the next stockholders’ meeting at which directors are to be elected, as directors of the Corporation, would not be as set forth above, then, subject to the fiduciary duties of the directors of the Corporation, the Board of Directors (and any nominating committee thereof) shall appoint, and nominate for election at the next stockholders’ meeting at which directors are to be elected, such person or persons as may be requested by the remaining Crimson Directors (if the number of Crimson Directors is, or would otherwise become, less than three) (and such person or persons, “Crimson Directors”) or by the remaining Contango Directors (if the number of Contango Directors is, or would otherwise become, less than five) (and such person or persons, “Contango Directors”) to ensure that there will be five Contango Directors and three Crimson Directors.

For purposes of these Bylaws, the “Effective Time” means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger consummating the merger of Contango Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Crimson, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of April 29, 2013, among the Corporation, Crimson and Contango Acquisition, Inc.

Section 3.3 Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without notice other than such resolution.

Section 3.4 Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President and Chief Executive Officer or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 3.5 Notice. Notice of any special meeting shall be given to each director at his business or residence in writing or by telephone communication. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by facsimile transmission, such notice shall be transmitted at least twenty-four hours before such meeting. If by telephone, the notice shall be given at least twelve hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Section 8.1 of Article VIII hereof. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.

Section 3.6 Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.7 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed in counterparts and must be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.8 Quorum. A whole number of directors equal to at least a majority of all of the members of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors subject to the following exceptions: (a) the number otherwise required if the act of a greater number is required by law, the Certificate of Incorporation or these Bylaws, (b) until the first anniversary of the Effective Time, the affirmative vote of at least two-thirds of the directors then in office, including at least one Crimson Director, shall be required to (i) increase or decrease the number of directors on the Board of Directors, (ii) remove the Chairman and select any replacement of the Chairman, (iii) terminate the President and Chief Executive Officer or the Chief Financial Officer and select any replacement of such officer, (iv) designate or replace any member, or modify the authority, of the Investment Committee, or (v) amend any provision affecting items (i) through (iv) of clause (b) of this Section 3.8 of these Bylaws.

Section 3.9 Newly Created Directorships and Vacancies. Subject to the rights of any holders of any series of preferred stock, or any other series or class of stock as set forth in the Certificate of Incorporation, to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other causes shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term for the remainder of the full term of the class of directors in which the vacancy occurred or in which the new directorship was created and until such director’s successor shall have been duly elected and qualified. No decrease in the numbers of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Section 3.10 Committees.

(A) The Board of Directors may designate one or more committees, including the Investment Committee described in (B) below, an Audit Committee, a Nominating Committee and an Equity and CEO Compensation Committee, with each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

(B) The Board of Directors shall have an Investment Committee which, among other things, shall be designated the authority and power to allocate, subject to the approval of the entire Board of Directors, the amount and nature of all capital expenditures of the Corporation and its subsidiaries. The Investment Committee shall have two members, which shall, effective as of the Effective Time, be comprised of Joseph J. Romano and Allan D. Keel. Joseph J. Romano will serve as Chairman of the Investment Committee. Notwithstanding anything to the contrary in (A) above, the designation or replacement of any member of the Investment Committee, or modification of the authority of the Investment Committee, shall be subject to Section 3.8.

(C) Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Bylaws.

Section 3.11 Removal. Any director may be removed without cause at any special meeting of shareholders called for such purpose by the vote of the holders of sixty-six and two-thirds (66 2/3%) of the voting power entitling them to elect directors in place of those to be removed, voting as a single class. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed.

Failure to elect a director to fulfill the unexpired term of any director removed shall be deemed to create a vacancy in the Board of Directors. The terms of this Section 3.11 are subject to any contractual provisions binding on the Corporation from time to time, and such contractual provisions shall control to the extent they conflict with the terms hereof.

ARTICLE IV

OFFICERS

Section 4.1 Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board, a President and Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents (who may be further classified by such descriptions as “executive”, “senior”, “assistant” or otherwise, as the Board of Directors shall determine) a Secretary and one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, and such other officers as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

Section 4.2 Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section 4.9 of these Bylaws, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign.

Section 4.3 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. Except where by law the signature of the President and Chief Executive Officer is required, the Chairman of the Board shall possess the same power as the President and Chief Executive Officer to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. As of the Effective Time, subject to Section 3.8, the Chairman shall be Joseph J. Romano.

Section 4.4 President and Chief Executive Officer. The President and Chief Executive Officer shall have general supervision, management, direction and control of the business and affairs of the Corporation and shall see that all orders and resolutions of the board of directors are carried into effect. The President and Chief Executive Officer shall be authorized to execute promissory notes, bonds, mortgages, leases and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. In the absence of the Chairman of the Board, the President and Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors. The President and Chief Executive Officer shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall perform such other duties and possess such other authority and powers as the Board of Directors may from time to time prescribe. As of the Effective Time, subject to Section 3.8, the President and Chief Executive Officer shall be Allan D. Keel.

Section 4.5 Chief Financial Officer. The Chief Financial Officer shall have general financial supervision, management, direction and control of the business and affairs of the Corporation and shall see that all financial orders and resolutions of the Board of Directors are carried into effect. The Chief Financial Officer shall be authorized to execute promissory notes, bonds, mortgages, leases and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The Chief Financial Officer shall have the general financial powers and duties of management usually vested in the office of chief financial officer of a corporation and shall perform such other duties and possess such other authority and powers as the Board of Directors, the Chief Executive Officer, or the Chairman of the Board may from time to time prescribe. As of the Effective Time, subject to Section 3.8, the Chief Financial Officer shall be E. Joseph Grady.

Section 4.6 Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer. In the absence of the President and Chief Executive Officer, a Vice President shall exercise the powers of the President and Chief Executive Officer with authority to exercise all his or her powers and perform his or her duties.

Section 4.7 Secretary and Assistant Secretaries. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President and Chief Executive Officer, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer. The Secretary, or an Assistant Secretary, shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer, and attest to the same. The Assistant Secretary shall exercise the powers of the Secretary during such officer’s absence or inability to act.

Section 4.8 Treasurer and Assistant Treasurers. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer or an Assistant Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, the Chief Financial Officer or the President and Chief Executive Officer, taking proper vouchers for such disbursements. The Treasurer or Assistant Treasurer shall render to the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and the Board of Directors, whenever requested, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe. The Assistant Treasurer shall exercise the powers of the Treasurer during such officer’s absence or inability to act.

Section 4.9 Removal. Subject to Section 3.8, any officer elected by the Board of Directors may be removed by the Board of Directors whenever, in their judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

Section 4.10 Vacancies. Subject to Section 3.8, a newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

ARTICLE V

STOCK CERTIFICATES AND TRANSFERS

Section 5.1 Certificates and Transfers.

(A) The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

(B) The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Section 6.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within sixty days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VI shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 6.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Fiscal Year. The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

Section 7.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

Section 7.3 Corporate Seal. The corporate seal shall have inscribed the name of the Corporation thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.4 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders of the Board of Directors need be specified in any waiver of notice of such meeting.

Section 7.5 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

Section 7.6 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the President and Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President and Chief Executive Officer, or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

Section 7.7 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the

Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the President and Chief Executive Officer or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 7.8 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE VIII

AMENDMENTS

Section 8.1 Amendments. These Bylaws may be amended, altered, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given no less than twenty-four hours prior to the meeting; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation, any Certificate of Designation for any series of Preferred Stock, or these Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock of the Corporation, voting together as a single class, shall be required in order for stockholders to alter, amend or repeal any provision of these Bylaws or to adopt any additional bylaws. Subject to Section 3.8, any amendment, recission, addition or alteration of these Bylaws by the Board of Directors shall require the affirmative vote of at least two-thirds of the members of the Board of Directors.

CERTIFICATE OF ADOPTION OF

AMENDED AND RESTATED

BYLAWS

OF

CONTANGO OIL & GAS COMPANY

This is to certify:

That I am the duly elected, qualified and acting Secretary of CONTANGO OIL & GAS COMPANY (the “Corporation”) and the attached bylaws were adopted as the bylaws of the Corporation as of                     , 2013 by the Written Consent of the Board of Directors.

Dated effective the      day of                     , 2013.

, Secretary

Annex B

April 29, 2013

The Board of Directors

Contango Oil & Gas Company

3700 Buffalo Speedway

Suite 960

Houston, TX 77098

Members of the Board:

Contango Oil & Gas Company, a Delaware corporation (“Contango” or “Parent”), Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Crimson Exploration, a Delaware corporation (“Crimson” or the “Company”), propose to enter into an Agreement and Plan of Merger, dated as of April 29, 2013 (the “Merger Agreement”), pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall cease, and (ii) the Company shall be the surviving corporation and a direct wholly-owned subsidiary of Parent (the “Merger”). By virtue of the Merger, each share of common stock of the Company, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, as defined in the Merger Agreement (other than shares owned by Parent, Merger Sub or any of their Subsidiaries, as defined in the Merger Agreement, or held by the Company or any of its Subsidiaries, including any shares held in the treasury of the Company) (the “Crimson Common Stock”), shall be converted into the right to receive 0.08288 shares of common stock of Parent, par value $0.04 per share (“Parent Common Stock”), subject to certain adjustments and limitations specified in the Merger Agreement (such fraction of a share of Parent Common Stock, the “Exchange Ratio”).

You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to Contango.

In arriving at our opinion, we have, among other things:

1.	reviewed certain publicly available business and financial information relating to Contango and Crimson, including (i) Annual Reports on Form 10-K and related audited financial statements of Contango and Crimson for the fiscal years ended June 30, 2012 and December 31, 2012, respectively, and (ii) the Quarterly Report for Contango on Form 10-Q and related unaudited financial statements for the fiscal quarter ended December 31, 2012;

2.	reviewed certain estimates of Contango’s oil and gas reserves, including (i) estimates of offshore proved reserves prepared by William M. Cobb & Associates (“Cobb”) as of December 31, 2012, (ii) estimates of the Exaro joint venture proved reserves prepared by W.D. Von Gonten and Company (“Von Gonten”) as of December 31, 2012 and (iii) estimates of potential resources prepared by the management and staff of Contango as of July 1, 2013;

3.	reviewed certain estimates of Crimson’s oil and gas reserves, including (i) estimates of proved reserves prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) as of December 31, 2012 and (ii) estimates of probable and possible reserves prepared by the management and staff of Crimson as of December 31, 2012;

4.	reviewed a presentation prepared by representatives of Von Gonten of the potential future well performance and associated reserves for certain Crimson properties located in Crimson’s Force area;

5.	analyzed certain historical and projected financial and operating data of Crimson prepared by the management and staff of Crimson;

6.	discussed the current operations and prospects of Contango with the management and staff of Contango, and discussed the current operations and prospects of Crimson with the respective managements and staffs of Contango and Crimson;

7.	reviewed the historical market prices and trading history of Parent Common Stock and Crimson Common Stock;

8.	compared recent stock market capitalization indicators for Contango and Crimson with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

9.	compared the financial terms of the Merger with the financial terms of other transactions that we deemed to be relevant;

10.	participated in certain discussions and negotiations among the representatives of Contango, Crimson and their respective financial and legal advisors;

11.	reviewed a draft dated April 29, 2013 of the Merger Agreement; and

12.	reviewed such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

In connection with our opinion, we have assumed and relied upon, without assuming any responsibility or liability for or independently verifying the accuracy and completeness of, all of the information publicly available and all of the information supplied or otherwise made available to us by Contango and Crimson. We have further relied upon the assurances of representatives of the respective managements of Contango and Crimson that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements and staffs of Contango and Crimson relating to the future financial and operational performance of Contango and Crimson, respectively. We express no view as to any projected financial and operating data relating to Contango and Crimson or the assumptions on which they are based. With respect to the estimates of oil and gas reserves and potential resources, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of the managements and staffs of Contango and Crimson (and Cobb, Von Gonten and NSAI, as applicable) relating to the oil and gas properties of Contango and Crimson, respectively. We express no view as to any reserve or potential resource data relating to Contango and Crimson or the assumptions on which they are based. We have not made an independent evaluation or appraisal of the assets or liabilities of Contango or Crimson, nor, except for the estimates of oil and gas reserves, potential resources and prospects referred to above, have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of Contango or Crimson under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Contango or Crimson.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Contango or Crimson or on the consummation of the Merger or that would materially reduce the benefits of the Merger to Contango.

Our opinion relates solely to the fairness, from a financial point of view, of the Exchange Ratio to Contango. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of Contango, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Contango, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the Merger will not vary in any material respect from what has been assumed in our analysis. Our advisory services and the opinion expressed herein are provided for the information and benefit of the Board of Directors of Contango in connection with its consideration of the transactions contemplated by the Merger Agreement, and our opinion does not constitute a recommendation to any holder of Parent Common Stock as to how such holder should vote on the Merger. The issuance of this opinion has been approved by an Opinion Committee of Petrie Partners Securities, LLC. Our opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Contango, nor does it address the underlying business decision of Contango to engage in the Merger. Furthermore, we have not solicited, nor have we been asked to solicit, proposals from other parties to engage in other transactions with Contango. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular stockholder of Contango, or the prices at which Parent Common Stock or Crimson Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal, accounting, tax or regulatory advice and understand Contango is relying on other advisors as to legal, accounting, tax and regulatory matters in connection with the Merger.

As you are aware, we are acting as financial advisor to Contango, and we will receive a fee from Contango for our services upon the rendering of this opinion regardless of the conclusions expressed herein. Contango has also agreed to reimburse our expenses, and we will also be entitled to receive a success fee if the Merger is consummated. In addition, Contango has agreed to indemnify us for certain liabilities arising out of our engagement. One of our principals is the beneficial owner of approximately 73,000 shares of Crimson Common Stock, the beneficial interest in which was acquired in connection with a private placement of equity securities by Crimson in 2005. During 2012 and 2013, certain of our affiliates provided financial advisory services to Contango ORE, Inc. (“CORE”), an affiliate of Contango, and received fees from CORE in connection with private placements of equity securities by CORE. Otherwise, during the two-year period prior to the date hereof, no material relationship existed between us and our affiliates, on the one hand, and Contango and Crimson and their respective affiliates, on the other hand, pursuant to which we or any of our affiliates received compensation as a result of such relationship. Additionally, we may provide financial or other services to Contango and Crimson in the future and in connection with any such services we may receive customary compensation for such services. Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Contango, as well as securities of Crimson, for our own account and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of Contango and Crimson as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except Contango may reproduce this opinion (but only in full) in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by Contango or Crimson to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Contango.

Very truly yours,

PETRIE PARTNERS SECURITIES, LLC

By:	/s/ Andrew J. Rapp
Andrew J. Rapp
Managing Director

Annex C

745 Seventh Avenue New York, NY 10019 United States

April 29, 2013

Board of Directors

Crimson Exploration, Inc.

717 Texas Ave., Suite 2900

Houston, TX 77002

Members of the Board of Directors:

We understand that Crimson Exploration Inc., a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Contango Oil & Gas Company, a Delaware corporation (“Contango”) pursuant to which (i) Contango Acquisition, Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Contango, will merge with and into the Company (the “Merger”) and (ii) upon the effectiveness of the Merger (x) the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger as a wholly-owned subsidiary of Contango and (y) each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive 0.08288x (the “Exchange Ratio”) shares of common stock, par value $0.04 per share, of Contango (the “Contango Common Stock”). In addition, we understand that following the consummation of the Proposed Transaction the management team of the Company will continue as the management team of the combined company. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, by and among Contango, Merger Sub and the Company, dated as of April 29, 2013 (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Contango that we believe to be relevant to our analysis, including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2012 and the Annual Report of Contango on Form 10-K for the fiscal year ended June 30, 2012 and Quarterly Reports of Contango on Form 10-Q for the fiscal quarters ended September 30, 2012 and December 31, 2012; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (4) financial and operating information with respect to the business, operations and prospects of Contango furnished to us by Contango, including financial projections of Contango prepared by management of Contango (the “Contango Projections”); (5) certain oil and gas reserve reports prepared by the Company’s third-party oil and gas reserves consultants with respect to the Company’s proved oil and gas reserves and certain oil and gas reserve reports prepared by the Company with respect to the Company’s probable and possible oil and gas reserves (the “Company Reserve Reports”); (6) certain oil and gas reserve reports prepared by Contango’s third-party oil and gas reserves consultants with respect to Contango’s proved oil and gas reserves (the “Contango Reserve Reports”); (7) the trading history of the Company Common Stock from April 29, 2011 to April 29, 2013 and the trading history of Contango Common Stock over the same period and a comparison of each of their trading histories with each other and with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present financial condition of the Company and Contango with each other and with those of other companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant; (10) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including (i) cost savings and operating synergies expected by the management of the Company to result from the Proposed Transaction (the “Expected Synergies”) and (ii) the strategic benefits expected by the management of the Company to result from the combination of the assets and prospects of the Company and Contango; (11) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; (12) the relative contributions of the Company and Contango to the historical and future financial performance of the combined company on a pro forma basis taking into consideration respective debt and liquidity levels; (13) the future capital requirements of the combined company and the combined company’s ability to fund such requirements in the future; and (14) a comparison of the Company’s assets and liabilities with Contango’s assets and liabilities on both a standalone and combined basis. In addition, we have had discussions with the managements of the Company and Contango concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the managements of the Company and Contango that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the Contango Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Contango as to the future financial performance of Contango and that Contango will perform substantially in accordance with such projections and, upon the advice of the Company, we have relied on such projections in performing our analysis. With respect to the Company Reserve Reports, upon the advice of the Company, we have assumed that such data and analyses have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company and the Company’s third-party oil and gas reserves consultants, as applicable, as to the oil and gas reserves and contingent oil and gas resources of the Company, and are a reasonable basis on which to evaluate the Company, and we express no opinion with respect to such Company Reserve Reports or the assumptions upon which they are based. With respect to the Contango Reserve Reports, upon the advice of the Company and Contango, we have assumed that such data and analyses have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of Contango and Contango’s third-party oil and gas reserves consultants, as applicable, as to the oil and gas reserves and contingent oil and gas resources of Contango, and are a reasonable basis on which to evaluate Contango, and we express no opinion with respect to such Contango Reserve Reports or the assumptions upon which they are based. Furthermore, upon the advice of the Company and Contango, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Contango and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Contango. Furthermore, upon the advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which shares of Company Common Stock will trade following the announcement of the Proposed Transaction or shares of Contango Common Stock will trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Contango Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Contango for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Valuation and Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

CRIMSON EXPLORATION INC. ATTN: CORPORATE SECRETARY 717 TEXAS AVE., SUITE 2900 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time, on September 30, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time, on September 30, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1    To adopt the Agreement and Plan of Merger, dated as of April 29, 2013, by and among Contango Oil & Gas Company, Contango Acquisition, Inc. and Crimson Exploration Inc., and the transactions contemplated thereby.

	☐	☐	☐

2    To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Crimson’s named executive officers that is based on or otherwised related to the proposed transactions.

	☐	☐	☐

3    To approve the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal.

	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000184528_1    R1.0.0.51160

YOUR VOTE AND PARTICIPATION IN CRIMSON EXPLORATION INC.’S AFFAIRS ARE IMPORTANT. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE VOTE IN ONE OF THESE WAYS:

•	USE THE TOLL-FREE NUMBER (1-800-690-6903);

•	VISIT THE WEBSITE (www.proxyvote.com) to vote via the internet;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope; or

•	VOTE IN PERSON by appearing at the Special Meeting and Submitting a ballot.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting and Joint Proxy Statement/Prospectus is/are available at www.proxyvote.com.

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CRIMSON EXPLORATION INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

OCTOBER 1, 2013

The undersigned hereby revokes all prior proxies and appoints Allan D. Keel and E. Joseph Grady, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock on Crimson Exploration Inc. that the undersigned is entitled to vote at the special meeting of stockholders to be held on October 1, 2013 at 9:30 a.m., Central Daylight Time, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the special meeting of stockholders or any adjournment or postponement of it.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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